As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-198219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6021	20-8627710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209

(205) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Holcomb, III

Chairman and Chief Executive Officer

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(205) 313-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Timothy W. Gregg, Esq. Andrew S. Nix, Esq. Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, Alabama 35203 (205) 254-1000	John P. Greeley, Esq. Smith Mackinnon, PA Citrus Center, Suite 1200 255 South Orange Avenue Orlando, Florida 32801 (407) 843-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and the satisfaction or waiver of all other conditions to the transaction described in the joint proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. National Commerce Corporation may not issue or sell the securities offered by this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement-prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2014

PROXY STATEMENT AND PROSPECTUS OF NATIONAL COMMERCE CORPORATION	PROXY STATEMENT OF UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

The boards of directors of United Group Banking Company of Florida, Inc. (“United”) and National Commerce Corporation (“NCC”) have each unanimously approved a transaction that will result in the merger of United with and into NCC. NCC will be the surviving bank holding company in the merger. The merger agreement provides that United stockholders will have the opportunity to elect to receive, for each of their shares of United common stock, either (i) 0.057794 shares of NCC common stock, (ii) $1.30 in cash, without interest, or (iii) a combination of NCC common stock and cash. However, the number of shares of United common stock for which NCC has agreed to pay cash is limited to 2,268,851, and the total amount of cash to be paid (other than with respect to fractional shares) is limited to $2,949,506.30. Accordingly, based on the number of shares of United common stock outstanding as of the date of this joint proxy statement-prospectus (30,251,341 shares), a maximum of 7.5% of the outstanding shares of United common stock may receive all cash in connection with the merger. If holders of more than 7.5% of the outstanding shares of United common stock elect to receive all cash in the merger, such holders will receive a combination of cash and shares of NCC common stock pursuant to the proration procedures of the merger agreement. Upon completion of the merger, and assuming that the amount of cash paid to electing United stockholders is equal to the cash limitation, we expect that current NCC stockholders will own approximately 78.6% of the issued and outstanding common stock of NCC, and current United stockholders will own approximately 21.4% of the issued and outstanding common stock of NCC. Assuming that there are no cash elections, we expect that, upon completion of the merger, current NCC stockholders will own approximately 77.2% of the issued and outstanding common stock of NCC, and current United stockholders will own approximately 22.8% of the issued and outstanding common stock of NCC.

A total of 1,850,944 shares of NCC common stock, the maximum number of shares of NCC common stock that may be issued in the merger, are being offered by NCC pursuant to this joint proxy statement-prospectus. The shares of NCC common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended. NCC’s common stock is not currently traded on any securities exchange or quotation system, and NCC does not intend to list its shares on a securities exchange or to have its shares quoted on a quotation system in connection with the merger. No public market currently exists for NCC’s common stock.

We cannot complete the merger unless we obtain the necessary governmental approvals and unless the stockholders of both companies approve the merger agreement. The holder of a required majority of the outstanding shares of NCC common stock (which shares are deemed to be beneficially owned by four directors of NCC, including NCC’s Chairman and Chief Executive Officer) has entered into a written agreement with United providing that it will vote the shares of NCC common stock over which it has voting control, subject to its duties or obligations as a registered bank holding company and as otherwise required by applicable law, in favor of the merger agreement. Based on this legal commitment of the holder of a majority of the outstanding shares of NCC common stock, no further approval of NCC shareholders is required to approve the merger. Each of us is asking our stockholders to consider and vote on this merger proposal at our respective companies’ special meetings of stockholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

United stockholders have dissenters’ rights in connection with the proposed merger under the Florida Business Corporation Act, which we refer to as the “FBCA,” and NCC stockholders have dissenters’ rights in connection with the proposed merger under Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL.” These statutes provide that a dissenting stockholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares (which may be more or less than the value of the consideration you would receive in the merger), provided that the dissenting stockholder complies with all of the requirements of the FBCA or the DGCL, as applicable. You should read carefully the more detailed description of these requirements in this joint proxy statement-prospectus, as well as the full text of the relevant sections of the FBCA and DGCL, which are attached to this joint proxy statement-prospectus as Appendices B and C, respectively.

The places, dates and times of the stockholders’ meetings are as follows:

For stockholders of NCC:	For stockholders of United:
[—]	[—]

This document contains a more complete description of the stockholders’ meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about NCC’s and United’s respective bank subsidiaries from Call Reports that they have filed with the Federal Deposit Insurance Corporation.

The NCC and United boards of directors recommend that the NCC and United stockholders, respectively, vote FOR approval of the merger agreement.

[Signature]	[Signature]
John H. Holcomb, III Chairman and Chief Executive Officer National Commerce Corporation	David G. Powers Chairman, President and Chief Executive Officer United Group Banking Company of Florida, Inc.

You should read this entire joint proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of NCC common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NCC is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore permitted to take advantage of certain reduced public company reporting requirements.

This joint proxy statement-prospectus is dated [—], 2014 and is first being mailed to United’s stockholders on or about [—], 2014 and to NCC’s stockholders on or about [—], 2014.

ABOUT THIS DOCUMENT

This joint proxy statement-prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-198219) filed by NCC with the SEC. It constitutes a prospectus of NCC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of NCC common stock to be issued to the stockholders of United in the merger. In addition, it constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, and a notice of meeting with respect to the special meeting of NCC’s stockholders and the special meeting of United’s stockholders at which both sets of stockholders will consider and vote upon the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

We have not authorized anyone to provide you with any information other than the information included in this joint proxy statement-prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of NCC or United since that date that are not reflected in this document.

As used in this joint proxy statement-prospectus, the terms “NCC” and “United” refer to National Commerce Corporation and United Group Banking Company of Florida, Inc., respectively. Where the context requires, “NCC” may refer to NCC and its subsidiary, National Bank of Commerce, and “United” may refer to United and its subsidiary, United Legacy Bank. Further, unless otherwise indicated, references to “NCC” include National Commerce Corporation, an Alabama corporation, prior to the company’s reincorporation in Delaware in April 2014, and to National Commerce Corporation, a Delaware corporation, after the reincorporation.

Unless the context indicates otherwise, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated June 6, 2014, by and between NCC and United, which is attached to this joint proxy statement-prospectus as Appendix A, and all references to the “proposal” refer to “United and NCC Joint Proposal No. 1 – The Merger.”

Neither the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the proposed merger or determined if this joint proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

425 U.S. HIGHWAY 17-92 SOUTH

LONGWOOD, FLORIDA 32750

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2014

To the Stockholders of United Group Banking Company of Florida, Inc.:

United Group Banking Company of Florida, Inc. will hold a special meeting of stockholders at [—], on [—], 2014 at [—], local time, for the following purposes:

1. To authorize, approve and adopt the Agreement and Plan of Merger dated June 6, 2014, by and between National Commerce Corporation (“NCC”) and United Group Banking Company of Florida, Inc. (“United”), pursuant to which United will merge with and into NCC on and subject to the terms and conditions contained therein. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

2. To approve a proposal of one or more adjournments of the United special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting (the “Adjournment Proposal”).

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders of record at the close of business on [—], 2014, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the shares of United common stock issued and outstanding on the record date. The approval of the Adjournment Proposal requires more votes to be cast in favor of such proposal by United stockholders than the number of votes cast against it.

After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger and FOR the Adjournment Proposal.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions in the enclosed proxy card. You may revoke your proxy at any time before it is voted in the manner described in the joint proxy statement-prospectus.

United’s stockholders have dissenters’ rights with respect to the merger under Florida law. Stockholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the Florida Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. A copy of the relevant provisions of the Florida Business Corporation Act is attached to the accompanying joint proxy statement-prospectus as Appendix B.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

FOR THE BOARD OF DIRECTORS

[Signature]
David G. Powers
Chairman, President and Chief Executive Officer

Longwood, Florida

[—], 2014

NATIONAL COMMERCE CORPORATION

813 SHADES CREEK PARKWAY, SUITE 100

BIRMINGHAM, ALABAMA 35209

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2014

To the Stockholders of National Commerce Corporation:

National Commerce Corporation will hold a special meeting of stockholders at [—], on [—], 2014 at [—], local time, for the following purposes:

1. To authorize, approve and adopt the Agreement and Plan of Merger dated June 6, 2014, by and between National Commerce Corporation (“NCC”) and United Group Banking Company of Florida, Inc. (“United”), pursuant to which United will merge with and into NCC on and subject to the terms and conditions contained therein. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders of record at the close of business on [—], 2014, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the Agreement and Plan of Merger requires the affirmative vote of at least a majority of the shares of NCC common stock issued and outstanding on the record date.

After careful consideration, your board of directors supports the merger and unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. You may revoke your proxy at any time before it is voted in the manner described in the joint proxy statement-prospectus.

NCC’s stockholders have dissenters’ rights with respect to the merger under Delaware law. Stockholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Section 262 of the Delaware General Corporation Law will be entitled to receive payment of the fair value of their shares in cash in accordance with Delaware law. A copy of Section 262 of the Delaware General Corporation Law is attached to the accompanying joint proxy statement-prospectus as Appendix C.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

FOR THE BOARD OF DIRECTORS

[Signature]
John H. Holcomb III
Chairman and Chief Executive Officer

Birmingham, Alabama

[—], 2014

JOINT PROXY STATEMENT-PROSPECTUS

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QUESTIONS AND ANSWERS

Q:	On what am I being asked to vote?

A:	You are being asked to approve the Agreement and Plan of Merger, by and between NCC and United, which we may refer to as the merger agreement, and which provides for the merger of United with and into NCC. The laws governing both NCC and United require the approval of the merger agreement by the stockholders of both companies. Specifically, Florida law requires that the stockholders of United vote to approve the merger agreement because United will merge out of existence, and United stockholders will become NCC stockholders. Delaware law requires that NCC stockholders vote to approve the merger agreement because, as a result of the merger, NCC will issue more than 20% of its shares of common stock outstanding as of the date of effectiveness of the merger. In addition, United stockholders are being asked to approve the Adjournment Proposal, which provides for one or more adjournments of the United special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Q:	Why have NCC and United decided to merge?

A:	NCC and United agreed to merge for strategic reasons that benefit both parties. Their boards of directors believe that the merger will enhance United’s operations while allowing NCC to expand and enter into new markets.

Q:	How does my board of directors recommend I vote on the proposals?

A:	The boards of directors of United and NCC have unanimously approved and adopted the merger agreement and recommend that their respective stockholders vote FOR approval of the merger agreement. The United board of directors also recommends that United stockholders vote FOR the Adjournment Proposal.

Q:	What will happen to National Bank of Commerce and United Legacy Bank as a result of the merger?

A:	If the merger occurs, United Legacy Bank, which is a wholly owned subsidiary of United, will subsequently be merged with and into National Bank of Commerce, which is a wholly owned subsidiary of NCC. We may refer to this transaction as the bank merger. National Bank of Commerce will be the surviving entity in the bank merger.

Q:	What vote is required to approve each proposal?

A:	Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of United common stock as of [—], 2014 and the affirmative vote of a majority of the issued and outstanding shares of NCC common stock as of [—], 2014. The holder of a required majority of the outstanding shares of NCC common stock (which shares are deemed to be beneficially owned by four directors of NCC, including NCC’s Chairman and Chief Executive Officer) has entered into a written agreement with United providing that it will vote the shares of NCC common stock over which it has voting control, subject to its duties or obligations as a registered bank holding company and as otherwise required by applicable law, in favor of the merger agreement. Based on this legal commitment of the holder of a majority of the outstanding shares of NCC common stock, no further approval of NCC shareholders is required to approve the merger. Approval of the Adjournment Proposal requires more votes to be cast in favor of this proposal by United stockholders than the number of votes cast against it.

Q:	What type of consideration can I receive in the merger?

A:

United stockholders will have the opportunity to elect to receive, for each of their shares, either (i) 0.057794 shares of NCC common stock, (ii) $1.30 in cash, without interest, or (iii) a combination of shares of NCC common stock and cash. However, the number of shares of United common stock for which NCC has

v

agreed to pay cash is limited to 2,268,851, and the total amount of cash to be paid (other than with respect to fractional shares) is limited to $2,949,506.30. We refer to these limitations as the “cash limitation” and the “share limitation,” respectively. Accordingly, based on the number of shares of United common stock outstanding as of the date of this joint proxy statement-prospectus (30,251,341 shares), a maximum of 7.5% of the outstanding shares of United common stock may receive all cash in connection with the merger. If holders of more than 7.5% of the outstanding shares of United common stock elect to receive all cash in the merger, such holders will receive a combination of cash and shares of NCC common stock pursuant to the proration procedures of the merger agreement. In addition, in lieu of any fractional shares of NCC common stock, NCC will pay to each former stockholder of United who otherwise would be entitled to receive a fractional share of NCC common stock an amount in cash (without interest) equal to the product of (i) $22.68 multiplied by (ii) the fraction of a share of NCC common stock to which such stockholder would otherwise be entitled. After the merger is completed, and assuming that the amount of cash paid to electing United stockholders is equal to the cash limitation, we expect that current NCC stockholders will own approximately 78.6% of the issued and outstanding common stock of NCC, and current United stockholders will own approximately 21.4% of the issued and outstanding common stock of NCC. Assuming that there are no cash elections, we expect that current NCC stockholders will own approximately 77.2% of the issued and outstanding common stock of NCC, and current United stockholders will own approximately 22.8% of the issued and outstanding common stock of NCC. See “United and NCC Joint Proposal No. 1 – The Merger; Structure of the Merger” beginning on page 48 and “The Merger Agreement” beginning on page 76 for further explanation. With the exception of any cash payments made to NCC stockholders who exercise their dissenters’ rights, NCC stockholders will not receive any consideration in the merger.

Q:	How do the cash limitation and the share limitation work?

A:	A form of election will be provided to United stockholders at a later date, and you should carefully review and follow the instructions that will be included with the election form. The deadline to make an election will be 5:00 p.m. Eastern Time on the day before the special meeting of United stockholders. In the event that the number of shares of United common stock as to which holders have elected to receive cash exceeds the share limitation, all stockholders who elected to receive cash will have their elections prorated to ensure that the amount of cash to be paid in the merger does not exceed the cash limitation.

Q:	What happens if I do not make an election?

A:	If you are a United stockholder and you do not submit a properly completed and signed form of election by the election deadline, you will be deemed to have made an election to receive shares of NCC common stock.

Q:	How was the merger consideration determined?

A:	The consideration to be paid to United stockholders in the merger was the result of an arm’s length negotiation between NCC and United, subject to the direction of their respective boards of directors and advice provided by their respective legal counsel and independent financial advisors. See “United and NCC Joint Proposal No. 1 – The Merger” beginning on page 48 for additional information.

Q:	What are the federal income tax consequences of the merger to me?

A:

Maynard, Cooper & Gale, P.C. has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. United stockholders receiving stock consideration in the merger will not recognize gain for U.S. federal income tax purposes as a result of the surrender of United common stock for receipt of NCC common stock. However, to the extent that stockholders receive cash, either as a result of their election to receive cash or their exercise of dissenters’ rights, and to the extent that stockholders receive cash in lieu of their fractional shares, they may recognize gain for U.S. federal income tax purposes. The merger should result in no tax consequences for NCC stockholders. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 71 for additional information.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger in the fourth quarter of 2014, shortly after the special stockholders’ meetings, assuming that United and NCC stockholders approve the merger and that other conditions to closing are met. See “The Merger Agreement – Conditions to the Merger” beginning on page 82 for additional information. We could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 23 for a discussion of these and other risks relating to the merger.

Q:	Will I be able to sell the NCC common stock I receive pursuant to the merger?

A:	The NCC common stock is not currently traded on any securities exchange or quotation system, and a liquid market for the stock does not currently exist and may not develop after the merger.

Q:	What should I do now?

A:	After carefully reading and considering the information in this joint proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at your company’s special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement. In addition, proxy cards submitted by United stockholders that fail to indicate otherwise will be voted “FOR” the Adjournment Proposal.

Q:	What if I do not vote?

A:	If you do not vote, it will have the same effect as voting your shares against the merger. For United stockholders, a failure to vote will have no effect on the Adjournment Proposal.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No, your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted towards a quorum, and your shares will not be voted at your company’s special meeting, which will have the same effect as voting your shares against the merger. For United stockholders, a broker non-vote will have no effect on the Adjournment Proposal.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to your company’s corporate secretary. Second, you can submit a new properly executed proxy with a later date at or before your company’s special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend your company’s special meeting, give notice of your revocation and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker prior to your company’s special meeting if you wish to revoke your proxy or change your vote.

Q:	Are dissenters’ rights available to me in connection with this transaction?

A:	Yes. United stockholders have dissenters’ rights in connection with the proposed merger under the Florida Business Corporation Act, which we refer to as the “FBCA,” and NCC stockholders have dissenters’ rights in connection with the proposed merger under Section 262 of the Delaware General Corporation Law, which we refer to as the “DGCL.” These statutes provide that a dissenting stockholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares. The “fair value” of your shares may be more or less than the value of the consideration you would receive in the merger.

To perfect dissenters’ rights, you must give either NCC or United, respectively (depending upon whether you are a stockholder of NCC or United), written notice of your intent to dissent from the merger prior to the vote of the stockholders at your company’s special meeting, you must not vote your shares, or allow your shares to be voted, in favor of the merger and you must comply technically with proper procedure as set forth under the FBCA or the DGCL, as applicable. You should read carefully the more detailed description of this procedure beginning on page 98, as well as the full text of the relevant sections of the FBCA, which are attached to this joint proxy statement-prospectus as Appendix B, or Section 262 of the DGCL, which is attached to this joint proxy statement-prospectus as Appendix C, as applicable.

Pursuant to the merger agreement, the NCC board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of either NCC or United properly assert their dissenters’ rights of appraisal, and the United board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of NCC properly assert their dissenters’ rights of appraisal.

Q:	I am a stockholder of United. Should I send in my stock certificates now?

A:	No. If you are a United stockholder and the merger is completed, NCC’s exchange agent will send all United stockholders written instructions for exchanging United common stock certificates for the merger consideration that they are entitled to receive. In any event, do not send your stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

For stockholders of NCC: William E. Matthews, V Vice Chairman & Chief Financial Officer National Commerce Corporation and National Bank of Commerce (205) 313-8100	For stockholders of United: David G. Powers Chairman, President & Chief Executive Officer United Group Banking Company of Florida, Inc. and United Legacy Bank (407) 261-8888

SUMMARY

This summary is a brief overview of the key aspects of the merger and the issuance of shares of NCC common stock and cash in the merger. This summary only identifies those aspects of the merger that are most significant to you in your review of this joint proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement-prospectus. To understand the merger and the issuance of cash and shares of NCC common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this joint proxy statement-prospectus by reference. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s stockholders.

Each item in this summary refers to the page of this joint proxy statement-prospectus on which that subject is discussed in more detail.

The Companies (See page 106 for NCC and page 156 for United)

National Commerce Corporation

NCC, a Delaware corporation, is a bank holding company headquartered in Birmingham, Alabama. Substantially all of the operations of NCC are conducted through NCC’s wholly owned subsidiary, National Bank of Commerce. National Bank of Commerce currently operates eight full-service banking offices throughout the state of Alabama, in Birmingham, Huntsville, Auburn-Opelika and Baldwin County. National Bank of Commerce also operates a loan production office in Vero Beach, Florida and has received all required regulatory approvals to open a full-service banking office there, which will replace the existing loan production office. Additionally, effective August 29, 2014, National Bank of Commerce owns a controlling interest in a receivables factoring company based in Decatur, Alabama. The main office of NCC and National Bank of Commerce is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and the telephone number is (205) 313-8100.

The principal business of National Bank of Commerce is to accept demand and savings deposits from the general public and to invest these funds in residential mortgage, commercial and consumer loans and investment securities. National Bank of Commerce offers a broad array of competitively priced products and services, either directly or through relationships with third-party providers.

NCC’s management believes that the proposed merger will enable NCC to fulfill a variety of strategic objectives. Specifically, it will enable NCC to achieve critical scale, with approximately $1 billion in total assets as a result of the merger. Management believes that it is necessary for NCC to continue to grow in order to offer the breadth of products and services necessary to compete effectively and to manage increasingly complex regulatory compliance, operational and risk management requirements efficiently. Management believes that NCC’s financial condition, results of operation and capital and asset quality ratios are of sufficient strength to enable it to make acquisitions while maintaining strong capital ratios. See “United and NCC Joint Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 50, “United and NCC Joint Proposal No. 1 – The Merger; Opinion of NCC’s Financial Advisor” beginning on page 62 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NCC” beginning on page 133.

United Group Banking Company of Florida, Inc.

United, a Florida corporation, is a bank holding company headquartered in Longwood, Florida. All of its operations are conducted through its wholly owned subsidiary, United Legacy Bank. United Legacy Bank currently operates five banking offices located in three counties in Florida. The main office of United and United Legacy Bank is located at 425 Highway 17-92 South, Longwood, Florida 32750, and the telephone number is (407) 261-2800.

United Legacy Bank is in the business of community banking, which consists of accepting deposits from its client base and making loans and other investments. United Legacy Bank’s chief source of funds for loans and investments is a diversified array of traditional deposit services. United Legacy Bank’s principal sources of income are interest and fees collected on loans, interest earned on other investments and other service charge revenue. Its principal expenses are interest paid on deposit products, other borrowings, compensation and other overhead-related costs.

The Board of Directors of United has unanimously approved the Merger Agreement and believes that the merger is in the best interests of United’s stockholders. See “United and NCC Joint Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 50, “United and NCC Joint Proposal No. 1 – The Merger; Opinion of United’s Financial Advisor” beginning on page 52 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United” beginning on page 162.

The Merger Agreement (See page 76)

Under the terms of the merger agreement, United will merge with and into NCC, with NCC being the surviving corporation. As soon as practicable following the merger of United with and into NCC, United Legacy Bank will merge with and into National Bank of Commerce, with National Bank of Commerce being the surviving bank. Both NCC and National Bank of Commerce will continue their existence under Delaware law and the laws of the United States, respectively, while United and United Legacy Bank will cease to exist; provided, however, that, subject to applicable laws and non-objection from applicable regulatory authorities, NCC and United intend for the former banking offices of United Legacy Bank, along with any banking offices of National Bank of Commerce in the same market and under common day-to-day management with the former banking offices of United Legacy Bank, to continue to operate and conduct business under the trade name “United Legacy Bank, a division of National Bank of Commerce” for a period of at least two years. The merger agreement is attached to this joint proxy statement-prospectus as Appendix A and is incorporated into this joint proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.

What You Will Receive in the Merger (See page 76)

United stockholders will have the opportunity to elect to receive, for each of their shares, either (i) 0.057794 shares of NCC common stock, which we refer to as the “exchange ratio,” (ii) $1.30 in cash, without interest, or (iii) a combination of shares of NCC common stock and cash, if the merger is completed. However, the number of shares of United common stock for which NCC has agreed to pay cash is limited to 2,268,851, and the total amount of cash to be paid (other than with respect to fractional shares) is limited to $2,949,506.30. We refer to these limitations as the “share limitation” and the “cash limitation,” respectively. If the total amount of all valid cash elections exceeds the cash limitation, then for each United stockholder who validly elects to receive cash for some or all of such stockholder’s shares of United common stock, the number of shares for which such stockholder will receive cash will equal the product of (i) the number of shares for which that stockholder elected to receive cash and (ii) a fraction, the numerator of which is the share limitation (2,268,851) and the denominator of which is the total number of shares for which cash was elected by all United stockholders. Other shares of United common stock for which a valid cash election has been made (after applying this formula), along with all shares of United common stock for which a valid cash election has not been made, will be converted into the right to receive NCC common stock. For more information, including an example applying the proration formula, see “The Merger Agreement – Proration Procedures” beginning on page 78.

No fractional shares of NCC common stock will be issued in connection with the merger. Instead, NCC will make a cash payment without interest to each stockholder of United who would otherwise receive a fractional share of NCC common stock. The amount of such cash payment will be determined by multiplying the fraction of a share of NCC common stock otherwise issuable to such stockholder by $22.68, the value attributed to each share of NCC common stock solely for purposes of this transaction. The amount of cash available for cash payments in lieu of fractional shares will not be affected by the cash limitation described above, nor will the amount of cash payable pursuant to cash elections be affected by cash payments in lieu of fractional shares.

With the exception of any cash payments made to NCC stockholders who exercise their dissenters’ rights, NCC stockholders will not receive any consideration in the merger and will retain their existing shares of NCC common stock.

Cash and Stock Elections (See page 77)

A form of election will be provided to United stockholders at a later date, and United stockholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election will be 5:00 p.m. Eastern Time on the day before the special meeting of United stockholders. In the event that the number of shares of United common stock as to which holders have elected to receive cash exceeds the share limitation, all stockholders who elected to receive cash will have their elections prorated to ensure that the amount of cash to be paid in the merger does not exceed the cash limitation.

Effect of the Merger on United Options (See page 80)

As of June 30, 2014, there were 1,775,000 outstanding options to purchase United common stock, with a weighted average exercise price of $1.35 per share. The merger agreement provides that each outstanding and unexercised option to purchase shares of United common stock will cease to represent an option to purchase United common stock at the effective time of the merger and will be converted automatically into an option to purchase NCC common stock, and that NCC will assume each United option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger. At the effective time of the merger, (i) the number of shares of NCC common stock purchasable upon exercise of each United option will equal the product of (A) the number of shares of United common stock that were purchasable under the United option immediately before the effective time of the merger multiplied by (B) the exchange ratio, rounded to the nearest whole share; and (ii) the per share exercise price for each United option will equal the quotient obtained by dividing (A) the per share exercise price of the United option in effect immediately before the effective time of the merger by (B) the exchange ratio, rounded to the nearest cent.

Your Expected Tax Treatment as a Result of the Merger (See page 71)

We expect that United stockholders who receive only NCC common stock for their shares of United common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. The completion of the merger is conditioned on receipt of a tax opinion from Maynard, Cooper & Gale, P.C. that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that United stockholders will not recognize gain or loss in connection with the exchange of their shares (except with respect to any cash received). The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any United stockholder who receives cash consideration in the merger in exchange for United common stock, or who receives cash pursuant to the exercise of dissenters’ rights.

Any stockholder of United who receives cash in the merger, whether as a result of the cash election, the receipt of cash in lieu of fractional shares, as a result of perfecting dissenters’ rights under Florida law or otherwise, will recognize gain to the extent the cash received exceeds the stockholder’s tax basis in his or her United common stock. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 71 for additional information.

The merger itself should result in no tax consequences for NCC stockholders.

Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.

Dissenters’ Rights (See page 98)

If the merger is completed, stockholders of United or NCC who do not vote in favor of the merger and who comply with all of the requirements and procedures required by Florida law or Delaware law, respectively, and described in this joint proxy statement-prospectus, will be entitled to exercise dissenters’ rights of appraisal and receive the “fair value” of their shares in cash. If you exercise and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Florida law (for United stockholders) or Delaware law (for NCC stockholders). Failure to adhere strictly to the requirements and procedures of the dissenters’ rights provisions under applicable state law may result in the loss, termination or waiver of a stockholder’s dissenters’ rights. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Pursuant to the merger agreement, if more than 5% of the outstanding shares of either NCC or United properly assert their dissenters’ rights of appraisal, the NCC board of directors may terminate the merger agreement and abandon the merger. Additionally, if more than 5% of the outstanding shares of NCC properly assert their dissenters’ rights of appraisal, the United board of directors may terminate the merger agreement and abandon the merger.

A United stockholder who wishes to exercise dissenters’ rights of appraisal with respect to the merger must (i) deliver to United, before the vote is taken at the special meeting, written notice of the stockholder’s intent to demand payment if the merger is consummated, (ii) not vote, or cause or permit to be voted, any shares of United common stock in favor of the merger and (iii) otherwise comply with the applicable procedural requirements of the FBCA. A NCC stockholder who wishes to exercise dissenters’ rights of appraisal with respect to the merger must (i) not vote the stockholder’s shares of NCC common stock in favor of the merger, (ii) deliver to NCC a written demand for appraisal of the NCC shares before the date of the special meeting, (iii) continuously hold the shares of NCC common stock through the date the merger is completed and (iv) otherwise comply with the applicable procedural requirements of the DGCL.

A failure to vote will not constitute a waiver of a United or NCC stockholder’s dissenters’ rights of appraisal under Florida or Delaware law; however, if you sign and send in your proxy card and do not indicate how you want to vote on the merger proposal, your proxy will be voted FOR the proposal to approve the merger agreement, and you will effectively waive your appraisal rights. Therefore, a United or NCC stockholder who submits a proxy and who also wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Appendix B includes the relevant provisions of Florida law, and Appendix C includes the relevant provisions of Delaware law, regarding these rights. See “Dissenters’ Rights of Appraisal” beginning on page 98 for additional information on how to assert dissenter’s rights. In view of the complexity of the procedures specified under the FBCA and the DGCL, stockholders who wish to pursue dissenters’ appraisal rights should promptly consult their legal, financial and tax advisors.

If you hold your shares of United or NCC common stock through a bank, brokerage firm, trust or other nominee and you wish to exercise dissenters’ appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal through your nominee.

Comparative Stock Prices (See page 40 for NCC and page 41 for United)

NCC

NCC common stock does not currently trade on any securities exchange or interdealer quotation system, and, historically, shares of NCC common stock have been inactively traded. The last known private resale price for a share of NCC common stock prior to the mailing of this joint proxy statement-prospectus was $16.13 on August 22, 2014.

During June of 2014, two of NCC’s directors exercised warrants to purchase an aggregate of 30,000 shares of NCC common stock at an exercise price of $20.00 per share. Additionally, during July and August of 2014, NCC sold 163,485 shares of NCC common stock at $18.35 per share in a private placement in connection with NCC’s recent entry into the Vero Beach, Florida market area, which private placement was completed on August 8, 2014.

United

United common stock does not currently trade on any securities exchange or interdealer quotation system. The last known sale price for a share of United common stock prior to the mailing of this joint proxy statement-prospectus was $1.20 on May 30, 2014.

NCC Dividends (See page 40)

NCC’s board of directors has not declared a dividend since its inception and does not currently expect to do so in the foreseeable future. As of June 30, 2014, National Bank of Commerce had a negative retained earnings balance and is currently prohibited by the Office of the Comptroller of the Currency (the “OCC”) from paying any dividends on its common stock to NCC, its sole stockholder, for as long as the negative balance exists. NCC’s board of directors currently anticipates that all earnings, if any, will be used for working capital, to support NCC’s operations and to finance the growth and development of its business, including the merger and integration of United. Future determinations regarding dividend policy will be made at the discretion of NCC’s board of directors based on factors that it deems relevant at that time.

Reasons for the Merger (See page 50)

NCC

In deciding to pursue an acquisition of United, NCC’s management and board of directors noted, and consulted with its legal counsel and financial advisor regarding, numerous factors, including the following:

•	information concerning the business, operations, earnings, asset quality and financial condition of United;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value and earnings per share of United’s common stock;

•	the ability of United’s operations to contribute to NCC’s earnings after the merger;

•	the recent comparative earnings and financial performance of United and NCC;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•	the various effects of NCC becoming a public reporting company under the regulations of the SEC as a result of the merger;

•	the compatibility of United’s management team, strategic objectives and geographic footprint with those of NCC;

•	the opportunity to leverage the infrastructure of NCC;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes;

•	the opinion of FIG Partners LLC (“FIG”) that the consideration to be provided to United’s stockholders in the merger is fair, from a financial point of view, to the stockholders of NCC; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

United

In deciding to engage in the merger transaction, United’s management and board of directors noted, and consulted with its legal counsel and financial advisor regarding, numerous factors, including the following:

•	the value of the consideration to be received by United’s stockholders compared to stockholder value for United as an independent entity;

•	information concerning business, operations, earnings, asset quality, financial condition, prospects and capital levels of United and NCC, both individually and as a combined entity;

•	the ability to achieve scale and efficiency as a part of a larger organization in which operating costs and regulatory compliance costs can be shared across a larger revenue base and in which a larger capital base provides access to larger customers;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•	the receipt of the stock consideration by United’s stockholders on a tax-free basis;

•	the opinion of Monroe Financial Partners, Inc. (“Monroe”) that the consideration to be received by United’s stockholders in the merger is fair from a financial point of view; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

See “United and NCC Joint Proposal No. 1 – The Merger; Reasons for the Merger” beginning on page 50 for additional information.

Opinion of United’s Financial Advisor (See page 52)

In deciding to approve the merger, the board of directors of United considered the opinion of its financial advisor, Monroe. Monroe, an investment banking and financial advisory firm, has given a fairness opinion to the United board of directors that the consideration to be received by United stockholders is fair from a financial point of view. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Monroe considered relevant. The fairness opinion is attached to this joint proxy statement-prospectus as Appendix D. We urge all stockholders of United to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Monroe in providing its opinion. See “United and NCC Joint Proposal No. 1 – The Merger; Opinion of United’s Financial Advisor” beginning on page 52 for additional information.

Opinion of NCC’s Financial Advisor (See page 62)

In deciding to approve the merger, the board of directors of NCC considered the opinion of its financial advisor, FIG. FIG, an investment banking and financial advisory firm, has given a fairness opinion to the NCC board of directors that the consideration to be provided to United’s stockholders in the merger is fair, from a financial point of view, to the stockholders of NCC. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that FIG considered relevant. The fairness opinion is attached to this joint proxy statement-prospectus as Appendix E. We urge all stockholders of NCC to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by FIG in providing its opinion. See “United and NCC Joint Proposal No. 1 – The Merger; Opinion of NCC’s Financial Advisor” beginning on page 62 for additional information.

Both Boards of Directors Recommend Stockholder Approval of the Merger Agreement (See pages 44 and 47)

United

The board of directors of United has unanimously approved the merger agreement and believes that the merger is in the best interests of United’s stockholders. The board unanimously recommends that you vote FOR approval of the merger agreement and the merger.

NCC

The board of directors of NCC has unanimously approved the merger agreement and believes that the merger is in the best interests of NCC’s stockholders. The board unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Information About the Stockholders’ Meetings (See pages 42 and 45)

A special meeting of the stockholders of United will be held on [—], 2014, at [—], local time. The meeting will be held at [—]. At the meeting, the stockholders of United will vote on the merger agreement described herein. If United’s stockholders approve the merger agreement and the conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special stockholders’ meeting. See “The United Special Meeting” beginning on page 42 for additional information.

A special meeting of the stockholders of NCC will be held on [—], 2014, at [—], local time. The meeting will be held at [—]. At the meeting, the stockholders of NCC will vote on the merger agreement described herein. If NCC’s stockholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special stockholders’ meeting. See “The NCC Special Meeting” beginning on page 45 for additional information.

Quorum and Vote Required at the Meetings (See pages 42 and 45)

United

Stockholders who own United common stock at the close of business on [—], 2014, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of United common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger agreement requires the affirmative vote of a majority of the shares of United common stock issued and outstanding on the record date. Approval of the Adjournment Proposal requires more votes to be cast in favor of this proposal than the number of votes cast against it. See “The United Special Meeting – Record Date; Quorum and Vote Required” beginning on page 42 for additional information.

NCC

Stockholders who own NCC common stock at the close of business on [—], 2014, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of NCC common stock, as of the record date for the meeting, must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger agreement requires the affirmative vote of a majority of the shares of NCC common stock issued and outstanding on the record date. Charles Investment Group, LLC, a Delaware limited liability company (“CIG”), which owned approximately [—]% of the outstanding shares of NCC common stock as of the record date, has entered into a binding agreement with United to vote all of the shares of NCC common stock over which it has voting control in favor of the merger agreement, subject to its duties or obligations as a registered bank holding company or as otherwise required by applicable law. Therefore, the merger will be approved by NCC stockholders regardless of how many other stockholders of NCC vote against the merger. See “The NCC Special Meeting – Record Date; Quorum and Vote Required” beginning on page 45 for additional information.

Share Ownership of Management (See pages 113 and 160)

United

As of the record date for the United special meeting, directors and executive officers of United had or shared voting or dispositive power over approximately [—]% of the issued and outstanding United common stock. United’s directors have entered into written agreements with NCC providing that they will vote the shares over which they have voting power, subject to their fiduciary duties, in favor of the merger agreement.

The directors and executive officers of NCC do not have or share voting or dispositive power over any of the issued and outstanding shares of United common stock.

NCC

As of the record date for the NCC special meeting, directors and executive officers of NCC had or shared voting or dispositive power over approximately [—]% of the issued and outstanding shares of NCC common stock, which includes the 3,860,000 shares of NCC common stock currently owned by CIG. The shares owned by CIG represented [—]% of the outstanding shares of NCC common stock as of the record date. Certain directors and executive officers of NCC own approximately 52.5% of the membership interests of CIG, and four of NCC’s directors, Messrs. Holcomb, Murray, McWane and Page, serve as the managers of CIG. CIG has entered into a written agreement with United providing that it will vote the shares of NCC common stock over which it has voting control, subject to its duties or obligations as a registered bank holding company and as otherwise required by applicable law, in favor of the merger agreement. It is also anticipated that NCC’s directors and executive officers will vote any shares of NCC common stock that they hold directly in favor of the merger agreement.

The directors and executive officers of United do not have or share voting or dispositive power over any of the issued and outstanding shares of NCC common stock.

Structure of the Merger (See page 48)

As a result of the merger and the bank merger:

•	United and United Legacy Bank will cease to exist.

•	Subsequent to the merger and the bank merger, and subject to applicable laws and non-objection from applicable regulatory authorities, NCC and United intend for the former banking offices of United Legacy Bank to continue to operate and conduct business under the trade name “United Legacy Bank, a division of National Bank of Commerce” for a period of at least two years.

Status and Effect of Regulatory Approvals (See page 69)

All regulatory approvals required to be obtained in connection with the merger and the bank merger have been received. NCC and United believe that the merger and the bank merger are compatible with the applicable regulatory requirements and criteria; however, we cannot assure you, among other things, that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

We Must Meet Several Conditions to Complete the Merger (See page 82)

The merger will only be completed if certain mutual conditions are met, including the following:

•	approval by United’s stockholders and NCC’s stockholders of the merger agreement by the required vote;

•	approval of the merger and the transactions contemplated thereby by applicable regulatory authorities;

•	receipt of all third-party consents (other than the regulatory consents described above) necessary to consummate the merger, other than those that would not have a material adverse effect on the party required to obtain the consent;

•	receipt by United and NCC of an opinion from Maynard, Cooper & Gale, P.C. that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the absence of a stop order suspending the effectiveness of NCC’s registration statement under the Securities Act and any action, suit, proceeding or investigation for that purpose with respect to the shares of NCC common stock to be issued to the United stockholders; and

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger, or the initiation of or known threat of any action or proceeding seeking to restrain consummation of the merger or the bank merger that renders such transactions inpossible or inadvisable in the opinion of either party.

If these and certain other conditions to completion specific to the respective parties are satisfied, NCC and United contemplate that they will complete the merger in the fourth quarter of 2014. See “The Merger Agreement – Conditions to the Merger.”

Termination and Termination Fee (See page 90)

The merger agreement may be terminated, either before or after stockholder approval, under certain circumstances described in detail elsewhere in this joint proxy statement-prospectus. If either party terminates the merger agreement because United’s board withdraws or changes its recommendation of the merger agreement, cancels the meeting at which United’s stockholders or board will vote on the merger agreement, or recommends, approves or announces a transaction for the sale to or merger with an entity other than NCC (such transaction, an “acquisition transaction”), or if United terminates the merger agreement because it has received an offer for such an acquisition transaction, then United (or its successor) must pay NCC a termination fee of $750,000.

Note that, pursuant to the merger agreement, the NCC board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of either NCC or United properly assert their dissenters’ rights of appraisal, and the United board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of NCC properly assert their dissenters’ rights of appraisal.

Some of United’s Directors and Executive Officers Have Interests in the Merger that Differ from its Stockholders’ Interests (See page 92)

Some of the executive officers and directors of United have interests in the merger that are different from, or in addition to, those of United stockholders generally. The members of the United board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

•	The merger agreement calls for an aggregate of $1,066,841 in lump sum cash payments to be made at the closing of the merger to United’s four executive officers ($477,509 to David G. Powers, $210,115 to Shirley L. Tyler, $205,389 to David L. McLeod and $173,828 to Michael R. Scures) in connection with the termination of these executives’ existing employment and related agreements with United and United Legacy Bank.

•	Pursuant to the merger agreement, NCC has entered into new five-year employment agreements with United’s four executive officers, which agreements take effect at the closing of the merger, and which agreements provide that:

(i)	the executives are entitled to receive minimum annual base salaries of $331,738 for Mr. Powers, $167,438 for Ms. Tyler, $212,503 for Mr. McLeod and $200,298 for Mr. Scures;

(ii)	the executives are entitled to receive vacation days, paid sick days and reimbursement for specified types of business expenses;

(iii)	the executives are entitled to receive certain perquisites, valued at approximately $13,440 per year for Mr. Powers, $3,790 per year for Ms. Tyler, $12,840 per year for Mr. McLeod and $6,850 per year for Mr. Scures;

(iv)	the executives are eligible to receive annual bonuses, participate in NCC’s equity incentive plan and participate in employer-sponsored health and retirement plans;

(v)	if NCC terminates the employment of the executives other than “for cause” or the executive terminates the employment for “good reason” (as defined in the employment agreements), the executives are entitled to receive salary continuation payments equal to the executive’s base salary then in effect until the expiration of the five-year term of the agreement; and

(vi)	in the event that the termination of employment occurs either (1) upon the closing of a change in control of NCC that occurs prior to the natural expiration of the term of the agreement, or (2) prior to or upon the natural expiration of the term of the agreement and a change in control of NCC occurs at any time thereafter, the executives are entitled to a one-time payment in an amount calculated by multiplying the sum of the executive’s average base annual salary and the average annual bonus during the three-year period immediately preceding the termination of employment by a specified multiplier set forth in the executive’s employment agreement (1.495x for Mr. Powers and Ms. Tyler, 0.995x for Messrs. McLeod and Scures).

•	The merger agreement requires NCC, at the time of the closing of the merger, to assume and maintain the four United executives’ split dollar life insurance plans that are currently maintained by United Legacy Bank. Under each of the split dollar arrangements, the executive’s named beneficiary will receive a life insurance payment equal to 50% of the net death proceeds upon the executive’s death. The estimated split dollar benefit for each executive ranges from approximately $157,000 to $186,000 for Mr. Powers, $168,000 to $187,000 for Ms. Shirley, $160,000 to $186,000 for Mr. McLeod, and $159,000 to $186,000 for Mr. Scures, depending in each case on the age of such executive at the time of his or her death.

•	Pursuant to the merger agreement, United’s executives, along with all full-time employees of United and United Legacy Bank, will be eligible to participate in all NCC benefit plans and arrangements that are made available to all NCC full-time employees, which benefits include health and dental insurance, vision insurance, life insurance and short and long-term disability insurance.

•	Pursuant to the merger agreement, NCC has agreed to increase the size of its board of directors by one seat as of the effective time of the merger and to fill the vacancy with a designee chosen by United. United’s board of directors has selected Donald F. Wright, a current director of United and United Legacy Bank, to serve on the NCC board of directors. As is the case with all non-employee directors of NCC, Mr. Wright will be entitled to receive board meeting fees for his attendance at board meetings, which fees are estimated to be $4,800 per year (assuming he attends 12 regular board meetings per year).

•	Pursuant to the merger agreement, NCC has agreed to cause National Bank of Commerce to increase the size of its board of directors by one seat as of the effective time of the merger and to fill the vacancy with a designee chosen by United Legacy Bank. United Legacy Bank’s board of directors has selected Timothy L. Murphy, a current director of United and United Legacy Bank, to serve on the board of directors of National Bank of Commerce. As is the case with all non-employee directors of National Bank of Commerce, Mr. Murphy will be entitled to receive board meeting fees for his attendance at board meetings, which fees are estimated to be $4,800 per year (assuming he attends 12 regular board meetings per year).

•	Under the terms of the merger agreement, NCC has agreed to maintain director and officer liability insurance for the benefit of United’s officers and directors and to indemnify United’s officers and directors for certain liabilities.

Additionally, under the terms of the merger agreement, all of the outstanding unvested options to purchase United common stock, including unvested options held by the executives of United, will vest and be assumed by NCC as a result of the merger. However, at an assumed price of $18.35 per share, the options held by United’s executives that are vesting as a result of the merger presently have no value due to the exercise price exceeding $18.35 per share on an as assumed basis.

The above described interests constitute all of the interests of the executive officers and directors of United in the merger apart from their interests as United stockholders generally. For a more complete description of these interests, see “The Merger Agreement – Interests of Certain Persons in the Merger.”

Employee Benefits of United Employees after the Merger (See page 89)

NCC has agreed to offer to all current employees of United who become NCC employees as a result of the merger substantially similar employee benefits to those that NCC offers to its employees in similar positions.

Differences in Rights of United’s Stockholders after the Merger (See page 198)

United stockholders who receive NCC common stock in the merger will become NCC stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by Delaware law and by NCC’s certificate of incorporation and bylaws. The rights of NCC stockholders are different in certain respects from the rights of United’s stockholders. See “Comparison of Rights of NCC Stockholders and United Stockholders” beginning on page 198 for additional information.

RECENT DEVELOPMENTS – NCC’S ACQUISITION OF CBI

On August 29, 2014, National Bank of Commerce entered into a membership interest purchase agreement with the members of CBI Holding Company, LLC, a Delaware limited liability company (“CBI”), pursuant to which National Bank of Commerce acquired, effective as of August 29, 2014, 70% of the outstanding membership interests of CBI in exchange for cash consideration of $16,180,587. CBI owns 100% of the membership interests of Corporate Billing, LLC (“Corporate Billing”), an Alabama limited liability company based in Decatur, Alabama that is engaged in the business of factoring commercial accounts receivable. Corporate Billing owns 100% of the membership interests of CBI Real Estate Holdings, LLC, which owns certain real property in Decatur, Alabama that is leased to Corporate Billing. The remaining 30% of the outstanding membership interests of CBI are owned by Factor, LLC, which is owned by three of the former members of CBI.

In connection with the transaction, National Bank of Commerce and Factor, LLC entered into an amended and restated limited liability company agreement for CBI. Under the terms of this agreement, National Bank of Commerce has an option to purchase Factor’s 30% interest in CBI for a purchase price based on a multiple of CBI’s earnings. The option is exercisable by National Bank of Commerce at any time beginning on the fifth anniversary of the closing date and ending on the eighth anniversary of the closing date.

Also in connection with the transaction, National Bank of Commerce made a $100 million line of credit available to Corporate Billing. Corporate Billing utilized the line of credit to refinance its existing line of credit with another commercial bank and to payoff subordinated debt. The line of credit bears interest at the federal funds target rate plus twenty-five (25) basis points and is secured by all of the assets of Corporate Billing. The line of credit is also guaranteed by CBI.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NCC

The following tables set forth selected historical financial and other data of NCC for the periods and as of the dates indicated. The historical financial data as of and for each of the years ended December 31, 2013 and 2012 have been derived in part from NCC’s audited financial statements and related notes included with this joint proxy statement-prospectus. The information as of and for the six months ended June 30, 2014 and 2013 is unaudited. However, in the opinion of management of NCC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2014 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NCC,” NCC’s audited financial statements as of and for the years ended December 31, 2013 and 2012 and NCC’s unaudited financial statements as of and for the six months ended June 30, 2014 and 2013 included with this joint proxy statement-prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Six Months Ended		Twelve Months Ended
(Dollars in thousands, except per share information)	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Net interest income	$11,364	$9,638	$20,699	$16,672
Noninterest income	2,293	2,707	5,255	4,665
Total revenue	13,657	12,345	25,954	21,337
Provision for credit losses	—	—	—	125
Net gains/(losses) on sale of securities	—	47	47	—
Noninterest expense	10,316	9,990	19,685	18,084
Income before income taxes	3,341	2,402	6,316	3,128
Income tax expense	1,160	863	2,310	1,071
Net income	2,181	1,539	4,006	2,057
Performance ratios
Return on average assets	0.59%	0.48%	0.61%	0.38%
Return on average common shareholders’ equity	4.86	3.60	4.61	2.43
Total equity to total assets (at period end)	11.79	13.21	11.23	12.38
Total average equity to total average assets	12.15	13.40	13.14	15.54
Per common share data
Shares outstanding	5,761,094	5,730,114	5,730,114	5,730,114
Diluted Shares Outstanding	5,801,234	5,752,540	5,764,285	5,740,400
Book value per share	$16.03	$15.11	$15.52	$14.98
Diluted earnings per share	0.38	0.27	0.69	0.36
Balance sheet (at period end)
Total loans and leases	$588,065	$502,014	$582,002	$441,452
Total assets	783,197	655,330	791,781	693,359
Total deposits	666,735	540,559	678,031	580,294
Long-term debt	22,000	24,511	22,000	24,695
Total shareholders’ equity	92,359	86,583	88,939	85,850
Average balance sheet
Total loans and leases	$562,404	$441,868	$485,769	$356,081
Total assets	744,719	644,149	661,799	545,500
Total deposits	630,964	530,717	548,974	429,586
Long-term debt	22,000	24,500	23,781	29,712
Total shareholders’ equity	90,473	86,284	86,969	84,782
Asset quality ratios
Allowance for credit losses to period end loans	1.53%	1.96%	1.57%	2.27%
Allowance for credit losses to period end nonperforming loans	7.51	11.39	2.71	41.07
Net charge-offs to average loans and leases	0.05	0.08	0.19	0.13
Nonperforming assets to period end loans and foreclosed property	0.33	0.22	0.71	0.07
Capital ratios (at period end)
Tier 1 Leverage Ratio	11.97	12.46	12.18	12.42
Tier 1 Risk -based Capital Ratio	14.81	15.60	14.58	17.60
Total Risk Based Capital Ratio	16.06	16.85	15.83	18.86

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF UNITED

The following tables set forth selected historical consolidated financial and other data of United for the periods and as of the dates indicated. The historical consolidated financial data as of and for each of the years ended December 31, 2013 and 2012 have been derived in part from United’s audited consolidated financial statements and related notes included with this joint proxy statement-prospectus. The information as of and for the six months ended June 30, 2014 and 2013 is unaudited. However, in the opinion of management of United, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected consolidated operating data presented below for the six months ended June 30, 2014 are not necessarily indicative of a full year’s operations. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United,” United’s audited consolidated financial statements as of and for the years ended December 31, 2013 and 2012 and United’s unaudited consolidated financial statements as of and for the six months ended June 30, 2014 and 2013 included with this joint proxy statement-prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION

	Six Months Ended		Twelve Months Ended
(Dollars in thousands, except per share information)	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Net interest income	$3,673	$3,117	$6,624	$5,840
Noninterest income	296	299	575	1,380
Total revenue	3,969	3,416	7,199	7,220
Provision for credit losses	170	290	479	742
Noninterest expense	3,459	3,264	6,533	6,565
Income (loss) before income taxes	340	(138)	187	(87)
Income tax expense (benefit)	128	(35)	105	(450)
Net income (loss)	212	(103)	82	363
Performance ratios
Return on average assets	0.19%	(0.10)%	0.04%	0.17%
Return on average common shareholders’ equity	1.56	(0.76)	0.30	1.35
Total equity to total assets (at year end)	11.85	13.37	12.30	13.27
Total average equity to total average assets	11.94	13.15	12.96	12.89
Per common share data
Shares outstanding	30,251,341	30,251,341	30,251,341	29,984,141
Diluted shares outstanding	30,251,341	30,141,305	30,197,077	28,281,215
Book value per share	$0.92	$0.90	$0.89	$0.93
Diluted earnings per share	0.01	(0.00)	0.00	0.01
Balance sheet (at period end)
Total loans	$152,559	$134,915	$147,265	$134,610
Total assets	236,063	202,631	219,143	211,055
Total deposits	200,891	175,279	182,118	182,884
Long-term debt	6,865	—	4,865	—
Total shareholders’ equity	27,977	27,087	26,958	28,014
Average balance sheet
Total loans	$149,416	$132,685	$136,283	$124,984
Total assets	229,472	210,047	210,736	208,054
Total deposits	194,955	181,963	181,736	179,048
Long-term debt	6,804	3	1,276	—
Total shareholders’ equity	27,389	27,628	27,306	26,815
Asset quality ratios
Allowance for credit losses to period end loans	1.50%	1.69%	1.52%	1.70%
Allowance for credit losses to period end nonperforming loans	50.00	44.00	47.00	42.00
Net charge-offs to average loans	0.16	0.44	0.38	1.00
Nonperforming assets to period end loans and foreclosed property	3.00	4.02	3.30	4.87
Capital ratios of bank subsidiary (at period end)
Tier 1 Leverage Ratio	8.88	9.50	9.23	8.97
Tier 1 Risk -based Capital Ratio	11.85	12.40	11.81	11.28
Total Risk Based Capital Ratio	13.08	13.65	13.05	12.54

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 have been prepared to reflect the acquisitions by NCC of United and CBI Holding Company, LLC(1) after giving effect to the adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

In the United merger, United stockholders will receive total consideration of up to 1,748,346 shares of NCC common stock, subject to certain adjustments described elsewhere herein, having an estimated aggregate value of $32.1 million. The foregoing assumes that the shares of NCC common stock to be issued will have a value of $18.35 per share, which is the current estimated per-share value of NCC common stock, and assumes no United shares are exchanged for cash under the circumstances provided for in the merger agreement.

In the acquisition of CBI Holding Company, LLC (“CBI”), which closed on August 29, 2014, CBI’s members received $16.2 million in cash on the closing date. In exchange for the payment, NCC received a 70% interest in CBI. NCC also has an option to purchase the remaining 30% interest in CBI between the fifth and eighth anniversaries of the closing date of the acquisition. Since NCC purchased more than 50% of CBI, the consolidated financials of NCC include 100% of the assets and liabilities of CBI and a non-controlling interest to reflect the minority ownership.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non–cash assets, liabilities incurred or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming the transactions were consummated on June 30, 2014. The unaudited pro forma condensed consolidated statements of income have been prepared assuming the transactions were consummated on January 1, 2013.

The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the transactions been consummated June 30, 2014 or January 1, 2013, as the case may be, or future results of operations or financial condition. The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that NCC believes are reasonable. Only such adjustments as have been described in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

(1)	As described on page 12 of this joint proxy statement-prospectus, on August 29, 2014 NCC’s subsidiary, National Bank of Commerce, acquired 70% of the outstanding membership interests of CBI Holding Company, LLC in exchange for cash consideration of $16,180,587.

These selected unaudited pro forma condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes of NCC, United and CBI beginning on page F-1 of this joint proxy statement-prospectus. The dollar amounts in the following tables and related notes are in thousands, except per share data.

National Commerce Corporation, United Group Banking Company of Florida, Inc.

and CBI Holding Company, LLC

Unaudited Pro Forma Combined Condensed Balance Sheet

June 30, 2014

(amounts in thousands)

	Historical			United Pro Forma Adjustments (1)		CBI Pro Forma Adjustments (2)		Pro Forma Combined
	United	CBI	NCC
Cash and due from banks	$4,065	$266	$22,416	$(1,500)	h	$(16,180)	i	$9,067
Interest bearing deposits in banks	20,696	—	83,473	—		(11,506)	j	34,706
						(57,957)	k
Investment securities	42,468	—	45,986	—		—		88,454
Mortgage loans held for sale	—	—	11,922	—		—		11,922
Loans	152,559	78,071	588,065	(4,577)	a	(175)	l	813,943
Allowance for loan losses	(2,291)	(175)	(8,974)	2,291	a	175	l	(8,974)

Net loans	150,267	77,896	579,091	(2,285)		—		804,969
Premises and equipment, net	8,384	571	17,251	150	b	—		26,356
Accrued interest receivable	553	—	1,551	—		—		2,104
Other investments	1,177	—	4,437	—		—		5,614
Goodwill	—	—	—	4,980	f	23,114	i	28,094
Core deposit intangible	—	—	—	2,246	c	—		2,246
Bank owned life insurance	2,126	—	8,368	—		—		10,494
Other real estate	—	—	800	—		—		800
Deferred taxes	5,487	—	6,536	514	d	—		12,537
Other assets	839	92	1,366	—		—		2,297

Total Assets	$236,062	$78,825	$783,197	$4,105		$(62,529)		$1,039,660

Non-interest bearing demand	$46,727	$—	$155,292	$—		$—		$202,019
Interest-bearing demand	31,418	—	109,616	—		—		141,034
Savings and money market	71,610	—	293,508	—		—		365,118
Time	51,136	—	108,319	—		—		159,455

Total Deposits	200,891	—	666,735	—		—		867,626

FHLB advances	6,865	—	22,000	—		—		28,865
Accrued interest payable	25	—	394	—		—		419
Other notes payable	—	57,957	—	—		(57,957)	k	—
Other liabilities	304	9,362	1,709	—		—		11,375

Total Liabilities	208,085	67,319	690,838	—		(57,957)		908,285
Common Stock	303	—	58	(303)	e	—		75
				17	g	—
Additional paid-in capital	36,344	11,506	98,276	(36,344)	e	(11,506)	j	130,341
				32,065	g
Accumulated deficit	(7,575)	—	(6,675)	7,575	e	—	j	(6,675)
Non controlling interest	—	—	—	—		6,934	i	6,934
Accumulated other
comprehensive income	(1,095)	—	700	1,095	e	—		700

Total Equity	27,977	11,506	92,359	4,105		(4,572)		131,375

Total Liabilities & Equity	$236,062	$78,825	$783,197	$4,105		$62,529		$1,039,660

1.

NCC will acquire 100% of the outstanding stock of United. The merger agreement allows for NCC to pay up to 7.5% of the merger consideration in cash and the remainder in NCC common stock. Each share of United common stock electing cash will receive $1.30 per United share, subject to the cash and share limitations. Each share of United common stock not electing cash will receive 0.057794 shares of NCC common stock. The pro forma information has been prepared assuming that no cash elections are made and that NCC will issue 1,748,346 shares of common stock in the merger.

Detailed below are the preliminary fair value adjustments and related pro forma adjustments assuming the merger was completed on June 30, 2014. These amounts are estimates only and will be refined and based on account balances on the date the merger is completed.

(a)	At the date of merger, the allowance for loan losses of United will be eliminated. The total allowance at June 30, 2014 is $2.3 million. NCC will analyze the loan portfolio of United and record the purchased loans at fair market value. The portion of this adjustment related to credit will be recorded as non-accretable yield, and the portion related to interest rates and other factors will be recorded as accretable yield. Based on preliminary estimates from diligence performed the total fair market value adjustments yield a total discount of $4.6 million, with $3.1 million assigned to loans with evidence of credit deterioration. The current book value of these loans is approximately $18.3 million and will be accounted for as purchased credit impaired loans. These loans were identified during diligence after reviewing current risk ratings, payment history, past due status, loan to collateral values, guarantors, debt service coverage ratios, credit scores and other relevant data to support a decline in credit quality since the date of origination.
(b)	Based on preliminary assessments it is likely that the fair value of this real estate (United’s main office) exceeds the carrying value by approximately $150 thousand.
(c)	Based on deposit balances at June 30, 2014, we expect to record a core deposit intangible asset of approximately $2.2 million. The recorded intangible will be amortized over seven years using an accelerated method of amortization. The actual amount recorded will vary based on actual deposit balances at the date the merger is completed.
(d)	This is an estimate of the deferred tax asset recognized as a result of the purchase accounting entries and related fair market value adjustments.
(e)	Entry to eliminate the equity of United.
(f)	Based on current estimates of fair market value on the June 30, 2014 balance sheet of United, NCC would record approximately $5.0 million of goodwill. A preliminary calculation is shown in the following table:

Purchase Price	$32,082
Equity of United at June 30, 2014	27,977
Core Deposit Intangible Asset	2,246
Deal related expenses paid by United at closing	(1,500)
Write-up of fixed assets	150
Eliminate allowance for loan losses	2,291
Adjust loans to fair market value	(4,577)
Deferred tax asset	514

Adjusted Equity of United	27,102

Goodwill	$4,980

(g)	Entry to record the purchase price and NCC common stock issued to United stockholders.

NCC shares issued	$17
Additional paid in capital on shares	32,065

Purchase Price	$32,082

(h)	Entry to reflect estimated closing costs associated with the transaction paid by United prior to or at closing. This total includes estimated costs for legal, accounting and other costs totaling $500 thousand and cash payments related to termination of employment contracts of United employees totaling $1.0 million.

2.	On August 29, 2014, NCC’s wholly-owned subsidiary, National Bank of Commerce, acquired 70% of CBI for cash totaling $16,180,587 pursuant to a membership interest purchase agreement. Under the terms of CBI’s limited liability company agreement, National Bank of Commerce has an option to purchase the remaining 30% of CBI for a purchase price based on a multiple of CBI’s earnings, which option is exercisable between the fifth and eighth anniversaries of the closing date of the acquisition.

Detailed below are the fair value adjustments and related pro forma adjustments assuming the acquisition of the 70% interest in CBI had been completed on June 30, 2014, and the acquisition-related entries are based on account balances of CBI at that date rather than August 29, 2014, the actual date of acquisition.

(i)	To record the purchase price of $16,180,587 and the related goodwill and non-controlling interest. The purchase price represents 70% of CBI, so the total goodwill of CBI is $23,115,124 and the non-controlling interest fair value at June 30, 2014 is valued at $6,934,538. The amount of the goodwill attributable to the 30% non-controlling interest is $6,934,538, with $16,180,587 attributable to the 70% controlling interest.
(j)	The purchase agreement contemplated that the former members of CBI would distribute all CBI equity at closing. The resulting CBI would initially have no equity.
(k)	CBI funded its operations with a credit facility at an unrelated financial institution. At the closing of the acquisition, the credit facility was paid off entirely and replaced with a credit facility with National Bank of Commerce. This intercompany transaction between National Bank of Commerce and CBI has been eliminated since CBI, as an operating subsidiary of NBC, is included in the consolidated financials of NCC.
(l)	At closing, the allowance for credit losses at CBI was recorded as accretable discount.

The following unaudited pro forma combined condensed statement of income combines the consolidated historical income statements of NCC, United and CBI assuming the companies had been combined as of January 1, 2013 on a purchase accounting basis.

National Commerce Corporation, United Group Banking Company of Florida, Inc.

and CBI Holding Company, LLC

Unaudited Pro Forma Combined Condensed Statement of Income

For the Six Months Ended June 30, 2014

(amounts in thousands)

	Historical			United Pro Forma Adjustments (1)		CBI Pro Forma Adjustments (2)		Pro forma Combined
As if combined January 1, 2014	United	CBI	NCC
Interest on and Dividends on Securities	$528	$—	$711	$—		$—		$1,239
Interest and Fees on Loans	3,590	5,606	11,839	105	a	—		21,140
Interest on federal funds sold and other investments	22	—	107	—		—		129

Total Interest Income	4,140	5,606	12,657	105		—		22,508
Interest on Deposits	450	—	1,074	—		—		1,524
Interest on Borrowed Money	17	867	219	—		—		1,103

Total Interest Expense	467	867	1,293	—		—		2,627
Net Interest Income	3,673	4,739	11,364	105		—		19,881
Provision for Loan Losses	170	166	—	—		—		336

Net Interest Income After Provision for Loan Losses	3,503	4,573	11,364	105		—		19,545
Total Noninterest Income	273	—	2,293	—		—		2,566
Total Noninterest Expenses	3,435	2,466	10,316	195	b	632	d	17,044

Income Before Income Taxes	341	2,107	3,341	(90)		(632)		5,067
Provision for Income Taxes	128	—	1,160	(33)	c	512	e	1,767

Net Income	$212	$2,107	$2,181	$(56)		$(1,144)		$3,300

PER COMMON SHARE
Net Income Basic	$0.01	N/A	$0.38	$(0.03)		N/A		$0.44
Net Income Diluted	$0.01	N/A	$0.38	$(0.03)		N/A		$0.44
Average Diluted Shares Outstanding, Basic	30,251,341	N/A	5,748,154	1,748,346		N/A		7,496,500
Average Diluted Shares Outstanding, Diluted	30,251,341	N/A	5,801,234	1,748,346		N/A		7,549,580

The following unaudited pro forma combined condensed statement of income combines the consolidated historical income statements of NCC, United and CBI assuming the companies had been combined as of January 1, 2013 on a purchase accounting basis.

National Commerce Corporation, United Group Banking Company of Florida, Inc.

and CBI Holding Company, LLC

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2013

(amounts in thousands)

	Historical			United Pro Forma Adjustments (1)		CBI Pro Forma Adjustments (2)		Pro forma Combined
As if combined January 1, 2013	United	CBI	NCC
Interest on and Dividends on Securities	$719	$—	$1,464	$—		$—		$2,183
Interest and Fees on Loans	6,759	10,000	21,642	211	a	—		38,612
Interest on federal funds sold and other investments	33	—	206	—		—		239

Total Interest Income	7,511	10,000	23,312	211		—		41,034
Interest on Deposits	880	—	2,102	—		—		2,982
Interest on Borrowed Money	7	1,546	511	—		—		2,064

Total Interest Expense	887	1,546	2,613	—		—		5,046
Net Interest Income	6,624	8,454	20,699	211		—		35,988
Provision for Loan Losses	479	621	—	—		—		1,100

Net Interest Income After Provision for Loan Losses	6,145	7,833	20,699	211		—		34,888
Total Noninterest Income	390	—	5,302	—		—		5,692
Total Noninterest Expenses	6,348	4,594	19,685	455	b	972	d	32,054

Income Before Income Taxes	187	3,239	6,316	(244)		(972)		8,526
Provision for Income Taxes	105	—	2,310	(90)	c	787	e	3,112

Net Income	$82	$3,239	$4,006	$(154)		$(1,759)		$5,414

PER COMMON SHARE
Net Income Basic	$0.00	N/A	$0.70	$(0.09)		N/A		$0.72
Net Income Diluted	$0.00	N/A	$0.69	$(0.09)		N/A		$0.72
Average Diluted Shares Outstanding, Basic	30,197,077	N/A	5,730,114	1,748,346		N/A		7,478,460
Average Diluted Shares Outstanding, Diluted	30,197,077	N/A	5,764,285	1,748,346		N/A		7,512,631

1.	The pro forma income statements assume that the merger of NCC and United occurred at the beginning of the earliest period presented and purchase accounting marks applied to the United balance sheet as of January 1, 2013.

The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair market value adjustments.

(a)	Entry to record the accretable yield recognized during the period.

(b)	Entry to record the core deposit amortization during the period.

(c)	Entry to record tax effect of the pro forma adjustments.

2.	The pro forma income statements assume that the acquisition of CBI by NCC occurred at the beginning of the earliest period presented and that purchase accounting marks applied to the CBI balance sheet as of January 1, 2013. The historical income statements were not adjusted to reflect the lower funding cost to CBI under its new lending facility with National Bank of Commerce.

The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.
(d)	Entry to record the non-controlling interest in the earnings of CBI.
(e)	Entry to record the related taxes of the CBI earnings. CBI is a pass-through entity and records no federal or state income taxes.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR NCC, UNITED AND CBI

The table below shows the book value, dividends and earnings per share for NCC, United and CBI on a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of NCC, United and CBI using the acquisition method of accounting for business combinations.

The information in the table below should be read in conjunction with NCC’s, United’s and CBI’s respective historical financial statements and related notes, as well as financial data included elsewhere in this joint proxy statement-prospectus. See “Index to Financial Statements” on page F-1 of this joint proxy statement-prospectus.

The pro forma combined information assumes that no United shares are exchanged for cash under the circumstances provided for in the merger agreement.

	At or For the Six Months Ended June 30, 2014	At or For the Year Ended December 31, 2013
Book Value Per Share
NCC	$16.03	$15.52
United	$0.92	$0.89
CBI**	N/A	N/A
Pro forma combined	$17.49	$17.11
United merger equivalent*	$1.01	$0.99
Dividends declared per share
NCC	$—	$—
United	$—	$—
CBI**	N/A	N/A
Pro forma combined	$—	$—
United merger equivalent*	$—	$—
Basic earnings per share
NCC	$0.38	$0.70
United	$0.01	$0.00
CBI**	N/A	N/A
Pro forma combined	$0.44	$0.72
United merger equivalent*	$0.03	$0.04
Diluted earnings per share
NCC	$0.38	$0.69
United	$0.01	$0.00
CBI**	N/A	N/A
Pro forma combined	$0.44	$0.72
United merger equivalent*	$0.03	$0.04

*	Calculated by multiplying the pro forma combined information by the exchange ratio of 0.057794.
**	Since CBI is a limited liability company and does not have common stock, these ratios are inapplicable.

RISK FACTORS

In addition to the other information included in this joint proxy statement-prospectus, you should carefully consider the matters described below in determining whether to authorize, approve and adopt the merger agreement. The following is a discussion of the most significant factors that make an investment in NCC’s common stock speculative or risky, but does not purport to present an exhaustive description of such risks. Unless a contrary meaning is clearly indicated, “we,” “us,” “our,” and similar pronouns used in this section refer to the NCC common stock and NCC’s banking business, which is conducted exclusively through its wholly owned subsidiary, National Bank of Commerce.

Risks Relating to the Merger

The merger consideration is fixed despite any changes in NCC’s or United’s book value or stock prices.

United stockholders will have the opportunity to elect to receive, for each of their shares, either (i) 0.057794 shares of NCC common stock, (ii) $1.30 in cash, without interest, or (iii) a combination of shares of NCC common stock and cash, if the merger is completed. The book value of the NCC common stock to be received, as well as the book value of the United common stock currently owned, may vary between the date of this joint proxy statement-prospectus, the date of the special meetings and the closing of the merger. Such variations may result from changes in the respective companies’ business, operations or prospects, regulatory considerations, general market and economic conditions or other factors. Despite any such variations, the merger consideration that United’s stockholders are entitled to receive will not change.

In addition, there is currently no established public trading market for either NCC’s or United’s common stock. There is no guarantee that a more liquid or regular market for NCC’s common stock will develop after the merger. At the time of the special meetings, you will not know the exact market value of NCC’s common stock.

Because there is no public market for NCC’s common stock, it is difficult to determine the fair value of the merger consideration.

The outstanding shares of NCC’s common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of such common stock. The respective boards of directors of NCC and United did obtain fairness opinions from their financial advisors; however, because there is no public market for NCC’s common stock, such opinions may not be indicative of the fair value of the shares of NCC’s common stock.

The fairness opinions obtained by NCC and United will not be updated before the closing of the merger.

The fairness opinions obtained by NCC and United are dated June 6, 2014, which is the date on which the merger agreement was signed, and speak only as of that date. The financial, market and economic conditions and assumptions that supported the opinions may change prior to the closing of the merger, and, although a condition to the closing of the merger is that the fairness opinions have not been withdrawn, neither Monroe nor FIG is required to update its fairness opinion to take into account such potential changes. For example, the exchange ratio for the merger consideration is fixed, so changes in the market price of NCC’s common stock could result in the ultimate value of the merger consideration differing from the value assumed in the fairness opinions to such an extent that an updated opinion could not be supported. Except with respect to NCC’s acquisition of a controlling interest in CBI, a factoring receivables company, on August 29, 2014 (see “Recent Developments – NCC’s Acquisition of CBI” on page 12, and “Summary Unaudited Pro Forma Condensed Combined Financial Data” on page 15), there have been no material changes in NCC’s or United’s operations or performance, or in any of the projections or assumptions upon which their respective financial advisors based their opinions as to the fairness of the merger consideration to the stockholders of NCC or United from a financial point of view. Please refer to the sections entitled “United and NCC Joint Proposal No. 1 – The Merger; Opinion of United’s

Financial Advisor” and “United and NCC Joint Proposal No. 1 – The Merger; Opinion of NCC’s Financial Advisor” for more information. The financial advisors’ opinions are attached as Appendices D and E to this joint proxy statement-prospectus.

Combining NCC and United may be more difficult, costly or time-consuming than we expect.

NCC and United have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, a disruption of ongoing business, or inconsistencies in the companies’ standards, procedures and policies that would adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. If difficulties arise with respect to the integration process, the economic benefits expected to result from the merger might not occur. As with any merger of financial institutions, there also may be business disruptions that cause the combined company to lose customers or cause customers to move their business to other financial institutions.

NCC and United will be subject to business uncertainties while the merger is pending, which could adversely affect the companies’ respective businesses.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on NCC and United and consequently on the business and stock price of the combined company after the merger. Although the companies intend to take steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others who do business with the companies to change their existing business relationships. Employee retention could be particularly challenging during the merger, as employees may experience uncertainty about their roles in the combined company following the merger. A departure of key employees due to the perceived uncertainty and difficulty of integration or a desire not to remain with the combined company could adversely affect the combined company’s business and the market price of its common stock.

Regulatory approvals obtained in connection with the merger may be modified, suspended or revoked, or may otherwise impose conditions that we are unable to satisfy.

As of the date of this joint proxy statement-prospectus, all approvals and/or waivers required in connection with the merger have been received from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Florida Office of Financial Regulation and the Alabama State Banking Department, and the bank merger has been approved by the OCC. However, there can be no assurance as to whether any deadlines or other conditions imposed in connection with such approvals will be satisfied, or whether such approvals will be later modified, suspended or revoked.

The market price of NCC’s common stock after the merger may be affected by factors different from those affecting the market price of United’s common stock or NCC’s common stock currently.

NCC’s business differs from that of United in some respects and, accordingly, the results of operations and the market price of shares of common stock of the combined company after the merger may be affected by factors different from those currently affecting the independent results of operations of NCC and United. For a discussion of the respective businesses of NCC and United and of certain factors to consider in connection with those businesses, see “Information About United and United Legacy Bank,” beginning on page 156, as well as “Information about NCC and National Bank of Commerce,” beginning on page 106.

The merger agreement limits United’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit United’s ability to discuss competing third-party proposals to acquire all or a significant part of United. In addition, United has agreed to pay NCC a fee of $750,000 if the transaction is terminated because United decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of United from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per-share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per-share price to acquire United than it might otherwise have proposed to pay.

Certain directors and executive officers of United have interests in the merger other than their interests as stockholders.

Certain directors and executive officers of United have interests in the merger other than their interests as stockholders. The board of directors of United was aware of these interests at the time it approved the merger. These interests may cause United’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement – Interests of Certain Persons in the Merger,” beginning on page 92 for additional information.

United stockholders will experience a reduction in their respective percentage ownership interests and effective voting power through their stock ownership in NCC relative to their percentage ownership interest and voting power in United prior to the merger.

If the merger is consummated, and giving full effect to the payment of cash for United shares under the terms of the merger agreement (subject to the cash limitation), current United stockholders would own approximately 21.4% of NCC’s issued and outstanding common stock, based on the number of shares of NCC’s common stock outstanding as of June 30, 2014. Accordingly, even if former stockholders of United were to vote as a group, such a group could still be outvoted by NCC’s other stockholders.

In addition, the current holders of NCC’s common stock will have their ownership interests in NCC diluted by the issuance of common stock to the holders of United common stock. Consequently, while NCC’s current stockholders will still own a majority of NCC’s common stock after the merger, they will have less voting power per share.

Risks Relating to NCC and the Combined Company

We are subject to extensive regulation in the conduct of our business operations, and new regulatory requirements may impose additional costs on us and adversely affect our profitability.

The banking industry is heavily regulated by several governmental agencies. Banking regulations are primarily intended to protect depositors, deposit insurance funds and the banking system as a whole, and not stockholders and other creditors. These regulations affect lending practices, capital structure, investment practices, dividend policy and overall growth, among other things. For example, federal and state consumer protection laws and regulations limit the manner in which we may offer and extend credit. In addition, the laws governing bankruptcy generally favor debtors, making it more expensive and more difficult to collect from customers who become subject to bankruptcy proceedings.

Changes to statutes, regulations or regulatory policies, including changes in the interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways. Such changes could, among other things, subject us to additional costs and lower revenues, limit the types of financial services and products we may offer, ease restrictions on non-banks and thereby enhance their ability to offer competing financial services and products and require a significant amount of management’s time and attention. Failure to comply with statutes, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties or reputational damage, each of which could materially and adversely affect us.

FDIC deposit insurance assessments may continue to materially increase in the future, which would have an adverse effect on earnings.

As a member institution of the Federal Deposit Insurance Corporation (the “FDIC”), National Bank of Commerce is assessed a quarterly deposit insurance premium. Failed banks nationwide have significantly depleted the insurance fund and reduced the ratio of reserves to insured deposits. The FDIC has adopted a Deposit Insurance Fund (“DIF”) Restoration Plan, which requires the DIF to attain a 1.35% reserve ratio by September 30, 2020. As a result of this requirement, National Bank of Commerce could be required to pay significantly higher premiums or additional special assessments that would adversely affect its earnings, thereby reducing the availability of funds to pay dividends to NCC.

As a bank holding company, the sources of funds available to NCC are limited.

Any future constraints on liquidity at the holding company level could impair the ability of NCC to declare and pay dividends on its common stock. In some instances, notice to, or approval from, the Federal Reserve may be required prior to the declaration or payment of dividends. Further, NCC’s operations are primarily conducted by National Bank of Commerce, which is subject to significant regulation. Because NCC’s ability to receive dividends or loans from National Bank of Commerce is restricted, its ability to pay dividends to its own stockholders is also restricted. Specifically, as of June 30, 2014, National Bank of Commerce had a negative retained earnings balance and is currently prohibited by the OCC from paying any dividends on its common stock for as long as the negative balance exists. Dividend payments by National Bank of Commerce in the future will therefore require generation of net income by National Bank of Commerce and could require regulatory approval if any proposed dividends are in excess of prescribed guidelines.

Additionally, the right of a bank holding company to participate in the assets of its subsidiary bank in the event of a bank-level liquidation or reorganization is subject to the claims of the bank’s creditors, including depositors, which take priority, except to the extent that the holding company may be a creditor with a recognized claim.

We could suffer losses from a decline in the credit quality of the assets we hold.

We could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and policies that we believe are appropriate to minimize this risk, including the establishment and review of the allowance for credit losses, periodic assessment of the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations. In particular, we face credit quality risks presented by past, current and potential economic and real estate market conditions.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits.

Consumer and commercial banking are highly competitive industries. Our market areas contain not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions, as well as savings and loan associations, savings banks and credit unions, for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds and several government agencies, as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a long history of successful operations in our market areas and greater ties to local businesses and more expansive banking relationships, as well as more established depositor bases, fewer regulatory constraints and lower cost structures than we do. Competitors with greater resources may possess an advantage through their ability to maintain numerous banking locations in more convenient sites, to conduct more extensive promotional and advertising campaigns or to operate a more developed technology platform. Due to their size, many competitors may offer a broader range of products and services, as well as better pricing for certain products and services than we can offer. Further, increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Technology has lowered barriers to entry and made it possible for banks to compete in our market areas without a retail footprint by offering competitive rates, and for non-banks to offer products and services traditionally provided by banks.

Difficult conditions in the market for financial products and services may materially and adversely affect our business and results of operations.

Dramatic declines in the housing market during recent years, along with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, and, in some cases, to fail. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. Although conditions have improved, a return of these trends could have a material adverse effect on our business and operations. Negative market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provisions for loan and credit losses. Economic deterioration that affects household and/or corporate incomes could also result in reduced demand for credit or fee-based products and services. These conditions would have adverse effects on us and others in the financial services industry.

Our profitability is vulnerable to interest rate fluctuations.

Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on assets (such as loans and securities held in our investment portfolio) and the interest paid for liabilities (such as interest paid on savings and money market accounts and time deposits).

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates are events over which we have no control, and such changes may have an adverse effect on our net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect our assets and liabilities. For example, an increase in interest rates could, among other things, reduce the demand for loans and decrease loan repayment rates. Such an increase could also adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs. Conversely, a decrease in the general level of interest rates could affect us by, among other things, leading to greater competition for deposits and incentivizing borrowers to prepay or refinance their loans more quickly or frequently than they otherwise would. The primary tool that management uses to measure interest rate risk is a simulation model that evaluates the impact of varying levels of prevailing interest rates and the impact on net interest income and the economic value of equity. As of June 30, 2014, this simulation analysis indicated that if prevailing interest rates immediately decreased by 300 basis points, we would expect net interest income to decrease by approximately $2.9 million, or 12.1%, over the next twelve months, and a decline in the economic value of equity of $10.9 million, or 10.5%. We believe this is unlikely based on current interest rate levels. Conversely, if prevailing interest rates immediately increased by 300 basis points, we would expect net interest income to increase by approximately $4.1 million, or 17.1%, over the next twelve months and an increase in the economic value of equity of $1.9 million, or 1.8%. However, fluctuations in interest rates affect different classes of income-earning assets differently, and there can be no assurance as to the actual effect on our results of operations should such an increase or decrease occur.

Generally, the interest rates on our interest-earning assets and interest-bearing liabilities do not change at the same rate, to the same extent or on the same basis. Even assets and liabilities with similar maturities or re-pricing periods may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features that limit changes in interest rates on a short-term basis and over the life of the asset.

Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. Generally, interest rate spreads (the difference between interest rates earned on assets and interest rates paid on liabilities) have narrowed in recent years as a result of changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow even further. This narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income.

We attempt to minimize the adverse effects of changes in interest rates by structuring our asset-liability composition in order to obtain the maximum spread between interest income and interest expense. However, there can be no assurance that we will be successful in minimizing the adverse effects of changes in interest rates. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

External economic factors, such as changes in monetary policy and inflation and deflation, may have an adverse effect on our business, financial condition and results of operations.

Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. Actions by monetary and fiscal authorities, including the Federal Reserve, could lead to inflation, deflation or other economic phenomena that could adversely affect our financial performance. The primary impact of inflation on our operations most likely will be reflected in increased operating costs. Conversely, deflation generally will tend to erode collateral values and diminish loan quality. Virtually all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than general levels of inflation or deflation. Interest rates do not necessarily move in the same direction or by the same magnitude as the prices of goods and services.

Our financial projections are based upon numerous assumptions about future events, and our actual financial performance may differ materially from our projections if our assumptions are inaccurate.

If the communities in which we operate do not grow or if the prevailing economic conditions locally or nationally are less favorable than we have assumed, then our ability to reduce our non-performing loans and other real estate owned portfolios and to implement our business strategies may be adversely affected, and our actual financial performance may be materially different from our projections.

Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market areas even if they do occur. If our senior management team is unable to provide the effective leadership necessary to implement our strategic plan, including the successful integration of United, our actual financial performance may be materially adversely different from our projections. Additionally, to the extent that any component of our strategic plan requires regulatory approval, if we are unable to obtain necessary approval, we will be unable to completely implement our strategy, which may adversely affect our actual financial results. Our inability to successfully implement our strategic plan could adversely affect the price of our common stock.

Our allowance for estimated loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to earnings and adversely impact our financial condition and results of operations.

We maintain an allowance for estimated loan losses that we believe is adequate to absorb any probable losses in our loan portfolio. Management determines the amount of the allowance based upon an analysis of general market conditions, credit quality of our loan portfolio and performance of our customers relative to their financial obligations with us. We periodically evaluate the loan portfolio for risk grading, which can result in changes in our allowance. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and such losses may exceed the allowance for estimated loan losses. Although we believe that our allowance for estimated loan losses is adequate to absorb any probable losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. If actual losses exceed the estimate, the excess losses could adversely affect our net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect new income and capital in those periods. If economic conditions differ substantially from the assumptions used in the estimate, or if the performance of our loan portfolio deteriorates, future losses may occur, and increases in the allowance may be necessary.

Additionally, federal banking regulators, as part of their supervisory function, periodically review the adequacy of our allowance for estimated loan losses. These agencies may require us to establish additional allowances based on their judgment of the information available at the time of their examinations. If these regulatory agencies require us to increase the allowance for estimated loan losses, it would have a negative effect on our results of operations and financial condition. No assurance can be given that we will not sustain loan losses in excess of present or future levels of the allowance for loan losses.

An economic downturn or recession, especially one affecting our market areas, could adversely affect our financial condition, results of operations or cash flows.

Our success depends upon the growth in population, income levels and deposits in our primary market areas, among other things. If the communities in which we operate do not grow, or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. As a community financial institution, we are less able than larger or more regional banks to spread the risk of unfavorable local economic conditions. Unpredictable economic conditions may have an adverse effect on the quality of our loan portfolio and our financial performance. Economic recession over a prolonged period or other economic problems in our market areas could have a material adverse impact on the demand for our products and services. Future adverse changes in the economies of our market areas may have a material adverse effect on our financial condition, results of operations or cash flows. Additionally, the banking industry is affected by general economic conditions, such as inflation, recession, unemployment and other factors beyond our control. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas even if they do occur.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could negatively impact our business.

A significant portion of both NCC’s and United’s respective loan portfolios is secured by either residential or commercial real estate. As of June 30, 2014, NCC had approximately $177.3 million in residential real estate loans and $232.2 million in commercial real estate loans outstanding, representing approximately 30.1% and 39.5%, respectively, of NCC’s total loans outstanding on that date. As of June 30, 2014, United had approximately $34.7 million in residential real estate loans and $78.1 million in commercial real estate loans, representing approximately 22.7% and 51.2%, respectively, of United’s total loans outstanding on that date. On a pro forma basis, the combined entity had approximately $212.0 million in residential real estate loans and $310.3 million in commercial real estate loans outstanding as of June 30, 2014, which would represent approximately 28.6% and 41.9%, respectively, of the combined entity’s total loans outstanding on that date.

There are significant risks associated with real estate-based lending. Real estate collateral may deteriorate in value during the time that credit is extended, in which case we might not be able to sell such collateral for an amount necessary to satisfy a defaulting borrower’s obligation to us. In that event, there could be a material adverse effect on our financial condition and results of operations. Additionally, commercial real estate loans are subject to unique risks. These types of loans are often viewed as having more risks than residential real estate or other consumer loans, primarily because relatively large amounts are loans to a relatively small number of borrowers. Thus, the deterioration of even a small number of these loans could cause a significant increase in the loan loss allowance or loan charge-offs, which in turn could have a material adverse effect on our financial condition and results of operations. Furthermore, commercial real estate loans depend on cash flows from the property securing the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in a local economy in one of our markets or in occupancy rates where a property is located could increase the likelihood of default.

The foregoing risks are enhanced as a result of the limited geographic scope of NCC’s and United’s principal markets. Most of the real estate securing NCC’s and United’s loans is located in Alabama and central Florida, respectively. Because the value of this collateral depends upon local real estate market conditions and is affected by, among other things, neighborhood characteristics, real estate tax rates, the cost of operating the properties and local governmental regulation, adverse changes in any of these factors in Alabama or central Florida could cause a decline in the value of the collateral securing a significant portion of NCC’s or United’s respective loan portfolios. Further, the concentration of real estate collateral in these two markets limits the ability of NCC and United to diversify the risk of such occurrences.

We are subject to environmental risk in our lending activities.

Because a significant portion of our loan portfolio is secured by real property, we may foreclose upon and take title to such property in the ordinary course of business. If hazardous substances are found on such property, we could be liable for remediation costs as well as for personal injury and property damage. Environmental laws might require us to incur substantial expenses, materially reduce the property’s value or limit our ability to use or sell the property. Although management has policies requiring environmental reviews before loans secured by real property are made and before foreclosure is commenced, it is still possible that all environmental risks might not be detected and that the associated costs might have a material adverse effect on our financial condition and results of operations.

Our use of appraisals in deciding whether to make a loan secured by real property does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we generally require an appraisal. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

Our liquidity needs might adversely affect our results of operations and financial condition.

Federal and state banking laws restrict the payment of dividends by banks to their holding companies, and National Bank of Commerce will be subject to these restrictions in paying dividends to NCC. The primary sources of funds for National Bank of Commerce are customer deposits and loan repayments. Loan repayments are subject to the credit risks described above. In addition, deposit levels may be affected by a number of factors, including interest rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Therefore, National Bank of Commerce may be required to rely from time to time on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations or support growth. National Bank of Commerce has lines of credit in place with correspondent banks that we believe are adequate to meet the bank’s liquidity needs. However, there can be no assurance that these arrangements will be sufficient to meet future liquidity needs, particularly if loan demand grows faster than anticipated.

The internal controls we have implemented in order to mitigate risks inherent to the business of banking might fail or be circumvented.

Management regularly reviews and updates our internal controls and procedures that are designed to manage the various risks in our business, including credit risk, operational risk and interest rate risk. No system of controls, however well-designed and operated, can provide absolute assurance that the objectives of the system will be met. If there were a failure of such a system, or if a system were circumvented, there could be a material adverse effect on our financial condition and results of operations.

We are subject to certain capital requirements by regulators.

Applicable regulatory requirements require us to maintain specific capital standards in relation to the respective credit risks of our assets and off-balance sheet exposures. Various components of these requirements are subject to qualitative judgments by regulators. We maintain a “well capitalized” status under the current regulatory framework. Our failure to maintain a “well capitalized” status could affect our customers’ confidence in us, which could adversely affect our ability to do business. In addition, failure to maintain such status could also result in restrictions imposed by our regulators on our growth and other activities. Any such effect on customers or restrictions by our regulators could have a material adverse effect on our financial condition and results of operations.

We may need to raise additional capital in the future, including as a result of potential increased minimum capital thresholds established by regulators, but that capital may not be available when it is needed or may be dilutive to stockholders.

We are required by federal and state regulatory authorities to maintain adequate capital levels to support our operations. New regulations implementing minimum capital standards could require financial institutions to maintain higher minimum capital ratios and may place a greater emphasis on common equity as a component of Tier 1 capital. In order to support our operations and comply with regulatory standards, we may need to raise capital in the future. Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside of our control, on our financial performance and on our successful integration of United. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on favorable terms. The capital and credit markets have experienced significant volatility in recent years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject us to regulatory enforcement action, including receivership. Furthermore, our issuance of additional shares of our common stock could dilute the economic ownership interest of our stockholders.

As a community banking institution, we have lower lending limits and different lending risks than certain of our larger, more diversified competitors.

We are a community banking institution that provides banking services to the local communities in the market areas in which we operate. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to individuals and to small- to medium-sized businesses, which may expose us to greater lending risks than those of banks that lend to larger, better-capitalized businesses with longer operating histories. In addition, our legally mandated lending limits are lower than those of certain of our competitors that have more capital than we do. These lower lending limits may discourage borrowers with lending needs that exceed our limits from doing business with us. We may try to serve such borrowers by selling loan participations to other financial institutions; however, this strategy may not succeed.

Any expansion into new markets or new lines of business might not be successful.

As part of our ongoing strategic plan, we may consider expansion into new geographic markets. Such expansion might take the form of the establishment of de novo branches or the acquisition of existing banks or bank branches. There are considerable costs associated with opening new branches, and new branches generally do not generate sufficient revenues to offset costs until they have been in operation for some time. Additionally, we may consider expansion into new lines of business through the acquisition of third parties or organic growth and development. There are substantial risks associated with such efforts, including risks that (i) revenues from such activities might not be sufficient to offset the development, compliance and other implementation costs; (ii) competing products and services and shifting market preferences might affect the profitability of such activities; and (iii) our internal controls might be inadequate to manage the risks associated with new activities. Furthermore, it is possible that our unfamiliarity with new markets or lines of business might adversely affect the success of such actions. If any such expansions into new geographic or product markets are not successful, there could be an adverse effect on our results of operations and financial condition.

We continually encounter technological change and may have fewer resources than our competitors to continue to invest in technological improvements.

The banking and financial services industries are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to enhancing the level of service provided to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that enhance customer convenience and create additional efficiencies in operations. Many of our competitors have greater resources to invest in technological improvements, and we may not be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Our information systems may experience a failure or interruption.

We rely heavily on communications and information systems to conduct our business. Any failure or interruption in the operation of these systems could impair or prevent the effective operation of our customer relationship management, general ledger, deposit, lending or other functions. While we have policies and procedures designed to prevent or limit the effect of a failure or interruption in the operation of our information systems, there can be no assurance that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures or interruptions impacting our information systems could damage our reputation, result in a loss of customer business, and expose us to additional regulatory scrutiny, civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Confidential customer information transmitted through our online banking service is vulnerable to unauthorized access, and any such unauthorized access could expose us to litigation and adversely affect our reputation and ability to generate deposits.

We provide our customers with the ability to bank online. The secure transmission and storage of information in connection with our online banking services are critical elements of online banking. Our network could be vulnerable to unauthorized access, computer viruses and other malware, phishing schemes and other security failures. We may be required to spend significant capital and other resources to protect against these threats or to alleviate problems caused by such threats. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential customer information, any unauthorized access to such information could expose us to litigation and other possible liabilities. Any inability to prevent these types of security threats could also cause existing customers to lose confidence in our systems and could adversely affect our reputation and ability to generate deposits.

We are dependent upon outside third parties for processing and handling of our records and data.

We rely on software developed by third-party vendors to process various transactions. In some cases, we have contracted with third parties to run their proprietary software on our behalf. These systems include, but are not limited to, general ledger, payroll, employee benefits, loan and deposit processing and securities portfolio accounting. While we perform a review of controls instituted by the applicable vendors over these programs in accordance with industry standards and perform our own testing of user controls, we must rely on the continued maintenance of controls by these third-party vendors, including safeguards over the security of customer data. In addition, we maintain, or contract with third parties to maintain, daily backups of key processing outputs in the event of a failure on the part of any of these systems. Nonetheless, we may incur a temporary disruption in our ability to conduct business or process transactions, or incur damage to our reputation if the third-party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such disruption or a breach of security may have a material adverse effect on us.

Adverse weather or manmade events could negatively affect our core markets or disrupt our operations, which could have an adverse effect upon our business and results of operations.

Our market areas are susceptible to natural disasters, such as hurricanes, tornadoes, tropical storms, other severe weather events and related flooding and wind damage, and manmade disasters, such as the 2010 oil spill in the Gulf of Mexico. These natural disasters could negatively impact regional economic conditions; cause a decline in the value or destruction of mortgaged properties and increase the risk of delinquencies, foreclosures or loss on loans originated by us; damage our banking facilities and offices; and negatively impact our growth strategy. Such weather events could disrupt operations, result in damage to properties and negatively affect the local economies in the markets where we operate. We cannot predict whether or to what extent damage that may be caused by future weather or manmade events will affect our operations or the economies in our current or future market areas, but such events could negatively impact economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of natural or manmade disasters. Further, severe weather, natural disasters, acts of war or terrorism and other external events could adversely affect us in a number of ways, including an increase in delinquencies, bankruptcies or defaults that could result in a higher level of non-performing assets, net charge-offs and provision for loan losses. Such risks could also impair the value of collateral securing loans and hurt our deposit base.

Because our business success depends significantly on key management personnel, the departure of such personnel could impair operations.

We depend heavily upon our senior management and believe that our incentive compensation and employment arrangements enhance our operations and performance. The loss of the services of a member of our senior management, or an inability to attract other experienced banking personnel, could adversely affect our business. Some of these adverse effects could include the loss of personal contacts with existing or potential customers, as well as the loss of special technical knowledge, experience and skills of such individuals who are responsible for our operations.

We currently hold a significant amount of bank-owned life insurance.

At June 30, 2014, we held bank-owned life insurance policies on certain key and former employees and executives, with an aggregate cash surrender value of $8.3 million. The eventual repayment of the cash surrender value is subject to the ability of the various insurance companies to pay death benefits or to return the cash surrender value to us if needed for liquidity purposes. We monitor the financial strength of the various companies with whom we carry these policies. However, any one of these companies could experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. If we need to liquidate these policies, we will be subject to taxation on the increase in cash surrender value and penalties for early termination, both of which would adversely impact earnings.

Risks Related to Ownership of NCC Common Stock

Our common stock does not currently have an established trading market, and a liquid market for our common stock may not develop after the merger.

Our common stock is not currently traded on any securities exchange or quotation system, and a liquid market for the stock does not currently exist and may not develop after the merger. Trading in our common stock is highly sporadic, and as a result, there is no typical number of trades per month. There are currently approximately 424 stockholders of record of our common stock. Following the merger, assuming that no United shares are exchanged for cash under the circumstances provided for in the merger agreement, we estimate that there will be approximately 753 holders of record of our common stock. As a result, it may be difficult for you to sell your shares of our common stock at the times or prices that you desire.

We have not historically paid dividends to our stockholders and cannot guarantee that we will pay dividends to our stockholders in the future, including after the merger.

The holders of our common stock receive dividends if and when declared by our board of directors out of legally available funds. Our board of directors has not declared a dividend on our common stock since our inception and does not expect to do so in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant.

Our principal business operations are conducted through National Bank of Commerce. Cash available to pay dividends to our stockholders is derived primarily, if not entirely, from dividends paid by National Bank of Commerce to us. After the merger, the ability of National Bank of Commerce to pay dividends to us, as well as our ability to pay dividends to our stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Specifically, as of June 30, 2014, National Bank of Commerce had a negative retained earnings balance and is currently prohibited by the OCC from paying any dividends on its common stock for as long as the negative balance exists. Further, any lenders making loans to us may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements. There can be no assurance of whether or when we may pay dividends after the merger.

A future issuance of stock could dilute the value of our common stock.

Our certificate of incorporation permits us to issue 12,500,000 shares of common stock, of which 5,924,579 shares were issued and outstanding as of August 31, 2014. Those shares outstanding do not include the potential issuance of 323,149 shares subject to issuance upon exercise of outstanding stock options and vesting of outstanding performance awards as of August 31, 2014, but they do include the 163,485 shares sold by NCC during July and August of 2014 in a private placement of NCC common stock in connection with NCC’s recent entry into the Vero Beach, Florida market area, which private placement was completed on August 8, 2014. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of common stock.

Our directors and executive officers beneficially own a majority of our common stock and will continue to have significant influence over us, including control over decisions that require the approval of stockholders, until such time as our controlling stockholder conducts a liquidating distribution of the shares of NCC common stock that it holds.

Our directors and executive officers, as a group, beneficially owned approximately 70% of our outstanding common stock as of August 31, 2014, which includes the 3,860,000 shares of the NCC common stock currently owned by Charles Investment Group, LLC, a Delaware limited liability company (“CIG”), of which certain of NCC’s directors and executive officers are controlling members and four NCC directors (Messrs. Holcomb, Murray, McWane and Page) are managers. After giving effect to the consummation of the merger, the directors and executive officers of NCC, as a group, will beneficially own approximately 55% of our outstanding common stock at the closing of the merger assuming that the maximum number of shares of NCC common stock are issued in the merger, or approximately 56% of our outstanding common stock at the closing of the merger assuming that the minimum number of shares of NCC common stock are issued in the merger. As a result of this level of ownership, until such time as CIG conducts a liquidating distribution of the shares of NCC common stock that it holds to its members (which is expected to occur as soon as practicable following the closing of the merger), NCC’s directors and executive officers will have the ability, by taking coordinated action to vote CIG’s shares of NCC common stock, to exercise control over our affairs and policies, including the approval of certain actions such as amending our Certificate of Incorporation (including to eliminate the prohibition on stockholder action by written consent) and Bylaws and taking certain corporate actions (including, without limitation, incurring debt, issuing stock, selling assets and engaging in mergers and acquisitions), appointing members of our management and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in our best interests. The interests of NCC’s directors and executive officers may not be consistent with your interests as a stockholder. This control may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our company.

Certain of our stockholders may be deemed to be acting in concert or otherwise in control of us, which could impose prior approval requirements and result in adverse regulatory consequences for such stockholders.

We are a bank holding company regulated by the Federal Reserve. With certain limited exceptions, federal regulations prohibit potential investors from, directly or indirectly, acquiring ownership or control of, or the power to vote, more than 10% (or more than 5% if the acquirer is a bank holding company) of any class of a bank holding company’s voting securities, or obtaining the ability to control in any manner the election of a majority of directors or otherwise exercising a controlling influence over the bank holding company’s management or policies, without prior notice or application to, and approval of, the Federal Reserve under the Change in Bank Control Act or the Bank Holding Company Act of 1956 (the “BHCA”). Any bank holding company or foreign bank with a U.S. presence also must obtain the approval of the Federal Reserve under the BHCA to acquire or retain more than 5% of another bank holding company’s outstanding voting securities. In addition to regulatory approvals, any stockholder deemed to “control” a bank holding company for purposes of the BHCA would become subject to investment and activity restrictions and ongoing regulation and supervision. Any entity owning 25% or more of any class of our voting securities, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, will be subject to regulation as a “bank holding company” in accordance with the BHCA. Such a holder may be required to divest holdings of 5% or more of the voting securities of investments that may be deemed impermissible for a bank holding company, such as an investment in a company engaged in non-financial activities.

CIG currently owns 3,860,000 shares of our common stock, representing approximately 65% of our issued and outstanding shares as of August 31, 2014. Although CIG intends to make a liquidating distribution of the shares of NCC common stock that it holds to the members of CIG on a pro rata basis as soon as practicable following the closing of the merger, until such distribution occurs, CIG will have the ability to significantly influence and/or control the outcome of all matters submitted to our stockholders for approval and other matters of corporate governance. See “NCC’s Controlling Stockholder – Charles Investment Group, LLC,” beginning on page 116 for additional information.

Your shares of our common stock will not be an insured deposit.

The shares of our common stock to be issued in the merger are not savings or deposit accounts and are not insured by the Deposit Insurance Fund, or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

NCC is an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”), and is, therefore, permitted to, and intends to, take advantage of certain exemptions from certain disclosure requirements. We are an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.0 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this merger, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer,” as defined under the federal securities laws. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters, such as “say on pay” and “say on frequency.” As a result, our stockholders may not have access to certain information that they may deem important. Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

We cannot predict whether investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of these choices, there may be a less active trading market for our common stock, and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company” under the JOBS Act.

Following the completion of the merger, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming, will result in increased costs to us and could have a material adverse effect on our business, results of operations and financial condition.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

When these exemptions cease to apply, we expect to incur additional expenses and to devote increased management effort toward ensuring compliance with them. We will remain an “emerging growth company” for up to five years, although we may cease to be an emerging growth company earlier under certain circumstances. See “– We are an ‘emerging growth company’ under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.” for additional information on when we may cease to be an emerging growth company. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus includes “forward-looking statements.” Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of NCC and United to predict results or the actual effect of future plans or strategies is inherently uncertain. Although NCC and United believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:

•	the costs of integrating NCC’s and United’s operations, which may be greater than expected;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings;

•	restraints on the ability of National Bank of Commerce to pay dividends to NCC, which could limit NCC’s liquidity;

•	losses resulting from a decline in the credit quality of the assets we hold;

•	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•	an economic downturn, especially one affecting our core market areas;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

•	a failure in the internal controls we have implemented to address the risks inherent to the business of banking;

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products or services;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in our information technology systems;

•	unauthorized access to nonpublic personal information of our customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	the departure of key members or our management personnel;

•	an inability of any of the insurance companies with whom we carry bank-owned life insurance policies to pay benefits or return our cash surrender value; and

•	the fact that CIG will retain significant influence over us and key decisions about our business following the merger until such time as it conducts a liquidating distribution of its shares of NCC common stock to its members, which is expected to occur as soon as practicable following the merger.

The cautionary statements in the “Risk Factors” section and elsewhere in this joint proxy statement-prospectus also identify important factors and possible events that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. NCC and United do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

MARKET PRICES OF AND DIVIDENDS ON NCC COMMON STOCK

There is currently no established public trading market for shares of NCC common stock. As a result, any market in NCC common stock prior to the merger should be characterized as illiquid and irregular. As of August 31, 2014, NCC had approximately 320 stockholders of record. The last known privately negotiated trade of NCC common stock of which management of NCC was aware prior to the mailing of this joint proxy statement-prospectus occurred on August 22, 2014 at a price of $16.13 per share, and the last known privately negotiated trade of NCC common stock of which management of NCC was aware prior to the June 6, 2014 announcement of the proposed merger occurred on April 25, 2014 at a price of $15.75 per share.

Additional information available to NCC management regarding the high and low trade prices (to the extent known to management) for NCC common stock is provided below. For quarters where there were no sales of NCC common stock to management’s knowledge, neither high nor low prices are given.

	High	Low
2014
Third Quarter (through August 31, 2014)	$16.13	$15.97
Second Quarter	$15.97	$15.75
First Quarter	—	—

2013
Fourth Quarter	—	—
Third Quarter	$15.15	$15.07
Second Quarter	$15.07	$15.07
First Quarter	$14.98	$14.98

2012
Fourth Quarter	$14.96	$14.96
Third Quarter	$14.89	$14.89
Second Quarter	$14.73	$14.67
First Quarter	—	—

The table above does not include (i) the June 2014 exercise of warrants to purchase an aggregate of 30,000 shares of NCC common stock by two of NCC’s directors at an exercise price of $20.00 per share or (ii) 163,485 shares sold by NCC at $18.35 per share during July and August of 2014 in a private placement of NCC common stock in connection with NCC’s recent entry into the Vero Beach, Florida market area, which private placement was completed on August 8, 2014.

The payment of dividends by NCC and National Bank of Commerce is subject to certain regulations that may limit or prevent the payment of dividends except in certain circumstances. See “Supervision and Regulation – Dividend Restrictions” beginning on page 185. Moreover, the payment of dividends is further subject to the discretion of the boards of directors of NCC and National Bank of Commerce. NCC’s board of directors has not declared a dividend since its inception and does not currently expect to do so in the foreseeable future. As of June 30, 2014, National Bank of Commerce had a negative retained earnings balance and is currently prohibited by the OCC from paying any dividends on its common stock for as long as the negative balance exists.

NCC anticipates that its earnings, if any, will be held for purposes of enhancing its capital and funding future growth. No assurances can be given that any dividends on NCC’s common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

MARKET PRICES OF AND DIVIDENDS ON UNITED COMMON STOCK

There is currently no established public trading market for shares of United common stock. As a result, any market in United common stock prior to the merger should be characterized as illiquid and irregular. As of August 31, 2014, United had approximately 329 stockholders of record. The last known privately negotiated trade of United common stock of which management of United was aware prior to the mailing of this joint proxy statement-prospectus occurred on May 30, 2014 at a price of $1.20 per share, and the last known privately negotiated trade of United common stock of which management of United was aware prior to the June 6, 2014 announcement of the proposed merger occurred on May 30, 2014 at a price of $1.20 per share.

Additional information available to United management regarding the high and low trade prices (to the extent known to management) for United common stock is provided below. For quarters where there were no sales of United common stock to management’s knowledge, neither high nor low prices are given.

	High	Low
2014
Third Quarter (through August 31, 2014)	—	—
Second Quarter	$1.20	$1.20
First Quarter	—	—

2013
Fourth Quarter	$1.25	$1.25
Third Quarter	$1.25	$1.25
Second Quarter	—	—
First Quarter	—	—

2012
Fourth Quarter (1)	—	—
Third Quarter	—	—
Second Quarter	$1.05	$1.25
First Quarter	$1.25	$1.25

(1)	Excludes the repurchase by United of 100,000 shares of its common stock on December 5, 2012 at $1.20 per share.

The payment of dividends by United is subject to certain regulations that may limit or prevent the payment of dividends except in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of the board of directors of United.

THE UNITED SPECIAL MEETING

Purpose

United stockholders are receiving this joint proxy statement-prospectus because on [—], 2014, the record date for a special meeting of stockholders to be held on [—], 2014, at [—] at [—] a.m. local time, they owned shares of the common stock of United, and the board of directors of United is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Each copy of this joint proxy statement-prospectus was mailed to holders of United common stock on or about [—], 2014 and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.

At the meeting, United stockholders will consider and vote upon the merger agreement, the Adjournment Proposal and any other matters that are properly brought before the meeting, or any adjournments(s) of the meeting.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not return your properly executed card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement but will have no effect on the Adjournment Proposal.

Record Date; Quorum and Vote Required

The record date for the United special meeting is [—], 2014. United’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of [—], 2014, there were 30,251,341 shares of United common stock issued and outstanding and entitled to vote at the meeting, including 251,341 shares of non-voting common stock that are, notwithstanding their non-voting designation, entitled to vote on the merger. The issued and outstanding shares are held by approximately [—] holders of record.

The presence, in person or by proxy, of a majority of the shares of United common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of United common stock outstanding on the record date entitles its holder to one vote on the merger agreement, the Adjournment Proposal and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, United will also count as present at the meeting the shares of United common stock present in person but not voting, and the shares of common stock for which United has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “The United Special Meeting – Solicitation and Revocation of Proxies” below. On [—], 2014, the record date for the meeting, there were 30,251,341 shares of United common stock issued and outstanding, including 251,341 shares of non-voting common stock that are, notwithstanding their non-voting designation, entitled to vote on the merger. Therefore, at least 15,125,671 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of United common stock (voting and non-voting) as of the record date for the special meeting. Approval of the Adjournment Proposal requires more votes to be cast in favor of this proposal than the number of votes cast against it.

As of the record date for the meeting, United’s directors and executive officers beneficially owned a total of [—] shares, or approximately [—]% of the issued and outstanding shares, of United common stock. The directors have entered into written agreements with NCC that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

Adjournments or Postponements

In accordance with Florida law, if a quorum is not present or represented at the special meeting of stockholders, then holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Any signed proxies received by United will be voted in favor of an adjournment or postponement in these circumstances. In addition, United stockholders will be asked to approve the Adjournment Proposal, which provides for one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the special meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. Any adjournment or postponement of the special meeting will allow United stockholders who have already sent in their proxies to revoke them at any time before they are used.

Solicitation and Revocation of Proxies

If you have delivered a signed proxy card for the United special meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice revoking your proxy to United’s corporate Secretary prior to the date of the meeting; or

•	submitting a new properly executed proxy that is dated later than your initial proxy.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement and FOR the Adjournment Proposal. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. United’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement and the Adjournment Proposal.

If you hold shares in “street name” with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the approval of the merger agreement or the Adjournment Proposal, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders, but broker non-votes will count for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.

United will bear the cost of soliciting proxies from its stockholders. United will solicit stockholder votes by mail, and may also solicit certain stockholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. United will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

How to Vote Your Shares

Please follow the instructions on your enclosed proxy card.

“Street name” stockholders (i.e., those who own their shares in the name of a broker, bank or other fiduciary) should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name stockholder, and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

United’s stockholders have dissenters’ rights with respect to the merger under Florida law. Stockholders who wish to assert their dissenters’ rights and comply with the procedural requirements of the FBCA will be entitled to receive payment of the fair value of their shares in cash in accordance with Florida law. For more information regarding the exercise of these rights, see “Dissenters’ Rights of Appraisal – United Stockholders” beginning on page 98.

Recommendation of the Board of Directors of United

United’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of United and its stockholders and recommends that you vote FOR approval of the merger agreement and FOR approval of the Adjournment Proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, United’s board of directors, among other things, consulted with its legal advisor, Smith Mackinnon, PA, regarding the legal terms of the merger agreement, and with its financial advisor, Monroe Financial Partners, Inc., regarding the fairness of the merger consideration to United’s stockholders from a financial point of view. For a discussion of the factors considered by the board of directors in reaching its conclusion, see, “United and NCC Joint Proposal No. 1 – The Merger; Background of the Merger” beginning on page 48, and “– Reasons for the Merger – United” beginning on page 51.

Stockholders should note that certain of United’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as stockholders of United. See “The Merger Agreement – Interests of Certain Persons in the Merger” beginning on page 92.

THE NCC SPECIAL MEETING

Purpose

NCC stockholders have received this joint proxy statement-prospectus because on [—], 2014, the record date for a special meeting of stockholders to be held on [—], 2014, at [—], at [—] local time, they owned shares of the common stock of NCC, and the board of directors of NCC is soliciting proxies for the matter to be voted on at this special meeting, as described in more detail below. Each copy of this joint proxy statement-prospectus was mailed to holders of NCC common stock on or about [—], 2014 and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the meeting.

At the meeting, NCC stockholders will consider and vote upon the merger agreement and any other matters that are properly brought before the meeting or any adjournment(s) of the meeting.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting in case your plans change. In the event that other matters arise at the special meeting, the proxy holder will vote your shares according to his or her discretion.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required

The record date for the NCC special meeting is [—], 2014. NCC’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of [—], 2014, there were [—] shares of NCC common stock issued and outstanding and entitled to vote at the meeting. The issued and outstanding shares are held by approximately [—] holders of record.

The presence, in person or by proxy, of a majority of the shares of NCC common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of NCC common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, NCC will also count as present at the meeting the shares of NCC common stock present in person but not voting, and the shares of common stock for which NCC has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “– Solicitation and Revocation of Proxies” below. On [—], 2014, the record date for the meeting, there were [—] shares of NCC common stock issued and outstanding. Therefore, at least [—] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of NCC common stock as of the record date for the special meeting.

As of the record date for the special meeting, directors and executive officers of NCC had or shared voting or dispositive power over approximately [—]% of the issued and outstanding shares of NCC common stock, which includes the 3,860,000 shares of NCC common stock currently owned by CIG. The shares owned by CIG represented [—]% of the outstanding shares of NCC common stock as of the record date. Certain directors and executive officers of NCC own approximately 52.5% of the membership interests of CIG, and four of NCC’s directors, Messrs. Holcomb, Murray, McWane and Page, serve as the managers of CIG. CIG has entered into a written agreement with United providing that it will vote the shares of NCC common stock over which it has voting control, subject to its duties or obligations as a registered bank holding company and as otherwise required by applicable law, in favor of the merger agreement. It is also anticipated that NCC’s directors and executive officers will vote any shares of NCC common stock that they hold directly in favor of the merger agreement. Based on the legal commitment of CIG to vote its shares of NCC common stock in favor of the merger, the merger will be approved by NCC’s stockholders regardless of how many other NCC stockholders vote against the merger.

Adjournments or Postponements

In accordance with NCC’s bylaws, if a quorum is not present or represented at the special meeting of stockholders, then the stockholders entitled to vote at the meeting (whether present in person or represented by proxy) will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the special meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. Any signed proxies received by NCC will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting will allow NCC stockholders who have already sent in their proxies to revoke them at any time before they are used.

Solicitation and Revocation of Proxies

If you have delivered a signed proxy card for the NCC special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice revoking your proxy to NCC’s corporate Secretary prior to the date of the meeting; or

•	submitting a new properly executed proxy that is dated later than your initial proxy.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. NCC’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If you hold shares in “street name” with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matter being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders, but broker non-votes will count for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the Adjournment Proposal. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.

NCC will bear the cost of soliciting proxies from its stockholders. NCC will solicit stockholder votes by mail, and may also solicit certain stockholders by other means of communication, including telephone or in person. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. NCC will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

How to Vote Your Shares

Please follow the instructions on your enclosed proxy card.

“Street name” stockholders (i.e., those who own their shares in the name of a broker, bank or other fiduciary) should refer to the information you receive from your broker to see which voting methods are available to you. Please note, if you are a street name stockholder, and wish to vote in person at the special meeting, you must obtain a proxy executed in your favor from your broker to be able to vote at the special meeting.

Dissenters’ Rights

NCC’s stockholders have dissenters’ rights with respect to the merger under Delaware law. Stockholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares in cash in accordance with Delaware law. For more information regarding the exercise of these rights, see “Dissenters’ Rights of Appraisal – NCC Stockholders” beginning on page  101.

Recommendation of the Board of Directors of NCC

NCC’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of NCC and its stockholders and recommends that you vote FOR approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, NCC’s board of directors, among other things, consulted with its legal advisor, Maynard, Cooper & Gale, P.C., regarding the legal terms of the merger agreement, and with its financial advisor, FIG, regarding the fairness of the merger consideration to NCC’s stockholders from a financial point of view. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “United and NCC Joint Proposal No. 1 – The Merger; Background of the Merger” beginning on page 48, and “– Reasons for the Merger – NCC” beginning on page 51.

UNITED AND NCC JOINT PROPOSAL NO. 1 – THE MERGER

Structure of the Merger

The merger agreement provides that United stockholders will have the opportunity to elect to receive, for each of their shares of United common stock, either (i) 0.057794 shares of NCC common stock, (ii) $1.30 in cash, without interest, or (iii) a combination of shares of NCC common stock and cash. However, the number of shares of United common stock for which NCC has agreed to pay cash is limited to 2,268,851, and the total amount of cash to be paid (other than with respect to fractional shares) is limited to $2,949,506.30. After the merger is completed, and assuming that the amount of cash paid to electing United stockholders is equal to the cash limitation, we expect that current NCC stockholders will own approximately 78.6% of the issued and outstanding common stock of the combined entity, and current United stockholders will own approximately 21.4% of the issued and outstanding common stock of the combined entity. Assuming that there are no cash elections, we expect that current NCC stockholders will own approximately 77.2% of the issued and outstanding common stock of the combined entity, and current United stockholders will own approximately 22.8% of the issued and outstanding common stock of the combined entity.

Background of the Merger

United’s board regularly assesses strategic alternatives for maximizing stockholder value. Upon acquiring control of United in early 2010, the initial focus of the board and management team of United was to reduce the bank’s level of problem assets, to institute improved controls and procedures and to restore United to profitability. In connection with the improvements that resulted from this initial focus, the board of United continued to assess alternatives for future growth and maximization of stockholder value. As the board considered various potential options, the board was cognizant of the benefits of being part of a larger organization, in which operating costs and regulatory compliance costs can be shared across a larger revenue base, and in which a larger capital base allows the organization to serve more and larger customers.

In contemplating United’s strategic options, the board also found it important to consider a possible merger partner that shared the board’s desire to maximize stockholder value while providing outstanding service to the communities and customers that United serves. Members of United’s and NCC’s boards and management teams had known each other for several years, and, as a result, the board and management team of United were familiar with the past performance and success of certain members of the NCC board and management team, specifically the results achieved while these individuals served at another banking organization. This knowledge provided United’s board and management with insight as to the performance and growth expectations and philosophy of service of NCC.

Like United’s board, NCC’s board engages in regular assessments of strategic alternatives for maximizing stockholder value. NCC’s objective is to build, through organic growth and acquisitions, a community banking organization of sufficient size to address efficiently the compliance and capital requirements presented by an uncertain regulatory and economic environment, while enhancing stockholder value, expanding product lines and continuing to deliver personalized customer service with local decision-making. Based on their experience from serving at another banking organization, NCC’s board and management team believes that a well-planned strategy to acquire well-managed community banks in markets with good growth potential can lead to enhanced stockholder value. Discussions about potential acquisition strategies and targets are regularly held at NCC’s board meetings, and the NCC board encourages management’s pursuit of discussions with potential merger partners. From time to time, NCC’s executive officers engage in informal, non-binding discussions with potential acquisition candidates. Because members of NCC’s management team had known members of United’s management team for several years and believed that the two management teams had similar cultures and management goals, NCC maintained contact with David G. Powers, United’s President and Chief Executive Officer, including visiting with him at industry conferences and during other visits to the Orlando area. While no specific merger discussions were held at such meetings, the parties did discuss operating strategies, philosophies and challenges. In addition, Mr. Powers and Donald F. Wright, a member of the United board of directors, visited John H. Holcomb, III, NCC’s Chairman and Chief Executive Officer, in his office at NCC’s headquarters in Birmingham on June 5, 2013. The three discussed their respective companies’ progress and general business conditions, as well as the similar cultures of United and NCC, but they did not discuss a potential merger at this meeting.

In the fall of 2013, the NCC management team decided to engage in discussions with Mr. Powers to explore a merger of NCC and United, and NCC’s Vice Chairman and Chief Financial Officer, William E. Matthews, V, called Mr. Powers to discuss the possibility of further exploring such a concept. No pricing or valuation discussions were held at this time, but the parties exchanged thoughts about community banking, strategy, philosophies and goals. Both parties agreed that there was sufficient common ground strategically and culturally to warrant further discussions. At this point, the parties agreed to hold an in-person meeting to further discuss a merger.

On January 6 and 7, 2014, Mr. Powers met with Mr. Holcomb, Mr. Matthews and NCC’s President and Chief Operating Officer, Richard Murray, IV, at Lake Martin, Alabama. The discussions centered on the potential for the two companies to merge, the benefits to each of combining with one another and the subsequent growth strategy that the combined company could pursue in Florida based upon the combined strengths of United and NCC. The parties also discussed their mutual desire and plan to grow the size and profitability of the combined company. Additionally, the parties discussed the relative value of the two organizations, including their book values and other factors such as earnings, asset quality and growth. Both parties agreed that there was merit to further discussions of a merger, and each agreed to review the matter further and begin internal discussions and analyses. NCC and United entered into a confidentiality agreement on January 7, 2014.

Subsequent telephone discussions were held and information exchanged, and, on February 5, 2014, Mr. Matthews met Mr. Powers in Orlando, Florida. At the meeting, they discussed a potential merger, and Mr. Matthews told Mr. Powers that he would be preparing an indication of interest letter to express NCC’s interest in merging with United.

On February 12, 2014, Mr. Matthews sent such a non-binding indication, proposing a merger with a share exchange ratio of 0.057794 NCC shares for each United share, with up to 5% of the purchase price in cash at a price of $1.30 per United share. The share exchange ratio proposed by Mr. Matthews was based on and derived from the relative contributions by NCC and United to the combined stockholders’ equity of a combined entity as of January 31, 2014. Mr. Powers reviewed the indication of interest letter and discussed the letter with Mr. Matthews.

On March 5, 2014, Mr. Holcomb and Mr. Matthews traveled to Orlando to meet with Mr. Powers and other executive officers of United, including Michael Scures, Shirley Tyler and David McLeod. The parties discussed their backgrounds and shared thoughts on their operating beliefs and the cultural similarities of the two organizations. On the same day, Mr. Powers, Mr. Holcomb and Mr. Matthews met with United board members Richard McCree, Michael Hattaway, Timothy Murphy and Donald Wright to discuss the opportunities available to the two companies on a combined basis versus remaining as independent organizations, the operating philosophy and strategy of each company, and the cultural similarities. They also discussed each party’s desire to have an exchange of value that would be fair to the stockholders of each company and that would allow the combined entity to then grow and maximize value for the combined stockholder base. On March 7, 2014, Mr. Matthews provided a revised indication of interest letter with the same exchange ratio as previously proposed, along with some additional terms, primarily relating to the proposed terms of continued employment of certain executives of United following a merger. Each party agreed to allow the other party to conduct due diligence to confirm their interest in proceeding further. NCC’s due diligence team traveled to United’s main office and performed due diligence on United’s books and records from April 14-17, 2014. Such due diligence confirmed NCC’s desire to proceed forward with a proposal for United, and, on April 21, 2014, Mr. Matthews amended the indication of interest letter and submitted another revision, including an increase in the cash portion of the merger consideration to up to 7.5% of the total consideration.

Throughout the discussions described above, NCC management kept the NCC board of directors apprised of the progress of discussions with United and the pro forma impact of a potential merger.

At meetings of the United board during March and April of 2014, United’s management apprised United’s directors of the progress of discussions with NCC, and the United board authorized further discussions with NCC. United’s due diligence team traveled to NCC’s main office and performed due diligence on NCC’s books and records on May 5-6, 2014. Such due diligence review confirmed United’s desire to proceed with the merger discussions.

United management updated the United board of directors of the progress of discussions with NCC at a meeting of the United directors in May 2014.

During the months of April, May and June, the parties and their advisors negotiated the terms of the merger agreement and continued the due diligence process.

On June 4, 2014, NCC’s board of directors held a meeting at which representatives of FIG Partners LLC and Maynard, Cooper, & Gale, P.C. were present. The purpose of the meeting was to review the terms of the merger agreement. At the meeting, representatives of FIG provided the board with its analysis of the fairness of the merger consideration to NCC’s stockholders from a financial point of view, and counsel reviewed the board’s fiduciary duties and the terms and conditions of the merger agreement. Following a discussion of these matters and the other factors listed below under “– Reasons for the Merger – NCC,” the board concluded that the proposed merger was fair to and in the best interest of NCC and its stockholders and approved the merger agreement in substantially the form presented, with NCC’s executive officers being authorized to negotiate, execute and deliver the final agreement on behalf of NCC.

On June 6, 2014, United’s board of directors met with a representative of Monroe Financial Partners, Inc. and a representative of Smith Mackinnon, PA to review the terms of the merger agreement. At the meeting, a representative of Monroe Financial Partners, Inc. provided the board with its analysis of the fairness of the merger consideration to United’s stockholders from a financial point of view and also provided an opinion that the consideration to be received by United’s stockholders in the merger is fair from a financial point of view. Counsel also reviewed the board’s fiduciary duties and the terms and conditions of the merger agreement. Following a discussion of these matters and the other factors listed below under “– Reasons for the Merger – United,” the board concluded that the proposed merger was fair to and in the best interest of United and its stockholders and approved the merger agreement in substantially the form presented, with United’s executive officers being authorized to negotiate, execute and deliver the final agreement on behalf of United.

The parties executed the merger agreement on June 6, 2014 and issued a press release announcing the proposed merger on the same day.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s length negotiations between NCC’s and United’s representatives. The following discussion of the information and factors considered by the NCC and United boards of directors is not intended to be exhaustive but includes all of the material factors the respective boards considered in determining whether to enter into the merger agreement. In reaching their determinations to approve the merger and to recommend that their respective stockholders approve the merger, neither the NCC board of directors nor the United board of directors assigned any relative or specific weight to the following factors, and individual directors may have given certain factors greater weight than others.

United

In deciding to engage in the merger transaction, United’s board of directors consulted with its management, as well as its legal counsel and financial advisor, and considered numerous factors, including the following:

•	the value of the consideration to be received by United’s stockholders compared to stockholder value of United as an independent entity;

•	information concerning business, operations, earnings, asset quality, and financial condition, prospects, and capital levels of United and NCC, both individually and as a combined entity;

•	the perceived risks and uncertainties attendant to United’s operation as an independent banking organization, including risks and uncertainties related to the continuing low-interest rate environment and the high and increasing cost of regulatory compliance;

•	the enhanced capital position and earnings of the combined entity on a pro forma basis, and the potential positive implications for the ability to grow;

•	the compatibility of NCC’s management team, strategic objectives, culture and geographic footprint with those of United;

•	the various effects of NCC becoming a reporting company under the Exchange Act as a result of the merger;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger;

•	the increased importance of scale in the banking industry and the fact that the merger would increase the pro forma combined company’s size to approximately $1 billion in total assets;

•	the receipt of the stock consideration by United’s stockholders on a tax-free basis;

•	the opinion of Monroe Financial Partners that the consideration to be received by United’s stockholders in the merger is fair from a financial point of view; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

NCC

In deciding to engage in the merger transaction, NCC’s management and board of directors considered, among other things, the following:

•	information concerning the business, operations, earnings, asset quality, and financial condition of United and United Legacy Bank;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of United’s common stock;

•	the ability of United’s operations to contribute to NCC’s earnings after the merger;

•	the recent comparative earnings and financial performance of United and NCC;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the financial terms of such business combinations with the terms of the proposed merger;

•	the market for alternative merger or acquisition transactions in the banking industry and the likelihood of other material strategic transactions;

•	the increased importance of scale in the banking industry and the fact that the merger would increase NCC’s size to approximately $1 billion in total assets and provide NCC’s banking franchise with additional access to a broader base of middle market and small business prospects;

•	the various effects of NCC becoming a reporting company under the Exchange Act as a result of the merger;

•	the compatibility of United’s management team, strategic objectives, culture and geographic footprint with those of NCC;

•	United’s familiarity with the central Florida market;

•	the opportunity to leverage the infrastructure of NCC and National Bank of Commerce;

•	the nonfinancial terms of the merger, including the treatment of the merger as a tax-free reorganization for U.S. federal income tax purposes;

•	the opinion of FIG that the consideration to be provided to United’s stockholders in the merger is fair, from a financial point of view, to the stockholders of NCC; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

Opinion of United’s Financial Advisor

United retained Monroe Financial Partners, Inc. (“Monroe”) to act as its financial advisor in connection with the merger and participate in certain negotiations leading to the merger. As part of its engagement, United requested that Monroe provide it an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of United. Monroe is a nationally recognized investment banking firm that provides specialized corporate finance and investment research services to financial services companies. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. United selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise, and reputation in such capacity.

On June 6, 2014, Monroe rendered its fairness opinion to the board of directors of United that, as of such date and based upon and subject to various matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the stockholders of United. The full text of the fairness opinion is attached to this joint proxy statement-prospectus as Appendix D.

Monroe’s opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any United stockholder as to how the stockholder should vote at the United stockholder meeting. The summary of the opinion of Monroe set forth in this joint statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

You should consider the following when reading the discussion of Monroe’s opinion in this document:

•	The summary of Monroe’s opinion set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion that is attached to this joint proxy statement-prospectus as Appendix D. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Monroe in connection with its opinion.

•	Monroe’s opinion speaks only as of the date of the opinion. The opinion was directed to United’s board of directors and is directed only to the fairness of the merger consideration to the United stockholders, from a financial point of view. It does not address the board’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any stockholder as to how he or she should vote at the special meeting with respect to the merger or any other matter.

In connection with its written opinion dated June 6, 2014, Monroe reviewed and considered, among other things:

•	the merger agreement;

•	audited financial information of United for the years ending December 31, 2010 through 2013 and unaudited financial information for the three months ended March 31, 2014;

•	audited financial information of NCC for the years ending December 31, 2010 through 2013 and unaudited financial information for the three months ended March 31, 2014; and

•	certain financial statements and other historical financial information of United and NCC that Monroe deemed relevant in determining the parties’ financial capacity to undertake the merger.

In addition, Monroe:

•	held discussions with members of the managements of both United and NCC regarding historical and current business operations, financial condition, and future prospects of their respective companies;

•	reviewed the historical market prices and any trading activity for the common stock of both United and NCC;

•	compared the results of operations of United and NCC with those of certain banking companies which were deemed to be comparable and relevant;

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations;

•	considered the current market environment generally and the commercial banking environment in particular; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Monroe deemed relevant.

Monroe relied, without independent verification, upon the accuracy and completeness of the information provided to it by United and NCC for the purposes of its opinion. Monroe further relied on the assurances of the senior management of each of United and NCC that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Monroe assumed that there had been no material change in the assets, financial condition, results of operations, business or prospects of United and NCC since the date of the most recent financial statements made available to Monroe. Monroe did not undertake any independent evaluation or appraisal of the assets and liabilities of United or NCC, nor was it furnished with any appraisals. Monroe is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses, and it has not reviewed any individual credit files of United or NCC. Monroe assumed that the respective allowances for loan losses of United and NCC are adequate to cover such losses.

Any estimates for United and NCC contained in Monroe’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Monroe assumed that any projections provided or approved by United and NCC were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management. Monroe assumed such forecasts and projections would be realized in the amounts and at the times contemplated thereby.

Monroe’s opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Monroe as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Monroe’s views. Monroe has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Monroe expressed no opinion as to any of the legal, regulatory, tax or accounting matters relating to the merger or any other transactions contemplated in connection with the merger.

In rendering the fairness opinion, Monroe performed a variety of financial analyses. The following is a summary of the material analyses performed by Monroe, but is not a complete description of all the analyses underlying Monroe’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgment as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Monroe, and not merely the result of mathematical analysis of financial data. Monroe did not attribute particular weight to any analysis or factor considered by it. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Monroe believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Monroe’s opinion. Also, no company included in Monroe’s comparative analysis described below is identical to United or NCC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of United and NCC and the companies to which they are being compared.

In performing its analyses, Monroe made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which cannot be predicted and are beyond the control of United, NCC and Monroe. The analyses performed by Monroe are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Monroe prepared its analyses solely for the purposes of rendering its opinion and provided its analyses to the United board at its June 6, 2014 meeting when the merger agreement was considered. Estimates of the values of the companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.

The analyses and opinion of Monroe were among a number of factors taken into consideration by the board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of the board or management with respect to the fairness of the merger.

Summary of the Proposed Merger. Pursuant to the merger agreement, the outstanding shares of United common stock will be converted into the right to receive 0.057794 shares of NCC. In addition, holders of up to 2,268,851 shares of United common stock will be provided with an opportunity to elect to receive cash consideration of $1.30 per share in lieu of receiving NCC common stock. Based on NCC’s March 31, 2014 book value of $15.75 per share, the stock portion of the merger consideration is equal to $0.91 per share and the total merger consideration is equal to $0.94 per share, assuming maximum cash election shares.

Based upon financial information at or for the twelve months ended March 31, 2014, Monroe calculated the following merger transaction ratios:

Merger Consideration	Stock	Cash	Total
Exchange Ratio	0.057794
United Shares Exchanged	27,982,490	2,268,851	30,251,341
NCC Shares Received	1,617,220	N/A
NCC Book Value (3/31/14)	$15.75
Indicated Consideration Value	$25,471,215	$2,949,506	$28,420,721
Indicated Per Share Value	$0.91	$1.30	$0.94

Merger Multiples
(3/31/14)
Stated Book Value			104.1%
Tangible Book Value			104.1%
Last Twelve Months Earnings			NM
Total Assets			12.3%
Total Deposits			14.4%
Core Deposit Premium			0.7%

Contribution Analysis. Monroe computed the contribution of NCC and United to various elements of the combined company on a pro forma basis. The following table compares the pro forma ownership in the combined company to each company’s respective contribution to various financial components of the pro forma company:

	Contribution
	NCC	United
Balance Sheet at March 31, 2014
Total Assets	76.4%	23.6%
Total Gross Loans	79.3%	20.7%
Total Non Performing Assets	61.7%	38.3%
Total Deposits	76.3%	23.7%
Tangible Common Equity	76.8%	23.2%
Income Statement for Twelve Months Ended March 31, 2014
Net Interest Income	75.8%	24.2%
Net Income (Bank only)	89.2%	10.8%
Average Contribution	79.0%	21.0%

Pro Forma Ownership	78.1%	21.9%

Financial Impact Analysis. Monroe evaluated the pro forma effects of the merger on selected financial data of United, assuming management’s projections for United and certain merger-related accounting adjustments. The analysis indicated that the merger is expected to be accretive to United’s estimated earnings per share and United’s tangible book value per share. Monroe noted that the financial impact analysis assumes a 100% stock transaction. Monroe also noted that NCC would remain well-capitalized from a regulatory standpoint following the merger.

Recent Financial Performance – United. Monroe reviewed United’s recent financial performance, including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality, and capitalization levels. Monroe’s analysis included an assessment of United’s current capital position, especially its compliance with the regulatory minimums. Monroe noted that as of March 31, 2014, United’s Tier one leverage ratio was 9.05% and the total risk-based capital ratio was 13.05%.

Analysis of Comparable Merger Transactions. Monroe compared the financial terms of certain recent merger and acquisition transactions in the commercial banking industry, particularly those it deemed similar to the terms of the merger.

Southeast Merger Transactions. Monroe selected a group of comparable bank merger and acquisition transactions occurring in the southeastern United States and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected 11 bank merger and acquisition transactions (the “Southeast Merger Peer Group”) according to the following criteria:

•	Merger and acquisition transactions announced during the twelve months ended June 6, 2014;

•	Seller’s total assets less than $500 million;

•	Seller’s total nonperforming assets to total assets ratio less than 2%; and

•	Seller located within the southeastern United States.

Florida Merger Transactions. Monroe selected a group of comparable Florida bank merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected seven bank merger and acquisition transactions (the “Florida Merger Peer Group”) according to the following criteria:

•	Merger and acquisition transactions announced during the twelve months ended June 6, 2014;

•	Seller’s total assets less than $1 billion; and

•	Seller located in Florida.

National Merger Transactions. Monroe selected a group of comparable bank merger and acquisition transactions throughout the United States and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Monroe selected 50 bank merger and acquisition transactions (the “National Merger Peer Group”) according to the following criteria:

•	Merger and acquisition transactions announced during the twelve months ended June 6, 2014;

•	Seller’s total assets less than $500 million; and

•	Seller’s total nonperforming assets to total assets ratio less than 2%.

Monroe then compared the implied value of the merger to United’s tangible book value, projected 2014 earnings, total assets, total deposits, and core deposits with the same metrics for the Southeast, Florida and National Merger Peer Groups. The tables below compare the mean, high, and low multiples of the identified transactions with those of the merger:

Comparable Transaction Analysis – Southeast Merger Peer Group

			Comparable Transactions
Pricing Multiples	United Indicators		Mean		High		Low
Purchase Price % of Tangible Book Value	104.1%		130.3%		196.4%		86.7%
Purchase Price as a Multiple of LTM Earnings	33.9	x	11.5	x	22.5	x	6.8	x
Purchase Price % of Total Assets	12.3%		13.4%		21.1%		7.1%
Purchase Price % of Total Deposits	14.4%		15.9%		25.7%		8.7%
Core Deposit Premium	0.7%		3.4%		10.6%		(2.1)%

Comparable Transaction Analysis – Florida Merger Peer Group

			Comparable Transactions
Pricing Multiples	United Indicators		Mean		High		Low
Purchase Price % of Tangible Book Value	104.1%		113.1%		146.8%		54.4%
Purchase Price as a Multiple of LTM Earnings	33.9	x	17.1	x	22.0	x	14.0	x
Purchase Price % of Total Assets	12.3%		8.4%		13.8%		1.4%
Purchase Price % of Total Deposits	14.4%		9.4%		15.5%		1.4%
Core Deposit Premium	0.7%		1.9%		5.3%		(1.3)%

Comparable Transaction Analysis – National Merger Peer Group

			Comparable Transactions
Pricing Multiples	United Indicators		Mean		High		Low
Purchase Price % of Tangible Book Value	104.1%		136.9%		260.6%		82.9%
Purchase Price as a Multiple of LTM Earnings	33.9	x	15.4	x	29.4	x	6.8	x
Purchase Price % of Total Assets	12.3%		13.6%		25.6%		7.0%
Purchase Price % of Total Deposits	14.4%		15.7%		34.2%		4.2%
Core Deposit Premium	0.7%		4.4%		14.1%		(4.3)%

Discounted Cash Flow Analysis. Monroe performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that United could provide to its stockholders on a stand-alone basis through December 31, 2018 under various circumstances, assuming it performed in accordance with the projections provided by United’s management. These projections indicated a 13% compound annual growth rate in assets, a 6% compound annual growth rate in shareholders’ equity and a 36% compound annual growth rate in net income. Monroe considered these projections to be reasonable given United’s recent history and financial performance.

In order to derive the terminal value of the United common stock in the discounted cash flow analysis, Monroe applied an average price to last twelve months earnings multiple of 14.7x to projected fiscal year 2018 earnings ($0.09 per share) and an average price to tangible book value multiple of 127% to projected fiscal year 2018 tangible book value ($1.17 per share). The pricing multiples were derived from the average of the three selected merger peer groups used above. Both of the resulting terminal values were then discounted to the present value at a discount rate of 13.20%, chosen to reflect the desired return for the risk of owning United’s common stock in the current environment. These values were averaged to derive a single indicated value under the discounted cash flow analysis. On the basis of these assumptions, Monroe calculated that the present value of United under the discounted cash flow analysis, at a 13.20% discount rate, was $0.79 per share, which is below the total merger consideration of $0.94 per share.

In order to derive the impact of changes in price to tangible book value multiples and discount rates to the terminal value of United common stock, Monroe applied multiples of tangible book value ranging from 100% to 200% to projected fiscal year 2018 tangible book value and discount rates ranging from 12.0% to 16.0%. The imputed range of per share values of United common stock, based on tangible book value multiples, is illustrated below:

		Price to Tangible Book Multiples
		100%	125%	150%	175%	200%
Discount Rate	12.0%	$0.68	$0.85	$1.03	$1.20	$1.37
	14.0%	$0.63	$0.79	$0.94	$1.10	$1.26
	16.0%	$0.58	$0.72	$0.87	$1.01	$1.16

Monroe noted that the total merger consideration provided for in the merger is $0.94 per share, which is within the range of per-share values determined.

In order to derive the impact of changes in price to earnings multiples and discount rates to the terminal value of United common stock, Monroe applied multiples of last twelve months earnings ranging from 12.0x to 20.0x to projected fiscal year 2018 earnings and discount rates ranging from 12.0% to 16.0%. The imputed range of per-share values of United common stock, based on the last twelve months’ earnings multiples, is illustrated below:

		Price to Earnings Sales Multiples
		12.0x	14.0x	16.0x	18.0x	20.0x
Discount Rate	12.0%	$0.66	$0.77	$0.88	$0.98	$1.09
	14.0%	$0.60	$0.70	$0.80	$0.91	$1.01
	16.0%	$0.56	$0.65	$0.74	$0.83	$0.93

Monroe noted that the total merger consideration provided for in the merger is $0.94 per share, which is within the range of per-share values determined.

Monroe also considered the overall sensitivity to United’s projected 2018 earnings based on variations in United’s projected earnings, ranging from a 50% discount to a 50% premium from the base forecast. Monroe then applied the last twelve months’ earnings multiples, ranging from 12.0x to 20.0x, to derive the terminal value at the discount rate of 13.20%. The imputed range of per-share values of United common stock, utilizing different terminal earnings scenarios, is illustrated below:

		Price to Earnings Sales Multiples
		12.0x	14.0x	16.0x	18.0x	20.0x
Earnings Growth Variance	(50.0%)	$0.31	$0.36	$0.42	$0.47	$0.52
	(25.0%)	$0.47	$0.55	$0.62	$0.70	$0.78
	(10.0%)	$0.56	$0.66	$0.75	$0.84	$0.94
	0.0%	$0.62	$0.73	$0.83	$0.94	$1.04
	10.0%	$0.69	$0.80	$0.92	$1.03	$1.14
	25.0%	$0.78	$0.91	$1.04	$1.17	$1.30
	50.0%	$0.94	$1.09	$1.25	$1.40	$1.56

Monroe noted that the total merger consideration provided for in the merger is $0.94 per share, which is within the range of per-share values determined.

Monroe noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Selected Comparable Peer Group Analysis – United. Monroe used publicly available information to compare selected financial information for United to two peer groups of publicly traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of United to those of 11 southeastern commercial banks with similar asset size (total assets less than $500 million) and asset quality (nonperforming assets to total assets ratio less than 2.5%) (the “Southeast Comparable Peer Group”). Monroe also compared selected operating results of United to those of 34 commercial banks nationwide with similar asset size (total assets less than $500 million), asset quality (nonperforming assets to total assets ratio between 1% and 2.5%), and capitalization (tangible equity to assets to total assets between 10% and 13%) (the “National Comparable Peer Group”). Monroe noted the following financial performance was based on results for the three months ended March 31, 2014 for United and the comparable peer groups, and June 2, 2014 pricing data:

United	Southeast Comparable Peer Group Average	National Comparable Peer Group Average
Assets ($ millions)	$232	$250	$250
Return on Avg. Assets	0.12%	0.68%	0.73%
Return on Avg. Equity	1.0%	6.0%	6.5%
Tang. Equity/Assets	11.8%	11.3%	11.2%
Net Interest Margin	3.53%	3.81%	3.87%
Efficiency Ratio	91.2%	73.9%	73.4%
Adj. NPAs/Assets (1)	1.15%	0.92%	1.64%
NCOs/Avg. Loans	0.30%	0.00%	0.06%

Price to LTM Earnings	12.9	x	13.8	x
Price to Tangible Book Value	96%	91%

(1)	NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees.

Monroe noted that United was less profitable and had a lower net interest margin than both the Southeast Comparable Peer Group and National Comparable Peer Group. United had better asset quality compared to the National Comparable Peer Group but lower asset quality compared to the Southeast Comparable Peer Group and slightly higher capital levels compared to both the Southeast Comparable Peer Group and National Comparable Peer Group.

Recent Financial Performance – NCC. Monroe reviewed NCC’s recent financial performance, including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality, and capitalization levels. Monroe’s analysis included an assessment of NCC’s current capital position, especially its compliance with the regulatory minimums. Monroe noted that as of March 31, 2014, NCC’s Tier one leverage ratio was 11.54% and the total risk-based capital ratio was 15.24%.

Selected Comparable Peer Group Analysis – NCC. Monroe used publicly available information to compare selected financial information for NCC to two peer groups of publicly traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of NCC to those of 30 commercial banks nationwide with similar asset size (total assets between $500 million and $1 billion) and asset quality (nonperforming assets to total assets ratio less than 1%) (the “National Comparable Peer Group”). Monroe also compared selected operating results of NCC to those of 15 southeastern commercial banks with similar asset size (total assets between $500 million and $1 billion) and asset quality (nonperforming assets to total assets ratio less than 2.5%) (the “Southeast Comparable Peer Group”). Monroe noted that the following financial performance was based on results for the three months ended March 31, 2014 for NCC and the comparable peer groups and June 2, 2014 pricing data:

NCC	Southeast Comparable Peer Group Average	National Comparable Peer Group Average
Assets ($ millions)	$751	$768	$708
Return on Avg. Assets	0.54%	0.75%	0.87%
Return on Avg. Equity	4.7%	8.3%	8.0%
Tang. Equity/Assets	12.0%	8.9%	11.2%
Net Interest Margin	3.38%	3.52%	3.65%
Efficiency Ratio	75.0%	71.8%	69.8%
Adj. NPAs/Assets (1)	0.55%	1.30%	0.50%
NCOs/Avg. Loans	(0.03%)	0.09%	0.09%

Price to LTM Earnings	13.5	x	13.9	x
Price to Tangible Book Value	134%	134%

(1)	NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees.

Monroe noted that NCC was less profitable, had a lower net interest margin, and higher capital levels than both comparable peer groups. NCC had better asset quality compared to the Southeast Comparable Peer Group and lower asset quality compared to the National Comparable Peer Group.

Potential Valuation of NCC Common Stock. Since NCC’s common stock is not traded on any exchange, Monroe performed certain analyses to determine the potential trading value of NCC’s shares used as consideration and to confirm the value of NCC common stock agreed upon by the parties. Monroe utilized the capitalization of earnings and capitalization of tangible book value methods under the market approach and the discounted cash flow analysis under the income approach to determine an indicated value for NCC common stock.

Market Approach: Capitalization of Earnings Method. Under the “Market Approach: Capitalization of Earnings” method, Monroe used the stock market values of the two peer groups in the selected comparable peer group analysis as a proxy for the value of NCC common stock. Monroe capitalized NCC’s estimated 2014 full year earnings per share of $0.80 (as provided by NCC’s management) by the average price to earnings multiples of the two groups (the National Comparable Peer Group and the Southeast Comparable Peer Group) as indicated in the table below.

	Range of Multiples			Average Multiple	Indicated NCC Value
National Comparable Peer Group	9.6x	to	24.8x	13.9x	$11.19
Southeast Comparable Peer Group	11.7x	to	18.2x	13.5x	$10.86

Market Approach: Capitalization of Tangible Book Value Method. Under the “Market Approach: Capitalization of Tangible Book Value” method, Monroe used the stock market values of the two peer groups in the selected comparable peer group analysis as a proxy for the value of NCC common stock. Monroe capitalized NCC’s March 31, 2014 tangible book value of $15.75 per share by the average price to tangible book value multiples of the two groups (the National Comparable Peer Group and the Southeast Comparable Peer Group) as indicated in the table below.

	Range of Multiples			Average Multiple	Indicated NCC Value
National Comparable Peer Group	86%	to	227%	134%	$21.11
Southeast Comparable Peer Group	93%	to	242%	134%	$21.11

Income Approach: Discounted Cash Flow Analysis. Monroe performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that NCC could provide to its stockholders on a standalone basis through December 31, 2018 under various circumstances, assuming it performed in accordance with the projections provided by NCC’s management. These projections indicated a 17% compound annual growth in assets, an 8% compound annual growth in shareholders’ equity and a 30% compound annual growth in net income. Monroe considered these projections to be reasonable given NCC’s recent history and financial performance. The discounted cash flow analysis values the net cash flows available to NCC’s stockholders at the end of the projection period, which in this case represents the potential dividends paid to stockholders and the potential trading value if NCC’s common stock were publicly traded.

In order to derive the terminal value of NCC’s common stock in the discounted cash flow analysis, Monroe assumed that NCC’s common stock could be traded for 13.7x times projected fiscal year 2018 earnings ($2.26 per share) and 134% of projected fiscal year 2018 tangible book value ($22.31 per share). These pricing multiples were derived from the average of the two selected NCC comparable peer groups used above. Therefore, the discounted cash flow analysis determined two values, one on the basis of earnings and one on the basis of tangible book value, which were then discounted to present value utilizing a discount rate of 13.27%, chosen to reflect the desired return for the risk of owning NCC’s common stock in the current environment. The total present value was obtained by adding the present value of the potential trading price and the present value of dividends received over the forecast period. These two values were then averaged to determine a single indicated value under the discounted cash flow analysis. Monroe calculated that the present value of NCC’s common stock was $17.45 per share on the basis of earnings and $16.87 per share on the basis of tangible book value, both at a 13.27% discount rate. The average of these two values was $17.16 per share.

Based on Monroe’s analysis, the potential trading value of NCC common stock ranged from $10.86 per share to $21.11 per share. The indicated value per share of NCC’s common stock as provided for in the merger agreement was approximately $15.75 per share, which is within the indicated range of values determined by Monroe.

Monroe’s Conclusions. Based on the results of the various analyses described above, Monroe concluded that the total merger consideration to be received under the terms of the merger is fair, from a financial point of view, to United’s stockholders.

Monroe’s Compensation. Monroe has acted as financial advisor to United’s board of directors in connection with the merger and will receive a fee of $30,000 for such services (including rendering its opinion). United has also agreed to indemnify Monroe against certain liabilities arising out of its engagement. During the two years preceding the date of Monroe’s opinion, Monroe has not been engaged by, performed any services for, or received any compensation from either United or NCC. Monroe’s fairness opinion was approved by Monroe’s fairness opinion committee.

* Note that the peer group analysis performed by Monroe (for United) did not necessarily include an identical list of peer companies as included in the peer group analysis performed by FIG (for NCC).

Opinion of NCC’s Financial Advisor

FIG Partners LLC (“FIG”) has delivered to NCC’s board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated June 6, 2014, the total consideration to be paid to the stockholders of United in connection with the proposed merger is fair to NCC stockholders from a financial point of view as of such date. In requesting FIG’s advice and opinion, no limitations were imposed by NCC upon FIG with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG, dated June 6, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement-prospectus as Appendix E. NCC stockholders should read the text of this opinion in its entirety.

FIG is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. NCC selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any NCC stockholder as to how the stockholder should vote at the NCC stockholder meeting. The summary of the opinion of FIG set forth in this joint statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of NCC by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the board of directors of NCC, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses without considering all factors could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of NCC and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NCC. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the transaction consideration, from a financial point of view, to NCC. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which NCC might engage. In addition, as described above, FIG’s opinion to the board of directors of NCC was one of many factors taken into consideration by the board of directors of NCC in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon the financial and operating conditions of NCC and United and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available business and financial information concerning NCC, National Bank of Commerce, United and United Legacy Bank, including, among other things, quarterly and annual reports filed by the parties with the FDIC and the Federal Reserve;

•	certain financial projections prepared by the management of NCC, National Bank of Commerce, United and United Legacy Bank;

•	discussions with members of the senior management of NCC for the purpose of reviewing future prospects of NCC and United, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG considered relevant; and

•	such other analyses and such other factors as FIG deemed appropriate.

In rendering its opinion, FIG assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG by NCC and United and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement. FIG also assumed that the financial forecasts furnished to or discussed with FIG by NCC were reasonably prepared and reflected the best currently available estimates and judgments of senior management of NCC as to the future financial performance of United. FIG has not made any independent evaluation or appraisal of any properties, assets or liabilities of NCC or United.

Contribution Analysis. FIG prepared a contribution analysis showing percentages of total assets, total loans, total deposits, and net income at March 31, 2014 for NCC and United to be contributed to the combined company on a pro forma basis. United stockholders will receive a merger consideration of 92.5% stock and 7.5% cash for a total deal value of $0.94 per share.

United Group Banking Company of Florida Inc. Contribution To National Commerce Corporation
Total assets	23.6%
Total loans	20.7%
Total deposits	23.7%
LTM pre-tax, pre-provision income	14.8%
LTM net income	10.8%

Comparable Transaction Analysis. As part of its analysis, FIG reviewed two groups of comparable merger transactions. The first peer group included transactions which have occurred since January 1, 2013, that involved target banks located throughout the U.S. that had total assets of $100 million to $300 million with NPA/Assets 1%-3% (the “Comparable Transactions – National”), which financial measures FIG deemed to be comparable to United’s financial condition and appropriate for selecting national peers. All consideration types were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 27 transactions:

Date Announced	Buyer	State	Seller	State
5/23/14	First Business Financial Services, Inc.	WI	Aslin Group, Inc.	KS
4/22/14	Heritage Financial Group, Inc.	GA	Alarion Financial Services	FL
4/21/14	Peoples Bankcorp, Inc.	OH	North Akron Savings Bank	OH
4/07/14	MainSource Financial Group	IN	MBT Bancorp	IN
4/04/14	Peoples Bancorp, Inc.	OH	Ohio Heritage Bancorp, Inc.	OH
3/24/14	Platte Valley Financial Services Companies	NE	Mountain Valley Bancshares, Inc.	CO
3/20/14	First Citizens Bancshares, Inc.	TN	Southern Heritage Bancshares	TN
3/19/14	Salisbury Bancorp, Inc.	CT	Riverside Bank	NY
1/14/14	TriSummit Bank	TN	Community National Bank	TN
12/20/13	First Financial Bancorp	OH	Insight Bank	OH
12/10/13	Mascoma Mutual Financial Services Corp.	NH	Connecticut River Bancorp, Inc.	NH
11/21/13	Franklin Financial Network, Inc.	TN	MidSouth Bank	TN
11/18/13	ESSA Bancorp, Inc.	PA	Franklin Security Bancorp, Inc.	PA
11/13/13	Horizon Bancorp	IN	SCB Bancorp, Inc.	MI
10/28/13	LCNB Corp.	OH	Eaton National Bank & Trust Company	OH
9/04/13	Community & Southern Holdings, Inc.	GA	Verity Capital Group, Inc.	GA
7/23/13	German American Bancorp, Inc.	IN	United Commerce Bancorp	IN
7/02/13	Peoples Bancorp, Inc.	OH	Ohio Commerce Bank	OH
6/21/13	Croghan Bancshares, Inc.	OH	Indebancorp	OH
6/10/13	Wilshire Bancorp, Inc.	CA	BankAsiana	NJ
6/05/13	Haven Bancorp Mutual Holding Company	NJ	Hilltop Community Bancorp, Inc.	NJ
5/15/13	Commerce Bancshares, Inc.	MO	Summit Bancshares, Inc.	OK
5/02/13	Sterling Financial Corporation	WA	Commerce National Bank	CA
3/12/13	Heritage Financial Corporation	WA	Valley Community Bancshares, Inc.	WA
2/15/13	Southern BancShares	NC	Heritage Bancshares, Inc.	NC
2/14/13	QCR Holdings, Inc.	IL	Community National Bancorp	IA
1/16/13	[Investor Group]	—	Grand Savings Bank	OK

The second peer group included transactions that have occurred since January 1, 2012 involving target banks located in the southeastern United States region (Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee) that had total assets from $100 million to $500 million and NPA/Assets of 1% – 3% (the “Comparable Transactions – Southeast”), which financial measures FIG deemed comparable to United’s financial condition and appropriate for selecting regional peers. All consideration types were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 14 transactions:

Date Announced	Buyer	State	Seller	State
4/28/14	Commerce Union Bancshares, Inc.	TN	Reliant Bank	TN
4/22/14	Heritage Financial Group, Inc.	GA	Alarion Financial Services	FL
4/17/14	Home Bancshares, Inc.	AR	Florida Traditions Bank	FL
3/24/14	Simmons First National Corp.	AR	Delta Trust & Banking Corp.	AR
3/20/14	First Citizens Bancshares, Inc.	TN	Southern Heritage Bancshares, Inc.	TN
1/14/14	TriSummit Bank	TN	Community National Bank	TN
11/21/13	Franklin Financial Network, Inc.	TN	MidSouth Bank	TN
11/05/13	Home Bancorp, Inc.	LA	Britton & Koontz Capital Corp.	MS
11/01/13	New Bridge Bancorp	NC	CapStone Bank	NC
9/04/13	Community & Southern Holdings, Inc.	GA	Verity Capital Group, Inc.	GA
2/15/13	Southern BancShares	NC	Heritage Bancshares, Inc.	NC
10/15/12	Jeff Davis Bancshares, Inc.	LA	Guaranty Capital Corp.	LA
10/04/12	Bank of the Ozarks, Inc.	AR	Genala Bank, Inc.	AL
9/26/12	MidSouth Bancorp, Inc.	LA	PSB Financial Corporation	LA

FIG calculated the medians and averages of the following relevant transaction ratios in the Comparable Transactions – National and the Comparable Transactions – Southeast: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s fully leveraged book value; the multiple of the offer value to the acquired company’s total assets; and the tangible book value premium to core deposits. FIG compared these multiples with the corresponding multiples for the proposed merger of NCC and United, valuing the total consideration that would be received pursuant to the merger agreement at approximately $28.4 million, or $0.94 per United share. In calculating the multiples for the merger, FIG used United’s tangible book value, fully leveraged tangible book value, projected earnings for fiscal 2014, total assets, and total core deposits as of March 31, 2014. The results of this analysis are as follows:

	Offer Value to
	Tangible Book Value (%)	Fully Leveraged Book Value (%)	Projected Earnings (x)	Total Assets (%)	Core Deposit Premium (%)
United Group Banking Company of Florida Inc.	104.1	105.7	27.0	12.3	0.7

Transaction – National Median	129.9	140.3	19.1	13.0	4.4
Transactions – National Average	126.5	127.3	18.7	12.8	3.8

Transactions – Southeast Median	128.0	117.1	14.8	13.2	4.1
Transaction – Southeast Average	120.6	115.9	14.8	12.4	2.3

Discounted Cash Flow Analysis. FIG estimated the present value of all shares of United common stock by estimating the value of United’s estimated future earnings stream beginning in 2014. Reflecting internal projections and FIG estimates based upon discussion with United, FIG assumed net income for 2014, 2015, 2016, 2017 and 2018 of $1.1 million, $1.4 million, $1.8 million, $2.2 million, and $2.6 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 12.0%, 13.0%, and 14.0%, respectively. In order to derive the terminal value of United’s earnings stream beyond 2017, FIG performed two separate analyses: 1) an acquisition in 2018 at 18.0 times estimated earnings in the terminal year; and 2) an acquisition in 2018 at 1.50 times estimated tangible book value in the terminal year. The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of United common stock. The two analyses and the underlying assumptions yielded a range of value for all the shares of United stock of approximately (i) $0.81 per share to $1.16 per share on an equity basis; and (ii) $0.71 per share to $0.97 per share on an earnings basis compared to the merger consideration of $0.94 per share.

Franchise Valuation. FIG estimated the value of United’s franchise through a buildup methodology based on a deposit premium, credit mark and capital mark based analysis. The methodology begins with United’s Tier 1 tangible common capital of $27.3 million. From the Tier 1 common capital number, a credit mark is subtracted based on a loan credit mark of 2.5% and an OREO credit mark of 25%, offset by reserves, which resulted in a net total credit mark of $1.0 million. A capital mark is also subtracted from the Tier 1 common capital figure if Tier 1 common capital is less than 8.0%. This was not the case for United, and therefore no subtraction was made for the capital mark. After a credit mark and capital mark has been applied to Tier 1 common capital, a deposit premium is applied based on deposit premiums for noninterest bearing deposits of 8.0%, NOW accounts of 6.0% and MMDA and savings accounts of 4.0%. The total deposit premium calculated was $7.9 million. Therefore, the total indicated franchise valuation was $34.2 million, which indicated a value of $1.13 per share.

Pro Forma Financial Impact. FIG performed a pro forma merger analysis that combined the projected income statement and balance sheet information of NCC and United. In performing this analysis, FIG used earnings estimates for NCC and United for 2014 to 2019 based on internal discussions between FIG and NCC. FIG also used synergy estimates and estimates of purchase accounting adjustments based on these discussions to conclude that the merger is expected to be immediately accretive to earnings. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share, which is estimated to be earned back within four years of the transaction’s closing.

United’s projections indicated an annual growth rate of 9.0% - 13.0% in assets, reaching $421.0 million in 2019, and an annual growth rate of 5.0% - 10.0% in tangible common equity, reaching $39.1 million in 2019. United’s net income was projected at $1.1 million in 2014, $1.4 million in 2015, $1.8 million in 2016, $2.2 million in 2017, $2.6 million in 2018 and $3.0 million in 2019. NCC’s projections indicated an annual growth rate of 4.0% - 5.0% in assets, reaching $972.5 million in 2019, and an annual growth rate of 5.0% - 6.0% in tangible common equity, reaching $125.3 million in 2019. NCC’s net income was projected at $4.8 million in 2014, $5.5 million in 2015, $5.9 million in 2016, $6.2 million in 2017, $6.6 million in 2018 and $7.0 million in 2019. Synergies for the transaction were estimated to be between 10.0% and 20.0% of United’s existing noninterest expense base, representing between $650 thousand and $1.3 million annually in pre-tax cost savings. Both sets of projections assumed that there would be no further deterioration in credit, with net charge-offs remaining below 10 basis points each, and that allowance for loan loss reserve levels would remain constant at a minimum level of 1.50% of loans or above. FIG considered these projections to be reasonable given United’s and NCC’s recent history and financial performance.

For all of the above analyses, the actual results achieved by NCC and United, following the merger, may vary from the projected results, and such variations could be material.

General. In performing its analysis, FIG made numerous assumptions with respect to industry performance, general business, economic, market and financial condition and other matters, which are beyond the control of FIG, NCC and United. Any estimates contained in the analyses performed by FIG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Furthermore, the use of future projections including, but not limited to, asset growth rate, loan growth rates, deposit growth rates, nonperforming assets, charge-offs, and loan loss allowance levels are inherently subjective, and variations in results from projections could be material. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses, estimates and projections are inherently subject to uncertainty. In addition, the FIG opinion was among several factors taken into consideration by the NCC board of directors in making its determination to approve the merger agreement and transaction. Consequently, the analyses described above should not be viewed as determinative for the decision of the NCC board of directors with respect to fairness of the merger consideration from a financial point of view to NCC. Further, events and developments occurring after the date of the FIG opinion could materially affect the assumptions used in preparing the opinion, and FIG does not have any obligation to update, revise or reaffirm its opinion.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to NCC stockholders.

FIG’s Compensation and Other Relationships with NCC. NCC’s board of directors selected FIG as its financial advisor in connection with the merger based on FIG’s qualifications, expertise, reputation and experience in mergers and acquisitions. NCC agreed to pay FIG a transaction fee of $25,000 (plus nominal expenses), all of which was paid by NCC to FIG soon after the signing of the merger agreement and delivery of FIG’s fairness opinion to the board of directors. Further, NCC has agreed to indemnify FIG against any claims or liabilities arising out of FIG’s engagement by NCC.

FIG Partners may provide investment banking and other financial services to NCC in the future and may receive compensation for rendering such services. FIG Partners has received no compensation from NCC during the past two years other than the fees referenced above for the services rendered in connection with the merger.

* Note that the peer group analysis performed by FIG (for NCC) did not necessarily include an identical list of peer companies as included in the peer group analysis performed by Monroe (for United).

UNITED PROPOSAL NO. 2 – ADJOURNMENT

General

If the number of shares of United common stock voting FOR approval of the merger agreement at the special meeting is not sufficient to approve the merger agreement at the meeting, then the person(s) designated as the proxy holder stated in the proxy card of United intends to move to adjourn the United special meeting in order to enable the United board of directors to solicit additional proxies for approval of the merger agreement.

In this proposal, United is asking its stockholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn the special meeting if the number of shares voting for approval of the merger agreement is not sufficient to approve that agreement at the special meeting (the “Adjournment Proposal”). If the stockholders of United approve the Adjournment Proposal, United could adjourn the special meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted on the proposal to approve the merger agreement. Among other things, approval of the Adjournment Proposal could mean that, even if United has received proxies representing a sufficient number of votes against approval and adoption of the merger agreement, United could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval and adoption of the merger agreement.

In general, if the United special meeting is adjourned so that the United board can solicit additional proxies to approve the merger agreement, United is not required to give any notice of the adjourned meeting other than an announcement at the special meeting of the place, date and time of the adjourned meeting.

Vote Required

At the United special meeting, approval of the Adjournment Proposal requires that more votes be cast in favor of the Adjournment Proposal than the number of votes cast against it. Abstentions and broker non-votes will have no effect on the Adjournment Proposal, but will be treated as present at the meeting for purposes of determining a quorum. Brokers may not vote on the Adjournment Proposal without specific instructions from the person who beneficially owns the shares.

Recommendation of the United Board of Directors

THE UNITED BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

REGULATORY AND OTHER REQUIRED APPROVALS

Federal Reserve System

NCC received approval of its proposed merger with United from the Federal Reserve on July 28, 2014, pursuant to a procedure available under Regulation Y for merger proposals by bank holding companies meeting certain requirements. In reviewing the proposed merger, the Federal Reserve considered the following, among other things:

•	competitive factors, such as whether the merger would result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweighed the merger’s anticompetitive effects or restraints on trade;

•	the financial and managerial resources of NCC, United and their subsidiaries, and the effect of the proposed transaction on these resources;

•	the competence, experience and integrity of the officers, directors and principal stockholders of NCC, United and their subsidiaries;

•	the convenience and needs of the communities to be served;

•	the effectiveness of NCC and United in combatting money laundering activities; and

•	the extent to which the proposed merger would result in greater or more concentrated risks to the stability of the United States banking or financial system.

The application process included publication and opportunity for comment by the public. During that time, interested parties had the opportunity to provide for the consideration of the Federal Reserve comments and protests regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve was also required to ensure that the proposed transaction would not violate certain Florida laws.

The Federal Reserve’s approval of the merger expires three months from the approval date, unless the Federal Reserve grants an extension of the time period permitted for consummation.

Florida Office of Financial Regulation (the “FOFR”)

Under Florida law, an entity that proposes to acquire a controlling interest in a Florida-chartered bank and thereby change the control of such bank must apply for and receive a certificate of approval from the FOFR. In assessing the application, the FOFR will consider, among other things, the capital structure of the bank before and after the change in control, the financial terms of the transaction and the future plans of the acquirer with respect to the management or operations of the bank. Because the merger of United with and into NCC will cause NCC to acquire a controlling interest in, and thereby effectuate a change in control of, United Legacy Bank, NCC filed an application for a certificate of approval with the FOFR on June 19, 2014, and received a final order of approval dated September 11, 2014.

Alabama State Banking Department (the “ASBD”)

In connection with the merger, NCC filed the required merger-related materials with the ASBD and has received all approvals and/or waivers from the ASBD necessary for consummation of the merger.

Office of the Comptroller of the Currency

Subsequent to the merger of United with and into NCC, the parties propose that United Legacy Bank will be merged with and into National Bank of Commerce. The merger of a state-chartered bank with and into a national bank requires the approval of the OCC. National Bank of Commerce filed an Interagency Bank Merger Act

Application for approval of the bank merger with the OCC, which was approved by the OCC on August 7, 2014. In evaluating the proposed bank merger, the OCC reviewed the transaction under the criteria of the Bank Merger Act and considered, among other factors, the effect of the merger on competition, the financial and managerial resources and future prospects of the banks, the convenience and needs of the communities to be served, the effectiveness of the banks in combating money laundering activities, the percent of the total amount of deposits of insured depositary institutions in the United States that would be controlled by the banks and the risk of the transaction to the stability of the United States banking or financial system. The OCC’s approval of the proposed bank merger expires one year from the approval date, unless the OCC grants an extension of the time period.

Status and Effect of Approvals

As noted above, all regulatory approvals and waivers required to be obtained prior to the merger of NCC and United have been obtained. NCC and United expect to complete the merger shortly after the latter of the United or NCC special stockholders’ meeting, provided that all required approvals are still in effect. However, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While NCC and United have obtained the necessary approvals and waivers, we can give you no assurance as to whether any such regulatory approvals may be later modified, suspended or revoked (whether as a result of a change in the information upon which the regulatory agency relied or otherwise) or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals required for completion of the transactions contemplated by the merger agreement other than those described above. Should any other approvals be required, those approvals will be sought, but we cannot assure you that they will be obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Stockholders (as defined below) of United who hold the common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all United stockholders in light of their particular circumstances or to United stockholders subject to special treatment under U.S. federal income tax laws, such as:

•	Non-U.S. Stockholders (as defined below) (except to the extent discussed under the subheading “Tax Consequences to Non-U.S. Stockholders,” below);

•	entities treated as partnerships for U.S. federal income tax purposes or United stockholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	stockholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or will sell their shares of United common stock as part of a wash sale; or

•	stockholders who hold the common stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code.

This discussion is based upon, and subject to, the Internal Revenue Code, the treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

U.S. Stockholders

For purposes of this discussion, the term “U.S. Stockholder” means a beneficial owner of United common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds United common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.

Qualification of the Merger as a Reorganization

NCC and United have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of NCC and United to complete the merger is conditioned upon their receipt of a tax opinion from Maynard, Cooper & Gale, P.C. to the effect that:

•	the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	the exchange in the merger of United common stock for NCC common stock will not give rise to a gain or loss to the stockholders of United with respect to such exchange, except to the extent of any cash received; and

•	neither United nor NCC will recognize gain or loss as a consequence of the merger (except for income and deferred gain recognized pursuant to treasury regulations issued under Section 1502 of the Internal Revenue Code).

The tax opinion has been filed as Exhibit 8.1 to the registration statement of which this joint proxy statement-prospectus is a part. The opinion is based upon law existing on the date of the opinion and upon certain facts, assumptions, limitations, representations and covenants, including those contained in representation letters executed by officers of United and NCC that, if incorrect in certain material respects, would jeopardize the conclusions reached by Maynard, Cooper & Gale, P.C. in its opinion. The tax opinion does not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger.

Tax Consequences to U.S. Stockholders

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to owners of United common stock that are U.S. Stockholders and exchange their shares of United common stock for shares of NCC common stock in the merger.

The U.S. federal income tax consequences of the merger to an owner of United common stock that is a U.S. Stockholder generally will depend on whether the U.S. Stockholder exchanges United common stock for cash, NCC common stock or a combination of cash and NCC common stock.

•	Exchange Solely for NCC Stock. No gain or loss will be recognized by U.S. Stockholders upon the exchange of shares of United common stock solely for shares of NCC common stock pursuant to the merger, except in respect of cash received in lieu of the issuance of a fractional share of NCC common stock (as discussed below).

•

Exchange for Cash and NCC Common Stock. A U.S. Stockholder who receives a combination of cash (not including cash received in lieu of the issuance of a fractional share of NCC common stock) and NCC common stock in exchange for United common stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for United common stock in the merger (excluding cash received in lieu of a fractional share) plus the fair market value of NCC common stock (including the fair market value of any fractional share) received in the merger, over (b) the U.S. Stockholder’s adjusted tax basis in the shares of United common stock exchanged, or (ii) the amount of cash (excluding cash received in lieu of a fractional share) received in the merger. Any taxable gain to a U.S. Stockholder on the exchange of

United common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on whether the stockholder has held such United common stock for more than one (1) year in the case of long-term capital gain or one (1) year or less in the case of short-term capital gain). If a U.S. Stockholder acquired different blocks of United common stock at different times or at different prices, such U.S. Stockholder’s basis and holding period in its shares of NCC common stock may be determined with reference to each block of United common stock. Such U.S. Stockholder should consult its individual tax advisor regarding the manner in which gain or loss should be determined. If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the U.S. Stockholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes.

•	Exchange of Cash in Lieu of Fractional Share. A U.S. Stockholder who receives cash in lieu of the issuance of a fractional share of NCC common stock will generally be treated as having received such factional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the U.S. Stockholder’s aggregate adjusted tax basis of the United shares exchanged in the merger which is allocable to the fractional share of NCC common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of United common stock is more than one year.

•	Tax Basis of NCC Common Stock Received in the Merger. The aggregate tax basis of the NCC common stock (including a fractional share deemed received and sold for cash as described above) received in the merger will equal the aggregate tax basis of the United common stock surrendered in the exchange, reduced by the amount of cash received, if any, that is treated as received in exchange for United common stock (excluding any cash received in lieu of a fractional share of NCC common stock), and increased by the amount of gain, if any, recognized in the exchange (including any portion of the gain that is treated as a dividend but excluding any gain resulting from a fractional share deemed received and sold for cash as described above).

•	Holding Period of NCC Common Stock Received in the Merger. The holding period for any NCC common stock received in the merger will include the holding period of the United common stock surrendered in the exchange.

•	Possible Treatment of Cash as a Dividend. There are certain circumstances in which all or part of the gain recognized by a U.S. Stockholder will be treated as a dividend rather than capital gain. In general, the determination of whether the gain recognized in the exchange (other than gain with respect to fractional shares) will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the U.S. Stockholder’s deemed percentage stock ownership in NCC. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. Stockholder, including the application of certain constructive ownership rules. Consequently, each U.S. Stockholder should consult its tax advisor regarding the potential tax consequences of the merger to such stockholder.

•	Exchange Solely for Cash. A U.S. Stockholder who receives solely cash in exchange for United common stock, whether as a result of exercising dissenters’ rights, receiving cash in exchange for shares, or otherwise, will generally recognize gain or loss in an amount equal to the difference between the cash received and the U.S. Stockholder’s adjusted tax basis in the shares of United common stock surrendered by such stockholder. Any taxable gain to a U.S. Stockholder on the exchange of United common stock will generally be treated as either long-term or short-term capital gain, depending on such stockholder’s holding period for the United common stock. Each holder of United common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Consequences to NCC and United

Neither NCC nor United will recognize taxable gain or loss as a result of the merger, except for, in the case of United, gain, if any, that has been deferred in accordance with the consolidated return regulations.

Tax Consequences to Non-U.S. Stockholders

For purposes of this discussion, the term “Non-U.S. Stockholder” means a beneficial owner of United common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder. The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and no attempt will be made herein to provide more than a limited summary of those rules.

Any gain a Non-U.S. Stockholder recognizes from the exchange of United common stock for NCC common stock and cash in the merger generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Stockholder in the United States, or (b) in the case of a Non-U.S. Stockholder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. Stockholders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, Non-U.S. Stockholders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. Stockholders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

As a result of the merger, current stockholders of United common stock will hold NCC common stock. Dividends paid to Non-U.S. Stockholders (to the extent paid out of NCC’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of NCC common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividends are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, as discussed below. Even if a Non-U.S. Stockholder is eligible for a lower treaty rate, NCC will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments unless NCC has received a valid IRS Form W-8BEN or other documentary evidence establishing entitlement to a lower treaty rate with respect to such payments. If a Non-U.S. Stockholder holds the NCC common stock through a foreign financial institution or other foreign non-financial entity, a 30% withholding tax will be imposed on dividends paid after July 1, 2014, to such “foreign financial institution” or other foreign non-financial entity unless (i) the foreign financial institution undertakes certain due diligence and reporting obligations or (ii) the foreign non-financial entity either certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner.

If a Non-U.S. Stockholder is subject to withholding at a rate in excess of a reduced rate for which it is eligible under a tax treaty or otherwise, it may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements.

Dividends that are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividend received by a Non-U.S. Stockholder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will be a fully taxable transaction to the stockholders of United. In such case, U.S. Stockholders will recognize gain or loss measured by the difference between the total consideration received in the merger and such stockholders’ tax basis in the shares of United common stock surrendered in the merger. Each United stockholder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of United common stock surrendered in the merger. The aggregate tax basis in the shares of NCC common stock received pursuant to the merger will be equal to the fair market value of such NCC common stock as of the closing date of the merger. The holding period of such shares of NCC common stock will begin on the date immediately following the closing date of the merger.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to stockholders of United common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 28% if a U.S. Stockholder or Non-U.S. Stockholder (i) fails to provide a taxpayer identification number or appropriate certificates, or (ii) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to stockholders of United common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Both U.S. Stockholders and Non-U.S. Stockholders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

Tax Consequences for NCC Stockholders

The merger should result in no tax consequences for NCC stockholders.

Rates of Taxation under Current Law

Under current legislation, net long-term capital gains and qualified dividend income recognized in taxable years beginning on or after January 1, 2013 will be taxed generally at a maximum rate of 20% (for individuals earning $400,000 or more per year and married individuals filing jointly earning $450,000 or more or $225,000 or more per year for married individuals filing separately). Stockholders of United should consult their own tax advisors regarding the availability of the preferential tax rates in light of such stockholders’ particular circumstances.

Additionally, a U.S. Stockholder is subject to a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts. For this purpose, net investment income generally includes a stockholder’s allocable share of income and gain realized by a stockholder from a sale of stock. In the case of an individual, the tax will be imposed on the lesser of (i) the stockholder’s net investment income, or (ii) the amount by which the stockholder’s modified adjusted gross income exceeds a certain threshold (which is $250,000 in the case of married individuals filing jointly, $125,000 in the case of married individuals filing separately, and $200,000 in all other cases).

THE MERGER AGREEMENT

This section of the joint proxy statement-prospectus describes certain provisions of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this joint proxy statement-prospectus as Appendix A, and which is incorporated herein by reference. We urge you to read the merger agreement and exhibits as well as the discussion in this document carefully.

General; Effect of the Merger; Business and Operations after the Merger

If the stockholders of United and NCC approve the merger agreement and the other conditions to the consummation of the merger are satisfied, NCC will acquire United, NCC will be the surviving corporation in the merger and United will cease to exist. At the effective time of the merger:

•	the certificate of incorporation and bylaws of NCC as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation;

•	the surviving corporation will be governed by the provisions of the DGCL;

•	the directors of NCC as the surviving corporation in the merger will be the directors of NCC immediately prior to the effective time of the merger, plus Donald F. Wright, who has been designated by United pursuant to the merger agreement to serve on NCC’s board and will be nominated to serve at each of its first and second annual meetings of stockholders following the effective date of the merger, unless Mr. Wright is disqualified from service as a director based on the occurrence of certain specified events. NCC has agreed to take all steps required under its bylaws to increase the size of the NCC board and to appoint Mr. Wright to the NCC Board as of the effective time of the merger; and

•	all rights, franchises and interests of United and NCC in and to every type of real and personal property will be vested in NCC as the surviving corporation, and all liabilities and obligations of United and NCC will be deemed to have been assumed by NCC as the surviving corporation.

As soon as practicable following the merger of United with and into NCC, United Legacy Bank will merge with and into National Bank of Commerce, which we refer to as the “bank merger.” As a result of the bank merger, United Legacy Bank will cease to exist, and the business of United will be conducted through NCC and National Bank of Commerce, except that for at least two years following the effective time of the merger, the former offices of United Legacy Bank will conduct business under the trade name “United Legacy Bank, a division of National Bank of Commerce.” Pursuant to the merger agreement, Timothy L. Murphy has been designated by United Legacy Bank to serve on the board of National Bank of Commerce, and NCC has agreed to cause National Bank of Commerce to include Mr. Murphy in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective time of the merger and to vote in favor of Mr. Murphy at each of such annual meetings in its capacity as sole shareholder of National Bank of Commerce, unless Mr. Murphy is disqualified from service as a director based on the occurrence of certain specified events.

Merger Consideration

As a result of the merger, NCC will exchange 0.057794 shares of NCC common stock for each outstanding share of United common stock, except for fractional shares, dissenting shares and shares as to which a valid cash election has been made (subject to proration as described below). Each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger, except for NCC shares as to which dissenters’ rights have been exercised, will remain issued and outstanding and unchanged as a result of the merger.

United stockholders will have the opportunity to elect to receive, for each of their shares, either (i) 0.057794 shares of NCC common stock, (ii) $1.30 in cash, without interest, or (iii) a combination of shares of NCC common stock and cash, if the merger is completed. However, the number of shares of United common stock for which NCC has agreed to pay cash is limited to 2,268,851, and the total amount of cash to be paid (other than with respect to fractional shares) is limited to $2,949,506.30.

No fractional shares of NCC common stock will be issued in connection with the merger. Instead, NCC will make a cash payment, without interest, to each stockholder of United who would otherwise receive a fractional share of NCC common stock. The amount of the cash payment will be determined by multiplying the fraction of a share of NCC common stock otherwise issuable to such stockholder by $22.68, which is the value attributed to each share of NCC common stock solely for purposes of this transaction. The amount of cash available for cash payments in lieu of fractional shares will not be affected by the cash limitation, nor will the amount of cash payable pursuant to cash elections be affected by cash payments in lieu of fractional shares.

The last private resale of NCC common stock known to management prior to the mailing of this joint proxy statement-prospectus occurred on [—], 2014 at $[—] per share, and the last sale of United common stock known to management prior to the mailing of this joint proxy statement-prospectus occurred on [—], 2014 at $[—] per share. In June 2014, two of NCC’s directors exercised warrants to purchase an aggregate of 30,000 shares of NCC common stock at an exercise price of $20.00 per share. Additionally, on August 8, 2014, NCC completed a private placement of NCC common stock in the aggregate amount of 163,485 shares at $18.35 per share. However, given the historical absence of a fully liquid market for NCC common stock and United common stock, neither the price at which NCC common stock or United common stock was last sold nor the value of NCC common stock for the purposes of cashing out fractional shares in this transaction should be considered indicative of the value of NCC common stock following this transaction.

Election Procedures; Surrender of United Stock Certificates

A form of election will be provided to United stockholders at a later date and United stockholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election will be 5:00 p.m. Eastern Time on the day before the special meeting of United stockholders. In the event that the number of shares of United common stock as to which holders have elected to receive cash exceeds the share limitation, all stockholders who elected to receive cash will have their elections prorated, as described below, to ensure that the amount of cash to be paid in the merger does not exceed the cash limitation.

Any shares of United common stock as to which a United stockholder does not submit a properly completed election form prior to the election deadline, and any shares of United common stock as to which a United stockholder has elected not to receive cash, will be converted into shares of NCC common stock at the effective time of the merger. Election forms may be revoked or amended at any time prior to the election deadline.

At the effective time of the merger, United stockholders who will receive NCC common stock in the merger will automatically become entitled to all of the rights and privileges afforded to NCC stockholders as of that time; however, because NCC common stock is issued in “book entry” form only, former United stockholders will not receive a physical certificate representing shares of NCC common stock in exchange for their United share certificates. United stockholders who will receive cash in the merger will be entitled to receipt of that cash upon the surrender of their United stock certificates.

Broadridge Corporate Issuer Solutions, Inc. will serve as exchange agent for the merger. Within five business days after the effective date of the merger, NCC will send or cause to be sent to all United stockholders (other than any stockholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging their United stock certificates for the merger consideration to which they are entitled. Each United stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when certificates are actually exchanged.

Beginning on the date that is six months after the effective date of the merger, NCC will delay paying former stockholders of United who become holders of NCC common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of NCC common stock until they have surrendered their certificates evidencing their United common stock, at which time NCC will pay any such dividends or other distributions without interest. You should not send in your United stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificate(s) with your proxy card.

After the exchange agent receives your United certificate(s), together with a properly completed election form/letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of a record of the book entry of shares of NCC common stock which have been issued to you (together with any withheld dividends or other distributions, but without interest thereon) and any cash payments due for a fractional share or for cash-out shares, in each case without interest.

Stockholders who cannot locate their stock certificates may receive the merger consideration to which they are otherwise entitled upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such stock certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity to be procured at the stockholder’s sole expense as may be reasonably requested by NCC or its exchange agent to indemnify and hold NCC and the exchange agent harmless; and (c) evidence satisfactory to NCC that such person is the owner of the shares represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present the certificate for exchange pursuant to the merger agreement.

Proration Procedures

No guarantee can be made that you will receive the amount of cash you have elected to receive if you make a cash election. As a result of the proration procedures and other limitations outlined in this joint proxy statement-prospectus and in the merger agreement, you may receive NCC common stock or cash in amounts that vary from the amounts you have elected to receive.

Your right to receive cash in the merger is subject to certain proration procedures designed to ensure that the aggregate cash consideration to be paid by NCC to electing United stockholders (not including cash paid in lieu of fractional shares or cash paid to dissenting stockholders) does not exceed the cash limitation of $2,949,506.30. Shares of NCC common stock may be issued to United stockholders who make cash elections if the total cash elections are oversubscribed, such that the aggregate cash amount that would otherwise be paid in the merger is not greater than the cash limitation.

If the aggregate cash elections exceed the $2,949,506.30 cash limitation, then:

•	each United stockholder making a stock election, no election or an invalid cash election will receive NCC common stock for each share of United common stock as to which that stockholder made a stock election, no election or an invalid cash election;

•	the number of shares of United common stock as to which a stockholder has submitted a valid cash election will be automatically reduced to that number of shares which is equal to the product of (A) the total number of such stockholder’s cash election shares and (B) a fraction, the numerator of which is the aggregate share limitation (2,268,851 shares of United common stock), and the denominator of which is the aggregate number of cash election shares designated in all valid cash elections;

•	each cash election share remaining after the foregoing adjustment will be converted into the right to receive the per-share cash consideration; and

•	each share of United common stock that would have been a cash election share but for the foregoing adjustment will automatically be deemed to be a stock election share, and the holder will receive shares of NCC common stock at the exchange ratio.

Example: Oversubscription of Cash Elections

Assuming that:

•	a United stockholder owning 1,000 shares of United common stock makes a valid cash election with respect to all 1,000 shares; and

•	the total number of shares of United common stock as to which valid cash elections are made is 2,500,000;

Then:

•	such stockholder’s cash election shares will be reduced to 1,000 x (2,268,851 / 2,500,000), or 907.5404 shares;

•	such stockholder will receive cash in the amount of $1,179.80 ($1.30 x 907.5404); and

•	with respect to the remaining 92.4596 shares of United common stock owned, such stockholder will receive five (5) shares of NCC common stock and cash in the amount of $7.79 for the fractional share in excess of five (5) shares.

If the aggregate amount of cash that would be paid in the merger upon conversion of the cash election shares is less than or equal to the aggregate cash limitation, then no proration will be necessary, each cash election share will be converted into the right to receive the per-share cash consideration, and all other shares will be converted into the right to receive NCC common stock.

Effect of the Merger on NCC Common Stock

Each share of common stock of NCC issued and outstanding immediately prior to the effective time of the merger, except for shares as to which dissenters’ rights have been exercised, will continue to be an issued and outstanding share of common stock of NCC as the surviving corporation from and after the effective time of the merger.

Dissenters’ Rights

Holders of shares of United common stock who properly elect to exercise the dissenters’ rights provided for in the FBCA will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his, her or its pro rata portion of the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 98 and Appendix B for additional information.

NCC stockholders will also have the dissenters’ rights provided for in the DGCL in connection with their vote on the merger. See “Dissenters’ Rights of Appraisal” beginning on page 98 and Appendix C for additional information.

NCC and United stockholders should be aware that the merger agreement can be terminated by the board of directors of NCC if the holders of more than 5% of the outstanding shares of United common stock exercise dissenters’ rights, or if the holders of more than 5% of the outstanding shares of NCC common stock exercise their dissenters’ rights, and can also be terminated by the board of directors of United if the holders of more than 5% of the outstanding shares of NCC common stock exercise their dissenters’ rights. See “Termination of the Merger Agreement; Termination Fee” below.

Effect of the Merger on United Options

As of June 6, 2014, the date of the merger agreement, there were options to purchase 1,775,000 shares of United common stock outstanding at a weighted average exercise price of $1.35 per share. The merger agreement provides that each outstanding and unexercised option to purchase shares of United common stock will cease to represent an option to purchase United common stock at the effective time of the merger and will be converted automatically into an option to purchase NCC common stock, and NCC will assume each United option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger. At the effective time of the merger, (i) the number of shares of NCC common stock that can be purchased upon exercise of each United option will equal the product of (A) the number of shares of United common stock that could have been purchased under the United option immediately before the effective time of the merger and (B) the exchange ratio of 0.057794, rounded to the nearest whole share; and (ii) the per-share exercise price for each United option will equal the quotient obtained by dividing (A) the per-share exercise price of the United option in effect immediately before the effective time of the merger by (B) the exchange ratio, rounded to the nearest cent. The merger agreement provides that as soon as practicable after the effective time of the merger, NCC will file a registration statement with the SEC with respect to the shares of NCC common stock subject to converted or substituted United options.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by United’s and NCC’s stockholders;

•	all required regulatory consents and approvals are obtained; and

•	all other conditions to the merger discussed in this joint proxy statement-prospectus and the merger agreement are either satisfied or waived. See “Conditions to the Merger” below.

If all of these conditions are met, the closing of the merger will occur on the last business day of the month in which all of the closing conditions are satisfied or waived, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and United.

Representations and Warranties in the Merger Agreement

The merger agreement contains generally customary representations and warranties of United, on the one hand, and of NCC, on the other hand, relating to their respective businesses. The representations and warranties of each of United and NCC were made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with their execution of the merger agreement on June 6, 2014. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between United, on the one hand, and NCC, on the other hand. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about United or NCC.

Additionally, the representations and warranties of the parties that are contained in the merger agreement:

•	will not survive the effective time of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

United’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	corporate organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	subsidiaries;

•	financial statements and call reports;

•	absence of undisclosed liabilities; no off-balance sheet arrangements;

•	absence of certain changes or events;

•	tax matters;

•	loan portfolio; documentation and reports; compliance;

•	assets; insurance;

•	environmental matters;

•	compliance with laws;

•	labor relations; employees;

•	employee benefit plans;

•	material contracts;

•	legal proceedings;

•	reports;

•	statements true and correct;

•	accounting, tax and regulatory matters;

•	offices;

•	data processing systems;

•	intellectual property;

•	fiduciary responsibilities;

•	advisory fees;

•	regulatory approvals;

•	opinion of counsel;

•	repurchase agreements; derivatives contracts;

•	antitakeover provisions;

•	transactions with management;

•	absence of certain business practices;

•	privacy of customer information;

•	deposits;

•	accounting controls;

•	deposit insurance;

•	registration obligations; and

•	charter provisions.

NCC’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	corporate organization, standing and power;

•	authority; no breach by agreement;

•	capital stock;

•	reports and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	tax matters;

•	loan portfolio; compliance;

•	compliance with laws;

•	contracts;

•	legal proceedings;

•	statements true and correct;

•	tax and regulatory matters;

•	Exchange Act compliance;

•	advisory fees;

•	regulatory approvals;

•	opinion of counsel;

•	absence of certain business practices; and

•	accounting controls.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are able to be waived) to complete the merger. The respective obligations of each party to complete the merger are subject to the fulfillment or waiver of the following, among other things:

•	approval by United’s stockholders and NCC’s stockholders of the merger agreement by the required vote;

•	approval of the merger, the bank merger and the transactions contemplated thereby by the OCC (received on August 7, 2014), the Federal Reserve (received on July 28, 2014) and the FOFR (final order of approval dated September 11, 2014);

•	receipt of all third-party consents (other than the regulatory consents described above) necessary to consummate the merger and the bank merger, other than those that would not have a material adverse effect on the party required to obtain the consent;

•	the receipt of all permits or other authorizations required with respect to the shares of NCC common stock to be issued to the United stockholders in connection with the merger, including the declared effectiveness of NCC’s registration statement under the Securities Act, and the absence of any actual or threatened action, suit, proceeding, investigation or stop order in connection therewith;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger or the bank merger; and

•	the receipt of a favorable tax opinion from Maynard, Cooper & Gale, P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that the share exchange will not give rise to gain or loss to the United stockholders (except to the extent of any cash received), and that neither United nor NCC will recognize gain or loss as a consequence of the merger, subject to certain exceptions.

The obligations of NCC to complete the merger are subject to the satisfaction (or waiver by NCC) of the following additional conditions:

•	the accuracy of United’s representations and warranties;

•	the performance by United of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•	the delivery by United of a signed certificate attesting to the satisfaction of the conditions above, as well as certified copies of the resolutions of the boards of directors and stockholders of United and United Legacy Bank evidencing the authorization of the merger agreement and the bank merger agreement, respectively;

•	immediately prior to the merger, United will have a minimum adjusted stockholders’ equity of not less than $28,250,000;

•	the completion of any adjustments to charge-offs, reserves and accruals in United’s records that are reasonably requested by NCC in order to conform the loan, accrual, capital, reserve and other accounting policies of United and its subsidiaries to those of National Bank of Commerce;

•	NCC’s satisfaction that the merger and bank merger will not trigger any “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code;

•	the receipt by NCC of signed employment agreements from certain officers of United and United Legacy Bank;

•	the absence of any adverse orders or rulings from any regulatory authority with respect to United or its subsidiaries, as well as the absence of any rule or order which imposes any material adverse requirement on NCC;

•	the absence of any facts, litigation, claims or conditions that would have a material adverse effect on United or on the consummation of the merger;

•	the receipt of third-party consents;

•	the absence of any statute, rule, regulation or order applicable to the merger or the bank merger imposing, in the judgment of NCC, any material adverse requirement upon NCC or National Bank of Commerce in connection with the consents required for the respective mergers, except for terms and conditions customarily imposed in similar transactions;

•	the delivery by United of a certificate stating that United is not aware of any pending, threatened or potential claim against the directors or officers of, or under the directors and officers insurance policy or the fidelity bond coverage of, United or any of its subsidiaries;

•	no material increase since the date of the merger agreement in United’s classified loans;

•	the delivery by United of evidence and documentation regarding the termination or continuation of certain of United’s employee benefit plans;

•	the absence of any actual or known threatened action, proceeding or claim against United, its subsidiaries or their respective officers or directors which would result in a material adverse effect; and

•	the fairness opinion of FIG delivered to NCC’s board of directors on June 6, 2014 shall not have been withdrawn due to a material adverse effect with respect to United.

The obligations of United to complete the merger are subject to the satisfaction (or waiver by United) of the following additional conditions:

•	the accuracy of NCC’s representations and warranties;

•	the performance by NCC of all of its covenants and obligations required to be performed prior to the effective time of the merger;

•	the delivery by NCC of a signed certificate attesting to the satisfaction of the conditions above, as well as certified copies of the resolutions of the boards of directors and stockholders of NCC and National Bank of Commerce evidencing the authorization of the merger agreement and the bank merger agreement, respectively;

•	the fairness opinion of Monroe delivered to United’s board of directors on June 6, 2014 shall not have been withdrawn due to a material adverse effect with respect to NCC;

•	the absence of any adverse orders or rulings from any regulatory authority with respect to NCC, as well as the absence of any rule or order which imposes any material adverse requirement on United;

•	immediately prior to the merger, NCC will have a minimum adjusted stockholders’ equity of not less than $87,797,367;

•	the absence of any facts, litigation, claims or conditions that would have a material adverse effect on NCC or on the consummation of the merger;

•	the absence of any statute, rule, regulation or order applicable to the merger or the bank merger imposing, in the judgment of United, any material adverse requirement upon NCC or National Bank of Commerce in connection with the consents required for the respective mergers, except for terms and conditions customarily imposed in similar transactions;

•	no material increase since the date of the merger agreement in NCC’s classified loans; and

•	the absence of any actual or known threatened action, proceeding or claim against United, its subsidiaries or their respective officers or directors which would result in a material adverse effect.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any change in the terms of the merger agreement after the NCC or United special stockholders’ meeting that requires the approval of stockholders under applicable law may require a re-solicitation of votes from NCC’s and United’s stockholders with respect to the amended merger agreement.

Business of United and NCC Pending the Merger

The merger agreement requires each party to continue to operate its business in the ordinary course prior to the merger, to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement. Among other things, and subject to certain specified exceptions, United may not, without NCC’s consent, take or agree to take any of the following actions, among others:

•	amend the articles of incorporation, bylaws or other governing instruments of United or its subsidiaries;

•	incur any additional debt or other obligation, except in the ordinary course of business and consistent with past practices, or permit the existence of a lien on any share of stock held by United or its subsidiaries;

•	redeem, repurchase, or otherwise acquire any shares of its capital stock (except exchanges in the ordinary course in connection with options granted under employee benefit plans) or pay any distribution or dividend on its capital stock;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock, except pursuant to the exercise of currently outstanding options;

•	adjust, split, combine, substitute or reclassify any shares of its common stock or dispose of any asset except in the ordinary course of business for reasonable and adequate consideration;

•	acquire any direct or indirect equity interest in any person, other than in connection with foreclosures in the ordinary course of business and acquisitions of equity interests by United acting solely in a fiduciary capacity;

•	grant any increase in compensation or benefits to the directors, officers or employees of United or its subsidiaries, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the United board of directors prior to the date of the merger agreement; or enter into or amend any severance agreements or change in control agreements with any directors, officers or employees of United or its subsidiaries;

•	enter into or amend any employment contract that United or its subsidiary, as the case may be, does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•	adopt any new employee benefit plan for itself or a subsidiary or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

•	make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or regulatory accounting principles;

•	commence any litigation other than in accordance with past practice or settle any litigation involving any liability of United or its subsidiaries for material monetary damages or restrictions upon the operations of United or such subsidiaries;

•	enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable laws;

•	fail to file timely any report required to be filed by it with any regulatory authority;

•	make any loan or advance to any 5% stockholder, director or officer of United, any member of the immediate family of the foregoing, or any known related interest of any of the foregoing, except for certain advances under unfunded loan commitments in existence on the date of the merger agreement or renewals of any loans or advances outstanding on the date of the merger agreement on terms and conditions substantially similar to the original loan or advance;

•	cancel without payment in full, or modify in any material respect any contract relating to any loan or other obligation receivable from any 5% stockholder, director or officer of United or its subsidiaries, with any immediate family member of the foregoing, or with any known related interest of the foregoing;

•	enter into any contract for services or otherwise with any 5% stockholder, director, officer or employee of United or its subsidiaries, with any immediate family member of the foregoing, or with any known related interest of the foregoing;

•	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

•	file any application to relocate or terminate the operations of any banking office of United or any of its subsidiaries;

•	except as may be required by applicable law or to comply with any request or recommendation made by any regulatory authority, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

•	intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to complete the merger;

•	take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any takeover law;

•	make or renew any loan to any person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly) owes, or would as a result of such loan or renewal owe, more than an aggregate of $750,000 of secured indebtedness or more than $150,000 of unsecured indebtedness;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past policies;

•	purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation with NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, Federal National Mortgage Association or Home Loan Mortgage Corporation;

•	except for residential real property owned by and reflected on the books of United as of the date of the merger agreement, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

•	make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

•	take any action that is likely to materially impair or delay United’s ability to perform any of its obligations under the merger agreement or United Legacy Bank’s ability to perform any of its obligations under the bank merger agreement; or

•	agree or commit to do any of the foregoing.

The restrictions on United’s business activities are set forth in Section 7.2 of the merger agreement.

NCC may not, without United’s consent, take or agree to take any of the following actions:

•	take any action that is likely to materially impair or delay NCC’s ability to perform any of its obligations under the merger agreement or National Bank of Commerce’s ability to perform any of its obligations under the bank merger agreement;

•	amend its articles of incorporation or bylaws or other governing instruments in a manner that would adversely affect United, its subsidiaries or the holders of United common stock;

•	subject to certain exceptions, including with respect to certain incentive compensation awards, issue or repurchase any shares of capital stock or any debt or other securities;

•	settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims which, in the aggregate, would be material to NCC after the effective time of the merger; or

•	agree or commit to do any of the foregoing.

The restrictions on NCC’s business activities are set forth in Section 7.6 of the merger agreement.

No Solicitation of Alternative Transactions

United was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, the merger agreement provides that United may not, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries or proposals with respect to, (ii) enter into any letter of intent or agreement related to, or (iii) participate in any discussions or negotiations regarding, any of the following: (i) any tender offer or exchange offer for United stock, (ii) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving United or any of its subsidiaries, or (iii) any proposal or offer to acquire more than 10% of the voting power in, or 10% of the business, assets or deposits of, United or any of its subsidiaries; provided, however, that if United receives an unsolicited bona fide written proposal that, in the good faith judgment of the United board of directors, is, or is reasonably likely to lead to the delivery of, a “Superior Proposal,” then United may furnish any information relating to, or participate in any negotiations or discussions concerning, such proposal.

As defined in the merger agreement, a Superior Proposal means a bona fide written acquisition proposal (including (i) any tender offer or exchange offer for United stock, (ii) any proposal for a merger or consolidation with, acquisition of all of the stock or assets of, or other business combination involving United, or (iii) any proposal or offer to acquire more than 100% of the voting power in, or 100% of the business or assets of, United), which the United board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger with NCC and the other transactions contemplated by merger agreement with NCC. However, the United board of directors must reach such conclusion only after (i) receiving the advice of its financial advisors, (ii) taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement with NCC), and (iii) taking into account all legal, financial, regulatory and other aspects of the proposal and other relevant factors permitted under applicable law. Except with respect to certain actions taken in connection with a Superior Proposal, United’s board may not withdraw its recommendation to its stockholders of the merger or recommend to its stockholders any such other transaction.

United was also required to instruct its and its subsidiaries’ respective officers, directors, agents, and employees to refrain from taking action that United is prohibited from taking and is required to notify NCC promptly if it receives any inquiries from third parties. However, no director or officer of United is prohibited from taking any action that the board of directors of United determines in good faith, after consultation with counsel, is required by law or in connection with the proper discharge of such director’s or officer’s fiduciary duties.

Additional Covenants and Agreements

The merger agreement contains certain additional agreements and covenants on the part of NCC and United, including the following:

•	the parties agreed to cooperate with each other and use commercially reasonable efforts to promptly prepare and file all applications, notices, petitions and other documents required in order to obtain the third-party consents and regulatory approvals necessary to effectuate the merger, the bank merger and the registration statement filed with the SEC in connection with the shares to be issued in connection with the merger;

•	the parties agreed to afford the officers, employees, accountants, counsel and other representatives of the other party access to properties, books and records;

•	the parties agreed to use their commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate the transactions provided for in the merger agreement;

•	each of NCC and United agreed to call a meeting of its respective stockholders as soon as practicable after the effective date of the registration statement of which this joint proxy statement-prospectus is a part and to perform certain other actions in connection with such meetings;

•	the parties agreed to deliver to each other, within three days of their respective stockholders’ meetings, certificates setting forth the name of and number of shares held by each of their respective stockholders who dissented in writing or otherwise did not vote in favor of the merger agreement;

•	the parties agreed to cooperate with respect to the publication of any public announcement regarding the merger agreement and the merger;

•	each party agreed to consummate the merger upon the completion of all closing conditions and not to take any action reasonably calculated to prevent the closing of the merger or to unreasonably delay any action reasonably required to be taken by it to facilitate the closing of the merger;

•	each party agreed to use its commercially reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

•	United agreed, at NCC’s election and expense, to procure and deliver environmental audits, title policies and surveys with respect to any real property owned, leased or subleased by United or any of its subsidiaries;

•	each party agreed to take, or cause to be taken, all commercially reasonable steps requested by the other to cure any deficiencies in regulatory compliance;

•	United agreed, if requested by NCC, to take an inventory of all fixed assets of United and its subsidiaries at least thirty days prior to the effective date of the merger and to allow NCC’s representatives to be present for such inventory and to deliver all records and reports produced in connection with such inventory;

•	United agreed to cause United Legacy Bank and its directors, officers and employees to, and to use commercially reasonable efforts to cause its data processing consultants and software providers to, cooperate and assist United Legacy Bank and National Bank of Commerce in connection with the electronic and systematic conversion of all applicable United Legacy Bank data to the National Bank of Commerce system, including the training of United Legacy Bank employees;

•	United agreed to cause the chief executive officer or another officer of United Legacy Bank to assist and confer with the officers of National Bank of Commerce on a weekly basis with respect to the development, coordination and implementation of the operating and integration plans of National Bank of Commerce, as the resulting institution in the bank merger; and

•	the parties agreed to work together in good faith to attempt to implement mutually satisfactory arrangements such that the merger will not trigger or result in any payment, including any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G.

Employment Matters

The merger agreement provides that, following the effective time of the merger, NCC will maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of United and its subsidiaries on the closing date that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its subsidiaries, as applicable. Subject to applicable law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC will give such covered United employees full credit for their prior service with United and its subsidiaries as if employed by United and its subsidiaries as of January 1, 2001 (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which covered employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (not including any severance obligations). Each such covered employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any such covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, NCC or its applicable subsidiary will use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC or subsidiary plan to be waived with respect to such covered employee to the extent such condition was or would have been covered under the United benefit plan in which such covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by such covered employee in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

United has agreed that, prior to the effective time of the merger, it will take, and cause its subsidiaries to take, all actions requested by NCC that may be necessary or appropriate to (i) cause one or more United benefit plans to terminate as of or immediately prior to the effective time of the merger, (ii) cause benefit accruals and entitlements under any United benefit plan to cease as of or immediately prior to the effective time of the merger, (iii) cause the continuation after the effective time of the merger of any contract, arrangement or insurance policy relating to any United benefit plan for such period as may be requested by NCC or (iv) facilitate the merger of any United benefit plan into any employee benefit plan maintained by NCC or an NCC subsidiary.

Under the merger agreement, NCC and National Bank of Commerce, as the surviving entities of the merger and the bank merger, respectively, retain the right to amend or terminate any United employee benefit plan to the extent permitted by the terms of the applicable plan. They also have the right to retain or terminate the employment of any employee subsequent to the effective dates of the respective transactions in accordance with their normal and customary employment procedures and practices, including background screening and evaluation of employee performance.

Unless otherwise provided in an individual employment agreement, if the employment of any covered United employee is terminated by NCC or its subsidiaries within nine months after the effective time of the merger other than “for cause” or as a result of unsatisfactory job performance, then NCC has agreed to pay severance to such employee in an amount equal to two weeks of base salary for each twelve months of such employee’s prior employment with United or United Legacy Bank; provided, however, that in no event will the total amount of severance for any single employee be less than four weeks of such base salary nor greater than 26 weeks of such base salary. Any severance to which an employee may be entitled in connection with a termination occurring more than nine months after the effective time of the merger will be as set forth in the severance policies of NCC and its subsidiaries then in effect.

NCC has also agreed to assume and maintain certain life insurance arrangements for certain officers of United and United Legacy Bank and has conditioned the consummation of the merger on the execution of employment agreements between United Legacy Bank and certain executive officers of United and United Legacy Bank, as described in “Interests of Certain Persons in the Merger: Employment Agreements of Certain Executive Officers,” below.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the following circumstances under which the parties may terminate the agreement and abandon the merger:

•	by mutual consent of United’s board of directors and NCC’s board of directors;

•	by the board of directors of either party, if (i) the other party materially breaches any representation or warranty, (ii) such breach cannot be, or is not, cured within 30 days after written notice and (iii) the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the non-breaching party;

•	by the board of directors of either party, if the other party breaches any covenant or other agreement which cannot be, or is not, cured within 30 days after receipt of written notice of the breach by the breaching party;

•	by the board of directors of either party, if any consent of any regulatory authority required for consummation of the merger or the bank merger is denied by final, non-appealable action, or if United’s or NCC’s stockholders do not approve the merger agreement;

•	by the board of directors of NCC, if a material adverse effect with respect to United has occurred, or if any facts or circumstances arise after the date of the merger agreement that are reasonably likely to cause such a material adverse effect, and such fact, circumstance or effect has not been cured by United within 15 days after receipt of notice of the situation by United and a request that it be cured;

•	by the board of directors of United, if a material adverse effect with respect to NCC has occurred, or if any facts or circumstances arise after the date of the merger agreement that are reasonably likely to cause such a material adverse effect, and such fact, circumstance or effect has not been cured by NCC within 15 days after receipt of notice of the situation by NCC and a request that it be cured;

•	by the board of directors of either party, if the merger has not been consummated or a condition precedent cannot be satisfied or waived by March 3, 2015 (270 days from the date of the merger agreement), so long as the failure to consummate is not caused by a breach of the merger agreement by the party electing to terminate;

•	by the board of directors of either party, if any of the conditions to the obligations of the other party cannot be satisfied or fulfilled by March 3, 2015, and the failure of such condition was not caused by the terminating party;

•	by the board of directors of NCC, if the holders of more than 5% of the outstanding shares of United common stock exercise dissenters’ rights, or if the holders of more than 5% of the outstanding shares of NCC common stock exercise dissenters’ rights;

•	by the board of directors of United, if the holders of more than 5% of the outstanding shares of NCC common stock exercise dissenters’ rights;

•	by the board of directors of NCC, if United’s board of directors withdraws, modifies or changes its recommendation of the merger agreement to its stockholders; fails to call the stockholders’ meeting at which the stockholders will vote on the merger agreement; or recommends or approves a merger, sale of assets or other business combination or substantial investment by a third party (other than the NCC merger); and

•	by the board of directors of United, if United receives a bona fide written offer for an acquisition transaction that the United board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable to the United stockholders than the NCC merger, and NCC does not make, within three business days, an offer that is at least as favorable as the third-party offer.

If either party terminates the merger agreement because United’s board withdraws or changes its recommendation of the merger agreement, cancels the meeting at which United’s stockholders or board will vote on the merger agreement, or recommends, approves or announces an acquisition transaction other than the NCC merger, or if United terminates the agreement because it has received an offer for such an acquisition transaction, then United (or its successor) must pay NCC a termination fee of $750,000. Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of United and its controlling persons will survive any termination of the merger agreement.

Indemnification and Insurance

NCC has agreed to indemnify each director and officer of United for a period of three years after the effective time of the merger against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent permitted under the articles of incorporation and bylaws of United as in effect on the date of the merger agreement. During the period beginning on the third anniversary of the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, NCC has agreed to indemnify each such director and officer against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent mandated under the articles of incorporation and bylaws of United as in effect on the date of the merger agreement. NCC’s indemnification obligations described above are subject to the limitations and requirements of United’s articles of incorporation and bylaws and applicable law.

NCC has agreed to use its commercially reasonable efforts for a period of five years following the effective time of the merger to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of United or its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring on or prior to the effective time of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party, as the coverage currently provided by United as of the date of the merger agreement; provided, however, that (i) if NCC is unable to maintain or obtain such insurance coverage, then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of United or its subsidiaries may be required to apply and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations, NCC may require United to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the effective time of the merger. Whether or not NCC or United procures such coverage, in no event will United expend, or will NCC be required to expend, for such tail insurance a premium amount in excess of $155,000. If the cost of such tail insurance exceeds this amount, then United or NCC, as applicable, will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such amount.

Payment of Expenses Relating to the Merger

Subject to their obligations in the event of a material breach of the merger agreement, the parties will pay all of their own expenses related to negotiating and completing the merger and the bank merger, including registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such party. Each party has agreed to indemnify the other party against any liability arising from any such fee or payment incurred by such party.

Interests of Certain Persons in the Merger

Some of United’s directors and executive officers have interests in the merger transaction that are different from, or in addition to, those of United stockholders generally. These interests are described below. United’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Payments upon Termination of United Employment Agreements

In December 2013, David G. Powers, Shirley L. Tyler, David M. McLeod and Michael R. Scures entered into employment agreements with United and United Legacy Bank. In connection with the proposed merger of NCC and United, these individuals executed letter agreements with NCC terminating their respective employment agreements effective upon the consummation of the merger and waiving all rights under such agreements and all claims arising out of their employment with United and United Legacy Bank, including with respect to the payment of salary, benefits and amounts otherwise due upon a change in control. In exchange for such termination, each of these individuals will receive a one-time lump sum cash payment as follows:

Employee	Payment
David G. Powers	$477,509
Shirley L. Tyler	$210,115
David M. McLeod	$205,389
Michael R. Scures	$173,828

The payments described above will be made at or around the effective time of the merger and are in addition to, and separate from, amounts payable under the new employment agreements described below. Each termination agreement will become effective immediately prior to, and subject to the occurrence of, the effectiveness of the merger and will terminate automatically and immediately upon the termination of either the merger agreement or the employment of the respective employee.

Employment Agreements of Certain Executive Officers

In connection with the merger, United Legacy Bank entered into employment agreements with David G. Powers, Shirley L. Tyler, David M. McLeod and Michael R. Scures that take effect as of the effective date of the merger and provide for an initial term of five years (each, a “5-Year Agreement”). Under the terms of the 5-Year Agreements, each of these employees has agreed to serve in a specified role with United Legacy Bank, and, upon consummation of the merger of United Legacy Bank and National Bank of Commerce, to serve in a specified role at National Bank of Commerce. Specifically, these employees have agreed to perform all duties incident to the following positions:

Employee	Position – United Legacy Bank	Position – National Bank of Commerce
David G. Powers	President and Chief Executive Officer	Market President – Central Florida

Shirley L. Tyler	Executive Vice President and Chief Financial Officer	Executive Vice President – Retail Banking

David M. McLeod	Executive Vice President and Chief Lending Officer	Executive Vice President and Regional Senior Lending Officer –Central Florida

Michael R. Scures	Executive Vice President and Chief Credit Officer	Executive Vice President and Regional Credit Officer

Each of the 5-Year Agreements contains substantially similar terms. Under the terms of the 5-Year Agreements, Mr. Powers, Ms. Tyler, Mr. McLeod and Mr. Scures are entitled to minimum annual base salaries of $331,738; $167,438; $212,503 and $200,298, respectively, as well as vacation days, paid holidays and sick days, reimbursement of specified types of business expenses and certain perquisites as set forth in the respective agreements (which perquisites are valued at approximately $13,440 per year for Mr. Powers, $3,790 per year for Mr. Tyler, $12,840 per year for Mr. McLeod and $6,850 per year for Mr. Scures). Each of these employees is also eligible to receive an annual bonus, participate in employer-sponsored health and retirement plans and receive awards under the National Commerce Corporation 2011 Equity Incentive Plan (the “Incentive Plan”) or such other equity-based incentive compensation plans adopted by NCC in which senior executives of United Legacy Bank or National Bank of Commerce, as the case may be, are eligible to participate.

The 5-Year Agreements also set forth the procedures and amounts payable in connection with a termination of employment under various circumstances. If an employee’s employment is terminated prior to the end of the agreement term “for cause” (defined to include, without limitation, death or total disability of the employee), then the employee will not be entitled to any further compensation or benefits, except for accrued but unpaid base salary or as provided under an applicable employee benefit plan, and generally will remain subject to certain non-competition provisions until the second anniversary of the termination date. If the employer terminates the employment other than “for cause” or if the employee terminates the employment for “good reason” (as defined in the 5-Year Agreements), then the employee will continue to receive salary payments (equal to the executive’s base salary then in effect) and will be subject to certain non-competition provisions until the end of the original contractual term. If the employee resigns or terminates his or her employment for any reason other than for “good reason” prior to the end of the contractual term, then the employee will not be entitled to any further compensation or benefits, except for accrued but unpaid base salary or as provided under an applicable employee benefit plan, and will remain subject to certain non-competition provisions until the end of the original agreement term.

Upon a change in control of NCC, the 5-Year Agreements provide that the employee will be entitled to a one-time payment in an amount calculated by multiplying the sum of the employee’s average base annual salary and the average annual bonus received by the employee from the employer (including its subsidiaries and affiliates) during the three-year period immediately preceding the termination of employment by a specified multiplier set forth in that employee’s agreement (1.495× for Mr. Powers and Ms. Tyler and 0.995× for Messrs. McLeod and Scures), provided that the termination of employment occurs either (1) upon the closing of a change in control of NCC that occurs prior to the natural expiration of the contractual term of the 5-Year Agreement, or (2) prior to or upon the natural expiration of the contractual term of the 5-Year Agreement and a change in control of NCC occurs at any time thereafter.

Participation in NCC Benefit Plans

Pursuant to the merger agreement, United’s executives, along with all full-time employees of United and United Legacy Bank, will be eligible to participate in all NCC benefit plans and arrangements that are made available to all NCC full-time employees, which benefits include health and dental insurance, vision insurance, life insurance and short and long-term disability.

Assumption of Split Dollar Plans

The merger agreement requires NCC, at the time of the closing of the merger, to assume and maintain the four United executives’ split dollar life insurance plans that are currently maintained by United Legacy Bank. Under each of the split dollar arrangements, the executive’s named beneficiary will receive a life insurance payment equal to 50% of the net death proceeds upon the executive’s death. The estimated split dollar benefit for each executive ranges from approximately $157,000 to $186,000 for Mr. Powers, $168,000 to $187,000 for Ms. Shirley, $160,000 to $186,000 for Mr. McLeod, and $159,000 to $186,000 for Mr. Scures, depending in each case on the age of such executive at the time of his or her death.

Options

Under the terms of the merger agreement, each outstanding and unexercised option to purchase shares of United common stock will cease to represent an option to purchase United common stock at the effective time of the merger and will be converted automatically into an option to purchase NCC common stock, and NCC will assume each United option subject to its terms, including any acceleration in vesting that will occur as a consequence of the merger. See “Effect of the Merger on United Options” beginning on page 80. Mr. Powers, Ms. Tyler, Mr. McLeod and Mr. Scures each hold United options that will be assumed by NCC at the effective time of the merger. At an assumed price of $18.35 per share, the options held by these four United officers that are vesting as a result of the merger have no value due to the exercise price exceeding $18.35 per share on an as assumed basis.

Addition to NCC and National Bank of Commerce Boards of Directors

Under the terms of the merger agreement, NCC is required to increase the size of its board of directors by one seat as of the effective date of the merger and to fill the vacancy with a designee chosen by United. United’s board of directors has selected Donald F. Wright, a current director of United and United Legacy Bank, to serve on the NCC board of directors in this capacity. NCC has further agreed to include Mr. Wright in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective date of the merger, unless Mr. Wright is disqualified from service as a director based on the occurrence of certain specified events. Mr. Wright will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. As with all non-employee directors of NCC, Mr. Wright will be entitled to receive board meeting fees for his attendance at board meetings (estimated to be $4,800 per year based on an assumed 12 meetings per year).

NCC has also agreed to cause National Bank of Commerce to increase the size of its board of directors by one seat as of the effective date of the merger and to fill the vacancy with a designee chosen by United Legacy Bank. United Legacy Bank has selected Timothy L. Murphy, a current director of United and United Legacy Bank, to serve on the National Bank of Commerce board of directors in this capacity. NCC has further agreed to cause National Bank of Commerce to include Mr. Murphy in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the effective date of the merger and to vote in favor of Mr. Murphy at each of such annual meetings in its capacity as sole shareholder of National Bank of Commerce, unless Mr. Murphy is disqualified from service as a director based on the occurrence of certain specified events. Mr. Murphy will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. As with all non-employee directors of National Bank of Commerce, Mr. Murphy will be entitled to receive board meeting fees for his attendance at board meetings (estimated to be $4,800 per year based on an assumed 12 meetings per year).

Indemnification and Insurance

For a period of three years after the effective time of the merger, NCC has agreed in the merger agreement to indemnify each director and officer of United against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent permitted under the articles of incorporation and bylaws of United as in effect on the date of the merger agreement. During the period beginning on the third anniversary of the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, NCC has agreed to indemnify each such director and officer against all liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the extent mandated under the articles of incorporation and bylaws of United as in effect on the date of the merger agreement. NCC’s indemnification obligations described above are subject to the limitations and requirements of United’s articles of incorporation and bylaws and applicable law.

For a period of five years following the effective time of the merger, NCC has agreed in the merger agreement that it will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of United or its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring on or prior to the effective time of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party, as the coverage currently provided by United as of the date of the merger agreement; provided, however, that (i) if NCC is unable to maintain or obtain such insurance coverage, then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of United or its subsidiaries may be required to apply and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations, NCC may require United to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the effective time of the merger. Whether or not NCC or United procures such coverage, in no event will United expend, or will NCC be required to expend, for such tail insurance a premium amount in excess of $155,000. If the cost of such tail insurance exceeds this amount, then United or NCC, as applicable, will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such amount.

Resale of NCC Common Stock

The shares of NCC common stock to be issued in the merger will be registered under the Securities Act. United stockholders who are not affiliates of NCC may generally freely trade their NCC common stock upon completion of the merger. For this purpose, with respect to NCC, the term “affiliate” generally means any person that either directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, NCC. The SEC has stated that an individual’s status as a director, officer, or 10% stockholder is one fact which must be taken into consideration in determining affiliate status.

Those stockholders who are deemed to be affiliates of NCC may only sell their NCC common stock as permitted under the Securities Act or under a “safe harbor” from the restrictions generally applicable to the sale of “control securities,” such as those acquired from an affiliate of the issuer. Rule 144 requires, among other things, the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

Trading Market for NCC Stock

The NCC common stock is not currently traded on any securities exchange or quotation system, and a liquid market for the stock does not currently exist and may not develop after the merger. NCC may, after the closing of the merger, take steps to list the NCC common stock on a national securities exchange, but there is no guarantee that such listing will ever occur.

NCC Dividends

The holders of NCC common stock receive dividends if and when declared by the NCC board of directors out of legally available funds. NCC’s board of directors has not declared a dividend since its inception and does not currently expect to do so in the foreseeable future. Instead, the board currently anticipates that all earnings, if any, will be used for working capital, to support NCC’s operations and to finance the growth and development of its business, including the merger and integration of United. Any future determination relating to dividend policy will be made at the discretion of NCC’s board of directors and will depend on a number of factors, including NCC’s future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that the board of directors may deem relevant. As of June 30, 2014, National Bank of Commerce had a negative retained earnings balance and is currently prohibited by the OCC from paying any dividends on its common stock for as long as the negative balance exists.

Voting Agreements

At the time of the execution of the merger agreement, each director of United executed a voting agreement with NCC, in which each such director has agreed to vote all of his or her shares of United common stock (i) in favor of adoption and approval of the merger agreement, (ii) against any action or agreement that would result in a breach of any covenant or agreement by United in the merger agreement and (iii) against any other acquisition proposal; provided, however, that such voting agreements will terminate if the merger agreement is terminated, and such voting agreements do not preclude the directors from taking action with respect to a Superior Proposal. While these agreements are in effect, and except for certain specific transfers set forth in the agreement, the director may not directly or indirectly transfer any of his or her United common stock until the closing date of the merger without prior written consent of NCC. These agreements may have the effect of discouraging third parties from making a proposal for an acquisition transaction involving United.

CIG also entered into a similar voting agreement with United with respect to the shares of NCC common stock owned by CIG.

Non-Competition Agreements

At the time of the execution of the merger agreement, each non-employee director of United executed a non-competition agreement with NCC, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of United and of which the director became aware as a consequence of his relationship with United; and

•	For a period of two (2) years after the effective time of the merger, directly on his own behalf or on behalf any other person:

•	not to solicit any customer of NCC, National Bank of Commerce, United or United Legacy Bank, including actively sought prospective customers of United Legacy Bank at the effective time of the merger, for the purpose of providing competitive products or services;

•	act as a director, manager, officer or employee of any business which is the same or essentially the same as the business conducted by NCC, National Bank of Commerce, United or United Legacy Bank and which has an office located within Orange County, Osceola County or Seminole County, Florida, or any contiguous county; or

•	solicit or recruit or attempt to solicit or recruit any employee of NCC, National Bank of Commerce, United or United Legacy Bank.

Claims Letters with Directors

At the time of the execution of the merger agreement each director of United and United Legacy Bank executed a letter agreement with NCC, pursuant to which each such director released and discharged, effective upon the consummation of the merger, United and its subsidiaries, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, from any and all liabilities or claims, that the director or officer had, may have or may claim to have solely in his capacity as an officer, director or employee of United or any of its subsidiaries, as of the effective time of the merger. The foregoing release does not apply to compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice, other contract rights relating to severance, employment, stock options and restricted stock grants that have been disclosed in writing to NCC on or prior to the date of the merger agreement, claims that the director may have in any capacity other than as an officer, director or employee of United and its subsidiaries, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his or her capacity of a stockholder of United and claims as a holder of any check issued by any other depositor.

Accounting Treatment of the Merger

NCC is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under GAAP. Under purchase accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of United at the effective time of the merger will be recorded at their respective fair values and added to those of NCC. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of NCC issued after the merger will reflect those fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of United.

DISSENTERS’ RIGHTS OF APPRAISAL

The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of United and NCC common stock under Florida law and Delaware law, respectively. This description is qualified in its entirety by the full text of the relevant provisions of the FBCA, which are reprinted in their entirety as Appendix B to this joint proxy statement-prospectus, and to the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix C to this joint proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the FBCA and the DGCL, as applicable, and consult a legal advisor before electing or attempting to exercise these rights. Note that, pursuant to the merger agreement, the NCC board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of either NCC or United properly assert their dissenters’ rights of appraisal, and the United board of directors may terminate the merger agreement and abandon the merger of NCC and United if more than 5% of the outstanding shares of NCC properly assert their dissenters’ rights of appraisal.

United Stockholders

Pursuant to Section 607.1302 of the FBCA, as a United stockholder, if you do not wish to accept the merger consideration to be received pursuant to the terms of the plan of merger, you may exercise appraisal rights and, if the merger is consummated, obtain the payment of the “fair value” of your shares of United common stock (as valued immediately prior to the completion of the merger in accordance with Florida law). Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable to United and its remaining stockholders. You should note that the opinions of the parties’ respective financial advisors as to the fairness, from a financial point of view, of the consideration payable in the merger, are not opinions as to, and do not otherwise address, fair value under the FBCA.

United stockholders electing to exercise appraisal rights must strictly comply with the procedures set forth in Sections 607.1301 through 607.1333 of the FBCA in order to demand and perfect their rights. ANY UNITED STOCKHOLDER WISHING TO PRESERVE HIS OR HER RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

The following is intended to be a brief summary of the material provisions of Sections 607.1301 through 607.1333 of the FBCA required to be followed by dissenting United stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the FBCA, the full text of which appears in Appendix B to this joint proxy statement-prospectus.

Under Section 607.1320 of the FBCA, United is required to notify stockholders of the availability of appraisal rights in the notice of the special meeting to vote on the merger. A copy of Sections 607.1301 through 607.1333 of the FBCA must be included with that notice. THIS JOINT PROXY STATEMENT-PROSPECTUS CONSTITUTES UNITED’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 607.1320 OF THE FBCA.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Sections 607.1301 through 607.1333 of the FBCA set forth in Appendix B to this joint proxy statement-prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of the FBCA, your appraisal rights may be lost.

Procedures for Exercising Rights of Appraisal

A stockholder of United who wishes to assert appraisal rights with respect to the merger must (i) deliver to United before the vote is taken at the special meeting written notice of the stockholder’s intent to demand payment if the merger is consummated, and (ii) not vote, or cause or permit to be voted, any shares of United common stock in favor of the merger. A failure to vote will not constitute a waiver of a stockholder’s dissenters’ rights of appraisal under Florida law; however, if you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, and you will effectively waive your appraisal rights. Therefore, a United stockholder who submits a proxy and who also wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

A written demand for appraisal should be filed with United before the United special meeting. The demand notice shall be sufficient if it reasonably informs United of your identity and that you wish to seek appraisal with respect to your shares of United common stock. All demands should be delivered to: United Group Banking Company of Florida, Inc., 425 U. S. Highway 17-92 South, Longwood, FL 32750, Attention: David G. Powers.

Within 10 days after the completion of the merger, the surviving corporation must supply to each United stockholder who has delivered written notice of the stockholder’s intent to dissent from the merger prior to the vote of the stockholders at the United special meeting and who did not vote the shares in favor of the merger a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	NCC’s estimate of the fair value of the shares of United common stock;

•	where to return the completed appraisal election form and, in the case of certificated shares, the stockholder’s stock certificates, and the date by which they must be received by NCC or NCC’s agent, which date may not be fewer than 40 days nor more than 60 days after the date the surviving corporation sent the appraisal notice and appraisal election form to the stockholder;

•	that, if requested in writing, NCC will provide to the stockholder so requesting, within 10 days after the date set for receipt of the appraisal election form by NCC or its agent, the number of stockholders who return the forms by the specified date and the total number of shares owned by them; and

•	the date by which a notice from the stockholder of the stockholder’s desire to withdraw the stockholder’s appraisal election must be received by NCC or its agent, which date must be within 20 days after the date set for receipt by NCC or its agent of the appraisal election form from the stockholder.

The form must also contain an offer to pay to the United stockholder the amount that NCC has estimated as the fair value of the shares of United common stock, and request certain information from the stockholder, including:

•	the stockholder’s name and address;

•	the number of shares as to which the stockholder is asserting appraisal rights;

•	confirmation that the stockholder did not vote for the merger;

•	whether the stockholder accepts NCC’s offer to pay its estimate of the fair value of the shares of United common stock to the United stockholder; and

•	if the United stockholder does not accept NCC’s offer, such stockholder’s estimated fair value of the shares of United common stock and a demand for payment of such stockholder’s estimated value plus interest.

The form will also be accompanied by certain financial statements of United and a copy of Sections 607.1301 through 607.1333 of the FBCA.

Procedures for Perfecting Rights of Appraisal

A United stockholder exercising appraisal rights must execute and return the appraisal election form in accordance with the instructions provided therein and, in the case of certificated shares, deposit the stockholder’s certificates in accordance with the terms of the notice by the date referred to therein. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that stockholder loses all rights as a United stockholder, unless the stockholder properly withdraws from the appraisal process by giving written notice to NCC or its agent within the time period specified in the appraisal election form. Any such stockholder failing to return a properly completed appraisal election form and, in the case of certificated shares, deposit the stockholder’s certificates, within the period stated in the form, will lose such stockholder’s appraisal rights and be bound by the terms of the plan of merger.

Upon returning the appraisal election form, a stockholder shall be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and shall not be entitled to vote or to exercise any other rights of a stockholder unless the stockholder withdraws such stockholder’s demand for appraisal within the time period specified in the appraisal election form.

A stockholder who has delivered the appraisal election form and, in the case of certificated shares, such stockholder’s stock certificates, may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to NCC or its agent within the time period specified in the appraisal election form. Thereafter, a stockholder may not withdraw from the appraisal process without NCC’s written consent. Upon a withdrawal, the right of the stockholder to be paid the fair value of such stockholder’s shares will cease, and the stockholder will be reinstated as a stockholder and will be treated as having made an election to receive cash in the merger.

If the stockholder accepts the offer in the appraisal election form to pay the estimate of the fair value of the shares of United common stock, payment for the shares of the stockholder is to be made within 90 days after the receipt of the appraisal election form by NCC or its agent. Upon payment of the agreed value, the stockholder will cease to have any interest in such shares.

A stockholder must assert appraisal rights with respect to all of the shares registered in such stockholder’s name, except that a record stockholder may assert appraisal rights as to fewer than all of the shares registered in the record stockholder’s name but which are owned by a beneficial stockholder, if the record stockholder objects with respect to all shares owned by the beneficial stockholder. A record stockholder must notify NCC or its agent in writing of the name and address of each beneficial stockholder on whose behalf appraisal rights are being asserted. A beneficial stockholder may assert appraisal rights as to any shares held on behalf of the stockholder only if the stockholder submits to NCC or its agent the record stockholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial stockholder. If you hold your shares of United common stock through a bank, brokerage firm, trust or other nominee and you wish to exercise dissenters’ appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal through your nominee.

Sections 607.1326 and 607.1330 of the FBCA address what should occur if a stockholder fails to accept NCC’s offer to pay the value of the shares as estimated by NCC and NCC fails to comply with the demand of the stockholder to pay the value of the shares as estimated by the stockholder, plus interest. In such an event, within 60 days after receipt of a written demand from any dissenting stockholder given within 60 days after the date on which the merger was effected, then NCC shall, or at NCC’s election at any time within such period of 60 days may, file an action requesting that the fair value of such shares be determined by the court.

If NCC fails to institute a proceeding within the above-prescribed period, any stockholder that has made a demand under Section 607.1326 of the FBCA may do so in NCC’s name. A copy of the initial pleading will be served on each stockholder who has made such a demand. NCC is required to pay each stockholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the stockholder will cease to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, shall be determined by the court and assessed against NCC, except that the court may assess costs against all or some of the stockholders demanding appraisal, in amounts the court finds equitable, to the extent that the court finds such stockholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against (1) NCC and in favor of any or all stockholders if the court finds NCC did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (2) either NCC or the stockholders, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any stockholder were of substantial benefit to other stockholders, and that the fees for those services should not be assessed against NCC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the stockholders who were benefited. To the extent that NCC fails to make a required payment when a stockholder accepts NCC’s offer to pay the value of the shares as estimated by NCC, the stockholder may sue directly for the amount owed, and, to the extent successful, shall be entitled to recover from NCC all costs and expenses of the suit, including counsel fees.

Any stockholder who perfects such stockholder’s right to be paid the fair value of the stockholder’s shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “Material United States Federal Income Tax Consequences of the Merger.”

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under the FBCA and is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is attached to this joint proxy statement-prospectus as Appendix B. United urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and the text of the applicable provisions of the FBCA carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in the FBCA may result in the loss of your statutory appraisal rights.

NCC Stockholders

Under Delaware law, holders of NCC common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of Delaware law, referred to as “Section 262.” Pursuant to Section 262, if the merger is completed, NCC stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Court of Chancery of the State of Delaware. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that the opinions of the parties’ respective financial advisors as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under Delaware law.

NCC stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. ANY NCC STOCKHOLDER WISHING TO PRESERVE HIS OR HER RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting NCC stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this joint proxy statement-prospectus.

Under Section 262, NCC is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. THIS JOINT PROXY STATEMENT-PROSPECTUS CONSTITUTES NCC’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE DGCL.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Appendix C to this joint proxy statement-prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost.

Procedures for Exercising Rights of Appraisal

To exercise appraisal rights with respect to your shares of NCC common stock, you must:

•	NOT vote your shares of NCC stock in favor of the merger;

•	deliver to NCC a written demand for appraisal of your shares before the date of the special meeting, as described further below under “– Written Demand and Notice;”

•	continuously hold your shares of NCC common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card that does not contain voting instructions, you will effectively waive your appraisal rights, because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Only a holder of record of shares of NCC common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of NCC common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to NCC. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of NCC common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of NCC common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of NCC common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of NCC common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to NCC a written demand for payment of the fair value of the NCC common stock held by you.

Written Demand and Notice

A written demand for appraisal should be filed with NCC before the NCC special meeting. The demand notice shall be sufficient if it reasonably informs NCC of your identity and that you wish to seek appraisal with respect to your shares of NCC common stock. All demands should be delivered to: National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: William E. Matthews, V.

The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger that the merger has become effective.

Judicial Appraisal

Within 120 days after the effective time, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of NCC held by such stockholder. The combined company is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible to proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of

Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of NCC common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the NCC common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of NCC common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of shares of NCC common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which NCC has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard, and NCC has no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of NCC common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of NCC common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective time. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this joint proxy statement-prospectus and which merger agreement is attached in its entirety to this joint proxy statement-prospectus as Appendix A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this joint proxy statement-prospectus as Appendix C. NCC urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

INFORMATION ABOUT NCC AND NATIONAL BANK OF COMMERCE

NCC is a bank holding company headquartered in Birmingham, Alabama. Through National Bank of Commerce, NCC operates eight full-service banking offices throughout the state of Alabama, in Birmingham, Huntsville, Auburn-Opelika and Baldwin County, and a loan production office in Vero Beach, Florida. In addition, National Bank of Commerce has received approval from the OCC to open a full-service banking office in Vero Beach, which management intends to open in the fourth quarter of 2014.

History

NCC was originally incorporated as Americus Financial Services, Inc. (“Americus”), an Alabama corporation, in November 2006 for the purpose of serving as a one-bank holding company for Red Mountain Bank, N.A. (“Red Mountain Bank”), a national banking association that commenced operations in Birmingham, Alabama on June 21, 2004. Americus became the holding company for Red Mountain Bank on March 15, 2007 via a share exchange with all Red Mountain Bank stockholders. Between 2007 and 2009, Red Mountain Bank opened additional locations in Birmingham and Brentwood, Tennessee. In March 2009, the OCC placed Red Mountain Bank under a Formal Agreement addressing, among other things, its lending practices and asset quality. Red Mountain Bank subsequently sold its Brentwood, Tennessee branch in the third quarter of 2010.

In October 2010, Charles Investment Group, LLC, a Delaware limited liability company (“CIG”), acquired newly issued voting shares of Americus for $58 million, giving CIG a 67.5% ownership stake and controlling interest in Americus. Following the change in control, Americus appointed a new board of directors, installed a new management team, changed Red Mountain Bank’s name to National Bank of Commerce, and changed its own name to National Commerce Corporation.

In conjunction with the capital infusion in 2010 and as part of the regulatory approval process for the change in control, management sought and received approval from the OCC to expand National Bank of Commerce into three additional markets in Alabama: Madison County (Huntsville), Baldwin County and Auburn-Opelika. National Bank of Commerce opened branches in each of these markets in November 2010. In 2011, National Bank of Commerce reached sustained monthly profitability, opened another branch in Birmingham, Alabama, and earned a profit for the full year. In March 2012, the OCC terminated the Formal Agreement. National Bank of Commerce opened branches in Gulf Shores, Alabama, and Madison, Alabama, in July 2012 and March 2013, respectively.

NCC reincorporated from Alabama to Delaware in April 2014 following receipt of stockholder approval to reincorporate in August 2013. In April 2014, National Bank of Commerce opened a loan production office in Vero Beach, Florida. In addition, National Bank of Commerce has received approval from the OCC to open a full-service banking office in Vero Beach, which management intends to open in the fourth quarter of 2014. Upon opening the full-service banking office in Vero Beach, the loan production office will be closed.

As of June 30, 2014, NCC had consolidated total assets of approximately $783.2 million, consolidated total loans of approximately $588.1 million, consolidated total deposits of approximately $666.7 million and consolidated total stockholders’ equity of approximately $92.4 million.

Products and Services

Through National Bank of Commerce, NCC engages in the business of banking, which consists primarily of accepting deposits from the public and making loans and other investments. National Bank of Commerce’s principal sources of funds for loans and investments are demand, time, savings and other deposits (including negotiable orders of withdrawal, or NOW accounts) and the amortization and prepayments of loans and investments. National Bank of Commerce’s principal sources of income are interest and fees collected on loans, interest collected on other investments, fees earned from the origination and sale of residential mortgage loans and service charges. Its principal expenses are interest paid on savings and other deposits (including NOW accounts), interest paid on its other borrowings, employee compensation, office expenses and other overhead expenses.

Deposits

The principal sources of funds for National Bank of Commerce are core deposits, consisting of demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit. Transaction accounts include checking and negotiable order of withdrawal (NOW) accounts, which customers use for cash management and which provide National Bank of Commerce with a source of fee income, as well as a low-cost source of funds. Time and savings accounts also provide a relatively stable and low-cost source of funding. The largest source of funds for National Bank of Commerce is money market accounts. Certificates of deposit in excess of $100,000 are held primarily by customers in National Bank of Commerce’s market areas. National Bank of Commerce does utilize brokered certificates of deposit to supplement its market funding sources when funding needs or pricing warrant the use of wholesale funding.

Deposit rates are reviewed weekly by senior management of National Bank of Commerce. Management believes that the rates offered by National Bank of Commerce are competitive with those offered by other institutions in National Bank of Commerce’s market areas. National Bank of Commerce also focuses on customer service to attract and retain deposits.

Lending

National Bank of Commerce offers a range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations located in or conducting a substantial portion of their business in National Bank of Commerce’s market areas. National Bank of Commerce’s total loans, net of unearned income, at June 30, 2014, were approximately $588.1 million, or approximately 80.1% of total earning assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan and are further subject to competitive pressures, money market rates, availability of funds and government regulations.

Real Estate Loans. Loans secured by real estate are the primary component of National Bank of Commerce’s loan portfolio, constituting approximately $493.5 million, or 83.9%, of total loans, net of unearned income, at June 30, 2014. National Bank of Commerce originates consumer and commercial loans for the purpose of acquiring real estate that are secured by such real estate. Also, National Bank of Commerce often takes real estate as an additional source of collateral to secure commercial and industrial loans. Such loans are classified as real estate loans rather than commercial and industrial loans if the real estate collateral is considered significant as a secondary source of repayment for the loan. Loans are typically made on a recourse basis supported by financial statements and a review of the repayment ability of the borrower(s) and/or guarantor(s). Origination fees are charged for many loans secured by real estate.

Real estate lending activities consist of the following:

•	The primary type of residential mortgage loan is the single-family first mortgage, typically structured with fixed or adjustable interest rates, based on market conditions. These loans usually have fixed rates for up to five years, with maturities of 25 to 30 years. Also, National Bank of Commerce originates home equity lines of credit secured by residential property. These loans are typically made on a variable-rate basis with maturities up to 15 years.

•	Commercial real estate term loans accrue at either variable or fixed rates. The variable rates approximate current market rates. Amortizations are typically no more than 25 years.

•	Construction and land development loans are typically made on a variable-rate basis. Loan terms usually do not exceed twenty-four months.

•	National Bank of Commerce originates residential loans for sale into the secondary market. These loans are made in accordance with underwriting standards set by the purchaser of the loan, normally as to loan-to-value ratio, interest rate, borrower qualification and documentation. These loans are generally made under a commitment to purchase from a loan purchaser. National Bank of Commerce generally collects from the borrower or purchaser a combination of the origination fee, discount points and/or a service release fee. During 2013, National Bank of Commerce sold approximately $198.0 million in loans to such purchasers.

Consumer Loans. Consumer lending includes installment lending to individuals in National Bank of Commerce’s market areas and generally consists of loans to purchase automobiles and other consumer durable goods. Consumer loans constituted $6.5 million, or 1.1% of National Bank of Commerce’s loan portfolio, at June 30, 2014. Consumer loans are underwritten based on the borrower’s income, current debt level, past credit history and collateral. Consumer rates are both variable and fixed, with terms negotiable. Terms generally range from one to five years depending on the nature and condition of the collateral. Periodic amortization, generally monthly, is typically required.

Commercial and Financial Loans. National Bank of Commerce makes loans for commercial purposes in various lines of business. These loans are typically made on terms up to five years at fixed or variable rates. The loans are secured by various types of collateral, including accounts receivable, inventory or, in the case of equipment loans, the financed equipment. National Bank of Commerce attempts to reduce its credit risk on commercial loans by underwriting the loan based on the borrower’s cash flow and its ability to service the debt from earnings, and by limiting the loan-to-value ratio. Historically, National Bank of Commerce has typically loaned up to 80% on loans secured by accounts receivable, up to 50% on loans secured by inventory (which are typically also secured by accounts receivable), and up to 100% on loans secured by equipment. National Bank of Commerce also makes some unsecured commercial loans. Commercial and financial loans constituted $75.1 million, or 12.8% of National Bank of Commerce’s loan portfolio, at June 30, 2014. Interest rates are negotiable based upon the borrower’s financial condition, credit history, management stability and collateral.

Loan Approval. Certain credit risks are inherent in making loans. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectability.

National Bank of Commerce attempts to minimize loan losses through various means and uses standardized underwriting criteria. National Bank of Commerce has established a standardized loan policy that may be modified based on local market conditions. In particular, on larger credits, National Bank of Commerce generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, National Bank of Commerce attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

National Bank of Commerce addresses repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer lending limits, a loan committee approval process for larger loans, documentation examination and follow-up procedures for loan review and any exceptions to credit policies. The point in the loan approval process at which a loan is approved depends on the size of the borrower’s credit relationship with the bank and the loan authority of the lending officer to whom the loan request is made. Each of the lending officers at National Bank of Commerce has the authority to approve loans up to an approved loan authority amount, as approved by National Bank of Commerce’s board of directors. Loans in excess of the highest loan authority amount of a particular lending officer must be approved by the bank’s loan committee, or another officer with sufficient loan authority to approve the request.

Risk Ratings. Loan officers are directly responsible for monitoring the risk in their respective portfolios. On commercial loans, risk grades are assigned by the loan officer for the probability of default following analysis of borrower characteristics and external economic factors. However, on consumer loans, risk grades are determined by a borrower’s credit score and personal debt ratio, as well as the borrower’s repayment history with the bank.

Factoring

Since August 29, 2014, National Bank of Commerce has owned a 70% interest in CBI, the holding company of Corporate Billing. Corporate Billing is a transaction-based finance company engaged in the purchasing of accounts receivable at a discount from businesses throughout the United States and parts of Canada, a transaction traditionally known as “factoring.” In a typical factoring transaction, Corporate Billing purchases all of the rights associated with the account receivable and assumes the billing and collection responsibilities. Corporate Billing may purchase a receivable with or without recourse. If an account is purchased without recourse, Corporate Billing bears the loss if the account debtor does not pay the invoice amount. If the receivable is purchased with recourse, however, Corporate Billing has the right to collect the unpaid invoice amount from the seller of the receivable if the account debtor does not pay. Corporate Billing engages in both recourse and non-recourse purchases, with its recourse operations focused primarily in the transportation industry, and its non-recourse operations focused primarily in the automotive dealer and distributor industries. As an operating subsidiary of National Bank of Commerce, Corporate Billing is regulated by the OCC.

Electronic Banking

National Bank of Commerce offers electronic banking services to its customers, including commercial and retail online banking, automated bill payment, mobile banking and remote deposit capture for certain customers.

Competition

The financial services industry is highly competitive. National Bank of Commerce competes for loans, deposits and financial services in all of its principal markets. It competes directly with other bank and nonbank institutions located within its markets, Internet-based banks, out-of-market banks and bank holding companies that advertise in or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, and insurance companies or other commercial entities that offer financial services products. Competition involves efforts to retain current customers, obtain new loans and deposits, increase the scope and type of services offered, and offer competitive interest rates paid on deposits and charged on loans. Many of National Bank of Commerce’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of National Bank of Commerce’s competitors have been in business for a long time and have an established customer base and name recognition. National Bank of Commerce believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the communities in which it operates.

Market Areas and Growth Strategy

National Bank of Commerce currently serves four market areas in Alabama, including Birmingham, Huntsville, Auburn-Opelika and Baldwin County. National Bank of Commerce has branch offices located in each of the Alabama markets listed above, and its customer base is predominantly located in these market areas. National Bank of Commerce opened a loan production office in Vero Beach, Florida in April 2014 and received approval from the OCC in July 2014 to open a full-service banking office there. Upon opening the full-service banking office in Vero Beach, which is expected to occur in the fourth quarter of 2014, the loan production office will be closed.

National Bank of Commerce operates as a community bank focused on serving traditional commercial operating companies, company owners, professionals, commercial real estate projects, residential mortgage and other private banking and consumer clients. National Bank of Commerce strives to maintain superior credit quality and a strong and effective control environment, and to operate with a focus on regulatory compliance. Additionally, effective execution of NCC’s strategy requires a focus on maintaining a high level of service as a differentiator from larger regional and national banks. Thus, National Bank of Commerce’s marketing approach is primarily focused on personal calling efforts by bank officers, rather than mass media marketing. National Bank of Commerce’s officers are also encouraged to be active in their local communities as a means of building additional awareness about National Bank of Commerce. Officers are expected to capitalize on longstanding relationships built over their years in banking and to develop new relationships to grow National Bank of Commerce.

NCC actively explores opportunities to expand National Bank of Commerce’s operations into attractive, high-growth market areas in which NCC can identify and attract strong local management and where NCC believes that there is good opportunity for growth. Due to increasing consolidation within the banking industry, particularly in the southeastern United States, NCC may in the future seek to acquire or combine with other banks or thrifts (or their holding companies) that may be of smaller, equal or greater size than NCC. In addition to price and terms, the factors considered by NCC in determining the desirability of a business acquisition or combination are financial condition, asset quality, earnings potential, quality of management, market area and competitive environment. NCC’s strategy may involve retaining the management team of acquired banks and allowing them to retain their local entrepreneurial identity and decision making, while simultaneously creating efficiencies in the administrative and back office operations of the bank. In addition to its strategy of expansion through combinations, NCC intends to continue to expand organically where possible by growing National Bank of Commerce in its present market areas and nearby attractive markets. NCC will continue to explore expansion into lines of business closely related to banking and will pursue such expansion if it believes such lines could be profitable without causing undue risk to NCC or National Bank of Commerce.

While NCC plans to continue its growth as described above, there is no assurance that its efforts will be successful.

Properties

The main office of both NCC and National Bank of Commerce is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209. Including the main office, National Bank of Commerce operates eight branches, most of which are free-standing, newer buildings that provide adequate access, customer parking, and drive-through and/or ATM service. The following table summarizes pertinent details of National Bank of Commerce’s branches as of June 30, 2014:

Office Address	Owned/Leased	Square Footage
813 Shades Creek Parkway, Suite 100 Birmingham, AL 35209 (Main Office)	Leased	10,471

1919 Cahaba Road Birmingham, AL 35223	Leased	8,340

5 Inverness Center Parkway Birmingham, AL 35242	Owned	15,851

457 Magnolia Avenue Fairhope, AL 36532	Owned	6,008

1544 West 2nd Street, Suite 114 Gulf Shores, AL 36542	Leased	1,600

415 Meridian Street Huntsville, AL 35801	Owned	13,579

8153 Highway 72 West Madison, AL 35758	Owned	4,024

2443 Enterprise Drive Opelika, AL 36801	Owned	6,200

3850 20th Street, Suite 400 Vero Beach, FL 32960 (Loan Production Office)	Leased	940

See Note 4 to NCC’s audited Consolidated Financial Statements included in this joint proxy statement–prospectus on page F-39 for additional information regarding NCC’s premises and equipment.

Legal Proceedings

NCC and National Bank of Commerce, in the normal course of business, are subject to various pending and threatened litigation. Although it is not possible to determine at this point in time, based on consultation with legal counsel, management does not anticipate that the ultimate liability, if any, resulting from such litigation will have a material effect on NCC’s financial condition and results of operations.

Regulation

As a registered bank holding company, NCC is regulated by the Federal Reserve, and National Bank of Commerce is regulated by the OCC. Both NCC and National Bank of Commerce are subject to various regulatory capital requirements administered by their respective regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on NCC’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive for NCC and National Bank of Commerce and thereby have a direct adverse effect on earnings. See “Supervision and Regulation” beginning on page 182 for additional information on the regulation of NCC and National Bank of Commerce.

Employees

As of June 30, 2014, NCC and National Bank of Commerce together had a total of 138 full-time and full-time equivalent employees. None of these employees is party to a collective bargaining agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NCC

The following table sets forth certain information as of August 31, 2014, concerning the beneficial ownership of shares of NCC’s outstanding common stock by:

•	each person or group known by NCC to be the beneficial owner of more than 5% of NCC’s issued and outstanding common stock;

•	each of NCC’s current directors and each of NCC’s named executive officers listed in the Summary Compensation Table on page 128;

•	all current NCC directors and executive officers as a group;

•	the new director to be appointed to the NCC board of directors at the effective time of the merger; and

•	all current and prospective NCC directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, NCC common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all NCC common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 5,924,579 shares of NCC common stock outstanding as of August 31, 2014 and 7,672,925 shares of NCC common stock outstanding immediately after the completion of the merger. The information presented below assumes: (i) that the maximum number of shares of NCC common stock issuable pursuant to the terms of the merger agreement are issued in the merger, (ii) that no options held by United stockholders are exercised upon any vesting of such options at the effective time of the merger in accordance with the terms of the merger agreement, (iii) that no additional shares of NCC common stock or securities convertible into NCC common stock are issued by NCC subsequent to August 31, 2014 other than in connection with the merger, and (iv) that each director’s and executive officer’s beneficial ownership of NCC common stock does not change prior to consummation of the merger. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209.

NCC currently has 12,500,000 shares of common stock, par value $0.01 per share, authorized for issuance, as well as 250,000 shares of preferred stock, par value $0.01 per share, authorized for issuance. There is currently no preferred stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock	% of Shares of Common Stock – Before Merger	% of Shares of Common Stock – After Merger
5% Stockholders (excluding Current Directors and Named Executive Officers)
Charles Investment Group, LLC (1)	3,860,000	65.15%	50.31%
NBC Holdings, LLC (2)	565,895	9.55%	7.38%
Current Directors and Named Executive Officers
John H. Holcomb, III (3)	3,883,500	65.29%	50.46%
William E. Matthews, V (4)	37,817	*	*
Richard Murray, IV (5)	3,883,500	65.29%	50.46%
Bobby A. Bradley	0	*	*
R. Holman Head (6)	1,500	*	*
Jerry D. Kimbrough (7)	94,326	1.59%	1.23%
C. Phillip McWane (8)	3,860,067	65.15%	50.31%
G. Ruffner Page, Jr. (9)	3,883,567	65.29%	50.46%
W. Stancil Starnes	0	*	*
Temple W. Tutwiler, III	0	*	*
Russell H. Vandevelde, IV (10)	122,663	2.07%	1.60%
Current Directors and Executive Officers as a Group (19 persons) (11)	4,304,440	70.15%	—
Prospective Director
Donald F. Wright (12)	30,746	—	*
All Current and Prospective Directors and Executive Officers as a Group (20 persons) (13)	4,335,186	—	54.98%

*	Reflects ownership of less than 1%.
(1)	Charles Investment Group, LLC (“CIG”) beneficially owns 3,860,000 shares of NCC common stock (the “CIG Shares”). The managers of CIG are C. Phillip McWane, who is a director of NCC, G. Ruffner Page, Jr., who is a director of NCC, John H. Holcomb, III, who is a director and executive officer of NCC, and Richard Murray, IV, who is a director and executive officer of NCC. Additionally, Messrs. McWane, Page, Holcomb and Murray beneficially own, in the aggregate, 43.88% of the membership interests of CIG. Messrs. McWane, Page, Holcomb and Murray may be deemed to be the beneficial owners of the CIG Shares. Messrs. McWane, Page, Holcomb and Murray disclaim beneficial ownership of the CIG Shares except to the extent of their pecuniary interest therein. The address of CIG, and for purposes of the CIG Shares, the address of Messrs. McWane, Page, Holcomb and Murray, is 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209.
(2)	Consists of 565,895 shares of NCC common stock held directly by NBC Holdings, LLC. The managing member of NBC Holdings, LLC is ATB Management, LLC, which is managed by Kenneth H. Polk, who holds a 55% ownership interest in ATB Management, LLC, and Rhett C. Bennett, who holds a 45% ownership interest in ATB Management, LLC. The address of NBC Holdings, LLC and ATB Management, LLC is 2000 Morris Avenue, Suite 1200, Birmingham, Alabama 35203.
(3)	Includes (a) 3,860,000 shares of NCC common stock held by CIG and (b) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.
(4)	Includes (a) 67 shares of NCC common stock held directly by Mr. Matthews, (b) 11,750 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Matthews, (c) 2,500 shares of NCC common stock held jointly by Mr. Matthews and his spouse and (d) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.

(5)	Includes (a) 3,860,000 shares of NCC common stock held by CIG and (b) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.
(6)	Includes 1,500 shares of NCC common stock held directly by Mr. Head.
(7)	Includes (a) 21,866 shares of NCC common stock held directly by Mr. Kimbrough, (b) 36,495 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Kimbrough and (c) 35,965 shares of NCC common stock held by a limited liability company, a majority of the equity of which is owned by a trust for which Mr. Kimbrough’s spouse serves as trustee.
(8)	Includes (a) 3,860,000 shares of NCC common stock held by CIG and (b) 67 shares of NCC common stock held directly by Mr. McWane.
(9)	Includes (a) 3,860,000 shares of NCC common stock held by CIG, (b) 67 shares of NCC common stock held directly by Mr. Page and (c) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.
(10)	Includes (a) 98,233 shares of NCC common stock held directly by Mr. Vandevelde, (b) 19,980 shares of NCC common stock held in individual retirement accounts for the benefit of Mr. Vandevelde, (c) 1,250 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Vandevelde’s spouse and (d) 3,200 shares of NCC common stock held by Mr. Vandevelde as custodian for his four minor children.
(11)	Includes options that are exercisable for shares of common stock as described in footnotes (3), (4), (5) and (9), as well as shares and exercisable options held by eight persons considered to be executive officers of NCC that are not individually listed in the table above. For purposes of this calculation, the CIG Shares deemed to be beneficially owned by each of Messrs. Holcomb, Murray, McWane and Page for purposes of their individual ownership of NCC as described in footnote 1 above are counted only once.
(12)	Reflects the conversion of 532,000 shares of United common stock that are beneficially owned by Mr. Wright through revocable trusts, with respect to which Mr. Wright serves as a co-trustee with his spouse, into 30,746 shares of NCC common stock pursuant to the terms of the merger agreement. Mr. Wright does not currently own any shares of NCC common stock. Mr. Wright’s address is c/o United Group Banking Company of Florida, Inc., 425 South U.S. Highway 17-92, Longwood, Florida 32750.
(13)	Includes options that are exercisable for shares of common stock as described in footnotes (3), (4), (5) and (9), as well as shares and exercisable options held by eight persons considered to be executive officers of NCC that are not individually listed in the table above. For purposes of this calculation, the CIG Shares deemed to be held by each of Messrs. Holcomb, Murray, McWane and Page for purposes of their individual ownership of NCC as described in footnote 1 above are counted only once.

NCC’S CONTROLLING STOCKHOLDER – CHARLES INVESTMENT GROUP, LLC

Charles Investment Group, LLC, a Delaware limited liability company (“CIG”), was formed and capitalized in 2010 for the sole purpose of acquiring a majority equity stake in Americus Financial Services, Inc. (“Americus”), the bank holding company for Red Mountain Bank, N.A. (“Red Mountain Bank”), a national banking association that commenced operations in Birmingham, Alabama in 2004. In October 2010, CIG acquired 3,860,000 newly issued voting shares of common stock of Americus for $58 million, giving CIG a 67.5% ownership stake and controlling interest in Americus. CIG became a registered bank holding company, regulated by the Board of Governors of the Federal Reserve System, upon consummation of its acquisition of the controlling equity interest in Americus. Following the change in control, Americus appointed a new board of directors, installed a new management team, changed its name to National Commerce Corporation and changed Red Mountain Bank’s name to National Bank of Commerce.

CIG has owned, since October 2010, 3,860,000 shares of NCC common stock, representing 65.15% of the outstanding shares of NCC common stock as of August 31, 2014 and [—]% of the outstanding shares of NCC common stock as of the record date. Assuming that the maximum number of shares of NCC common stock is issued in the merger, CIG will own approximately 50.31% of the outstanding shares of NCC stock upon consummation of the merger. CIG currently has 2,320 units of membership interest outstanding, held by 129 members. Since its formation in 2010, CIG has not raised any additional capital or sold any additional units of membership interest.

Certain directors and executive officers of NCC own, in the aggregate, approximately 52.5% of the units of membership interest of CIG, and four of NCC’s directors, Messrs. Holcomb, Murray, McWane and Page, serve as the managers of CIG. CIG has entered into a written agreement with United providing that it will vote the shares of NCC common stock over which it has voting control, subject to its duties or obligations as a registered bank holding company and as otherwise required by applicable law, in favor of the merger agreement.

CIG’s sole assets consist of the 3,860,000 shares of NCC common stock and a de minimis amount of cash. As soon as practicable following the closing of the merger, CIG intends to conduct a liquidating distribution of the shares of NCC common stock that it holds to the members of CIG on a pro rata basis. Until such distribution occurs, CIG and the four NCC directors who serve as CIG’s managers, collectively, will have the ability to significantly influence and/or control the outcome of all matters submitted to NCC’s stockholders for approval and other matters of corporate governance, including the election of directors. We are not aware of any bank regulatory or other approvals required for the dissolution of CIG. Should any approval by the Federal Reserve Board or any other regulatory agency be required, those approvals will be sought, but we cannot assure you that they will be obtained.

Beneficial Ownership of NCC Following the Dissolution of CIG

The following table sets forth certain information as of August 31, 2014, concerning the beneficial ownership of shares of NCC’s outstanding common stock by each of the categories of persons and groups listed on page 113 of this joint proxy statement-prospectus, on a pro forma basis to give effect both to the merger of United and NCC and the dissolution of CIG, as if both had occurred on August 31, 2014. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, as previously described. The percentages in the table have been rounded to the nearest hundredth. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209.

Name of Beneficial Owner	Number of Shares of Common Stock – After Merger and Dissolution of CIG	% of Shares of Common Stock – After Merger and Dissolution of CIG
5% Stockholders (excluding Current Directors and Named Executive Officers)
Charles Phillip McWane 2011 Grantor Retained Annuity Trust (1)	1,080,229	14.08%
NBC Holdings, LLC (2)	565,895	7.38%
Current Directors and Named Executive Officers
John H. Holcomb, III (3)	90,052	1.17%
William E. Matthews, V (4)	37,817	*
Richard Murray, IV (5)	88,388	1.15%
Bobby A. Bradley (6)	13,310	*
R. Holman Head (7)	1,500	*
Jerry D. Kimbrough (8)	94,326	1.23%
C. Phillip McWane (9)	1,331,099	17.35%
G. Ruffner Page, Jr. (10)	254,762	3.31%
W. Stancil Starnes (11)	66,552	*
Temple W. Tutwiler, III (12)	6,655	*
Russell H. Vandevelde, IV (13)	122,663	1.60%
Current Directors and Executive Officers as a Group (19 persons) (14)	2,469,201	31.32%
Prospective Director
Donald F. Wright (15)	30,746	*
All Current and Prospective Directors and Executive Officers as a Group (20 persons) (16)	2,499,947	31.71%

*	Reflects ownership of less than 1%.
(1)	Consists of 1,080,229 shares of NCC common stock distributable to the Charles Phillip McWane 2011 Grantor Retained Annuity Trust (the “McWane GRAT”) upon the dissolution of CIG.
(2)	Consists of 565,895 shares of NCC common stock held directly by NBC Holdings, LLC. The managing member of NBC Holdings, LLC is ATB Management, LLC, which is managed by Kenneth H. Polk, who holds a 55% ownership interest in ATB Management, LLC, and Rhett C. Bennett, who holds a 45% ownership interest in ATB Management, LLC. The address of NBC Holdings, LLC and ATB Management, LLC is 2000 Morris Avenue, Suite 1200, Birmingham, Alabama 35203.
(3)	Includes (a) 66,552 shares of NCC common stock distributable to Mr. Holcomb upon the dissolution of CIG with the respect to 40 CIG units directly owned by Mr. Holcomb and (b) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.
(4)	Includes (a) 67 shares of NCC common stock held directly by Mr. Matthews, (b) 11,750 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Matthews, (c) 2,500 shares of NCC common stock held jointly by Mr. Matthews and his spouse and (d) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.
(5)	Includes (a) 64,888 shares of NCC common stock distributable to Mr. Murray upon the dissolution of CIG with the respect to 39 CIG units beneficially owned by Mr. Murray and (b) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014.

(6)	Includes 13,310 shares of NCC common stock distributable to Ms. Bradley upon the dissolution of CIG with respect to the 8 CIG units directly owned by Ms. Bradley.
(7)	Includes 1,500 shares of NCC common stock held directly by Mr. Head.
(8)	Includes (a) 21,866 shares of NCC common stock held directly by Mr. Kimbrough, (b) 36,495 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Kimbrough and (c) 35,965 shares of NCC common stock held by a limited liability company, a majority of the equity of which is owned by a trust of which Mr. Kimbrough’s spouse serves as trustee.
(9)	Includes (a) 67 shares of NCC common stock held directly by Mr. McWane, (b) 250,803 shares of NCC common stock distributable to Mr. McWane upon the dissolution of CIG with respect to the approximately 150.74 CIG units directly owned by Mr. McWane and (c) 1,080,229 shares of NCC common stock distributable upon the dissolution of CIG to the McWane GRAT, as to which Mr. McWane exercises sole voting power, with respect to the approximately 649.26 CIG units held in the McWane GRAT.
(10)	Includes (a) 67 shares of NCC common stock held directly by Mr. Page, (b) 23,500 shares of NCC common stock underlying options that are currently exercisable or exercisable within 60 days of August 31, 2014 and (c) 231,195 shares of NCC common stock distributable to the G. Ruffner Page, Jr. Grantor Retained Annuity Trust (the “Page GRAT”), as to which Mr. Page exercises sole voting power, with respect to the approximately 138.96 CIG units held in the Page GRAT.
(11)	Includes 66,552 shares of NCC common stock distributable to Mr. Starnes upon the dissolution of CIG with respect to the 40 CIG units directly owned by Mr. Starnes.
(12)	Includes 6,655 shares of NCC common stock distributable to Mr. Tutwiler upon the dissolution of CIG with respect to the 4 CIG units directly owned by Mr. Tutwiler.
(13)	Includes (a) 98,233 shares of NCC common stock held directly by Mr. Vandevelde, (b) 19,980 shares of NCC common stock held in individual retirement accounts for the benefit of Mr. Vandevelde, (c) 1,250 shares of NCC common stock held in an individual retirement account for the benefit of Mr. Vandevelde’s spouse and (d) 3,200 shares of NCC common stock held by Mr. Vandevelde as custodian for his four minor children.
(14)	Includes options that are exercisable for shares of common stock as described in footnotes (3) , (4), (5) and (10), as well as shares and exercisable options held by eight persons considered to be executive officers of NCC that are not individually listed in the table above.
(15)	Reflects the conversion of 532,000 shares of United common stock that are beneficially owned by Mr. Wright through revocable trusts, with respect to which Mr. Wright serves as a co-trustee with his spouse, into 30,746 shares of NCC common stock pursuant to the terms of the merger agreement. Mr. Wright does not currently own any shares of NCC common stock. Mr. Wright’s address is c/o United Group Banking Company of Florida, Inc., 425 South U.S. Highway 17-92, Longwood, Florida 32750.
(16)	Includes options that are exercisable for shares of common stock as described in footnotes (3) , (4), (5) and (10), as well as shares and exercisable options held by eight persons considered to be executive officers of NCC that are not individually listed in the table above.

MANAGEMENT OF NCC

Current Directors

The following table shows for each current director of NCC: (1) his or her name; (2) his or her age at June 30, 2014; (3) how long he or she has been a director of NCC; (4) his or her position(s) with NCC, other than as a director; (5) his or her principal occupation and business experience for the past five years; and (6) the experiences, qualifications, attributes or skills that caused the NCC Board to conclude that the person should serve as a director. Each of these directors will remain a director of NCC following the merger. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. All directors of NCC are also directors of National Bank of Commerce.

Name (Age)	Director Since	Positions and Business Experience
Bobby A. Bradley (63)	2010	Ms. Bradley currently serves as Managing Partner of Lewis Properties, LLC, a real estate investment company, Managing Partner of Anderson Investments, LLC, a technology business investment company, and Managing Partner of Genesis II, a family business designed to support various philanthropic and investment efforts. Ms. Bradley previously served as Chief Executive Officer of Computer Systems Technology, Inc. from 1989 until 2003, and then served as Group Manager of Science Applications International Corporation (SAIC) until 2004. The Board believes that Ms. Bradley’s skills and professional experience in a variety of operational and leadership roles give her a wide range of knowledge on topics important to business and contribute greatly to the Board’s composition.

R. Holman Head (58)	2013	Mr. Head currently serves as President and Chief Operating Officer of O’Neal Industries, the largest family-owned group of metals service centers in the United States. Mr. Head has been employed by O’Neal Industries in various positions since 1980. Mr. Head is also a partner and officer of Sigma Investments, a private investment company. Mr. Head’s extensive experience as a senior executive officer of a corporation adds valuable expertise and insight to the Board.

John H. Holcomb, III (63)	2010	Mr. Holcomb has served as Chairman of the Board of Directors and Chief Executive Officer of NCC since October 2010 and has served as Chairman of the Board of Directors of National Bank of Commerce since June 2012. From October 2010 until June 2012, Mr. Holcomb also served as Chief Executive Officer of National Bank of Commerce. Mr. Holcomb previously served as Chairman of the Board of Directors and Chief Executive Officer of Alabama National BanCorporation from 1996 until it was acquired in 2008. Since October 2010, Mr. Holcomb has also served as a Managing Member of Charles Investment Group, LLC, the majority stockholder of NCC. Mr. Holcomb has served in senior executive positions of NCC and National Bank of Commerce since 2010, providing him with extensive knowledge of the companies’ operations.

Name (Age)	Director Since	Positions and Business Experience
Jerry D. Kimbrough (63)	2004	Mr. Kimbrough is a senior member of the accounting firm of Warren Averett, LLC located in Birmingham, Alabama. Warren Averett, LLC is the largest independent accounting firm in Alabama and ranks in the top 30 accounting firms in the United States. Mr. Kimbrough’s 40 years of experience as a public accountant, as well as his years of experience as a director of NCC, add valuable expertise and insight to the Board.

William E. Matthews, V (49)	2010	Mr. Matthews has served as Vice Chairman of the Board of Directors and Chief Financial Officer of NCC and National Bank of Commerce since November 2011. Mr. Matthews previously served as Executive Vice President and Chief Financial Officer of Alabama National BanCorporation from 1998 until it was acquired in 2008, and then as Chief Financial Officer of RBC Bank until March 2009. From March 2009 until October 2011, Mr. Matthews was a partner in New Capital Partners, a private equity firm based in Birmingham, Alabama. The Board believes that Mr. Matthews’ extensive experience as a chief financial officer of various banks contributes greatly to the Board’s composition.

C. Phillip McWane (56)	2010	Mr. McWane has served as Chairman of McWane, Inc., a pipe and valve manufacturing company, since 1999. Mr. McWane has been employed by McWane, Inc. in various positions since 1980. Mr. McWane’s 15 years of experience as a senior executive of a corporation add valuable expertise and insight to the Board.

Richard Murray, IV (51)	2010	Mr. Murray has served as President and Chief Operating Officer of NCC since October 2010 and President and Chief Executive Officer of National Bank of Commerce since June 2012. From October 2010 until June 2012, Mr. Murray served as President and Chief Operating Officer of National Bank of Commerce. Mr. Murray previously served as President and Chief Operating Officer of Alabama National BanCorporation from 2000 until it was acquired in 2008, and then as Regional President (Alabama and Florida) of RBC Bank from February 2008 until July 2009. Mr. Murray has served in senior executive positions at NCC and National Bank of Commerce since 2010, providing him with extensive knowledge of the companies’ operations.

G. Ruffner Page, Jr. (55)	2010	Mr. Page has served as President of McWane, Inc., a pipe and valve manufacturing company, since 1999. Mr. Page previously served as Executive Vice President of National Bank of Commerce* from 1989 until 1995, at which time he accepted employment at McWane, Inc. Mr. Page’s experience as a senior executive of National Bank of Commerce and McWane, Inc. gives him a wide range of knowledge on topics important to business and contribute greatly to the Board’s composition.

*	The “National Bank of Commerce” of which Mr. Page served as Executive Vice President was merged out of existence and is not the same “National Bank of Commerce” that is a subsidiary of NCC, as discussed herein.

Name (Age)	Director Since	Positions and Business Experience

W. Stancil Starnes (65)	2010	Mr. Starnes currently serves as Chairman and Chief Executive Officer of ProAssurance Corporation, a holding company for property and casualty insurance companies focused on professional liability insurance. Mr. Starnes practiced law from 1972 until 2006 and then served as President of Corporate Planning and Administration for Brasfield & Gorrie. Mr. Starnes has gained valuable insight into the operation and governance of companies through his more than 30 years of legal experience and his service as a senior executive of various companies.

Temple W. Tutwiler, III (61)	2013	Mr. Tutwiler serves as President of Shades Creek Real-Estate & Investment Co. and as a general partner in Tutwiler Properties, Ltd., and serves as an officer of or partner in other family-controlled entities. Mr. Tutwiler has more than 30 years of experience in managing and developing real estate in central Alabama, as well as managing stock and bond portfolios. The Board believes that Mr. Tutwiler’s skills and professional experience in a variety of operational and leadership roles give him a wide range of knowledge on topics important to business and contribute greatly to the Board’s composition.

Russell H. Vandevelde, IV (47)	2004	Mr. Vandevelde currently serves as Chief Executive Officer and is a founding member of Executive Benefits Specialists, LLC, an organization specializing in the design, implementation and administration of benefit plans for financial institutions with a concentration in community banks. Mr. Vandevelde served as Chairman of the Board of Directors of NCC from March 2010 until October 2011. The Board believes that Mr. Vandevelde’s 15 years as a consultant to financial institutions, as well as his experience as a director of NCC, add valuable expertise and insight to the Board.

Proposed New Director of NCC

In addition to the directors listed above who will remain directors of NCC following the merger, NCC has agreed to appoint one current director of United, Donald F. Wright, to its board of directors, effective upon the consummation of the merger as a condition of the merger agreement. Mr. Wright will serve until NCC’s next annual meeting of stockholders and will be nominated for election at the first two annual meetings of NCC stockholders following the effective date of the merger, unless he is disqualified from service as a director based on the occurrence of certain specified events. Mr. Wright will hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Wright (age 71) has more than 40 years of experience as a lawyer and is currently a senior partner in the law firm of Wright, Fulford, Moorhead & Brown, P.A. Mr. Wright has served as a member of the board of directors of United and United Legacy Bank since February 2010. We believe that Mr. Wright’s extensive experience as a practicing attorney, during which period he has advised a number of companies on a variety of issues, will provide a unique and valuable perspective to the NCC board.

Meetings and Committees of the Board of Directors

NCC’s board of directors conducts its business through meetings of the full board and through committees. Board committees include an executive committee, an audit committee and a compensation committee. The audit and compensation committees were established by the NCC board on July 17, 2014. During 2013, the NCC board of directors held 12 meetings.

Executive Committee

The executive committee is authorized to exercise the board of directors’ authority between board meetings, subject to certain limitations. Specifically, although the executive committee generally has authority to exercise all powers and authority of the full board of directors in the management and direction of the business and affairs of NCC, the executive committee may not approve, adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval, nor may it adopt, amend or repeal any bylaw of NCC. The executive committee does not have a charter. Current members of the executive committee include G. Ruffner Page, Jr. (Chairman), C. Phillip McWane, John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V. The position of Chairman of the executive committee was considered an “executive officer” position of NCC until July 17, 2014.

Audit Committee

The audit committee is responsible for, among other things, reviewing the audit plan of NCC’s independent accountants, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing the scope and results of NCC’s internal auditing procedures; consulting with the independent accountants and management with regard to NCC’s accounting methods and the adequacy of NCC’s internal accounting controls; pre-approving all audit and permissible non-audit services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants’ audit and non-audit fees. The audit committee operates under a charter that was adopted by the NCC board of directors on July 17, 2014.

The current members of the audit committee are Jerry D. Kimbrough (Chairman), Bobby A. Bradley, R. Holman Head and Temple W. Tutwiler, III. Although NCC’s common stock is not listed on a stock exchange, NCC’s board of directors has determined that (i) each member of the audit committee is an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2), (ii) Ms. Bradley, Mr. Head and Mr. Tutwiler satisfy the heightened independence standards of NASDAQ Marketplace Rule 5605(c)(2)(A)(ii) and SEC Rule 10A-3, (iii) each member of the audit committee is financially literate and (iv) Mr. Kimbrough meets the criteria specified under applicable SEC regulations for an “audit committee financial expert.”

Compensation Committee

The compensation committee is responsible for, among other duties as may be directed by the board, reviewing and determining the compensation of NCC’s chief executive officer; making recommendations to the Board regarding the compensation of all other executive officers; and reviewing and administering NCC’s incentive plans, including making grants under those plans. The compensation committee also reviews and approves certain compensation information included in NCC’s proxy statements and annual report filings; reviews any employment agreements and any severance arrangements or plans of NCC’s executive officers; determines stock ownership guidelines for NCC’s executive officers and directors and monitors compliance therewith; and reviews director compensation for service on the board and makes recommendations to the board regarding the same. The compensation committee operates under a charter that was adopted by the NCC board of directors on July 17, 2014.

The current members of the compensation committee are G. Ruffner Page, Jr. (Chairman), R. Holman Head, W. Stancil Starnes and Russell H. Vandevelde, IV. Although NCC’s common stock is not listed on a stock exchange, NCC’s board of directors has determined that each member of the compensation committee satisfies the independence standards of NASDAQ Marketplace Rule 5605(d)(2)(A) for purposes of serving on a compensation committee, including being an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2).

Compensation Committee Interlocks and Insider Participation

No member of the NCC compensation committee (which was established on July 17, 2014) is or has been at any time an employee of NCC. None of the members of NCC’s compensation committee is or has been an officer of NCC, except that G. Ruffner Page, Jr. was considered a non-employee executive officer of NCC from December 20, 2011 until July 17, 2014 due to the position of chairman of the NCC executive committee being designated as an “executive officer” position of NCC during such time period.

None of NCC’s executive officers serves or will serve on the board of directors or compensation committee of an entity that has an executive officer that serves on NCC’s board or compensation committee. No member of NCC’s board is an executive officer of an entity of which one of NCC’s executive officers serves as a member of the board of directors or compensation committee of that entity.

To the extent that any members of NCC’s compensation committee have participated in transactions with us, a description of those transactions is provided in “Director Compensation” and “Certain Relationships and Related Party Transactions.”

Nominations

NCC’s board of directors has not created a standing nominating committee for director nominees and has not adopted a nominating committee charter. Rather, the full board of directors participates in the consideration of director nominees. Because of its current size, NCC believes a standing nominating committee for director nominees is not necessary at this time.

Any stockholder of outstanding capital stock of NCC entitled to vote on the election of directors may also nominate individuals for election to the board of directors. Nominations, other than those made by the board of directors, must be in writing and must be delivered or mailed to the Secretary of NCC no earlier than 150 nor later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, or if no annual meeting was held in the preceding year, notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such annual meeting, in which case notice must be given no later than the tenth day following the day on which such announcement is made. Written nominations by stockholders must contain, to the extent known to the nominating stockholder, the name and address of each proposed nominee, the principal occupation of each proposed nominee, the name and address of the nominating stockholder, the number of shares of capital stock owned by the nominating stockholder and certain other information set forth in NCC’s bylaws. Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting, and votes for such nominees disregarded.

NCC’s board of directors has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and stockholders of NCC, and professionals in the financial services and other industries. Similarly, the board does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of NCC and the financial services industry; experience in serving as a director of NCC or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by NCC through National Bank of Commerce; commitment to and availability for service as a director; and any other factors the board deems relevant.

Director Compensation

Fees

Compensation for the non-employee directors of NCC is currently $400 per month for service as directors. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties. All of the non-employee directors of NCC also serve as the directors of National Bank of Commerce but receive no additional compensation for this service.

Deferral of Compensation Plan

Eligible directors may elect to defer payment of all or any portion of their fees earned as directors of NCC and National Bank of Commerce under the National Commerce Corporation Deferral of Compensation Plan (the “Deferral Plan”). The Deferral Plan, which became effective on February 28, 2012, permits directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash. The interest payable on amounts deferred under the Deferral Plan is calculated at a rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director on (or beginning on) a date selected by the directors, subject to certain default provisions as set forth in the Deferral Plan. At the present time, none of the non-employee directors of NCC have deferred any fees under the Deferral Plan.

2013 Non-Employee Director Compensation Table

The following table provides information regarding compensation earned by or paid to NCC’s non-employee directors in 2013:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Nonqualified Deferred Compensation Earnings ($)	Total ($)
Bobby A. Bradley	2,200	—		—	2,200
R. Holman Head	1,800	—		—	1,800
Jerry D. Kimbrough	2,000	—		—	2,000
C. Phillip McWane	2,200	—		—	2,200
G. Ruffner Page, Jr.	2,200	30,000	(3)	—	32,200
W. Stancil Starnes	2,200	—		—	2,200
Temple W. Tutwiler, III	2,400	—		—	2,400
Russell H. Vandevelde, IV	2,400	—			2,400

(1)	Although Messrs. Holcomb, Matthews and Murray serve on the board of directors in addition to their service as executive officers of NCC, they currently receive no additional fees for their service on the board. The compensation received by Messrs. Holcomb, Matthews and Murray as directors of NCC is described in the “Compensation of Executive Officers” section beginning on page 127.
(2)	Stock awards are reported as the grant date fair value of the shares, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 Compensation – Stock Compensation.
(3)	Mr. Page received a grant of performance shares under the Incentive Plan on January 1, 2013 (the “2013 award”) in connection with his service as chairman of the executive committee of the NCC board of directors. Mr. Page’s 2013 award vests over a four-year period beginning on January 1, 2013 and ending on December 31, 2016. The earned percentage of the target award of 2,000 shares is based on the average of NCC’s after-tax earnings relative to the corresponding budgets for each of the four years of the award period; provided, however, that, in order for Mr. Page to receive any payout of the award, NCC must have maintained net charge-offs averaging less than 0.60% of average loans and non-performing assets averaging less than 1.25% of average loans plus other real estate owned over the four years of the award period, subject to certain adjustments in the discretion of the administrator of the Incentive Plan. See “2011 Incentive Plan” beginning on page 128 for additional information. At the end of fiscal year 2013, Mr. Page had been awarded a total of 3,887.44 performance shares, based on the target amount of shares at the respective dates of grant of such awards.

Additional Information Concerning Directors

NCC’s directors serve one-year terms. None of the directors or executive officers was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of NCC acting within their capacities as such. Except for the relationship between R. Holman Head and G. Ruffner Page, Jr. as brothers-in-law, there are no family relationships between the directors and executive officers of NCC. None of the directors or executive officers of NCC serves as a director of any company that has a class of securities registered under, or that is subject to the periodic reporting requirements of, the Exchange Act, or any investment company registered under the Investment Company Act of 1940, other than Mr. Starnes, who serves as Chairman and Chief Executive Officer of ProAssurance Corporation, which company has a class of securities registered under, and is subject to the periodic reporting requirements of, the Exchange Act. None of the directors or executive officers of NCC has been involved in any legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer of NCC.

Executive Officers

Executive officers are appointed annually at a meeting of the board of directors of NCC, to serve until their successors are chosen and qualified. The following table sets forth for each executive officer of NCC: (1) the person’s name; (2) his or her age at June 30, 2014; (3) the year he or she was first elected as an officer of NCC; (4) his or her positions with NCC; and (5) his or her recent business experience for the past five years. The listed executive officers will continue to be NCC’s executive officers after the merger. This table also includes several executive officers of National Bank of Commerce who are deemed to be “officers” of NCC pursuant to Rule 3b-7 of the Exchange Act.

Name (Age)	Officer Since	Positions and Business Experience
John H. Holcomb, III (63)	2010	Mr. Holcomb has served as Chairman of the Board of Directors and Chief Executive Officer of NCC since October 2010 and has served as Chairman of the Board of Directors of National Bank of Commerce since June 2012. From October 2010 until June 2012, Mr. Holcomb also served as Chief Executive Officer of National Bank of Commerce. Mr. Holcomb previously served as Chairman of the Board of Directors and Chief Executive Officer of Alabama National BanCorporation from 1996 until it was acquired in 2008. Since October 2010, Mr. Holcomb has also served as Managing Member of Charles Investment Group, LLC, the majority stockholder of NCC.

William E. Matthews, V (49)	2011	Mr. Matthews has served as Vice Chairman of the Board of Directors and Chief Financial Officer of NCC and National Bank of Commerce since November 2011. Mr. Matthews previously served as Executive Vice President and Chief Financial Officer of Alabama National BanCorporation from 1998 until it was acquired in 2008, and then served as Chief Financial Officer of RBC Bank until March 2009. From March 2009 until October 2011, Mr. Matthews was a partner in New Capital Partners, a private equity firm based in Birmingham, Alabama.

Richard Murray, IV (51)	2010	Mr. Murray has served as President and Chief Operating Officer of NCC since October 2010 and President and Chief Executive Officer of National Bank of Commerce since June 2012. From October 2010 until June 2012, Mr. Murray served as President and Chief Operating Officer of National Bank of Commerce. Mr. Murray previously served as President and Chief Operating Officer of Alabama National BanCorporation from 2000 until it was acquired in 2008, and then served as Regional President (Alabama and Florida) of RBC Bank from February 2008 until July 2009.

Name (Age)	Officer Since	Positions and Business Experience
John R. Bragg (53)	2010	Mr. Bragg has served as Executive Vice President – Bank Operations of NCC and National Bank of Commerce since October 2010. Mr. Bragg previously served as Executive Vice President of Alabama National BanCorporation from 1992 until it was acquired in 2008, and then served as Senior Vice President – Bank Operations of RBC Bank from February 2008 until June 2009.

M. Davis Goodson, Jr. (42)	2010	Mr. Goodson has served as Executive Vice President and Senior Lender of National Bank of Commerce since May 2011. Mr. Goodson previously served as Senior Vice President and Senior Lender of National Bank of Commerce from October 2010 until April 2011. Mr. Goodson served in various commercial loan officer and commercial banking manager positions beginning in May 1994, and then served as Commercial Banking Manager of RBC Bank from July 2006 until June 2009.

William R. Ireland, Jr. (57)	2010	Mr. Ireland has served as Executive Vice President and Chief Risk Management Officer of National Bank of Commerce since October 2010. Mr. Ireland previously served as Director of Credit Review of RBC Bank from July 2008 until February 2010 and as Director, Risk Management and Strategic Initiatives of RBC Bank from March 2008 until July 2008. Mr. Ireland served as Executive Vice President, Chief Risk Officer, of Alabama National BanCorporation from 2004 until it was acquired in 2008.

Robert B. Aland (51)	2010	Mr. Aland has served as National Bank of Commerce – Birmingham President since October 2010. Mr. Aland previously served as Birmingham Market President of RBC Bank from February 2008 until June 2009, and as Birmingham Market President of First American Bank from 2005 until February 2008.

Eric L. Canada (55)	2010	Mr. Canada has served as National Bank of Commerce – Lee County President since October 2010. Mr. Canada previously served as Market President (Lee County) of AmSouth Bank from 1996 until 2001, and then served as Market President (Lee County) of RBC Bank from 2001 until 2009.

W. Evans Quinlivan (52)	2010	Mr. Quinlivan has served as National Bank of Commerce – Huntsville President since October 2010. Mr. Quinlivan previously served as Market President (Huntsville) of First American Bank from 2000 until February 2008, and then served as Market Executive (Huntsville) of RBC Bank until June 2009.

Robert M. Seaborn, Jr. (55)	2010	Mr. Seaborn has served as National Bank of Commerce – Baldwin County President since October 2010. Mr. Seaborn previously served as Chairman and Chief Executive Officer of First Gulf Bank from 1996 until February 2008, and then served as President of the Gulf Coast Region of RBC Bank until July 2009.

P. Andrew Beindorf (58)	2014	Mr. Beindorf has served as National Bank of Commerce – Vero Beach President since April 2014. Mr. Beindorf previously served as President and Chief Executive Officer of Indian River National Bank from 2001 until 2008, and then served as Market President of RBC Bank from February 2008 until June 2010. Mr. Beindorf then served as Executive Vice President (Regional President) of Centerstate Bank from July 2010 until April 2014.

Compensation of Executive Officers

NCC’s executive compensation program is designed to attract, motivate and retain high-quality leadership and incentivize NCC’s executive officers to achieve performance goals over the short- and long-term, which also aligns the interests of NCC’s executive officers with the company’s stockholders. The following discussion relates to the compensation of the Chief Executive Officer and Chairman of the Board of Directors of NCC, John H. Holcomb, III, and our two most highly compensated executive officers in 2013 (other than Mr. Holcomb), the President and Chief Operating Officer of NCC, Richard Murray, IV, and the Chief Financial Officer and Vice Chairman of the Board of Directors of NCC, William E. Matthews, V (Messrs. Holcomb, Murray and Matthews are collectively referred to herein as NCC’s “named executive officers”). NCC’s named executive officers’ compensation has historically been determined by the NCC board of directors and is generally reviewed annually. Going forward, the compensation of the named executive officers will be reviewed and determined by the compensation committee of the NCC board of directors, which committee was formed on July 17, 2014.

Elements of Executive Compensation

NCC does not currently have employment agreements with any of the company’s executive officers. The compensation of NCC’s named executive officers presently consists of base salary, equity awards, non-equity incentive compensation and certain other employee benefits, as further described below.

Base Salaries. Base salaries for NCC’s named executive officers are determined based on each officer’s responsibilities, experience and contributions to the growth of the company, individual performance, company performance and general industry conditions.

Equity Awards. NCC’s named executive officers participate in the National Commerce Corporation 2011 Equity Incentive Plan (the “Incentive Plan”). See “2011 Incentive Plan” beginning on page 128 for additional information regarding the Incentive Plan. Grants of equity to the named executive officers under the Incentive Plan have consisted of option awards (none since 2011) and performance share awards. Collectively, these grants provide the named executive officers with the appropriate incentives to continue in the company’s employ and to improve the company’s growth and profitability, serve to align the interests of the named executive officers with the company’s stockholders, and reward the named executive officers for improved company performance.

On January 1, 2011, 2012 and 2013, Messrs. Holcomb, Murray and Matthews received grants of performance shares under the Incentive Plan. In general, the awards are earned following a four-year award period beginning on January 1 of the applicable year. The earned percentage of the target award is based on the average of NCC’s after-tax earnings relative to the corresponding budgets for each of the four years of the award period; provided, however, that, in order for Messrs. Holcomb, Murray and Matthews to receive any payout of the award, NCC must have maintained certain levels of net charge-offs, as compared to other metrics, such as average loans, non-performing assets and other real estate owned, during the applicable award period. Once earned, the awards are payable in shares of common stock.

Non-Equity Incentive Compensation. NCC’s named executive officers are also eligible to receive an annual cash bonus as a percentage of base salary based on the net income of the company during the year, relative to the company’s budgeted expectations for the year.

Other Employee Benefits. NCC provides the following additional benefits to the company’s named executive officers on the same basis as all other eligible executives:

•	company-sponsored healthcare plans, including coverage for medical and dental benefits;

•	a qualified 401(k) savings plan with a matching contribution; and

•	payment of life and accidental death and dismemberment insurance premiums.

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2013 and 2012, a summary of the compensation paid to or earned by NCC’s named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
John H. Holcomb, III	2013	200,000	30,000	80,000	3,248	313,248
Chief Executive Officer and Chairman of the Board	2012	175,000	27,500	90,000	2,438	294,938

Richard Murray, IV	2013	200,000	30,000	80,000	1,998	311,998
President, Chief Operating Officer and Director	2012	165,000	27,500	90,000	2,356	284,856

William E. Matthews, V	2013	200,000	30,000	80,000	3,248	313,248
Chief Financial Officer and Vice Chairman of the Board	2012	165,000	27,500	90,000	2,364	284,864

(1)	Stock awards are reported as the grant date fair value of the shares, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 Compensation – Stock Compensation. These amounts represent the grant date fair value of performance shares awarded to Messrs. Holcomb, Murray and Matthews on January 1, 2013 and 2012, respectively.
(2)	The amounts in the “All Other Compensation” column for each executive officer include (i) annual premiums of $248 paid by NCC for life insurance and accidental death and dismemberment policies and (ii) amounts contributed by NCC to the 401(k) plan account of the executive officer.

2011 Equity Incentive Plan

General. The Incentive Plan was approved by the company’s stockholders at NCC’s annual meeting on October 25, 2011. The purpose of the Incentive Plan is to promote the interests of NCC and its stockholders by granting equity and equity-related incentives to employees of NCC and its affiliates, including National Bank of Commerce, in order to provide an additional incentive to each employee to work to increase the value of NCC’s stock and to provide each employee with a stake in the future of NCC that corresponds to the stake of each of NCC’s stockholders. The Incentive Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted and unrestricted stock awards, phantom stock, performance awards and other stock-based awards to employees, officers and certain directors of NCC and its affiliates, including National Bank of Commerce, as further described below. The Incentive Plan reserved for issuance a total of 500,000 shares of NCC’s common stock, subject to adjustment in the event of a recapitalization, stock split or similar event. As of June 30, 2014, 219,500 shares of NCC’s common stock were subject to outstanding options under the Incentive Plan. Additionally, as of June 30, 2014, a total of 103,649 shares were subject to issuance upon vesting of outstanding performance awards under the Incentive Plan.

Administration of the Incentive Plan. The Incentive Plan provides that it will be administered either by NCC’s board of directors or a committee thereof that is appointed by the board of directors for such a task (the “Administrator”). Currently, the full board of directors is the Administrator of the Incentive Plan. The Administrator has the authority to grant awards under the Incentive Plan, to determine the terms of each award (which are evidenced by a written agreement describing the material terms of the award), to interpret the provisions of the Incentive Plan and to make all other determinations that it may deem necessary or advisable to administer the Incentive Plan.

Types of Awards Available Under the Incentive Plan.

•	Options – The Incentive Plan provides for awards in the form of options to purchase shares of NCC’s common stock, either as incentive stock options qualified under Section 422 of the Internal Revenue Code or options that are not so qualified (referred to as non-qualified stock options). The exercise price of an option may not be less than 100% of the fair market value of NCC’s common stock on the date of the grant. The exercise price may be paid in cash, or as otherwise provided in the award agreement.

•	Stock Appreciation Rights – The Incentive Plan provides for the grant of stock appreciation rights. The base price of a stock appreciation right may not be less than 100% of the fair market value of NCC’s common stock on the date of the grant. The consideration payable upon exercise of a stock appreciation right will be paid in cash, shares of NCC’s common stock or a combination of cash and shares of NCC’s common stock, as determined in the sole discretion of the Administrator.

•	Stock Awards – The Incentive Plan provides for the grant of restricted or unrestricted stock awards. Stock awards may be issued for any lawful consideration as the Administrator may determine, and the consideration may be in the form of services performed, or may be paid in cash, shares of NCC’s common stock or a combination of cash and shares of NCC’s common stock, as determined in the sole discretion of the Administrator.

•	Phantom Stock – The Incentive Plan provides for the grant of phantom stock, or awards denominated in stock-equivalent units. Phantom stock units granted to a participant will be credited to a bookkeeping reserve account solely for accounting purposes and will not require a segregation of any of NCC’s assets. An award of phantom stock may be settled in cash, shares of NCC’s common stock or a combination of cash and shares of NCC’s common stock, as determined in the sole discretion of the Administrator.

•	Performance Awards – The Incentive Plan provides for the grant of performance awards that become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be settled in cash, shares of NCC’s common stock or a combination of cash and NCC’s common stock, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on NCC’s or an affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit or NCC or an affiliate as a whole, over such performance period as the Administrator may designate.

•	Other Stock-Based Awards – The Incentive Plan provides for the grant of other stock-based awards for any lawful consideration as the Administrator may determine. Other stock-based awards may be denominated in cash, in shares of NCC’s common stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into shares of NCC’s common stock or in any combination of the foregoing and may be paid in cash, shares of NCC’s common stock or other securities, in a combination of cash and shares of NCC’s common stock, as determined in the sole discretion of the Administrator.

Vesting. The Administrator has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Performance Criteria. The Incentive Plan provides that the Administrator may grant performance awards that become payable on account of attainment of one or more performance goals established by the Administrator, which may be based on NCC’s or an affiliate’s operating income or one or more other business criteria that apply to an individual or group of individuals, a business unit of NCC or an affiliate as a whole, over such performance period as the Administrator may designate.

Transferability. Awards granted under the Incentive Plan may not be transferred by a grantee except by will or the laws of descent and distribution, unless (for awards other than incentive stock options or stock appreciation rights granted with respect to incentive stock options) otherwise provided by the Administrator.

Change in Control Transactions. In the event of any transaction resulting in a change in control of NCC, outstanding stock options and other awards under the Incentive Plan that are payable in or convertible into common stock will terminate upon the effective time of such change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of such awards will be permitted, immediately before the change in control, to exercise or convert all portions of such awards that are then exercisable or convertible or that will become exercisable or convertible upon or prior to the effective time of the change in control. The Administrator may, in its sole discretion, take such actions as it deems appropriate to provide for the acceleration of the exercisability of any or all outstanding stock options or other awards.

Adjustments for Other Corporate Transactions. In the event of certain corporate transactions (including a stock dividend or split, spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange or similar corporate change that is not part of a transaction resulting in a change in control of NCC), the Administrator will appropriately adjust, if needed, (a) the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Incentive Plan and (b) the terms of outstanding awards, including, but not limited to, the number, kind and price of securities subject to such awards.

Termination and Amendment. NCC’s board of directors may terminate, amend or modify the Incentive Plan or any portion thereof at any time. Except as otherwise determined by the board, termination of the Incentive Plan shall not affect the Administrator’s ability to exercise the powers granted to it with respect to awards granted under the Incentive Plan prior to the date of termination.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information as of December 31, 2013, concerning outstanding equity awards previously granted to our named executive officers:

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
John H. Holcomb, III	23,500	—	—	$14.57	12/31/21	—	—	4,464.93	81,931.43
William E. Matthews, V	23,500	—	—	$14.57	12/31/21	—	—	4,464.93	81,931.43
Richard Murray, IV	23,500	—	—	$14.57	12/31/21	—	—	4,464.93	81,931.43

(1)	Messrs. Holcomb, Matthews and Murray received grants of performance share awards on January 1, 2012 (the “2012 grant”) and January 1, 2013 (the “2013 grant”). See “Compensation of Executive Officers – Elements of Executive Compensation; Equity Awards” beginning on page 127 for additional information. The number of performance shares set forth in this column represents the projected number of performance shares, as of December 31, 2013, that each named executive officer could earn at the end of the four-year performance periods ending December 31, 2016 (for the 2012 grant) and December 31, 2017 (for the 2013 grant), based on actual performance during the first two years of the award period for the 2012 grant and the first year of the award period for the 2013 grant. The number of performance shares actually earned by the named executive officers will be determined based on actual performance over the entire four-year award periods for both the 2012 grant and the 2013 grant, and such amount may differ significantly from the amounts shown in this column.
(2)	The amounts shown in this column represent the product of $18.35, which is the price at which NCC most recently sold shares of its common stock, and the number of performance shares reflected in the table for the named executive officers as of December 31, 2013.

Deferral of Compensation Plan

Under the Deferral Plan, NCC’s named executive officers may elect to defer payment of all or any portion of certain grants made under the Incentive Plan and certain bonuses and incentive payments. As described under “Director Compensation” above, the Deferral Plan permits the named executive officers to invest such amounts and to receive the adjusted value of the deferred amounts in cash. The interest payable on amounts deferred under the Deferral Plan is calculated at a rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to the named executive officer on (or beginning on) a date selected by the named executive officer, subject to certain default provisions as set forth in the Deferral Plan. At the present time, none of the named executive officers of NCC have deferred any payments under the Deferral Plan.

Retirement Benefits

NCC maintains a tax-qualified 401(k) savings plan (the “401(k) Plan”), in which our named executive officers participate. The 401(k) Plan allows participants to contribute up to 100% of their pay on a pre-tax basis into individual retirement accounts, subject to the maximum annual limits set by the IRS. NCC makes a matching employer contribution in an amount equal to 50% of the first 3% of each plan participant’s elective deferrals. All contributions to the 401(k) Plan are in the form of cash. Employer contributions vest 20% per year over a 5-year service period. Participants are immediately fully vested in their own contributions to the 401(k) Plan.

Certain Relationships and Related Party Transactions

NCC, through National Bank of Commerce, may engage in transactions with directors, officers, employees and other “related parties” only to the extent that such activities are permitted by, and consistent with, applicable laws and regulations. Federal and state regulations impose a number of restrictions on transactions and dealings between National Bank of Commerce and related parties. In general, these transactions between National Bank of Commerce and related parties are subject to certain quantitative limitations and are required to be on substantially the same terms and conditions as are available for transactions between National Bank of Commerce and unrelated parties. “Related parties” include National Bank of Commerce’s directors and officers, their spouses and certain members of their immediate families, as well as other persons or entities with which National Bank of Commerce has certain relationships, as set forth in federal and state regulations.

National Bank of Commerce has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal stockholders of NCC and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risks of collectability nor present other unfavorable features to National Bank of Commerce. Loans to individual directors and officers must also comply with National Bank of Commerce’s lending policies and statutory lending limits.

Registration Rights Agreements with Certain Stockholders

Two stockholders that own in excess of 5.0% of NCC’s outstanding common stock entered into separate registration rights agreements with NCC in connection with their initial investments in NCC. At the time of its initial investment in NCC in August 2008, NBC Holdings, LLC (previously known as RMB Holdings, LLC), which owns approximately 9.6% of NCC’s outstanding common stock as of August 31, 2014, entered into a registration rights agreement with NCC. Likewise, at the time of its initial investment in NCC in October 2010, Charles Investment Group, LLC (“CIG”), which owns approximately 65.2% of NCC’s outstanding common stock as of August 31, 2014, entered into a registration rights agreement with NCC.

Each registration rights agreement provides the respective stockholder and certain transferees of its registrable shares, which we refer to as “holders,” with certain demand registration rights in respect of any registrable shares of NCC’s common stock held by them, subject to various conditions and limitations as set forth in the respective agreements. Under the terms of the agreements, the holders are entitled to an unlimited number of demand registrations within the time periods specified in the respective agreements. In addition, if NCC registers additional shares of common stock for sale to the public, NCC must give notice to each holder of its intention to effect such a registration, and, subject to certain limitations, to include in the registration statement any shares of common stock held by such holder as the holder may request, except in the case of a demand registration initiated by the holder or a registered offering relating to an employee stock plan or a business combination. NCC is required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of common stock pursuant to these agreements. The agreements include customary indemnification provisions in favor of the holders, any underwriter participating in a registered offering made pursuant to an agreement, and any officer, partner, manager, director or controlling person of such holder or underwriter, as well as any representative of such holder serving on NCC’s board of directors (each, an “indemnified party”), against certain losses and liabilities, including interest, penalties and attorneys’ fees, resulting from any breach of a representation or warranty made by NCC in an underwriting agreement or an untrue statement or omission of material fact in any registration statement or prospectus pursuant to which an indemnified party sells shares of NCC’s common stock, unless such liability arose from written information provided to NCC by the indemnified party specifically for use therein, in which case, if the indemnified party is a holder, such holder must indemnify NCC and other specified parties for liabilities arising from the information from which the breach, misstatement or omission resulted, in an amount up to the amount of net proceeds received by the holder in the offering.

Each registration rights agreement provides that it will become void and of no effect as to any holder (including any assignee of a holder) at such time as such person no longer owns any registrable shares of NCC. As soon as practicable following the closing of the merger of NCC and United, CIG intends to make a liquidating distribution of the shares of NCC common stock that it holds to the members of CIG on a pro rata basis. CIG does not intend to assign its registration rights to its members in connection with the distribution. Accordingly, at the time of such distribution, the registration rights agreement with CIG and all rights granted thereunder will terminate.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NCC

All dollar amounts in the tables in this section are in thousands of dollars, except per share data or when specifically identified. The words “we,” “us,” “our,” “NCC” and similar terms when used in this section refer to National Commerce Corporation, unless the context indicates otherwise.

Introduction

The following is a narrative discussion and analysis of significant changes in NCC’s results of operations for the three and six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, and the financial condition at June 30, 2014, December 31, 2013 and 2012. This discussion and analysis should be read in conjunction with NCC’s Consolidated Financial Statements and related footnotes included elsewhere in this joint proxy statement-prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in NCC’s Notes to the Consolidated Financial Statements. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect our reported results and financial position for the current period or future periods. The use of estimates, assumptions, and judgment is necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on our future financial condition and results of operations.

The following briefly describes the more complex policies involving a significant amount of judgments about valuation and the application of complex accounting standards and interpretations.

Allowance for Loan Losses

NCC records estimated probable inherent credit losses in the loan portfolio as an allowance for loan losses. The methodologies and assumptions for determining the adequacy of the overall allowance for loan losses involve significant judgments to be made by management. Some of the more critical judgments supporting NCC’s allowance for loan losses include judgments about: creditworthiness of borrowers, estimated value of underlying collateral, assumptions about cash flow, determination of loss factors for estimating credit losses, and the impact of current events, conditions, and other factors impacting the level of inherent losses. Under different conditions or using different assumptions, the actual or estimated credit losses ultimately realized by NCC may be different than management’s estimates provided in our Consolidated Financial Statements included elsewhere in this joint proxy statement-prospectus.

For a more complete discussion of the methodology employed to calculate the allowance for loan losses, see Note 1 to NCC’s Consolidated Financial Statements included in this joint proxy statement-prospectus.

Investment Securities Impairment

Periodically, we assess whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. In any such instance, we would consider many factors, including the severity and duration of the impairment, our intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value. The credit portion of the impairment, if any, is recognized as a realized loss in current earnings.

Income Taxes

Deferred income tax assets and liabilities are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events recognized in the financial statements. A valuation allowance may be established to the extent necessary to reduce the deferred tax asset to a level at which it is “more likely than not” that the tax assets or benefits will be realized. Realization of tax benefits depends on having sufficient taxable income, available tax loss carrybacks or credits, the reversing of taxable temporary differences and/or tax planning strategies within the reversal period and that current tax law allows for the realization of recorded tax benefits.

Comparison of Results of Operations for the three and six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012

Net Income

During the three months ended June 30, 2014, NCC’s net income was $1.1 million, compared to $900 thousand for the three months ended June 30, 2013. NCC’s net income for the six months ended June 30, 2014 and 2013 was $2.2 million and $1.5 million, respectively. Net income for the year ended December 31, 2013 was $4.0 million compared to $2.1 million for the year ended December 31, 2012. The primary reason for the increase in net income between the three and six month periods of 2014 versus 2013 is an increase in net interest income, resulting from higher levels of loan volume and other interest earning assets. The increased net interest income was partially offset by a reduction in non-interest income of $99 thousand and $461 thousand during the three and six month periods of 2014, respectively. The largest reduction during each period of 2014 was in revenue from the mortgage division. During the three months ended June 30, 2014, mortgage origination and fee income totaled $1.0 million, versus $1.1 million for the three months ended June 30, 2013. During the six months ended June 30, 2014, mortgage origination and fee income totaled $1.8 million, versus $2.1 million for the six months ended June 30, 2013. The primary reason for the increase in net income between the years ended December 31, 2013 and 2012 was also due to an increase in net interest income. This increase was driven by higher loan volume and reduced interest expense on deposits and borrowings. Income from mortgage loan originations also contributed to the increase. Total mortgage originations and fee income totaled $4.0 million during 2013 versus $3.3 million during 2012. The higher net interest income and other income was partially offset by an increase in salaries and benefits during 2013 versus 2012.

Net Interest Income and Net Interest Margin Analysis

Comparison of net interest income for the six months ended June 30, 2014 and 2013

The largest component of NCC’s net income is its net interest income – the difference between the income earned on interest earning assets and the interest paid on deposits and borrowed funds used to support its assets. Net interest income divided by average interest earning assets represents NCC’s net interest margin. The major factors which affect net interest income and net interest margin are changes in volumes, the yield on interest earning assets and the cost of interest bearing liabilities. Our margin can also be affected by economic conditions, the competitive environment, loan demand, and deposit flow. Management’s ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of the net interest margin and the primary source of earnings.

The following table shows, for the periods indicated, the average balances of each principal category of our assets, liabilities, and stockholders’ equity and the average yields on assets and average costs of liabilities. These yields and costs are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Six Months Ended

(Dollars in thousands)	June 30, 2014			June 30, 2013
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans and leases	$562,404	$11,655	4.18%	$441,868	$9,871	4.50%
Mortgage loans held for sale	9,255	191	4.16	13,994	235	3.39
Securities:
Taxable securities	38,262	627	3.30	38,132	673	3.56
Tax-exempt securities	4,422	133	6.08	3,784	113	6.01
Cash balances in other banks	92,565	107	0.23	113,452	135	0.24
Funds sold	—	—	0.00	51	—	0.00

Total interest earning assets	706,908	$12,713	3.63	611,281	$11,027	3.64

Non-interest earning assets	37,811			32,868

Total assets	$744,719			$644,149

Interest bearing liabilities
Interest bearing transactions accounts	$113,177	$146	0.26%	$93,325	$115	0.25%
Savings & money market deposits	279,064	507	0.37	256,252	426	0.34
Time deposits	100,272	421	0.85	101,876	528	1.05
Federal Home Loan Bank & other borrowed money	22,000	219	2.01	24,500	269	2.21

Total interest bearing liabilities	514,513	$1,293	0.51	475,953	$1,338	0.57

Non-interest bearing deposits	138,451			79,264

Total funding sources	652,964			555,217
Non-interest bearing liabilities	1,282			2,648
Shareholders’ equity	90,473			86,284

	$744,719			$644,149

Net interest rate spread			3.12%			3.07%
Net interest income/margin (Taxable equivalent)		11,420	3.26%		9,689	3.20%
Tax equivalent adjustment		56			51

Net interest income/margin		$11,364	3.24%		$9,638	3.18%

Net interest income increased $1.7 million, or 17.9%, to $11.4 million for the six months ended June 30, 2014, compared to $9.6 million for the same period in 2013. The increase was due to an increase in interest income of $1.7 million and a $45 thousand decrease in interest expense. The resulting net interest margin for the six months ended June 30, 2014 rose to 3.24%, from 3.18% during the six months ended June 30, 2013.

Interest earning assets averaged $706.9 million for the six months ended June 30, 2014, compared to $611.3 million for the six months ended June 30, 2013, an increase of $95.6 million, or 15.6%. The yield on average interest earning assets decreased one basis point to 3.63% for the six months ended June 30, 2014, compared to

3.64% for the six months ended June 30, 2013. The yield on interest earning assets was virtually unchanged despite the decrease in yield on loans. During the six months ended June 30, 2014, the loan yield was 4.18% versus 4.50% during the six months ended June 30, 2013. The current market rates for new loans were generally lower than the current portfolio average, contributing to an overall decline in loan portfolio yield, but despite this, the rates on new loans were well above yields on alternative investments. The lower yield on loans was offset by a change in the mix of interest earning assets. The volume of cash balances in other banks decreased during 2014 as excess cash was invested in higher yielding loans. This change in mix from interest bearing cash to loans offset the lower yield on loans.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Six Months Ended

(Dollars in thousands)	June 30, 2014 vs. 2013
	Variance due to
Interest earning assets	Volume	Yield/ Rate	Total
Loans and leases	$2,539	$(755)	$1,784
Mortgage loans held for sale	(90)	46	(44)
Securities:
Taxable securities	2	(48)	(46)
Tax-exempt securities	19	1	20
Cash balances in other banks	(24)	(4)	(28)
Funds sold	—	—	—

Total interest earning assets	$2,446	$(760)	$1,686

Interest bearing liabilities
Interest bearing transactions accounts	$25	$6	$31
Savings & money market deposits	40	41	81
Time deposits	(8)	(99)	(107)
Federal Home Loan Bank & other borrowed money	(26)	(24)	(50)

Total interest bearing liabilities	$31	$(76)	$(45)

Net interest income
Net interest income (Taxable equivalent)	2,415	(684)	1,731
Taxable equivalent adjustment	5	—	5

Net interest income	$2,410	$(684)	$1,726

Comparison of net interest income for the three months ended June 30, 2014 and 2013

The following table shows, for the three months ended June 30, 2014 and 2013, the average balances of each principal category of our assets, liabilities, and stockholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Three Months Ended

(Dollars in thousands)	June 30, 2014			June 30, 2013
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans and leases	$570,896	$5,935	4.17%	$463,149	$5,167	4.47%
Mortgage loans held for sale	12,145	121	4.00	14,031	121	3.46
Securities:
Taxable securities	42,096	310	2.95	47,807	343	2.88
Tax-exempt securities	4,496	67	5.95	3,064	44	5.82
Cash balances in other banks	77,607	44	0.23	89,268	53	0.24
Funds sold	—	—	0.00	51	—	0.00

Total interest earning assets	707,240	$6,477	3.67	617,370	$5,728	3.72

Non-interest earning assets	35,469			30,407

Total assets	$742,709			$647,777

Interest bearing liabilities
Interest bearing transactions accounts	$112,371	$73	0.26%	$95,435	$58	0.24%
Savings & money market deposits	276,062	253	0.37	256,212	212	0.33
Time deposits	97,303	198	0.82	99,201	246	0.99
Federal Home Loan Bank & other borrowed money	22,000	110	2.01	24,500	134	2.19

Total interest bearing liabilities	507,736	$634	0.50	475,348	$650	0.55

Non-interest bearing deposits	141,623			82,407

Total funding sources	649,359			557,755
Non-interest bearing liabilities	2,027			3,556
Shareholders’ equity	91,324			86,467

	$742,709			$647,777

Net interest rate spread			3.17%			3.17%
Net interest income/margin (Taxable equivalent)		5,843	3.31%		5,078	3.30%
Tax equivalent adjustment		28			22

Net interest income/margin		$5,815	3.30%		$5,056	3.28%

Net interest income increased $759 thousand, or 15.01%, to $5.8 million for the three months ended June 30, 2014, compared to $5.1 million for the three months ended June 30, 2013. This increase was due to an increase in interest income of $743 thousand and a decrease in interest expense of $16 thousand. The resulting net interest margin for the three months ended June 30, 2014 increased to 3.30%, from 3.28% during the same period in 2013.

Interest earning assets averaged $707.2 million for the three months ended June 30 2014, compared to $617.4 million for the three months ended June 30, 2013, an increase of $89.9 million, or 14.6%. The primary reason for the increase in interest income is an increase in average loans and leases. During the three months ended June 30, 2014, average loans and leases increased by $107.7 million, versus the three months ended June 30, 2013. Although the average yield on loans during the three months ended June 30, 2014 was 4.17% versus 4.47% during the three months ended June 30, 2013, the substantial volume increase offset the yield reduction and led to an overall increase in interest income. The thirty basis point reduction in loan yield is due to the lower loan rates on new loans versus the average yield on the current loan portfolio.

Interest bearing liabilities averaged $507.7 million for the three months ended June 30, 2014, compared to $475.3 million for the three months ended June 30, 2013, an increase of $32.4 million, or 6.8%. The average rate paid on interest bearing liabilities was 0.50% for the three months ended June 30, 2014, versus 0.55% for the three months ended June 30, 2013. NCC has benefited from the historically low interest rates, which have caused an overall decrease in our funding costs.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Three Months Ended

(Dollars in thousands)	June 30, 2014 vs. 2013
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans and leases	$1,138	$(370)	$768
Mortgage loans held for sale	(17)	17	—
Securities:
Taxable securities	(42)	9	(33)
Tax-exempt securities	22	1	23
Cash balances in other banks	(7)	(2)	(9)
Funds sold	—	—	—

Total interest earning assets	$1,094	$(345)	$749

Interest bearing liabilities
Interest bearing transactions accounts	$11	$4	$15
Savings & money market deposits	17	24	41
Time deposits	(5)	(43)	(48)
Federal Home Loan Bank & other borrowed money	(13)	(11)	(24)

Total interest bearing liabilities	$10	$(26)	$(16)

Net interest income
Net interest income (Taxable equivalent)	1,084	(319)	765
Taxable equivalent adjustment	5	1	6

Net interest income	$1,079	$(320)	$759

Comparison of net interest income for the years ended December 31, 2013 and 2012

The following table shows, for the years ended December 31, 2013 and 2012, the average balances of each principal category of our assets, liabilities, and stockholder’s equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Years Ended

(Dollars in thousands)	2013			2012
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans and leases	$485,769	$21,241	4.37%	$356,081	$17,605	4.94%
Mortgage loans held for sale	11,285	419	3.71	12,662	435	3.44
Securities:
Taxable securities	40,282	1,330	3.30	36,576	1,482	4.05
Tax-exempt securities	3,453	213	6.16	4,686	290	6.20
Cash balances in other banks	88,075	206	0.23	108,573	261	0.24
Funds sold	51	—	0.00	53	—	0.00

Total interest earning assets	628,915	$23,408	3.72	518,631	$20,073	3.87

Non-interest earning assets	32,884			26,869

Total assets	$661,799			$545,500

Interest bearing liabilities
Interest bearing transactions accounts	$98,379	$247	0.25%	$65,601	$179	0.27%
Savings & money market deposits	257,238	874	0.34	204,005	991	0.49
Time deposits	99,474	981	0.99	94,726	1,332	1.41
Federal Home Loan Bank & other borrowed money	23,781	511	2.15	29,712	778	2.62

Total interest bearing liabilities	478,872	$2,613	0.55	394,044	$3,280	0.83

Non-interest bearing deposits	93,883			65,254

Total funding sources	572,755			459,298
Non-interest bearing liabilities	2,076			1,420
Shareholders’ equity	86,969			84,782

	$661,800			$545,500

Net interest rate spread			3.18%			3.04%
Net interest income/margin (Taxable equivalent)		20,795	3.31%		16,793	3.24%
Tax equivalent adjustment		96			121

Net interest income/margin		$20,699	3.29%		$16,672	3.21%

Net interest income increased $4.0 million, or 24.2%, to $20.7 million for 2013 compared to $16.7 million for 2012. This increase was due to an increase in interest income of $3.4 million and a decrease in interest expense of $667 thousand. The resulting net interest margin for 2013 increased to 3.29% from 3.21% during 2012.

Interest earning assets averaged $628.9 million for 2013, compared to $518.6 million for 2012, an increase of $110.3 million, or 21.3%. The primary reason for the increase in interest income is an increase in average loans and leases. During 2013, average loans and leases increased by $129.7 million versus 2012. Although the average yield on loans during 2013 was 4.37%, versus 4.94% during 2012, the substantial volume increase offset the yield reduction and led to an overall increase in interest income. The 57 basis point reduction in loan yield is due to the lower loan rates on new loans versus the average yield on the current loan portfolio. Another factor contributing to the increased interest income for 2013 is a change in the mix of interest bearing assets. During 2013, average cash balances totaled $88.1 million, a decrease of $20.5 million versus 2012. These balances were moved from cash to higher yielding loans, increasing total interest income.

Interest bearing liabilities averaged $478.9 million for 2013, compared to $394.0 million for 2012, an increase of $84.8 million, or 21.5%. The average rate paid on interest bearing liabilities was 0.55% for 2013, versus 0.83% for 2012. Each category of deposits experienced rate reductions during 2013. NCC has benefited from the historically low interest rates and repriced time deposits at maturity at the lower current market rates, and also lowered rates on other deposit accounts to lower market rates. The increase in average interest bearing liabilities was offset by the rate reductions and the result is lower total interest expense.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Years Ended

(Dollars in thousands)	2013 vs. 2012
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans and leases	$5,849	$(2,213)	$3,636
Mortgage loans held for sale	(49)	33	(16)
Securities:
Taxable securities	140	(292)	(152)
Tax-exempt securities	(76)	(2)	(78)
Cash balances in other banks	(48)	(7)	(55)
Funds sold	—	—	—

Total interest earning assets	$5,816	$(2,481)	$3,335

Interest bearing liabilities
Interest bearing transactions accounts	$83	$(15)	$68
Savings & money market deposits	222	(339)	(117)
Time deposits	64	(415)	(351)
Federal Home Loan Bank & other borrowed money	(141)	(126)	(267)

Total interest bearing liabilities	$228	$(895)	$(667)

Net interest income
Net interest income (Taxable equivalent)	5,588	(1,586)	4,002
Taxable equivalent adjustment	(24)	(1)	(25)

Net interest income	$5,612	$(1,585)	$4,027

Provision for Loan Losses

During the six months ended June 30, 2014 and 2013, NCC did not record a provision for loan losses. The provision for loan losses for the years ended December 31, 2013 and 2012 was zero and $125 thousand, respectively. NCC’s policy is to maintain an allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses, which is a charge to earnings, and is decreased by charge-offs and increased by loan recoveries. In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.

Noninterest Income

In addition to net interest margin, we generate other types of recurring noninterest income from our operations. Our banking operations generate revenue from service charges and fees on deposit accounts. Our mortgage division generates revenue from originating and selling mortgages, and we have a revenue sharing relationship with a registered broker dealer. In addition to these types of recurring noninterest income, the bank owns life insurance on several key employees and records income on the increase in cash surrender value of these policies.

The following table sets forth the principal components of noninterest income for the periods indicated.

NONINTEREST INCOME

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Service charges and fees on deposit accounts	$172	$114	$338	$260	$630	$535
Mortgage origination and fee income	1,048	1,137	1,753	2,136	4,035	3,254
Income from bank owned life insurance	60	59	120	117	236	194
Brokerage revenue share	15	26	29	51	89	103
Gain on sale of other real estate	—	—	5	19	62	396
Gain on sale of investments	—	—	—	47	47	—
Other noninterest income	31	89	48	124	203	183

Total noninterest income	$1,326	$1,425	$2,293	$2,754	$5,302	$4,665

Noninterest income for the six months ended June 30, 2014 and 2013 was $2.3 million and $2.8 million, respectively. The most significant decrease in noninterest income was from the mortgage division. The mortgage division income decreased $383 thousand during the six months ended June 30, 2014, and totaled $1.8 million for this period, as compared to $2.1 million during the six months ended June 30, 2013. The six months ended June 30, 2013 period benefitted from refinance activity associated with historically low mortgage rates. Although rates were still low during 2014 the volume of refinance activity was lower since rates have been at low levels for a long period of time. During the six months ended June 30, 2013, refinance activity accounted for 35% of production volume versus only 14.1% during the six months ended June 30, 2014. Service charges and fees on deposit accounts increased $78 thousand, to $338 thousand for the six months ended June 30, 2014. This increase is a result of an increase in number of accounts as we continue to gain momentum and market share in Birmingham and our newer markets.

Noninterest income for the three months ended June 30, 2014 and 2013 was $1.3 million and $1.4 million, respectively, a decrease of $99 thousand. The mortgage division income decreased $89 thousand during the three months ended June 30, 2014 and totaled $1.0 million, as compared to $1.1 million during the three months ended June 30, 2013. As described above for the six months ended June 30, 2014, low interest rates in 2013 led to substantial refinance activity versus refinance volumes during 2014. Service charges and fees on deposit accounts increased $58 thousand, to $172 thousand for the three months ended June 30, 2014. This increase is a result of an increase in number of accounts as we continue to gain momentum and market share in Birmingham and our newer markets.

Noninterest income for the years ended December 31, 2013 and 2012 was $5.3 million and $4.7 million, respectively. The most significant increase in noninterest income was from the mortgage division. The mortgage division income increased $781 thousand during 2013 and totaled $4.0 million for the year, as compared to $3.3 million during 2012. This increase is due to the expansion of this business line in Birmingham and in the other markets we serve. We have increased originators and support staff in this division. Historically low interest rates and elevated refinancing activity have also bolstered the activity of the mortgage department. Service charges and fees on deposit accounts increased $95 thousand, to $630 thousand, for 2013 compared to 2012. This increase is a result of an increase in number of accounts as we continue to gain momentum and market share in Birmingham and our newer markets. The income from bank owned life insurance increased slightly during 2013 due to a full year of income on an investment in bank owned life insurance made during 2012. During 2012, we recorded a gain on sale of other real estate of $396 thousand and during 2013 we recorded a $62 thousand gain from the sale of other real estate.

Noninterest expense

Our total noninterest expense increase reflects the expansion of our operational framework, employee expansion and facility expansion as we build a foundation for a much larger organization. Since we are in a growth stage, there are a number of operating expenses that are not fully utilized at our current size but this infrastructure will provide us the foundation to expand the organization.

The following table presents the primary components of noninterest expense for the periods indicated.

NONINTEREST EXPENSE

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Salaries and employee benefits	$3,119	$2,883	$6,115	$5,787	$11,495	$9,942
Commission based compensation	471	569	777	1,033	1,948	1,645
Occupancy and equipment expense	459	474	895	925	1,727	1,733
Data processing expenses	294	205	583	395	845	675
Advertising and marketing expenses	63	47	139	104	194	137
Legal fees	75	79	137	156	320	388
FDIC insurance assessments	105	84	212	167	368	390
Accounting and audit expenses	103	91	198	178	362	304
Consulting and other professional expenses	38	73	72	142	189	246
Telecommunications expenses	67	70	129	149	269	266
Other noninterest expense	641	486	1,059	954	1,968	2,358

Total noninterest expense	$5,435	$5,061	$10,316	$9,990	$19,685	$18,084

Noninterest expense for the three months ended June 30, 2014 and 2013 was $5.4 million and $5.1 million, respectively. As shown in the table above, the largest components of noninterest expense are salaries and employee benefits and commission based compensation. The salary increase is due to our expansion in our current markets, specifically the loan production office in Vero Beach, Florida which opened in April 2014. Commission based compensation is directly related to mortgage loan origination activity and decreases with lower levels of revenue for the mortgage department, which is the reason for the decrease in commission based compensation during the three months ended June 30, 2014.

Noninterest expense for the six months ended June 30, 2014 and 2013 was $10.3 million and $10.0 million, respectively. As shown in the table above, the largest components of noninterest expense are salaries and employee benefits and commission based compensation. Salaries continue to increase as we expand our presence in the markets in which we operate. During April 2014, we opened a loan production office in Vero Beach, Florida which contributed to the increase in salaries during 2014. Commission based compensation is directly related to mortgage loan origination activity and decreases with lower levels of revenue for the mortgage department, which is the reason for the decrease in commission based compensation during the first six months of 2014.

Noninterest expense for the years 2013 and 2012 was $19.7 million and $18.1 million, respectively. Salaries and employee benefits totaled $11.5 million during 2013, compared to $9.9 million during 2012. The increase of $1.6 million is due to our continued expansion in the markets we serve and related increases in personnel, as we grow our franchise. The increase in commission based compensation of $303 thousand is due to increased revenue of the mortgage department. A large component of the compensation in the mortgage department is tied to production. Other noninterest expense for 2012 includes $1.1 million of expense related to the early termination of our data processing contract. Under the terms of prior management’s contract with the former data processing provider, our system costs would have continued to increase significantly with our growth. We also identified an alternative provider that could deliver a higher level of service. After a thorough analysis, we determined that an early termination of our contract with the former provider was in NCC’s and its stockholders’ best long term interests, in spite of the termination costs. The changes in the other components of noninterest expense are due to our increasing asset size, facilities growth and expanding geographic footprint.

Income Tax Provision

Income tax expense of $1.2 million was recognized during the six months ended June 30, 2014, compared to expense of $863 thousand during the six months ended June 30, 2013. The effective tax rate for the six months ended June 30, 2014 was 34.7%, compared to 35.9% during the six months ended June 30, 2013. Income tax expense for the year ended 2013 and 2012 was $2.3 million and $1.1 million, respectively. The increase in income tax expense in 2013 is due to an increase in pre-tax income. The effective tax rate during 2013 was 36.6%, compared to 34.2% during 2012. The effective tax rates are affected by items of income and expense that are not subject to federal and state taxation.

Comparison of Balance Sheets at June 30, 2014, December 31, 2013 and 2012

Overview

Our total assets decreased $8.6 million, or 1.1%, from December 31, 2013 to June 30, 2014. Total assets at December 31, 2013 included a short-term loan that was reflected on our balance sheet only at year end 2013. Excluding the impact of this loan, total assets actually increased $26.4 million during the first six months of 2014. Excluding the impact of the short-term loan, loans increased by $41.1 million during the first six months of 2014 and cash and cash equivalents decreased by $18.2 million. Our total assets increased $98.4 million, or 14.2%, from December 31, 2012 to December 31, 2013. The primary reason for this increase was an increase in loans of $140.6 million. The increase in loans was partially offset by a reduction in interest bearing cash deposits with banks of $47.5 million. During 2013, we increased loans and used our idle cash to fund this growth in addition to increasing our deposits. Total deposits at December 31, 2013 totaled $678.0 million, an increase of $97.8 million as compared to December 31, 2012. Our deposits increased during 2013 due to the successful calling efforts of our employees as we continue to move banking relationships from other financial institutions. The bank, like most banks, has also benefitted from excess liquidity in the financial markets as investors are unwilling to make long term investments due to the low interest rate environment and elect to maintain cash in interest bearing transaction and money market accounts.

Investment Securities

We use our security portfolio primarily to enhance our overall yield on interest earning assets and as a source of liquidity, a tool to manage our balance sheet sensitivity and regulatory capital ratios, and as a base from which to pledge assets for public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises, and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of related deferred taxes. Purchase premiums and discounts are recognized in income using the interest method over the terms of the securities.

The following table summarizes the amortized cost and fair value of securities available for sale as of June 30, 2014, December 31, 2013 and 2012.

INVESTMENT SECURITIES

	As of		As of
(Dollars in thousands)	June 30, 2014		December 31, 2013		December 31, 2012
	Cost	Market	Cost	Market	Cost	Market
Securities issued by states and political subdivisions	$4,409	$4,536	$4,409	$4,270	$5,432	$5,583
Mortgage backed securities (MBS)
Residential mortgage pass-through securities	30,500	31,494	33,123	33,742	32,983	35,141
Other residential mortgage-backed securities	—	—	—	—	—	—
Commercial mortgage-backed securities	—	—	—	—	—	—

Total mortgage backed securities	30,500	31,494	33,123	33,742	32,983	35,141
Investment in mutual funds and other equity securities	10,000	9,956	10,000	9,967	—	—

Total investment securities	$44,909	$45,986	$47,532	$47,979	$38,415	$40,724

We invest primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States, mortgage backed securities, municipal securities and obligations of government sponsored entities and agencies of the United States. All of our mortgage backed securities are residential securities issued by FNMA and FHLMC. During 2013 and 2012, we have used most of our excess liquidity to invest in loans as our loan demand has remained strong rather than investing in investment securities. During 2013, we did invest $10.0 million in a mutual fund that invests primarily in very short duration securities guaranteed by the United States government. We do not anticipate significant investment in securities until loan demand slows or the yield on investment securities becomes more attractive.

Loans

Loans are the largest category of interest earning assets and typically provide higher yields than other types of interest earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Total loans averaged $562.4 million during the six months ended June 30, 2014, or 79.6% of average interest earning assets, as compared to $441.9 million, or 72.3% of average interest earning assets, for the six months ended June 30, 2013. At June 30, 2014, total loans, net of unearned income, were $588.1 million, compared to $582.0 million at December 31, 2013, an increase of $6.1 million, or 1.0%. Excluding the impact of a short-term loan that was only reflected on our balance sheet at December 31, 2013 totaling $35.0 million, loans actually increased $41.1 million, or 7.1%, during the first six months of 2014. Total loans averaged $485.8 million during the year ended December 31, 2013, or 77.2% of interest earning assets, as compared to $356.1 million, or 68.7% of interest earning assets, for the year ended December 31, 2012. At December 31, 2013, total loans, net of unearned income, were $582.0 million, compared to $441.5 million at December 31, 2012, an increase of $140.6 million, or 31.8%.

The growth in the bank’s loan portfolio is attributable to the bank’s ability to attract new customers from other financial institutions. We have opened branch locations in three new markets and a loan production office in another market since October 2010, and much of our loan growth has come from moving previous customers of our management team to the bank. We have hired several new bankers in the markets we serve and these employees have been successful in transitioning their former clients as well as new clients to the bank. Our bankers are expected to maintain calling efforts to develop relationships with clients, and our philosophy is to be responsive to customer needs by providing decisions in a timely manner. In addition to our calling efforts, many of the markets served by NCC have shown signs of economic recovery over the last few years.

The table below provides a summary of the loan portfolio composition as of the dates indicated.

COMPOSITION OF LOAN PORTFOLIO

	As of		As of
	June 30,		December 31,
(Dollars in thousands)	2014		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Construction, land development, and other land loans	$64,014	10.88%	$58,372	10.02%	$36,267	8.21%
Secured by farmland	460	0.08	347	0.06	143	0.03
Secured by 1-4 family residential properties	177,309	30.12	162,091	27.82	128,103	28.98
Secured by multifamily (5 or more) residential properties	19,508	3.31	22,316	3.83	17,637	3.99
Secured by nonfarm nonresidential properties	232,220	39.45	218,299	37.47	157,234	35.58

Loans secured by real estate	493,511	83.85	461,425	79.21	339,384	76.79
Commercial and industrial loans	75,143	12.77	102,280	17.56	90,924	20.57
Consumer loans	6,513	1.11	6,113	1.05	5,002	1.13
Lease financing receivables	—	—	6	0.00	413	0.09
Other loans	13,423	2.28	12,725	2.18	6,251	1.41

Total gross loans and leases	588,590	100.00%	582,549	100.00%	441,974	100.00%
Unearned income	525		547		522

Total loans and leases, net of unearned income	588,065		582,002		441,452
Allowance for loan and lease losses	(8,974)		(9,119)		(10,020)

Total net loans and leases	$579,091		$572,883		$431,432

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in NCC’s market areas, and for NCC in particular, to obtain a security interest or lien in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. In general, NCC prefers real estate collateral to many other potential collateral sources, such as accounts receivable, inventory and equipment.

The principal component of NCC’s loan portfolio is real estate mortgage loans. At June 30 2014, this category totaled $493.5 million and represented 83.9% of the total loan portfolio, compared to $461.4 million, or 79.2%, and $339.4 million, or 76.8%, at December 31, 2013 and 2012, respectively.

Each category of real estate mortgage loans has increased during the first six months of 2014 except loans secured by multifamily residential properties. Residential mortgage loans increased $15.2 million, or 9.4%, to $177.3 million at June 30 2014, compared to $162.1 million at December 31, 2013. At June 30, 2014, residential mortgages accounted for 30.1% of the entire portfolio.

Loans secured by nonfarm nonresidential properties (“commercial mortgage loans”) increased $13.9 million, or 6.4%, to $232.2 million at June 30, 2014, compared to $218.3 million at December 31, 2013. Commercial mortgage loans are the single largest category of loans and, at June 30, 2014, accounted for 39.5% of the portfolio. Our management team has a great deal of experience and expertise in commercial mortgages and this loan type has traditionally comprised a large portion of our loan portfolio.

Real estate construction loans totaled $64.0 million at June 30, 2014, an increase of 9.7% over December 31, 2013’s balance of $58.4 million. Real estate construction loans increased $22.1 million during 2013. At June 30, 2014, this loan type accounted for 10.0% of the total loan portfolio.

Commercial and industrial loans totaled $75.1 million at June 30, 2014, compared to $102.3 million at December 31, 2013. The balance as of December 31, 2013 includes a $35.0 million short-term loan that was reflected on our balance sheet only at year end. Excluding this loan, commercial and industrial loans actually increased $7.9 million during the first six months of 2014. During 2013, commercial and industrial loans increased $11.4 million, or 12.5%, as compared to year end 2012. The bank has hired several experienced commercial lenders and the increases described above are a result of the successful efforts of these employees. We expect this trend to continue as economic conditions improve.

Allowance for Loan Losses, Provision and Asset Quality

Allowance for loan losses and provision

The allowance for loan losses represents management’s estimate of probable inherent credit losses in the loan portfolio. Management determines the allowance based on an ongoing evaluation of risk as it correlates to potential losses within the portfolio. Increases to the allowance are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance for loan and lease losses.

In the determination of the allowance, management utilizes the risk department’s independent analysis of the minimum required loan loss reserve for the bank. In this analysis, problem loans are reviewed for impairment or for loss exposure based on their payment performance, probability of default, and value of the collateral. These totals are then specifically allocated to the reserve. The loan portfolio is then divided into various homogeneous risk pools utilizing primarily call codes and internal risk ratings. Historical losses are used to estimate the probable loss in the current portfolio using a migration loss methodology. Historical events of default and historical loss in the event of default are also utilized. The methodologies and the time periods considered are subjective and vary for each risk pool based on systematic risk relative to its ability to estimate losses. As every loan has a risk of loss, the calculation begins with a minimum loss allocation for each loan pool. The minimum loss is estimated based on long term trends for the bank, the banking industry, and the economy. A minimum loss allocation is similarly applied to letters of credit and unused lines of credit. Loss allocations are adjusted for changes in the economy, problem loans, payment performance, loan policy, management, credit administration systems, credit concentrations, loan growth, and other elements over the time periods utilized in the methodology. The adjusted loss allocations are then applied to the current balances in their respective loan pools. Loss allocations are totaled, yielding the required allowance for loan losses.

Management incorporates the data from the allowance calculation with interim changes to that data in its ongoing determination of the allowance for loan losses. Management then takes into consideration other factors that may support an allowance in excess of required minimums. These factors include systems changes, historically high loan growth, changes in the economy, and company management and lending practices at the time the loans were made. Management believes that the data it uses in determining the allowance for loan and lease losses is sufficient to estimate the potential losses in the loan portfolio; however, actual results could differ from management’s estimates.

The following table presents a summary of changes in the allowance for loan and lease losses for the periods indicated.

ALLOWANCE FOR LOAN AND LEASE LOSSES

	Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Total loans and leases outstanding, net of unearned income	$588,065	$502,014	$582,002	$441,452

Average loans and leases outstanding, net of unearned income	$562,404	$441,868	$485,769	$356,081

Allowance for loan and lease losses at beginning of period	$9,119	$10,020	$10,020	$10,343
Charge-offs:
Loans secured by real estate	227	542	1,558	1,702
Commercial and industrial loans	—	—	32	41
Consumer loans	—	—	—	6
All other loans	3	—	—	365

Total charge-offs	230	542	1,590	2,114
Recoveries:
Loans secured by real estate	41	74	354	1,412
Commercial and industrial loans	7	276	320	211
Consumer loans	12	12	15	43
All other loans	25	—	—	—

Total recoveries	85	362	689	1,666

Net charge-offs	145	180	901	448
Provision for loan and lease losses	—	—	—	125

Allowance for loan and lease losses at period end	$8,974	$9,840	$9,119	$10,020

Allowance for loan and lease losses to period end loans	1.53%	1.96%	1.57%	2.27%

Net charge-offs to average loans and leases	0.05%	0.08%	0.19%	0.13%

Asset quality indicators have continued to improve and as a result, during the six months ended June 30, 2014 and year ended December 31, 2013, we did not record any provision expense. During the year ended December 31, 2012, we recorded provision for loan loss expense of $125 thousand.

Allocation of the Allowance for Loan Losses

While no portion of the allowance is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance for loan losses to specific loan categories as of the dates indicated.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	As of		As of
	June 30,		December 31,
(Dollars in thousands, except percentages)	2014		2013		2012
	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans	Amount	Percent of Loans in each Category to Total Loans
Commercial, financial, and agricultural	$1,164	15.04%	$1,398	19.74%	$1,158	21.99%
Real estate – mortgage	4,346	72.97	4,449	69.19	5,093	68.58
Real estate – construction	586	10.88	964	10.02	497	8.21
Consumer	86	1.11	243	1.05	170	1.13
Leases	—	—	—	—	3	0.09
Unallocated	2,792	—	2,065	—	3,099	—

	$8,974	100.00%	$9,119	100.00%	$10,020	100.00%

NCC’s allowance for loan losses is composed of general reserves and specific reserves. Specific reserves are determined by applying to each segment of our portfolio loss percentages based on that segment’s historical loss experience and adjustment factors derived from internal and external environmental conditions. All loans considered to be impaired are evaluated on an individual basis to determine specific reserve allocations in accordance with GAAP. Loans for which specific reserves are provided are excluded from the calculation of general reserves.

A portion of the allowance is deemed to be a general reserve and remains unallocated to any particular loan category to reflect management’s estimate of probable inherent but not yet specifically identified losses within the portfolio due to the nature of the portfolio and uncertainties in underwriting standards of certain loans. For example, the portfolio includes exposures to various businesses with different organizational structures that may implicate multiple segments within the allocation framework, which will inherently lead to imperfections in the loss percentages applied to the portfolio segments. These inherent risks are amplified by the fact that we remain at risk for unidentified problems in the loan portfolio that we inherited upon acquiring control of National Bank of Commerce, in which many of the loans underwritten by prior management were made using different credit policies and procedures than those that we currently use. Problems with respect to credit quality or the collectability of these loans often are not apparent from the documentation in the file and frequently do not arise until the loan matures. For example, in some instances, sizable loans with satisfactory payment history and apparently complete documentation have led to write-offs upon maturity of the loan or a subsequent discovery of adverse information. Allocating this risk from the inherited loans to the segment portfolios is not deemed advisable by management due to the breadth of exposure of these loans over the portfolio segments. In addition, our method for determining the appropriate level of the allowance utilizes a 24-month migration period, which is permitted by our banking regulators but causes the unallocated portion of the allowance to be higher than it would otherwise be if another method was used. A longer migration period would capture additional losses and would lead to a higher allocated portion of the reserve; therefore, leaving a larger portion of the allowance unallocated is one way to account for potential existing losses not otherwise identified through our use of a shorter migration period.

Management evaluates the adequacy of the allowance and the allocation of the allowance on a quarterly basis. Recent variations in the unallocated portion of the allowance have been driven by management’s estimate of probable inherent losses within the portfolio that have not yet been specifically identified due in large part to the factors discussed above and consideration of such additional factors as changes in the nature and volume of our loan portfolio, current economic conditions that may affect borrowers’ ability to pay, overall portfolio quality, and review of specific problem loans. For example, the unallocated portion of the allowance decreased from $3.1 million, or 30.93% of the total allowance, at December 31, 2012, to $2.1 million, or 22.65% of the total allowance, at December 31, 2013, as a result of, among other things, charge-offs to certain large HELOCs and home loans during 2013 and a $0.6 million charge-off for an inherited commercial loan during 2013. In contrast, the unallocated portion of the allowance increased from $2.1 million, or 22.65% of the total allowance at December 31, 2013, to $2.8 million, or 31.11% of the total allowance, at June 30, 2014, to reflect the potential for additional losses on the current portfolio not captured in the migration analysis and loan classification system. In general, we expect that the portion of the unallocated allowance attributable to inherited loans will decrease over time as new loans are made and additional information becomes available with respect to currently unidentified problems and expected losses for the inherited loans. However, because management’s allocation of the allowance among the various loan types is driven by several factors, this decrease may not be linear during certain time frames.

Our procedures for allocating the allowance support an incurred, rather than expected, loss model through utilization of both specific and general reserves (including the unallocated amount). Although leaving a portion of the allowance unallocated may appear to indicate the expectation of future events, it in fact addresses the potential for additional losses on the current portfolio. We deem it prudent to include this component of measurement in our allowance for loan losses and believe it is appropriate to apply it as an unallocated amount based on the current information available in the files and our exposure to incurred losses over the various segments. In summary, the unallocated portion represents a component that explicitly accounts for the inherent imprecision in the loan loss analysis based on our specific current circumstances.

Nonperforming Assets

The following table presents our nonperforming assets as of the dates indicated.

NONPERFORMING ASSETS

	As of		As of
(Dollars in thousands)	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Nonaccrual Loans	$1,195	$864	$3,371	$244
Restructured loans	—	—	—	—
Loans past due 90 days or more and still accruing	—	—	—	—

Total nonperforming loans	1,195	864	3,371	244
Other real estate loans	800	262	845	95

Total nonperforming assets	$1,995	$1,126	$4,216	$339

Allowance for loan and lease losses to period end loans	1.53%	1.96%	1.57%	2.27%
Allowance for loan and lease losses to period end non- performing loans	7.51	11.39	2.71	41.07
Net charge-offs to average loans and leases	0.05	0.08	0.19	0.13
Nonperforming assets to period end loans and leases and foreclosed property	0.33	0.22	0.71	0.07
Nonperforming loans and leases to period end loans	0.20	0.17	0.58	0.06

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. In addition to consideration of these factors, NCC has a consistent and continuing policy of placing all loans on nonaccrual status if they become 90 days or more past due. When a loan is placed on nonaccrual status, all accrued interest on the loan is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Payments received while a loan is on nonaccrual status will be applied to outstanding principal balance. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to the allowance for loan losses.

Total nonperforming assets decreased $2.2 million, to $2.0 million at June 30, 2014, from $4.2 million at December 31, 2013. At December 31, 2013, there was one large loan relationship that totaled $2.6 million that was on nonaccrual. During 2014, this loan has returned to accrual status resulting in the decrease in nonperforming assets during the six months ended June 30, 2014. Improving asset quality has been and will continue to be a primary focus of management and has successfully improved asset quality as evidenced by the current levels of nonperforming assets.

Deposits

Deposits, which include noninterest bearing demand deposits, interest bearing demand deposits, money market accounts, and savings and time deposits, are the primary funding source for the bank. We offer a variety of products designed to attract and retain customers, with primary focus on building and expanding client relationships. Management continues to focus on establishing a comprehensive relationship with consumer and business borrowers, seeking deposits as well as lending relationships.

The following table details the composition of our deposit portfolio as of the dates indicated.

COMPOSITION OF DEPOSITS

	As of		As of
	June 30, 2014		December 31,
(Dollars in thousands)			2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Noninterest bearing demand	$155,292	23.29%	$128,837	19.00%	$67,040	11.55%
Interest bearing demand	109,616	16.44	107,060	15.79	96,514	16.63
Savings and money market	293,508	44.02	304,071	44.85	277,342	47.79
Time less than $100k	14,890	2.23	15,979	2.36	20,766	3.58
Time greater than $100k and less than $250k	36,114	5.42	38,843	5.73	41,826	7.21
Time greater than $250k	57,315	8.60	83,241	12.28	76,806	13.24

Total deposits	$666,735	100.00%	$678,031	100.00%	$580,294	100.00%

Total deposits were $666.7 million at June 30, 2014, down $11.3 million from December 31, 2013. Total deposits at December 31, 2013 includes a short-term certificate of deposit totaling $35.0 million. Excluding this short-term deposit, deposits actually increased $23.7 million during the first six months of 2014. During the year ended December 31, 2013, deposits increased $97.7 million. Deposit growth has been a point of emphasis of ours, and additionally many banks have benefitted from uncertainty in financial markets which has increased the liquidity of many banks as consumers and businesses look for safe places for liquidity, thereby increasing bank deposits. All deposit categories have increased with the exception of time deposits. Customers have been reluctant to invest in time deposits due to the low interest rate environment and have instead chosen money market accounts and other interest bearing accounts.

Other Funding Sources

We supplement our deposit funding with wholesale funding when needed for balance sheet planning or when the terms are attractive and will not disrupt our offering rates in our markets. A source we have used for wholesale funding is the Federal Home Loan Bank of Atlanta (“FHLB”). We had FHLB borrowings of $22.0 million at each of June 30, 2014 and December 31, 2013, and $24.5 million in borrowings at December 31, 2012. We have not initiated any additional borrowings from the FHLB since 2012. We have access to brokered deposits but do not currently have any outstanding. Another funding source we have used to supplement our local funding is Internet certificates of deposit. We have used this source to book certificates of deposit three to five years in maturity at rates that are lower than we would offer in our local market. We had Internet certificates of deposit balances of $13.8 million, $13.0 million and $12.6 million at June 30, 2014, December 31, 2013 and 2012, respectively.

Liquidity

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily, weekly and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Funds are available from a number of basic banking activity sources, including the core deposit base, the repayment and maturity of loans, and investment security cash flows. Other funding sources include federal funds purchased, brokered certificates of deposit and borrowings from the FHLB.

Cash and cash equivalents at June 30, 2014, December 31, 2013 and 2012 were $105.9 million, $124.1 million, and $171.3 million, respectively. Based on the recorded cash and cash equivalents, NCC’s liquidity resources were sufficient at June 30, 2014 to fund loans and meet other cash needs as necessary.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations.

CONTRACTUAL OBLIGATIONS

June 30, 2014

(Dollars in thousands)	Due in 1 year or less	Due after 1 through 3 years	Due after 3 through 5 years	Due after 5 years	Total
Federal Home Loan Bank advances	$—	$22,000	$—	$—	$22,000
Certificates of deposit of less than $100k	10,354	2,425	2,111	—	14,890
Certificates of deposit of $100k or more	51,808	23,908	17,713	—	93,429
Operating leases	337	571	225	—	1,133

Total contractual obligations	$62,499	$48,904	$20,049	$—	$131,452

Credit Extension Commitments

We are party to credit related financial instruments with off balance sheet risks in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded on our balance sheet. Our exposure to credit loss is represented by the contractual amounts of these commitments. We follow the same credit policies in making commitments as we do for on balance sheet instruments.

Our off balance sheet arrangements are summarized in the following table as of the dates indicated.

CREDIT EXTENSION COMMITMENTS

	As of	As of
	June 30, 2014	December 31,
		2013	2012
(Dollars in thousands)	Amount	Amount	Amount
Unfunded lines	$156,846	$141,887	$96,244
Letters of credit	5,803	4,066	2,591

Total credit extension commitments	$162,649	$145,953	$98,835

Interest Sensitivity and Market Risk

Interest Sensitivity

NCC monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by NCC is simulation analysis, which technique is augmented by “gap” analysis.

In simulation analysis, we review each individual asset and liability category and its projected behavior in various different interest rate environments. These projected behaviors are based upon management’s past experiences and upon current competitive environments, including the various environments in the different markets in which we compete. Using this projected behavior and differing rate scenarios as inputs, the simulation analysis generates as output projections of net interest income. NCC also periodically verifies the validity of this approach by comparing actual results with those that were projected in previous models.

Another technique used in interest rate management, but to a lesser degree than simulation analysis, is the measurement of the interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale or trading securities, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

NCC evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. We use computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates our interest rate sensitivity at June 30, 2014, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

INTEREST SENSITIVITY ANALYSIS

June 30, 2014

(Dollars in thousands)
Interest earning assets	0-1 Mos	1-3 Mos	3-12 Mos	1-3 Yrs	> 3 Yrs	Total
Loans and leases (1)	$250,247	22,056	47,951	118,696	161,037	599,987
Securities	388	701	2,020	7,098	35,779	45,986
Cash balances in other banks	83,473	—	—	—	—	83,473
Funds sold	—	—	—	—	—	—

Total interest earning assets	334,108	22,757	49,971	125,794	196,816	729,446

Interest bearing liabilities
Interest bearing transactions accounts	45,188	2,728	12,279	22,417	72,680	155,292
Savings & money market deposits	179,005	7,852	35,334	66,518	4,799	293,508
Time deposits	5,847	7,923	48,393	26,333	19,823	108,319
Federal Home Loan Bank & other borrowed money	—	—	—	15,000	7,000	22,000

Total interest bearing liabilities	$230,040	18,503	96,006	130,268	104,302	579,119

Interest sensitivity gap
Period gap	$104,068	4,254	(46,035)	(4,474)	92,514	150,327
Cumulative gap	104,068	108,322	62,287	57,813	150,327
Cumulative gap – Rate Sensitive Assets/Rate Sensitive Liabilities	14.27%	14.85	8.54	7.93	20.61

(1)	Includes mortgage loans held for sale

NCC generally benefits from increasing market rates of interest when it has an asset-sensitive gap (a positive number) and generally benefits from decreasing market interest rates when it is liability sensitive (a negative number). As shown in the table above, NCC is asset sensitive on a cumulative basis throughout the one year time frame. The interest sensitivity analysis presents only a static view of the timing and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those are viewed by management as significantly less interest sensitive than market-based rates such as those paid on non-core deposits. For this and other reasons, management relies more upon the simulation analysis (as noted above) in managing interest rate risk. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

Market Risk

NCC’s earnings are dependent, to a large degree, on its net interest income, which is the difference between interest income earned on all interest earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and interest rates. Our market risk arises primarily from inherent interest rate risk in our lending, investing and deposit gathering activities. We seek to reduce our exposure to market risk through actively monitoring and managing interest rate risk. Management relies upon static “gap” analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in our balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific interest earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 400 basis points below the current prevailing rates to 400 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain interest earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

The following table illustrates the results of our simulation analysis to determine the extent to which market risk would affect net interest margin for the next twelve months if prevailing interest rates increased or decreased by the specified amounts from current rates. As noted above, this model uses estimates and assumptions in asset and liability account rate reactions to changes in prevailing interest rates. However, to isolate the market risk inherent in the balance sheet, the model assumes that no growth in the balance sheet occurs during the projection period. This model also assumes an immediate and parallel shift in interest rates, which would result in no change in the shape or slope of the interest rate yield curve. Because of the inherent use of these estimates and assumptions in the simulation model to derive this market risk information, the actual results of the future impact of market risk on our net interest margin may differ from that found in the table.

MARKET RISK

	Impact on Net Interest Income
	As of	As of
Change in prevailing interest rates	June 30, 2014	December 31, 2013
+400 basis points	23.12%	23.31%
+300 basis points	17.10	17.13
+200 basis points	10.73	10.61
+100 basis points	4.60	4.55
0 basis points	—	—
-100 basis points	(2.38)	(1.82)
-200 basis points	(7.70)	(7.33)
-300 basis points	(12.06)	(11.00)
-400 basis points	(13.77)	(12.38)

Capital Resources

Total stockholders’ equity at June 30, 2014 was $92.4 million, or 11.79% of total assets. At December 31, 2013, total stockholders’ equity was $88.9 million, or 11.23% of total assets, compared to $85.9 million, or 12.38% of total assets at December 31, 2012. The increase in stockholders’ equity for all periods is primarily a result of net income for the periods presented.

The bank regulatory agencies have established risk based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. Our objective is to maintain our current status as a “well-capitalized institution” as that term is defined by applicable regulators. As of June 30, 2014, the most recent notification from the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective action.

Under the terms of the regulatory guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of

Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on NCC.

The following table has selected consolidated capital ratios as of June 30, 2014, and December 31, 2013 and 2012, for both National Bank of Commerce and NCC.

CAPITAL ADEQUACY ANALYSIS

(Dollars in thousands)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)
National Bank of Commerce	94,681	15.84%	47,828	8.00%	59,785	10.00%
NCC	96,015	16.06%	47,828	8.00%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
National Bank of Commerce	87,189	14.58%	23,914	4.00%	35,871	6.00%
NCC	88,523	14.81%	23,914	4.00%	N/A	N/A
Tier I Capital
(to Total Assets)
National Bank of Commerce	87,189	11.79%	29,584	4.00%	36,980	5.00%
NCC	88,523	11.97%	29,584	4.00%	N/A	N/A

As of December 31, 2013
Total Capital
(to Risk Weighted Assets)
National Bank of Commerce	91,918	15.71%	46,803	8.00%	58,504	10.00%
NCC	92,718	15.83%	46,847	8.00%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
National Bank of Commerce	84,583	14.46%	23,402	4.00%	35,103	6.00%
NCC	85,376	14.58%	23,423	4.00%	N/A	N/A
Tier I Capital
(to Total Assets)
National Bank of Commerce	84,583	12.07%	28,042	4.00%	35,053	5.00%
NCC	85,376	12.18%	28,043	4.00%	N/A	N/A

As of December 31, 2012
Total Capital
(to Risk Weighted Assets)
National Bank of Commerce	82,881	18.65%	35,552	8.00%	44,440	10.00%
NCC	83,830	18.86%	35,559	8.00%	N/A	N/A
Tier I Capital
(to Risk Weighted Assets)
National Bank of Commerce	77,270	17.38%	17,784	4.00%	26,675	6.00%
NCC	78,219	17.60%	17,780	4.00%	N/A	N/A
Tier I Capital
(to Total Assets)
National Bank of Commerce	77,270	12.27%	25,190	4.00%	31,487	5.00%
NCC	78,219	12.42%	25,187	4.00%	N/A	N/A

INFORMATION ABOUT UNITED AND UNITED LEGACY BANK

General

United is incorporated under the laws of the State of Florida, is a registered bank holding company under the Bank Holding Company Act of 1956, and owns all of the outstanding shares of its subsidiary, United Legacy Bank. United is a one-bank holding company, and its only business activity is the operation of United Legacy Bank. United Legacy Bank is a Florida state-chartered commercial bank that offers its commercial and retail customers a variety of community banking products and services through its five banking offices located in three counties in Florida. At June 30, 2014, United had total consolidated assets of $236.1 million, total consolidated loans of $152.6 million and total consolidated deposits of $200.9 million. Total United shareholders’ equity at June 30, 2014 was $28.0 million.

United’s executive offices are located at 425 Highway 17-92 South, Longwood, Florida 32750. United’s telephone number at that location is (407) 261-2800, and its website is www.unitedlegacybank.com. The information on United’s website is not part of this joint proxy statement-prospectus, and the reference to United’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement-prospectus.

Additional information about United is included below, as well as in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of United” beginning on page 162.

History

United was originally incorporated as Riverside Banking Company of Central Florida in 2001 for the purpose of serving as a one-bank holding company for Riverside Bank of Central Florida. United was recapitalized in February of 2010 through a change of control transaction. The holding company and bank were rebranded at the time as United Group Banking Company of Florida, Inc. and United Legacy Bank, respectively.

In conjunction with the change of control transaction and rebranding, United put in place a new management team and board of directors and began the process of re-engineering and rehabilitating the bank. United Legacy Bank became profitable in 2012.

Products and Services

United Legacy Bank’s primary market focus is on small business owners and operators, including professional practices (e.g., law firms, medical practices, accountants, engineers and title companies), business owners (e.g., manufacturers, wholesalers and distributors), and individuals associated with these businesses, including investors and executives. United Legacy Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. These services offered by United Legacy Bank include: interest bearing and noninterest bearing checking accounts, money market deposit accounts, time deposit accounts, safe deposit services, credit cards, direct deposits, notary services, night depository, cashier’s checks, domestic collections, drive-in tellers and banking by mail. United Legacy Bank provides debit cards that serve as automated teller machine (ATM) cards and is a member of the NYCE network, thereby permitting customers to utilize the convenience of United Legacy Bank’s ATM network and NYCE member machines both nationwide and internationally. In addition, United Legacy Bank makes secured and unsecured commercial and real estate loans, issues stand-by letters of credit and provides a full range of consumer loans, both collateralized and uncollateralized.

Deposits

The principal sources of funds for United Legacy Bank are core deposits. Certificates of deposit in excess of $100,000 are principally held by its clients. United Legacy Bank does not utilize brokered deposits. Deposit rates are reviewed weekly by management and are deemed to be competitive with those prevailing in the market area that United Legacy Bank serves.

Lending

United Legacy Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations located in or conducting a substantial portion of their business in United Legacy Bank’s market areas. As of June 30, 2014, United Legacy Bank’s total loans, net of unearned income, were $152.6 million, or approximately 70.1% of the total earning assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan and are further subject to competitive pressures, money market rates, availability of funds and government regulations.

Real Estate Loans. Loans secured by real estate are the primary component of United Legacy Bank’s loan portfolio, consisting of approximately $121.0 million, or 79.3% of total loans, net of unearned income, at June 30, 2014. United Legacy Bank originates consumer and commercial loans for the purpose of acquiring or refinancing real estate that are secured by such real estate. Also, United Legacy Bank in some instances takes real estate as an additional source of collateral to secure commercial and industrial loans. Such loans are classified as real estate loans rather than commercial and industrial loans if the real estate collateral is considered significant as a secondary source of repayment for the loan. Loans are typically made on a recourse basis supported by financial statements and a review of the repayment ability of the borrower(s) and/or guarantor(s). Origination fees are charged for many loans secured by real estate.

Real estate lending activities consist of the following:

•	The primary type of residential mortgage loan is the single-family first mortgage, typically structured with fixed or adjustable interest rates, based on market conditions. These loans usually have fixed rates for up to five years, with maturities of ten years. Also, United Legacy Bank originates home equity lines of credit secured by residential property. These loans are typically made on a variable-rate basis with maturities up to five years.

•	Commercial real estate term loans accrue at either variable or fixed rates. The variable rates approximate current market rates. Amortizations are typically up to 25 years.

•	Construction and land development loans are typically made on a variable-rate basis. Loan terms usually do not exceed 24 months.

Consumer Loans. Consumer lending includes installment lending to individuals in United Legacy Bank’s market areas and generally consists of loans to purchase automobiles, boats, manufactured homes and other consumer durable goods. Consumer loans constituted $7.0 million, or 4.6% of United Legacy Bank’s loan portfolio, at June 30, 2014. Consumer loans are underwritten based on the borrower’s income, current debt level, past credit history and collateral. Consumer rates are both variable and fixed, with terms negotiable. Terms generally range from one to five years depending on the nature and condition of the collateral. Periodic amortization, generally monthly, is typically required.

Commercial and Financial Loans. United Legacy Bank makes loans for commercial purposes in various lines of business. These loans are typically made on terms up to five years at fixed or variable rates. The loans are secured by various types of collateral, including accounts receivable, inventory or, in the case of equipment loans, the financed equipment. United Legacy Bank attempts to reduce its credit risk on commercial loans by underwriting the loan based upon the borrower’s cash flow and its ability to service the debt from earnings, and by limiting the loan-to-value ratio. Historically, United Legacy Bank has typically loaned up to 80% on loans secured by accounts receivable, up to 50% on loans secured by inventory (which are also typically secured by accounts receivable), and up to 100% on loans secured by equipment. United Legacy Bank also makes some unsecured commercial loans. Commercial and financial loans comprised $24.6 million, or 16.1% of United Legacy Bank’s loan portfolio, at June 30, 2014. Interest rates are negotiable based upon the borrower’s financial condition, credit history, management stability and collateral.

Risks and Underwriting Criteria. Certain credit risks are inherent in making loans. These include repayment risks, risks from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectability.

United Legacy Bank attempts to minimize loan losses through various means and uses standardized underwriting criteria. United Legacy Bank has established a standardized loan policy that may be modified based on the local market conditions. In particular, on larger credits, United Legacy Bank generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, United Legacy Bank attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

United Legacy Bank addresses repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer lending limits, a loan committee approval process for larger loans and aggregate exposure to United Legacy Bank, documentation examination and follow-up procedures for loan review and any exceptions to credit policies. The point in the loan approval process at which a loan is approved depends on the size of the borrower’s credit relationship with the bank and the loan authority of the lending officer to whom the loan request is made. Each of the lending officers at United Legacy Bank has the authority to approve loans up to an approved loan authority amount, as approved by United Legacy Bank’s board of directors. Loans in excess of the highest loan authority amount of a particular lending officer must be approved by the bank’s loan committee, or another officer with sufficient loan authority to approve the request.

Finally, loan officers are directly responsible for monitoring the risk in their respective loan portfolios. On commercial loans, risk grades are assigned by the loan officer for the probability of default following analysis of the borrower characteristics and external economic factors. However, on consumer loans, risk grades are determined by a borrower’s credit score and personal debt ratio, as well as the borrower’s repayment history with the bank.

E-Banking

United Legacy Bank offers a full suite of e-banking services to its clients, including commercial and retail customers.

Market Area and Growth Strategy

United Legacy Bank operates locations in the tri-county metro Orlando area. Its directors and management have a deep history of operating several banks over the past four decades in Central Florida. United Legacy Bank maintains a strong credit culture and a history of regulatory performance. It maintains the philosophy of delivering a relationship-driven banking experience augmented with state of the art technology.

United Legacy Bank believes that its track record and knowledge within the Central Florida market have allowed it to enjoy strong organic growth.

United Legacy Bank currently operates banking offices in Winter Park and Orlando (both Orange County), Oviedo and Longwood (Main Office) in Seminole County and one location in Osceola County.

Regulation

As a registered bank holding company, United is regulated by the Federal Reserve, and United Legacy Bank is regulated by the FOFR and by the Federal Reserve as a state-chartered member bank. United and United Legacy Bank are subject to various regulatory capital requirements administered by the respective authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on United’s financial statements. In addition, regulators have examination and enforcement authority over virtually all aspects of the banking business, including lending, servicing, internal controls and information privacy, among other things. Complying with current regulations and any regulations promulgated in the future could be expensive and thereby have a direct adverse effect on earnings.

Employees

As of June 30, 2014, United employed 35 full time and three part-time employees. The employees are not represented by a collective bargaining unit. United considers relations with employees to be good.

Properties

The main office of United is located at 425 Highway 17-92 South, Longwood, Florida 32750. United also operates branch banking offices in Kissimmee, Orlando, Oviedo and Winter Park, Florida. United owns its Longwood and Oviedo offices and leases its Kissimmee, Orlando and Winter Park offices.

Legal Proceedings

United is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against United that, if determined adversely, would have a material adverse effect on United’s financial position, liquidity or results of operations.

Competition

United encounters strong competition both in making loans and in attracting deposits. The continued deregulation of the banking industry, as well as an increasing level of interstate banking, continue to create a highly competitive environment for commercial banking. In several aspects of its business, United competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that United does not currently provide. In addition, many of United’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on United’s operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF UNITED

The following table sets forth certain information regarding the beneficial ownership of United’s outstanding common stock as of August 31, 2014, by (i) each director of United and United Legacy Bank and (ii) all executive officers and directors of United and United Legacy Bank as a group. United is not aware of any person who beneficially owns 5% or more of its common stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.

Information relating to beneficial ownership of United’s common stock has been determined in accordance with the rules of the Securities Exchange Commission under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.

Name of Beneficial Owner	Position	Number of United Shares Beneficially Owned	Percentage of United Shares Beneficially Owned
Thomas Ball, III (1)	Director	540,000	1.79%
Robley Bruce, Jr. (2)	Director	500,000	1.65%
R. Whitney Duncan (3)	Director†	176,303	0.58%
William D. Frederick, Jr. (4)	Director	516,000	1.71%
C. William Harkins (5)	Director	516,000	1.71%
J. Michael Hattaway (6)	Director	532,000	1.76%
James R. Heistand (7)	Director	707,753	2.34%
James L. Hewitt (8)	Director	500,000	1.65%
Vincent S. Hughes (9)	Director	548,000	1.81%
Richard T. McCree (10)	Director	500,000	1.65%
David M. McLeod (11)	Executive Vice President, Senior Lender and Director	460,000	1.51%
Timothy L. Murphy (12)	Director	321,715	1.08%
David G. Powers (13)	Chairman, President, Chief Executive Officer and Director	740,000	2.43%
Michael R. Scures (14)	Executive Vice President, Chief Financial Officer and Director	510,000	1.65%
David L. Shaw (15)	Director	500,000	1.65%
Shirley L. Tyler (16)	Executive Vice President, Chief Financial Officer and Director†	260,000	0.85%
Donald F. Wright (17)	Director	532,000	1.76%
All directors and executive officers as a group (17 persons)(18)		8,359,771	26.99%

*	Reflects ownership of less than 1%.
†	Director of United Legacy Bank only.
(1)	Includes (a) 500,000 shares of United common stock held by Thomas B. Ball III LLP and (b) 40,000 shares of United common stock held directly by Mr. Ball.
(2)	Includes 500,000 shares of United common stock held by Robley R. Bruce Jr. Family Trust.
(3)	Includes 176,303 shares of United common stock held directly by Mr. Duncan.
(4)	Includes (a) 266,000 shares of United common stock held by Frederick Family Partnership, LLP and (b) 250,000 shares of United common stock held by Frederick Family Trust of 6/27/08.
(5)	Includes (a) 500,000 shares of United common stock held by The C. William Harkins Revocable Living Trust and (b) 16,000 shares of United common stock held jointly by Mr. Harkins and his spouse.

(6)	Includes (a) 500,000 shares of United common stock held by James Michael Hattaway Family Trust and (b) 32,000 shares of United common stock held jointly by James Michael Hattaway Trust.
(7)	Includes 707,753 shares of United common stock held directly by Mr. Heistand.
(8)	Includes 500,000 shares of United common stock held directly by Mr. Hewitt.
(9)	Includes 548,000 shares of United common stock held directly by Mr. Hughes.
(10)	Includes 500,000 shares of United common stock held by Richard T. McCree Sr., Revocable Trust.
(11)	Includes (a) 160,000 shares of United common stock underlying options that were granted in March 2010 and that are currently exercisable and (b) 300,000 shares of United common stock held in an individual retirement account for the benefit of Mr. McLeod.
(12)	Includes (a) 176,191 shares of United common stock held in an individual retirement account for the benefit of Mr. Murphy and (b) 145,524 shares of United common stock held jointly by Mr. Murphy and his spouse.
(13)	Includes (a) 240,000 shares of United common stock underlying options that were granted in March 2010 and that are currently exercisable and (b) 500,000 shares of United common stock held in an individual retirement account for the benefit of Mr. Powers.
(14)	Includes (a) 160,000 shares of United common stock underlying options that were granted in March 2010 and that are currently exercisable and (b) 350,000 shares of United common stock held in an individual retirement account for the benefit of Mr. Scures.
(15)	Includes 500,000 shares of United common stock held directly by Mr. Shaw.
(16)	Includes (a) 160,000 shares of United common stock underlying options that were granted in March 2010 and that are currently exercisable and (b) 100,000 shares of United common stock held in an individual retirement account for the benefit of Mr. Tyler.
(17)	Includes 532,000 shares of United common stock held by Donald F. Wright Revocable Trust UAD April 14, 1999, of which Mr. Wright serves as co-trustee with his spouse.
(18)	Includes options that are exercisable for shares of United common stock as described in footnotes (11), (13), (14) and (16).

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UNITED

All dollar amounts in the tables in this section are in thousands of dollars, except per share data or when specifically identified. The words “we,” “us,” “our,” “United” and similar terms when used in this section refer to United Group Banking Company of Florida, Inc. unless the context indicates otherwise.

Introduction

The following is a narrative discussion and analysis of significant changes in United’s results of operations for the three and six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, and the financial condition at June 30, 2014, and December 31, 2013 and 2012. This discussion and analysis should be read in conjunction with United’s Consolidated Financial Statements and related footnotes included elsewhere in this joint proxy statement-prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in United’s Notes to the Consolidated Financial Statements. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect our reported results and financial position for the current period or future periods. The use of estimates, assumptions, and judgment is necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on our future financial condition and results of operations.

The following briefly describes the more complex policies involving a significant amount of judgments about valuation and the application of complex accounting standards and interpretations.

Allowance for Loan Losses

United records estimated probable inherent credit losses in the loan portfolio as an allowance for loan losses. The methodologies and assumptions for determining the adequacy of the overall allowance for loan losses involve significant judgments to be made by management. Some of the more critical judgments supporting United’s allowance for loan losses include judgments about: creditworthiness of borrowers, estimated value of underlying collateral, assumptions about cash flow, determination of loss factors for estimating credit losses, and the impact of current events, conditions, and other factors impacting the level of inherent losses. Under different conditions or using different assumptions, the actual or estimated credit losses ultimately realized by United may be different than management’s estimates provided in our Consolidated Financial Statements, included elsewhere in this joint proxy statement-prospectus.

For a more complete discussion of the methodology employed to calculate the allowance for loan losses, see Note 1 to United’s Consolidated Financial Statements included in this joint proxy statement-prospectus.

Investment Securities Impairment

Periodically, we assess whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. In any such instance, we would consider many factors, including the severity and duration of the impairment, our intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value. The credit portion of the impairment, if any, is recognized as a realized loss in current earnings.

Income Taxes

Deferred income tax assets and liabilities are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events recognized in the financial statements. A valuation allowance may be established to the extent necessary to reduce the deferred tax asset to a level at which it is “more likely than not” that the tax assets or benefits will be realized. Realization of tax benefits depends on having sufficient taxable income, available tax loss carrybacks or credits, the reversing of taxable temporary differences and/or tax planning strategies within the reversal period and that current tax law allows for the realization of recorded tax benefits.

Comparison of Results of Operations for the three and six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012

Net Income

During the three months ended June 30, 2014, United’s net income was $146 thousand, compared to $52 thousand for the three months ended June 30, 2013. United’s net income for the six months ended June 30, 2014 and 2013 was $212 thousand and ($103) thousand, respectively. Net income for the year ended December 31, 2013 was $82 thousand, compared to $363 thousand for the year ended December 31, 2012. The primary reason for the increases in net income between the three and six month periods of 2014 versus 2013 is an increase in net interest income, resulting from higher levels of loan volume and other interest earning assets. During the three months ended June 30, 2014, United’s total revenue totaled $2.0 million, compared to $1.8 million for the three months ended June 30, 2013. For the six months ended June 30, 2014, revenue totaled $4.0 million, versus $3.4 million for the six months ended June 30, 2013. The reason for the increase in revenue was primarily due to the additional interest income generated from loans and securities. The primary reason for the decrease in net income between the years ended December 31, 2013 and 2012 was due to a $450 thousand credit adjustment on income taxes in 2012 relating to the release of the valuation allowance on deferred tax assets and gains on sale of securities of $828 thousand.

Net Interest Income and Net Interest Margin Analysis

Comparison of net interest income for the six months ended June 30, 2014 and 2013

The largest component of United’s net income is its net interest income – the difference between the income earned on interest earning assets and the interest paid on deposits and borrowed funds used to support its assets. Net interest income divided by average interest earning assets represents United’s net interest margin. The major factors which affect net interest income and net interest margin are changes in volumes, the yield on interest earning assets and the cost of interest bearing liabilities. Our margin can also be affected by economic conditions, the competitive environment, loan demand, and deposit flow. Management’s ability to respond to changes in these factors by using effective asset-liability management techniques is critical to maintaining the stability of the net interest margin and the primary source of earnings.

The following table shows, for the periods indicated, the average balances of each principal category of our assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities. These yields and costs are calculated by dividing income or expense by the average daily balances of the associated assets or liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Six Months Ended

(Dollars in thousands)	June 30, 2014			June 30, 2013
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$149,416	$3,590	4.85%	$132,685	$3,277	4.98%
Securities:
Taxable securities	42,044	473	2.27	44,322	274	1.25
Tax-exempt securities	3,067	87	5.74	—	—	0.00
Cash balances in other banks	18,036	22	0.25	15,087	20	0.27

Total interest earning assets	212,563	$4,172	3.96	192,093	$3,571	3.75

Non-interest earning assets	16,909			17,954

Total assets	$229,472			$210,047

Interest bearing liabilities
Interest bearing transactions accounts	$29,979	$40	0.27%	$29,475	$37	0.25%
Savings & money market deposits	68,006	137	0.41	58,038	100	0.35
Time deposits	54,632	273	1.01	59,031	317	1.08
Federal Home Loan Bank & other borrowed money	6,804	17	0.50	3	—	0.00

Total interest bearing liabilities	159,421	$467	0.59	146,547	$454	0.62

Non-interest bearing deposits	42,338			35,419

Total funding sources	201,759			181,966
Non-interest bearing liabilities	324			453
Shareholders’ equity	27,389			27,628

	$229,472			$210,047

Net interest rate spread			3.37%			3.12%
Net interest income/margin (Taxable equivalent)		3,705	3.52%		3,117	3.27%
Tax equivalent adjustment		32			—

Net interest income/margin		$3,673	3.48%		$3,117	3.27%

Net interest income increased $556 thousand, or 17.8%, to $3.7 million for the six months ended June 30, 2014, compared to $3.1 million for the same period in 2013. The increase was due to an increase in interest income of $601 thousand less a $13 thousand increase in interest expense. The resulting net interest margin for the six months ended June 30, 2014 rose to 3.48%, from 3.27% during the six months ended June 30, 2013.

Interest earning assets averaged $212.6 million for the six months ended June 30, 2014, compared to $192.1 million for the six months ended June 30, 2013, an increase of $20.5 million. The yield on average interest earning assets increased 21 basis points to 3.96% for the six months ended June 30, 2014, compared to 3.75% for the six months ended June 30, 2013. The yield on interest earning assets increased despite a decrease in loan yields during the six months ended June 30, 2014 due to a larger volume of loans outstanding during the six months ended June 30, 2014. During the six months ended June 30, 2014, the loan yield was 4.85%, versus 4.98% during the six months ended June 30, 2013. The current market rates for new loans were generally lower than the current portfolio average, contributing to an overall decline in loan portfolio yield, but despite this, the rates on new loans were well above yields on alternative investments. The yield on taxable securities during the six months ended June 30, 2014 was 2.27%, versus 1.25% during the six months ended June 30, 2013. The reason for this dramatic increase was due to repositioning of the securities portfolio in the current market rate environment.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Six Months Ended

(Dollars in thousands)	June 30, 2014 vs. 2013
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans	$404	$(91)	$313
Securities:
Taxable securities	(15)	214	199
Tax-exempt securities	87	—	87
Cash balances in other banks	4	(2)	2

Total interest earning assets	$480	$121	$601

Interest bearing liabilities
Interest bearing transactions accounts	$1	$2	$3
Savings & money market deposits	19	18	37
Time deposits	(23)	(21)	(44)
Federal Home Loan Bank & other borrowed money	—	17	17

Total interest bearing liabilities	$(3)	$16	$13

Net interest income
Net interest income (Taxable equivalent)	484	105	588
Taxable equivalent adjustment	32	—	32

Net interest income	$451	$105	$556

Comparison of net interest income for the three months ended June 30, 2014 and 2013

The following table shows, for the three months ended June 30, 2014 and 2013, the average balances of each principal category of our assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Three Months Ended

(Dollars in thousands)	June 30, 2014			June 30, 2013
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$150,915	$1,828	4.86%	$133,846	$1,652	4.95%
Securities:
Taxable securities	41,211	229	2.23	43,793	143	1.31
Tax-exempt securities	3,573	49	5.52	—	—	0.00
Cash balances in other banks	25,052	14	0.22	14,234	8	0.23

Total interest earning assets	220,751	$2,120	3.85	191,873	$1,803	3.77

Non-interest earning assets	14,324			14,946

Total assets	$235,075			$206,819

Interest bearing liabilities
Interest bearing transactions accounts	$30,991	$21	0.27%	$28,951	$19	0.26%
Savings & money market deposits	71,913	75	0.42	56,998	49	0.34
Time deposits	53,405	132	0.99	58,401	149	1.02
Federal Home Loan Bank & other borrowed money	6,865	9	0.53	—	—	0.00

Total interest bearing liabilities	163,174	$237	0.58	144,350	$217	0.60

Non-interest bearing deposits	43,819			34,599

Total funding sources	206,993			178,949
Non-interest bearing liabilities	249			196
Shareholders’ equity	27,833			27,674

	$235,075			$206,819

Net interest rate spread			3.27%			3.17%
Net interest income/margin (Taxable equivalent)		1,883	3.42%		1,586	3.32%
Tax equivalent adjustment		18			—

Net interest income/margin		$1,865	3.39%		$1,586	3.32%

Net interest income increased $279 thousand, or 18.7%, to $1.9 million for the three months ended June 30, 2014, compared to $1.6 million for the three months ended June 30, 2013. This increase was due to an increase in interest income of $299 thousand and an increase in interest expense of $20 thousand. The resulting net interest margin for the three months ended June 30, 2014 increased to 3.39%, from 3.32% during the same period in 2013.

Interest earning assets averaged $220.8 million for the three months ended June 30 2014, compared to $191.9 million for the three months ended June 30, 2013, an increase of $28.9 million or 15.1%. The primary reason for the increase in interest income is an increase in average loans and also the improvement in yields in the securities portfolio. During the three months ended June 30, 2014, average loans increased by $17.1 million, versus the three months ended June 30, 2013. Although the average yield on loans during the three months ended June 30, 2014 was 4.86%, versus 4.95% during the three months ended June 30, 2013, the substantial volume increase offset the yield reduction and led to an overall increase in interest income. The nine basis point reduction in loan yield is due to the lower loan rates on new loans versus the average yield on the current loan portfolio.

Interest bearing liabilities averaged $163.2 million for the three months ended June 30, 2014, compared to $144.4 million for the three months ended June 30, 2013, an increase of $18.8 million, or 13.0%. The average rate paid on interest bearing liabilities was 0.58% for the three months ended June 30, 2014, versus 0.60% for the three months ended June 30, 2013. United has benefited from the historically low interest rates, which have resulted in an overall decrease in our funding costs.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Three Months Ended

(Dollars in thousands)	June 30, 2014 vs. 2013
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans	$211	$(35)	$176
Securities:
Taxable securities	(8)	94	86
Tax-exempt securities	49	—	49
Cash balances in other banks	6	—	6

Total interest earning assets	$258	$59	$317

Interest bearing liabilities
Interest bearing transactions accounts	$1	$1	$2
Savings & money market deposits	13	13	26
Time deposits	(13)	(4)	(17)
Federal Home Loan Bank & other borrowed money	—	9	9

Total interest bearing liabilities	$1	$19	$20

Net interest income
Net interest income (Taxable equivalent)	257	40	297
Taxable equivalent adjustment	18	—	18

Net interest income	$239	$40	$279

Comparison of net interest income for the years ended December 31, 2013 and 2012

The following table shows, for the years ended December 31, 2013 and 2012, the average balances of each principal category of our assets, liabilities, and shareholders’ equity and the average yields on assets and average costs of liabilities.

AVERAGE BALANCE SHEETS & NET INTEREST ANALYSIS

Years Ended

(Dollars in thousands)	2013			2012
Interest earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$136,283	$6,759	4.96%	$124,984	$6,393	5.12%
Securities:
Taxable securities	43,973	703	1.60	44,162	654	1.48
Tax-exempt securities	412	25	6.07	—	—	0.00
Cash balances in other banks	12,634	33	0.26	21,085	57	0.27

Total interest earning assets	193,301	$7,520	3.89	190,231	$7,104	3.73

Non-interest earning assets	17,435			17,823

Total assets	$210,736			$208,054

Interest bearing liabilities
Interest bearing transactions accounts	$29,773	$78	0.26%	$30,298	$112	0.37%
Savings & money market deposits	57,171	196	0.34	60,651	352	0.58
Time deposits	58,121	606	1.04	63,121	800	1.27
Federal Home Loan Bank & other borrowed money	1,301	7	0.54	—	—	0.00

Total interest bearing liabilities	146,366	$887	0.61	154,070	$1,264	0.82

Non-interest bearing deposits	36,671			26,938

Total funding sources	183,037			181,008
Non-interest bearing liabilities	394			231
Shareholders’ equity	27,306			26,815

	$210,736			$208,054

Net interest rate spread			3.28%			2.91%
Net interest income/margin (Taxable equivalent)		6,633	3.43%		5,840	3.07%
Tax equivalent adjustment		9			—

Net interest income/margin		$6,624	3.43%		$5,840	3.07%

Net interest income increased $784 thousand, or 13.4%, to $6.6 million for 2013, compared to $5.8 million for 2012. This increase was due to an increase in interest income of $407 thousand resulting from higher loan volume and a decrease in interest expense of $377 thousand. The resulting net interest margin for 2013 increased to 3.43% from 3.07% in 2012.

Interest earning assets averaged $193.3 million for 2013, compared to $190.2 million for 2012, an increase of $3.1 million, or 1.6%. Despite the overall increase of only $3.1 million in total interest earning assets, average loans increased by $11.3 million during 2013 versus 2012. During 2013, average cash balances in other banks totaled $12.6 million, a decrease of $8.5 million versus 2012. This change in mix of interest earning assets from cash balances to higher yielding loans contributed to the increase in yield on interest earning assets during 2013 versus

2012. The average yield on loans during 2013 was 4.96%, versus 5.12% during 2012. The 16 basis point reduction in loan yield was due to the lower loan rates on new loans versus the average yield on the current portfolio.

Interest bearing liabilities averaged $146.4 million for 2013, compared to $154.1 million for 2012, a decrease of $7.7 million or (5.0%). The average rate paid on interest bearing liabilities was 0.61% for 2013, versus 0.82% for 2012. Each category of deposits experienced rate reductions during 2013. United has benefitted from historically low interest rates and repriced time deposits at maturity at lower current rates and also lowered rates on other deposit accounts to lower market rates. The decrease in average time deposits was a result of management’s decision to reduce the reliance on single service time deposits. These high yielding accounts were discontinued and allowed to exit the bank at maturity during 2013. The volume of non-interest bearing deposit accounts increased $9.7 million during 2013 to $36.7 million, also contributing to the increased net interest margin during 2013 versus 2012.

The following table reflects, for the periods indicated, the changes in our net interest income due to changes in the volume of interest earning assets and interest bearing liabilities and the associated rates paid or earned on these assets and liabilities.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

Years Ended

(Dollars in thousands)	2013 vs. 2012
	Variance due to
Interest earning assets	Volume	Yield/Rate	Total
Loans	$565	$(199)	$366
Securities:
Taxable securities	(19)	68	49
Tax-exempt securities	25	—	25
Cash balances in other banks	(22)	(2)	(24)

Total interest earning assets	$549	$(133)	$416

Interest bearing liabilities
Interest bearing transactions accounts	$(2)	$(32)	$(34)
Savings & money market deposits	(19)	(137)	(156)
Time deposits	(60)	(134)	(194)
Federal Home Loan Bank & other borrowed money	7	—	7

Total interest bearing liabilities	$(74)	$(303)	$(377)

Net interest income
Net interest income (Taxable equivalent)	623	170	793
Taxable equivalent adjustment	9	—	9

Net interest income	$614	$170	$784

Provision for Loan Losses

During the six months ended June 30, 2014, United recorded a provision for loan loss expense of $170 thousand, compared to $290 thousand for the comparable period in 2013. The provision for loan losses for the year ended December 31, 2013 was $479 thousand, and was $742 thousand for the year ended December 31, 2012. United’s policy is to maintain an allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses, which is a charge to earnings, and is decreased by charge-offs and increased by loan recoveries. In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.

Noninterest Income

In addition to net interest margin, we generate other types of recurring noninterest income from our operations. Our banking operations generate revenue from service charges and fees on deposit accounts. In addition to these types of recurring noninterest income, the bank owns life insurance on several key employees and records income on the increase in cash surrender value of these policies.

The following table sets forth the principal components of noninterest income for the periods indicated.

NONINTEREST INCOME

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Service charge income	$52	$51	$99	$105	$211	$222
Bank owned life insurance	14	15	28	31	60	38
Realized gains (losses) on available-for-sale securities	—	—	36	—	—	828
Other noninterest income	75	99	133	163	304	292

Total noninterest income	$141	$165	$296	$299	$575	$1,380

Noninterest income for the six months ended June 30, 2014 and 2013 was $296 thousand and $299 thousand, respectively. Noninterest income for the three months ended June 30, 2014 and 2013 was $141 thousand and $165 thousand, respectively. The noninterest income for the three and six month periods of 2013 include nonrecurring income of $35 thousand related to our Kissimmee branch as a result of an insurance claim reimbursement. Excluding the impact of this one time revenue, noninterest income is virtually unchanged during the three and six months ended June 30, 2014, versus the same periods of 2013.

Noninterest income for the years ended December 31, 2013 and 2012 was $575 thousand and $1.4 million, respectively. The most significant reason for the 2013 decrease in noninterest income was due to the gain on sale of securities recorded in 2012 of $828 thousand. The income from bank owned life insurance increased slightly during 2013 due to a full year of dividends on an investment in bank owned life insurance made during 2012.

Noninterest expense

The following table presents the primary components of noninterest expense for the periods indicated.

NONINTEREST EXPENSE

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Salaries and employee benefits	$872	$788	$1,747	$1,620	$3,302	$3,113
Commission based compensation	—	—	12	—	7	—
Occupancy and equipment expense	265	241	532	506	1,047	998
Data processing expenses	120	109	234	210	607	521
Advertising and marketing expenses	42	28	76	44	113	85
Legal fees	15	17	26	29	41	61
FDIC insurance assessments	45	29	90	56	151	—
Accounting and audit expenses	46	22	92	75	160	191
Telecommunications expenses	38	32	75	64	143	134
Net gains (losses) on sale of other real estate	6	2	23	176	185	366
Other noninterest expense	243	310	552	484	777	1,096

Total noninterest expense	$1,692	$1,578	$3,459	$3,264	$6,533	$6,565

Noninterest expense for the six months ended June 30, 2014 and 2013 was $3.5 million and $3.3 million, respectively. The largest component of noninterest expense is salaries and employee benefits. Salaries and advertising and marketing expenses continue to increase as we expand our presence in the markets in which we operate. During July 2013, we opened a branch office in the College Park area of Orlando, Florida which contributed to the increase in salaries and occupancy and equipment expenses during 2014.

Noninterest expense for the three months ended June 30, 2014 and 2013 was $1.7 million and $1.6 million, respectively. This increase is due to the increases in salaries and employee benefits resulting primarily from our new branch location in College Park.

Noninterest expense for the years 2013 and 2012 was $6.5 million and $6.6 million, respectively. Salaries and employee benefits totaled $3.3 million during 2013, compared to $3.1 million during 2012. The increase of $189 thousand was due to our continued expansion in the markets we serve as we grow our franchise. Other noninterest expense decreased in 2013 due to lower expenses related to foreclosed real estate and repossessed asset expense as asset quality improved during 2013.

Income Tax Provision

Income tax expense of $128 thousand was recognized during the six months ended June 30, 2014, compared to an income tax benefit of ($35) thousand during the six months ended June 30, 2013. The effective tax rate for the six months ended June 30, 2014 was 37.7%, compared to (25.4%) during the six months ended June 30, 2013. Income tax benefit and expense for the year ended 2013 and 2012 was ($105) thousand and $450 thousand, respectively. The increase in income tax expense in 2014 is due to an increase in pre-tax income. In 2012, we recorded a tax adjustment of $450 thousand due to the release of the valuation allowance on deferred tax assets. The effective tax rates are affected by items of income and expense that are not subject to federal and state taxation.

Comparison of Balance Sheets at June 30, 2014, December 31, 2013 and 2012

Overview

Our total assets increased $16.9 million, or 7.7%, from December 31, 2013 to June 30, 2014. Loans increased by $5.3 million during the first six months of 2014 and cash and cash equivalents also increased by $12.7 million. Our total assets increased $8.1 million, or 3.8%, from December 31, 2012 to December 31, 2013. During 2013, loans increased $12.7 million, or 9.6%, and totaled $145.0 million at December 31, 2013. This increase in loans was partially offset by a reduction in cash and cash equivalents. During 2013, cash and cash equivalents decreased $4.6 million and totaled $12.0 million at December 31, 2013. Cash and cash equivalents decreased as liquidity was invested into higher yielding loans. Another reason for the reduction in cash and cash equivalents was a reduction in time deposits. During 2013, time deposits decreased $5.6 million as a result of a decision made by management to eliminate single service certificate of deposit customers at the time of renewal. Total deposits at December 31, 2013 totaled $182.1 million, a decrease of $766 thousand as compared to December 31, 2012.

Investment Securities

We use our securities portfolio primarily to enhance our overall yield on interest earning assets and as a source of liquidity, a tool to manage our balance sheet sensitivity and regulatory capital ratios, and as a base from which to pledge assets for public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises, and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of related deferred taxes. Purchase premiums and discounts are recognized in income using the interest method over the terms of the securities.

The following table summarizes the amortized cost and fair value of securities available for sale as of June 30, 2014, December 31, 2013 and 2012.

INVESTMENT SECURITIES

	As of		As of
(Dollars in thousands)	June 30, 2014		December 31, 2013		December 31, 2012
	Cost	Market	Cost	Market	Cost	Market
Securities issued by states and political subdivisions	$3,571	$3,692	$1,905	$1,890	$—	$—
Mortgage backed securities (MBS)	—	—	—	—	—	—
Residential mortgage pass-through securities	40,653	38,776	43,964	41,017	43,737	43,309
Other residential mortgage-backed securities	—	—	—	—	—	—
Commercial mortgage-backed securities	—	—	—	—	—	—

Total mortgage backed securities	40,653	38,776	43,964	41,017	43,737	43,309

Total investment securities	$44,224	$42,468	$45,869	$42,907	$43,737	$43,309

We invest primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States, mortgage backed securities, municipal securities and obligations of government sponsored entities and agencies of the United States. All of our mortgage backed securities are residential securities issued by FNMA, GNMA and FHLMC. During 2012, we sold mortgage backed securities, repositioning this portfolio, recording a gain of $828 thousand, and reinvested the cash back into the securities portfolio. In 2014, tax free municipal bonds totaling $3.7 million were purchased. We do not anticipate significant investment in securities until loan demand slows or the yield on investment securities become more attractive.

Loans

Loans are the largest category of interest earning assets and typically provide higher yields than other types of interest earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Total loans averaged $149.4 million during the six months ended June 30, 2014, or 70.3% of interest earning assets, as compared to $132.7 million, or 69.1% of average interest earning assets, for the six months ended June 30, 2013. At June 30, 2014, total loans, net of unearned income, were $152.6 million compared to $147.3 million at December 31, 2013, an increase of $5.3 million, or 3.6%. Total loans averaged $136.3 million during the year ended December 31, 2013, or 70.5% of interest earning assets, as compared to $125.0 million, or 65.7% of average interest earning assets for the year ended December 31, 2012. At December 31, 2013, total loans, net of unearned income, were $147.3 million, compared to $134.6 million at December 31, 2012, an increase of $12.7 million, or 9.4%.

The growth in United’s loan portfolio is attributable to United’s ability to attract new customers from other financial institutions. In July 2013, we opened our branch in College Park which had already been a significant market for United. We have hired several new bankers in the markets we serve and these employees have been successful in transitioning their former customers as well as new customers to the bank. Our bankers are expected to maintain calling efforts to develop relationships with customers, and our philosophy is to be responsive to customer needs by providing decisions in a timely manner. In addition to our calling efforts, many of the markets served by United have shown signs of economic recovery over the last few years.

The table below provides a summary of the loan portfolio composition as of the dates indicated.

COMPOSITION OF LOAN PORTFOLIO

	As of		As of
	June 30,		December 31,
(Dollars in thousands)	2014		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Construction, land development, and other land loans	$8,036	5.27%	$9,532	6.47%	$9,098	6.76%
Secured by 1-4 family residential properties	34,671	22.73	36,039	24.47	36,475	27.10
Secured by multifamily (5 or more) residential properties	216	0.14	223	0.15	238	0.18
Secured by non farm nonresidential properties	78,118	51.21	75,517	51.28	62,993	46.80

Loans secured by real estate	121,041	79.34	121,311	82.38	108,804	80.83
Commercial and industrial loans	24,566	16.10	18,559	12.60	16,948	12.59
Consumer loans	6,838	4.48	7,281	4.94	8,744	6.50
Other loans	114	0.07	114	0.08	114	0.08

Total loans net of unearned income	152,559	100.00%	147,265	100.00%	134,610	100.00%
Allowance for loan and lease losses	(2,291)		(2,243)		(2,286)

Total net loans	$150,268		$145,022		$132,324

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in United’s market areas, and for United in particular, to obtain a security interest or lien in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. In general, United prefers real estate collateral to many other potential collateral sources, such as accounts receivable, inventory and equipment.

The principal component of United’s loan portfolio is real estate mortgage loans. At June 30 2014, this category totaled $121.0 million and represented 79.3% of the total loan portfolio, compared to $121.3 million, or 82.4%, and $108.8 million, or 80.8%, at December 31, 2013 and 2012, respectively.

Loans secured by real estate were flat from December 31, 2013 to June 30, 2014, primarily due to unexpected loan payoffs and desired pay downs on problem loans. This loan category increased $12.5 million, or 11.5%, from December 31, 2013 as compared to December 31, 2012, due to increased loan demand during 2013.

Loans secured by nonfarm nonresidential properties (“commercial mortgage loans”) increased $2.6 million, or 3.4%, to $78.2 million at June 30, 2014, compared to $75.5 million at December 31, 2013. Commercial mortgage loans are the single largest category of loans and at June 30, 2014, accounted for 51.2% of the portfolio. Our management team has a great deal of experience and expertise in commercial mortgages.

Real estate construction, land development and other land loans totaled $8.0 million at June 30, 2014, and decreased $1.5 million from December 31, 2013’s balance of $9.5 million. Real estate construction loans increased $444 thousand during 2013 from December 31, 2012. At June 30, 2014, this loan type accounted for 5.3% of the total loan portfolio.

Commercial and industrial loans totaled $24.6 million at June 30, 2014, compared to $18.6 million at December 31, 2013. During 2013, commercial and industrial loans increased $1.6 million, or 9.5%, as compared to December 31, 2012. We expect this trend to continue as economic conditions improve and we continue our calling efforts on commercial customers.

Allowance for Loan Losses, Provision and Asset Quality

Allowance for loan losses and provision

The allowance for loan losses represents management’s estimate of probable inherent credit losses in the loan portfolio. Management determines the allowance based on an ongoing evaluation of risk as it correlates to potential losses within the portfolio. Increases to the allowance are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance for loan losses.

In the determination of the allowance, management utilizes credit administration’s independent analysis of the minimum required loan loss reserve for the bank. In this analysis, problem loans are reviewed for impairment or for loss exposure based on their payment performance, probability of default, and value of the collateral. These totals are then specifically allocated to the reserve. The loan portfolio is then divided into various homogeneous risk pools utilizing primarily collateral codes and internal risk ratings. Historical losses are used to estimate the probable loss in the current portfolio using both an average loss methodology and a migration loss methodology. In the absence of actual historical loss experience on a particular segment of loans, United utilizes the loss experience of its peer group as obtained from published sources adjusted for the environmental and economic conditions and factors. The methodologies considered are subjective and vary for each risk pool based on systematic risk relative to its ability to estimate losses. A rolling twelve-month history is utilized in measuring actual historical losses. As every loan has a risk of loss, the calculation begins with a minimum loss allocation for each loan pool. The minimum loss is estimated based on long term trends for the bank, the banking industry, and the economy. Loss allocations are adjusted for changes in the economy, problem loans, payment performance, loan policy, management, credit administration systems, credit concentrations, loan growth, and other elements over the time periods utilized in the methodology. The adjusted loss allocations are then applied to the current balances in their respective loan pools. Loss allocations are totaled, yielding the required allowance for loan losses.

Management incorporates the data from the allowance calculation with interim changes to that data in its ongoing determination of the allowance for loan losses. Management then takes into consideration other factors that may support an allowance in excess of required minimums. These factors include systems changes, historically high loan growth, changes in the economy, and company management and lending practices at the time the loans were made. Management believes that the data it uses in determining the allowance for loan losses is sufficient to estimate the potential losses in the loan portfolio; however, actual results could differ from management’s estimates.

The following table presents a summary of changes in the allowance for loan losses for the periods indicated.

ALLOWANCE FOR LOAN AND LEASE LOSSES

	Six Months Ended		Twelve Months Ended
(Dollars in thousands)	June 30, 2014	June 30, 2013	December 31, 2013	December 31, 2012
Total loans outstanding, net of unearned income	$152,559	$134,915	$147,265	$134,610

Average loans outstanding, net of unearned income	$149,416	$132,685	$136,283	$124,984

Allowance for loan losses at beginning of period	$2,243	$2,286	$2,286	$2,793
Charge-offs:
Loans secured by real estate	—	190	190	1,063
Commercial and industrial loans	—	—	152	—
Consumer loans	134	132	227	199
All other loans	—	—	—	—

Total charge-offs	134	322	569	1,262
Recoveries:
Loans secured by real estate	12	30	47	—
Commercial and industrial loans	—	—	—	—
Consumer loans	—	—	—	13
All other loans	—	—	—	—

Total recoveries	12	30	47	13

Net charge-offs	122	292	522	1,249
Provision for loan losses	170	290	479	742

Allowance for loan losses at period end	$2,291	$2,284	$2,243	$2,286

Allowance for loan losses to period end loans	1.50%	1.69%	1.52%	1.70%

Net charge-offs to average loans	0.16%	0.44%	0.38%	1.00%

Asset quality indicators have continued to improve. However, loan growth and additional specific reserve allocation expense resulted in a provision expense of $170 thousand during the six months ended June 30, 2014, and a $479 thousand provision expense and a $742 thousand provision expense for the years ended December 31, 2013 and December 31, 2012, respectively.

Allocation of the Allowance for Loan Losses

While no portion of the allowance is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance for loan losses to specific loan categories as of the dates indicated.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	As of		As of
	June 30,		December 31,
(Dollars in thousands)	2014		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Real estate – commercial	$1,006	43.91%	$913	40.70%	$754	33.00%
Real estate – residential	544	23.75	681	30.36	1,043	45.65
Real estate – construction development land	90	3.93	94	4.19	66	2.89
Commercial	415	18.11	300	13.37	199	8.71
Consumer and other	236	10.30	255	11.37	223	9.76

	$2,291	100.00	$2,243	100.00	$2,285	100.00

Nonperforming Assets

The following table presents our nonperforming assets as of the dates indicated.

NONPERFORMING ASSETS

	As of		As of
	June 30,	June 30,	December 31,	December 31,
(Dollars in thousands)	2014	2013	2013	2012
Nonaccrual Loans	$3,992	$5,088	$4,243	$5,346
Restructured loans	104	—	—	—
Loans past due 90 days or more and still accruing	476	118	524	156

Total nonperforming loans	4,572	5,206	4,767	5,502
Other real estate loans	—	222	102	1,101

Total nonperforming assets	$4,572	$5,428	$4,869	$6,603

Allowance for loan losses to period end loans	1.50%	1.69%	1.52%	1.70%
Allowance for loan losses to period end non-performing loans	50%	44%	47%	42%
Net charge-offs to average loans	0.16%	0.44%	0.38%	1.00%
Nonperforming assets to period end loans and foreclosed property	3.00%	4.02%	3.30%	4.87%
Nonperforming loans to period end loans	3.00%	3.86%	3.24%	4.09%

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. In addition to consideration of these factors, United has a consistent and continuing policy of placing all loans on nonaccrual status if they become 90 days or more past due, unless the loan is both well secured and in a well identified process of collection. When a loan is placed on nonaccrual status, all accrued interest on the loan is reversed and deducted from earnings as a reduction of reported interest. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. Payments received while a loan on nonaccrual status will be applied to outstanding principal balance. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to the allowance for loan losses.

Total nonperforming assets decreased $297 thousand, to $4.6 million at June 30, 2014, from $4.8 million at December 31, 2013. Improving asset quality has been and will continue to be a primary focus of management.

Deposits

Deposits, which include noninterest bearing demand deposits, interest bearing demand deposits, money market accounts, and savings and time deposits, are the primary funding source for the bank. We offer a variety of products designed to attract and retain customers, with primary focus on building and expanding customer relationships. Management continues to focus on establishing a comprehensive relationship with consumer and business borrowers, seeking deposits as well as lending relationships.

The following table details the composition of our deposit portfolio as of the dates indicated.

COMPOSITION OF DEPOSITS

	As of		As of
	June 30,		December 31,
(Dollars in thousands)	2014		2013		2012
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Noninterest bearing demand deposits	$46,727	23.26%	$38,540	21.16%	$34,068	18.63%
Interest bearing demand deposits	100,176	49.87	84,837	46.58	84,754	46.34
Savings deposits	2,852	1.42	2,729	1.50	2,438	1.33
Time less than $100k	14,046	6.99	12,958	7.12	17,454	9.54
Time greater than $100k and less than $250k	15,632	7.78	16,946	9.31	21,567	11.79
Time greater than $250k	21,458	10.68	26,106	14.33	22,603	12.36

Total deposits	$200,891	100.00%	$182,116	100.00%	$182,884	100.00%

Total deposits were $200.9 million at June 30, 2014, an increase of $18.8 million from December 31, 2013. A primary focus of management has been increasing noninterest bearing deposit growth which resulted in an increase of 21.2% in non-interest bearing deposits and an overall increase of 10.3% in total deposits. During the year ended December 31, 2013, deposits decreased $768 thousand. All deposit categories have increased with the exception of time deposits. Customers with only a time deposit relationship have been allowed to exit the bank as management has employed a strategy of focusing on relationship deposits.

Other Funding Sources

We supplement our deposit funding with wholesale funding to improve the net interest margin in our securities portfolio and to manage interest rate risk. A source we have used for wholesale funding is the Federal Home Loan Bank of Atlanta (“FHLB”). We had FHLB borrowings of $6.9 million at June 30, 2014, $4.9 million at December 31, 2013, and $0 at December 31, 2012. We have access to brokered deposits but do not currently have any outstanding.

Liquidity

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily, weekly and monthly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Funds are available from a number of basic banking activity sources, including the core deposit base, the repayment and maturity of loans and investment security cash flows. Other potential funding sources include federal funds purchased, brokered certificates of deposits and borrowings from the FHLB.

Cash and cash equivalents at June 30, 2014, December 31, 2013 and 2012 were $24.8 million, $12.0 million, and $16.6 million, respectively. Based on the current balances of cash and cash equivalents United’s liquidity resources were sufficient at June 30, 2014 to fund loans and meet other cash needs as necessary.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on future obligations.

CONTRACTUAL OBLIGATIONS

June 30, 2014

(Dollars in thousands)	Due in 1 year or less	Due after 1 through 3 years	Due after 3 through 5 years	Due after 5 years	Total
Federal Home Loan Bank advances	$2,000	$4,865	$—	$—	$6,865
Certificates of deposit of less than $100k	12,203	1,672	171	—	14,046
Certificates of deposit of $100k or more	18,515	14,758	3,817	—	37,090
Operating leases	190	50	—	—	240

Total contractual obligations	$32,908	$21,345	$3,988	$—	$58,241

Credit Extension Commitments

United is party to credit related financial instruments with off balance sheet risks in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the balance sheets. Our exposure to credit loss is represented by the contractual amounts of these commitments. We follow the same credit policies in making commitments as we do for on balance sheet instruments.

Our off balance sheet arrangements are summarized in the following table as of the dates indicated.

CREDIT EXTENSION COMMITMENTS

	As of	As of
	June 30,	December 31,
	2014	2013	2012
(Dollars in thousands)	Amount	Amount	Amount
Unfunded lines	$27,622	$27,428	$21,692
Letters of credit	253	253	106

Total credit extension commitments	$27,875	$27,681	$21,798

Interest Sensitivity and Market Risk

Interest Sensitivity

United monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by United is simulation analysis, which technique is augmented by “gap” analysis.

In simulation analysis, we review each individual asset and liability category and its projected behavior in various different interest rate environments. These projected behaviors are based upon management’s past experiences and upon current competitive environments, including the various environments in the different markets in which we compete. Using this projected behavior and differing rate scenarios as inputs, the simulation analysis generates as output projections of net interest income, at such varying interest rates. United also periodically verifies the validity of this approach by comparing actual results with those that were projected in previous models.

Another technique used in interest rate management, but to a lesser degree than simulation analysis, is the measurement of the interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale or trading securities, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

United evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. We use computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates our interest rate sensitivity as of June 30, 2014, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

INTEREST SENSITIVITY ANALYSIS

June 30, 2014

(Dollars in thousands)
Interest earning assets	0-1 Mos	1-3 Mos	3-12 Mos	1-3 Yrs	> 3 Yrs	Total
Loans	$55,637	$6,503	$17,921	$35,792	$36,706	$152,559
Securities	344	712	3,422	8,194	29,796	42,468
Other investments	—	504	—	—	673	1,177
Cash balances in other banks	20,696	—	—	—	—	20,696

Total interest earning assets	$76,677	$7,719	$21,343	$43,986	$67,175	$216,900

Interest bearing liabilities
Interest bearing transactions accounts	$47,966	$2,040	$9,177	$24,187	$16,806	$100,176
Savings	476	100	453	1,208	615	2,852
Time deposits	2,284	4,906	23,529	16,002	4,415	51,136
Federal Home Loan Bank & other borrowed money	2,000	—	—	4,865	—	6,865

Total interest bearing liabilities	$52,726	$7,046	$33,159	$46,262	$21,836	$161,029

Interest sensitivity gap
Period gap	$23,951	$673	$(11,816)	$(2,276)	$45,339	$55,871
Cumulative gap	23,951	24,624	12,808	10,532	55,871
Cumulative gap – Rate Sensitive Assets/Rate Sensitive Liabilities	11.04%	11.35%	5.91%	4.86%	25.76%

United generally benefits from increasing market rates of interest when it has an asset-sensitive gap (a cumulative positive number) and generally benefits from decreasing market interest rates when it is liability sensitive (a cumulative negative number). As shown in the table above, United is asset sensitive on a cumulative basis throughout the one year time frame. The interest sensitivity analysis presents only a static view of the timing and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those are viewed by management as significantly less interest sensitive than market-based rates such as those paid on non-core deposits. For this and other reasons, management relies more upon the simulation analysis (as noted above) in managing interest rate risk. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

Market Risk

United’s earnings are dependent, to a large degree, on its net interest income, which is the difference between interest income earned on all interest earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and interest rates. Our market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. We seek to reduce our exposure to market risk through actively monitoring and managing interest rate risk. Management relies upon static “gap” analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in our balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific interest earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 400 basis points below the current prevailing rates to 400 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain interest earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

The following table illustrates the results of our simulation analysis to determine the extent to which market risk would affect net interest margin for the next twelve months if prevailing interest rates increased or decreased by the specified amounts from current rates. As noted above, this model uses estimates and assumptions in asset and liability account rate reactions to changes in prevailing interest rates. However, to isolate the market risk inherent in the balance sheet, the model assumes that no growth in the balance sheet occurs during the projection period. This model also assumes an immediate and parallel shift in interest rates, which would result in no change in the shape or slope of the interest rate yield curve. Because of the inherent use of these estimates and assumptions in the simulation model to derive this market risk information, the actual results of the future impact of market risk on our net interest margin may differ from that found in the table.

MARKET RISK

	Impact on Net Interest Income
	As of	As of
Change in prevailing interest rates	June 30, 2014	December 31, 2013
+400 basis points	11.44%	4.22%
+300 basis points	8.40	2.94
+200 basis points	4.83	1.07
+100 basis points	1.20	(0.81)
0 basis points	—	—
-100 basis points	(2.71)	(1.64)
-200 basis points	(11.75)	(11.09)
-300 basis points	(19.28)	(18.82)
-400 basis points	(19.91)	(19.42)

Capital Resources

Total shareholders’ equity at June 30, 2014 was $28.0 million or 11.9% of total assets. At December 31, 2013, total shareholders’ equity was $27.0 million, or 12.30% of total assets, compared to $28.0 million, or 13.27% of total assets, at December 31, 2012. The decrease in shareholders’ equity as a percentage of total assets from December 2012 is primarily a result of an increase in the accumulated other comprehensive loss related to the securities portfolio.

The bank regulatory agencies have established risk based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. Our objective is to maintain our current status as a “well-capitalized institution” as that term is defined by the bank’s regulators. As of June 30, 2014, the most recent notification from the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective action.

Under the terms of the regulatory guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on United.

The following table has selected capital ratios as of June 30, 2014, and December 31, 2013 and 2012, for United Legacy Bank.

CAPITAL ADEQUACY ANALYSIS

(Dollars in thousands)			For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2014	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(to Risk Weighted Assets)	22,601	13.08%	13,823	8.00%	17,280	10.00%
Tier I Capital
(to Risk Weighted Assets)	20,481	11.85%	6,913	4.00%	10,368	6.00%
Tier I Capital
(to Total Assets)	20,481	8.88%	9,226	4.00%	11,527	5.00%

As of December 31, 2013
Total Capital
(to Risk Weighted Assets)	21,681	13.05%	13,288	8.00%	16,609	10.00%
Tier I Capital
(to Risk Weighted Assets)	19,609	11.81%	6,644	4.00%	9,966	6.00%
Tier I Capital
(to Total Assets)	19,609	9.23%	8,493	4.00%	10,617	5.00%

As of December 31, 2012
Total Capital
(to Risk Weighted Assets)	20,302	12.54%	12,956	8.00%	16,195	10.00%
Tier I Capital
(to Risk Weighted Assets)	18,274	11.28%	6,478	4.00%	9,717	6.00%
Tier I Capital
(to Total Assets)	18,274	8.97%	8,149	4.00%	10,187	5.00%

SUPERVISION AND REGULATION

General

NCC and National Bank of Commerce are each extensively regulated under both federal and state law. These laws restrict permissible activities and investments and require compliance with various consumer protection provisions applicable to lending, deposit, brokerage and fiduciary activities. They also impose capital adequacy requirements and condition NCC’s ability to repurchase stock or to receive dividends from National Bank of Commerce. NCC is subject to comprehensive examination and supervision by the Federal Reserve, and National Bank of Commerce is subject to comprehensive examination and supervision by the OCC. These regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of NCC and National Bank of Commerce. This supervisory framework could materially impact the conduct and profitability of NCC’s and National Bank of Commerce’s activities.

To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the text of the particular statutory and regulatory provisions. Proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on NCC and National Bank of Commerce, are difficult to ascertain. A change in applicable laws and regulations, or in the manner such laws or regulations are interpreted by regulatory agencies or courts, may have a material effect on the business, operations and earnings of NCC and National Bank of Commerce.

Regulation of NCC

NCC is registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”) and is subject to regulation and supervision by the Federal Reserve. The BHCA requires NCC to secure the prior approval of the Federal Reserve before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any bank or thrift, or merges or consolidates with another bank or thrift holding company. Further, under the BHCA, the activities of NCC and any nonbank subsidiary are limited to: (i) those activities that the Federal Reserve determines to be so closely related to banking as to be a proper incident thereto, and (ii) investments in companies not engaged in activities closely related to banking, subject to quantitative limitations on the value of such investments. Prior approval of the Federal Reserve may be required before engaging in certain activities. In making such determinations, the Federal Reserve is required to weigh the expected benefits to the public, such as greater convenience, increased competition and gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company, and a rebuttable presumption arises if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either: (i) the bank holding company has registered securities under Section 12 of the Securities Act; or (ii) no other person owns a greater percentage of that class of voting securities immediately after the transaction.

The BHCA was substantially amended by the Gramm-Leach-Bliley Act (the “GLBA”), which, among other things, permits a “financial holding company” to engage in a broader range of non-banking activities, and to engage on less restrictive terms in certain activities than were previously permitted. These expanded activities include securities underwriting and dealing, insurance underwriting and sales, and merchant banking activities. To become a financial holding company, NCC must certify that National Bank of Commerce is both “well capitalized” and “well managed” (as defined by federal law), and has at least a “satisfactory” Community Reinvestment Act (“CRA”) rating. The GLBA also imposes certain privacy requirements on all financial institutions and their treatment of consumer information. At this time, NCC has not elected to become a financial holding company.

There are a number of restrictions imposed on NCC and National Bank of Commerce by law and regulatory policy that are designed to minimize potential loss to the depositors of National Bank of Commerce and the Deposit Insurance Fund maintained by the FDIC (as discussed in more detail below) in the event that National Bank of Commerce should become insolvent. For example, federal law requires a bank holding company to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so in the absence of such a policy. The Federal Reserve also has the authority under the BHCA to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

Any capital loan by NCC to National Bank of Commerce is subordinate in right of payment to deposits and certain other indebtedness of National Bank of Commerce. In addition, in the event of NCC’s bankruptcy, any commitment made by NCC to a federal banking regulatory agency to maintain the capital of National Bank of Commerce will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The Federal Deposit Insurance Act (“FDIA”) provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as a subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including NCC, with respect to any extensions of credit they have made to such insured depository institution.

Regulation of National Bank of Commerce

The operations and investments of National Bank of Commerce are subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the OCC, including with respect to the level of reserves National Bank of Commerce must maintain against deposits, restrictions on the types, amount and terms and conditions of loans it may originate, and limits on the types of other activities in which National Bank of Commerce may engage and the investments it may make. The OCC also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Because National Bank of Commerce’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent provided by law, it is also subject to certain FDIC regulations, and the FDIC has examination authority and some enforcement powers over National Bank of Commerce. National Bank of Commerce is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations.

Transactions with Affiliates

NCC and National Bank of Commerce are also subject to federal laws, such as Sections 23A and 23B of the Federal Reserve Act, that limit the size and number of their transactions with affiliates. Under these provisions, transactions (such as loans or investments) by National Bank of Commerce with nonbank affiliates are generally limited to 10% of National Bank of Commerce’s capital and surplus for all covered transactions with any one affiliate, and 20% of capital and surplus for all covered transactions with all affiliates. Any extensions of credit to affiliates, with limited exceptions, must be secured by eligible collateral in specified amounts. National Bank of Commerce is also prohibited from purchasing any “low quality” assets from an affiliate. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) imposes additional requirements on transactions with affiliates, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

National Bank of Commerce is also subject to restrictions on extensions of credit to its executive officers, directors, principal stockholders, and their related interests. These extensions of credit must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, National Bank of Commerce is prohibited from engaging in asset purchases or sales transactions with its officers, directors, or principal stockholders unless the transaction is on market terms and, if the transaction represents greater than 10% of the capital and surplus of the bank, a majority of the bank’s disinterested directors has approved the transaction.

Monetary Policy

The earnings of NCC are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve have a significant effect upon the operating results of commercial banks, like National Bank of Commerce. The Federal Reserve has a major impact upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of, among other things, the discount rate on bank borrowings and the reserve requirements against bank deposits. It is not possible for NCC to predict the nature and impact of future changes in monetary and fiscal policies.

Deposit Insurance

National Bank of Commerce’s deposits are insured up to applicable limits by the Deposit Insurance Fund (the “DIF”) of the FDIC. The DIF is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. Under the FDIC’s current risk-based assessment system, as amended by the Dodd-Frank Act and the FDIC’s final rule on assessments, dividend assessment base and large bank pricing (the “Final Rule”), insured institutions are assigned to one of four categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and the applicability of certain potential adjustments established by FDIC regulations, with less risky institutions paying lower assessment rates.

The assessment base against which the assessment rate is applied to determine the total assessment due for a given period is the depository institution’s average total consolidated assets during the assessment period less average tangible equity during that assessment period. Tangible equity is defined in the Final Rule as Tier 1 Capital and is calculated monthly, unless, like National Bank of Commerce, the insured depository institution has less than $1 billion in assets, in which case the insured depository institution will calculate the Tier 1 Capital on an end-of-quarter basis. Parents or holding companies of other insured depository institutions are required to report separately from their subsidiary depository institutions.

The Dodd-Frank Act also eliminated the ceiling and increased the floor on the size of the DIF. It established a minimum designated reserve ratio (“DRR”) of 1.35 percent of the estimated insured deposits and required the FDIC to adopt a restoration plan should the reserve ratio fall below 1.35 percent. However, the assessment rate schedules used to determine assessments due from insured depository institutions become progressively lower when the reserve ratio in the DIF exceeds 1.15 percent, 2 percent and 2.5 percent.

In addition to the assessment for deposit insurance, insured depository institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and, for each of the first three quarters in calendar year 2014, has equaled 0.62 basis points of assessable deposits.

In addition to modifying the assessments paid by insured depository institutions, the Dodd-Frank Act also raised the limit for federal deposit insurance to $250,000, increased the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000, and provided temporary unlimited federal deposit insurance for noninterest-bearing demand transaction accounts at all insured depository institutions that expired in 2012.

The FDIC has authority to increase insurance assessments. A significant increase in insurance assessments would likely have an adverse effect on National Bank of Commerce’s operating expenses and results of operations. Management cannot predict what insurance assessment rates will be in the future. Furthermore, deposit insurance may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Dividend Restrictions

NCC is a legal entity separate and distinct from National Bank of Commerce. NCC’s ability to pay dividends and make other distributions may depend upon the receipt of dividends from National Bank of Commerce and is limited by federal and state law. The specific limits depend upon a number of factors, including National Bank of Commerce’s type of charter, recent earnings, recent dividends, level of capital and regulatory status. The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

A national bank generally may not withdraw, either in the form of a dividend or otherwise, any portion of its permanent capital and may not declare a dividend in excess of its retained net profits. Further, dividends that may be paid by a national bank without the express approval of the OCC are limited to an amount equal to the bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income, less dividends declared during the period.

The ability of a bank holding company to pay dividends and make other distributions can also be limited by law or regulation. The Federal Reserve, which has authority to prohibit a bank holding company from paying dividends or making other distributions, has issued a policy statement stating that a bank holding company should not pay cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Dodd-Frank Act, Basel III (described below) and their respective implementing regulations impose additional restrictions on the ability of banking institutions to pay dividends.

Capital Adequacy Guidelines

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation (“Basel III”). Basel III requires bank holding companies and their bank subsidiaries to maintain a higher level of capital than previously required, with a greater emphasis on common equity. The Dodd-Frank Act adopted the Basel III capital framework for the United States financial system and mandated that the federal banking regulatory agencies adopt rules and regulations to implement the Basel III requirements.

Among other things, the Dodd-Frank Act requires the Federal Reserve to apply consolidated capital requirements to a bank holding company that are no less stringent than those currently applied to depository institutions. In July 2013, the federal banking agencies, including the Federal Reserve and the FDIC, adopted a final rule (the “Basel III Final Rule”) implementing these standards. Under the Basel III Final Rule, trust preferred securities are excluded from Tier I capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets, subject to certain limits. The Dodd-Frank Act additionally provides for countercyclical capital requirements so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness. Under the Basel III Final Rule, which implements this concept, National Bank of Commerce must maintain a capital conservation buffer consisting of additional common equity Tier 1 capital equal to 2.5% of risk-weighted assets above each of the required minimum capital levels in order to avoid limitations on paying dividends, engaging in share repurchases and paying certain discretionary bonuses. This new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented at 2.5% in January 2019.

The Federal Reserve and the OCC have promulgated substantially similar risk-based capital guidelines applicable to the banking organizations they supervise. These guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposures, and to minimize disincentives for holding liquid assets. Under those guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

Bank assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are assigned certain credit conversion factors to convert them to asset-equivalent amounts to which an appropriate risk-weighting will apply. Those computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category. Exceptions include municipal or state revenue bonds, which have a 50% risk weighting, and direct obligations of the United States Treasury or obligations backed by the full faith and credit of the United States government, which have a 0% risk weighting. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% risk weighting. Transaction-related contingencies such as bid bonds, standby letters of credit backing non-financial obligations and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk weighting. Short-term commercial letters of credit have a 20% risk weighting, and certain short-term unconditionally cancelable commitments have a 0% risk weighting.

Under the Basel III Final Rule, beginning on January 1, 2015, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) will be 8%. The required ratio of “Tier 1 Capital” (consisting generally of shareholders’ equity and qualifying preferred stock, less certain goodwill items and other intangible assets) to risk-weighted assets is currently 4% but increases to 6% in January 2015. While there is currently no required ratio of “Common Equity Tier 1 Capital” (which generally consists of common stock, retained earnings, certain qualifying capital instruments issued by consolidated subsidiaries, and Accumulated Other Comprehensive Income, subject to certain adjustments) to risk-weighted assets, a required minimum ratio of 4.5% takes effect in January 2015 as well. The remainder of total capital, or “Tier 2 Capital,” may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) preferred stock not qualifying as Tier 1 Capital, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities and (f) certain subordinated debt and intermediate-term preferred stock up to 50% of Tier 1 Capital. Total Capital is the sum of Tier 1 Capital and Tier 2 Capital (which is included only to the extent of Tier 1 Capital), less reciprocal holdings of other banking organizations’ capital instruments, investments in unconsolidated subsidiaries, and any other deductions as determined by the appropriate regulator.

In addition, the Federal Reserve and the OCC have established minimum leverage ratio requirements for banking organizations they supervise, calculated as the ratio of Tier 1 Capital to adjusted average consolidated assets. For banks and bank holding companies that meet certain specified criteria, including having the highest regulatory rating and not experiencing significant growth or expansion, these requirements provide for a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets equal to 3%. Other banks and bank holding companies generally are required to maintain a minimum leverage ratio between 4% and 5%. Under the Basel III Final Rule, the required minimum leverage ratio for all banks will be 4%.

As an additional means of identifying problems in the financial management of depository institutions, the federal banking regulatory agencies have established certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

Prompt Corrective Action

In addition to the required minimum capital levels described above, federal law establishes a system of “prompt corrective actions” that federal banking agencies are required to take, and certain actions that they have discretion to take, based upon the capital category into which a federally regulated depository institution falls. Regulations set forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution which is not adequately capitalized. Under the prompt corrective action rules, an institution will be deemed “well capitalized” if its leverage ratio, Common Equity Tier 1 ratio, Tier 1 Capital ratio and Total Capital ratio meet or exceed 5%, 6.5%, 8% and 10%, respectively. An institution will be deemed to be “adequately capitalized” or better if its leverage, Common Equity Tier 1, Tier 1, and Total Capital ratios meet or exceed the minimum federal regulatory capital requirements, and “undercapitalized” if it fails to meet these minimum capital requirements. An institution is “significantly undercapitalized” if its leverage, Common Equity Tier 1, Tier 1, and Total Capital ratios fall below 3%, 3%, 4% and 6%, respectively, and “critically undercapitalized” if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

The prompt corrective action rules require an undercapitalized institution to file a written capital restoration plan, along with a performance guaranty by its holding company or a third party. In addition, an undercapitalized institution becomes subject to certain automatic restrictions, including a prohibition on payment of dividends, a limitation on asset growth and expansion in certain cases, a limitation on the payment of bonuses or raises to senior executive officers, and a prohibition on the payment of certain “management fees” to any “controlling person.” Institutions that are classified as undercapitalized are also subject to certain additional supervisory actions, including increased reporting burdens and regulatory monitoring; limitations on the institution’s ability to make acquisitions, open new branch offices, or engage in new lines of business; obligations to raise additional capital; restrictions on transactions with affiliates; and restrictions on interest rates paid by the institution on deposits. In certain cases, banking regulatory agencies may require replacement of senior executive officers or directors, or sale of the institution to a willing purchaser. If an institution is deemed to be “critically undercapitalized” and continues in that category for 90 days, the statute requires, with certain narrowly limited exceptions, that the institution be placed in receivership.

Community Reinvestment Act (the “CRA”)

The CRA requires that banks meet the credit needs of all of their assessment area (as established for these purposes in accordance with applicable regulations based principally on the location of branch offices), including those of low-income areas and borrowers. The CRA also requires the OCC to assess all financial institutions that it regulates to determine whether these institutions are meeting the credit needs of the community they serve. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve” or “unsatisfactory.” National Bank of Commerce’s record in meeting the requirements of the CRA is made publicly available and is taken into consideration in connection with any applications it files with federal regulators to engage in certain activities, including approval of a branch or other deposit facility, mergers and acquisitions, office relocations, or expansions into non-banking activities. At its most recent CRA evaluation, National Bank of Commerce received a “satisfactory” rating.

USA Patriot Act

Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence and “know your customer”

standards in their dealings with foreign financial institutions and foreign customers. Under the USA PATRIOT Act, financial institutions must establish anti-money laundering programs meeting the minimum standards specified by the Act and implementing regulations. The USA PATRIOT Act also requires the federal banking regulators to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing bank mergers and bank holding company acquisitions.

Privacy of Customer Information

The GLBA and the implementing regulations issued by federal regulatory agencies require financial institutions (including banks, insurance agencies and broker/dealers) to adopt policies and procedures regarding the disclosure of nonpublic personal information about their customers to non-affiliated third parties. In general, financial institutions are required to explain to customers their policies and procedures regarding the disclosure of such nonpublic personal information, and, unless otherwise required or permitted by law, financial institutions are prohibited from disclosing such information except as provided in their policies and procedures. Specifically, the GLBA established certain information security guidelines that require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against anticipated threats or hazards to the security or integrity of such information and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

The Consumer Financial Protection Bureau

The Dodd-Frank Act created the Consumer Financial Protection Bureau (the “CFPB”), which is an independent bureau with broad authority to regulate the consumer finance industry, including regulated financial institutions, non-banks and others involved in extending credit to consumers. The CFPB has authority through rulemaking, orders, policy statements, guidance and enforcement actions to administer and enforce federal consumer finance laws, to oversee several entities and market segments not previously under the supervision of a federal regulator, and to impose its own regulations and pursue enforcement actions when it determines that a practice is unfair, deceptive or abusive. The federal consumer finance laws and all of the functions and responsibilities associated with them, many of which were previously enforced by other federal regulatory agencies, were transferred to the CFPB on July 21, 2011. While the CFPB has the power to interpret, administer and enforce federal consumer finance laws, the Dodd-Frank Act provides that the OCC continues to have examination and enforcement powers over National Bank of Commerce relating to the matters within the jurisdiction of the CFPB because National Bank of Commerce has less than $10 billion in assets. The Dodd-Frank Act also gives state attorneys general the ability to enforce federal consumer protection laws.

Mortgage Loan Origination

The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages, including a determination of the borrower’s ability to repay. Under the Dodd-Frank Act and the implementing final rule adopted by the CFPB (the “ATR/QM Rule”), a financial institution may not make a residential mortgage loan to a consumer unless it first makes a “reasonable and good faith determination” that the consumer has a “reasonable ability” to repay the loan. In addition, the ATR/QM Rule limits prepayment penalties and permits borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage,” as defined by the CFPB. For this purpose, the ATR/QM Rule defines a “qualified mortgage” to include a loan with a borrower debt-to-income ratio of less than or equal to 43% or, alternatively, a loan eligible for purchase by Fannie Mae or Freddie Mac while they operate under federal conservatorship or receivership, and loans eligible for insurance or guarantee by the Federal Housing Administration, Veterans Administration or United States Department of Agriculture. Additionally, a qualified mortgage may not: (i) contain excess upfront points and fees; (ii) have a term greater than 30 years; or (iii) include interest-only or negative amortization payments. The ATR/QM Rule specifies the types of income and assets that may be considered in the ability-to-repay determination, the permissible sources for verification and the required methods of calculating the loan’s monthly payments. The ATR/QM Rule became effective January 10, 2014.

In addition, Section 941 of the Dodd-Frank Act amended the Exchange Act to require sponsors of asset-backed securities (ABS) to retain at least 5 percent of the credit risk of the assets underlying the securities and to prohibit sponsors from transferring or hedging that credit risk. The federal banking agencies, including the Federal Reserve and the OCC, issued a proposed rule in April 2011 to implement this requirement, followed by a revised notice of proposed rulemaking published in September 2013 (as revised, the “Proposed Risk Retention Rule”). Among other things, the Proposed Risk Retention Rule provides that the securitizer must bear the risk in any securitization transaction, and loan originators are only required to retain risk in limited circumstances and at their option. The Proposed Risk Retention Rule also provides for an exemption to the risk retention requirements for “Qualified Residential Mortgages” (“QRMs”) and ties the definition of QRMs to the definition of a “qualified mortgage” established by the CFPB for purposes of evaluating a consumer’s ability to repay a mortgage loan. The federal banking agencies are considering whether to add additional factors to the QRM determination, including borrower credit history and a 70 percent loan-to-value (LTV) cap. The Proposed Risk Retention Rule adopts the “fair value” measurement system for risk retention instruments. The comment period for the Proposed Risk Retention Rule ended on October 30, 2013, and no final rule has yet been issued. NCC continues to monitor the status of this rule and will be able to more effectively determine its impact on National Bank of Commerce’s mortgage origination business when a final rule is issued.

Mortgage Loan Servicing

On January 17, 2013, the CFPB issued a series of final rules as part of an ongoing effort to address mortgage servicing reforms and create uniform standards for the mortgage servicing industry. The rules contain additional requirements for communications with borrowers, address the maintenance of customer account records, govern procedures for responding to written borrower requests and complaints of errors, and provide guidance regarding servicing delinquent loans, foreclosure proceedings and loss mitigation efforts, among other measures. These rules became effective on January 10, 2014 and will likely lead to increased costs to service loans across the mortgage industry.

The Volcker Rule

On December 10, 2013, five federal financial regulatory agencies, including the Federal Reserve and the OCC, adopted final rules implementing the so-called “Volcker Rule” embodied in Section 13 of the BHCA, which was added by Section 619 of the Dodd-Frank Act. The Volcker Rule completes the process begun in October 2011, when the agencies introduced proposed implementing rules for comment. In general, the Volcker Rule prohibits banking entities from (1) engaging in short-term proprietary trading for their own accounts, and (2) having certain ownership interests in, and relationships with, hedge funds or private equity funds (“covered funds”). The Volcker Rule is intended to provide greater clarity with respect to both the extent of those primary prohibitions and the related exemptions and exclusions.

The Volcker Rule also requires each regulated entity to establish an internal compliance program that is consistent with the extent to which it engages in activities covered by the Volcker Rule, which must include (for the largest entities) making regular reports about those activities to regulators. Community and small banks, including National Bank of Commerce, are afforded some relief under the Volcker Rule. If such banks are engaged only in exempted proprietary trading, such as trading in United States government, agency, state and municipal obligations, they are exempt entirely from compliance program requirements. Moreover, even if a community or small bank engages in proprietary trading or covered fund activities under the rule, they need only incorporate references to the Volcker Rule into their existing policies and procedures. The Volcker Rule was effective as of April 1, 2014, but the conformance period has been extended from its statutory end date of July 21, 2014 until July 21, 2015.

On January 15, 2014, the federal banking agencies issued an interim final rule (the “Interim Rule”) that exempts certain collateralized debt obligations backed by trust-preferred securities, also known as “TruPS CDOs,” from the broad restrictions of the Volcker Rule. Specifically, the Interim Rule provides that the covered fund restrictions of the Volcker Rule are inapplicable to a banking entity’s ownership interest in, or sponsorship of, any issuer of TruPS CDOs, provided that: (1) the TruPS CDOs were issued before May 19, 2010, by a holding company with $15 billion or less in total consolidated assets, and (2) the banking entity acquired the interest in the TruPS CDOs on or before December 10, 2013, or acquired the interest in the course of a merger with or acquisition of a banking entity that itself acquired the interest on or before that date.

Other Provisions of the Dodd-Frank Act

The Dodd-Frank Act, which became law on July 21, 2010, implements far-reaching changes across the financial regulatory landscape. In addition to the reforms previously mentioned, the Dodd-Frank Act also:

•	Requires bank holding companies and banks to be both well-capitalized and well-managed in order to acquire banks located outside their home state and requires any bank holding company electing to be treated as a financial holding company to be both well-managed and well-capitalized;

•	Eliminates all remaining restrictions on interstate banking by authorizing national and state banks to establish de novo branches in any state that would permit a bank chartered in that state to open a branch at that location;

•	Repeals Regulation Q, the federal prohibition on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	Enhances insider transaction limitations by strengthening loan restrictions to insiders and applying the various limits to a greater number of types of transactions, including derivative transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. The law also restricts certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors; and

•	Strengthens the previous limits on a depository institution’s credit exposure to one borrower (whether a person or group of related persons) in an amount exceeding certain thresholds, by expanding the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, many of the new requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various agencies, the full extent of the impact such requirements will have on financial institutions’ operations is unclear.

Federal Home Loan Bank Membership

National Bank of Commerce is a member of the Federal Home Loan Bank of Atlanta (“FHLBA”). Each member of the FHLBA is required to maintain a minimum investment in the Class B stock of the FHLBA. The Board of Directors of the FHLBA can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Agency. Because the extent of any obligation to increase National Bank of Commerce’s investment in the FHLBA depends entirely upon the occurrence of a future event, NCC is unable to determine the extent of future required potential payments to the FHLBA at this time. Additionally, in the event that National Bank of Commerce fails, the right of the FHLBA to seek repayment of funds loaned to National Bank of Commerce will take priority (a “super lien”) over the rights of all other creditors.

Other Laws and Regulations

National Bank of Commerce’s operations are subject to several additional laws, some of which are specific to banking and others of which are applicable to commercial operations generally. For example, with respect to its lending practices, National Bank of Commerce is subject to the following laws, among several others:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections, and certain credit and other disclosures;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Real Estate Settlement Procedures Act, requiring certain disclosures concerning loan closing costs and escrows, and governing transfers of loan servicing and the amounts of escrows in connection with loans secured by one-to-four family residential properties;

•	Bank Secrecy Act, as amended by the USA PATRIOT Act, imposing requirements and limitations on specific financial transactions and account relationships, intended to guard against money laundering and terrorism financing;

•	Sections 22(g) and 22(h) of the Federal Reserve Act which set lending restrictions and limitations regarding loans and other extensions of credit made to executive officers, directors, principal shareholders and other insiders; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

National Bank of Commerce’s deposit operations are subject to federal laws applicable to depository accounts, including the following:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Truth-In-Savings Act, requiring certain disclosures for consumer deposit accounts;

•	Electronic Funds Transfer Act and Regulation E of the Federal Reserve Board, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

NCC and National Bank of Commerce are also subject to a variety of laws and regulations that are not limited to banking organizations. For example, in lending to commercial and consumer borrowers, and in owning and operating its own property, National Bank of Commerce is subject to regulations and potential liabilities under state and federal environmental laws. In addition, National Bank of Commerce must comply with privacy and data security laws and regulations at both the federal and state level.

NCC and National Bank of Commerce are heavily regulated by regulatory agencies at the federal and state levels. Like most of their competitors, NCC and National Bank of Commerce have faced and expect to continue to face increased regulation and regulatory and political scrutiny, which creates significant uncertainty for NCC and National Bank of Commerce, as well as for the financial services industry in general.

Enforcement Powers

The Financial Institution Reform Recovery and Enforcement Act (“FIRREA”) expanded and increased the penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys, accountants and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports, the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,100,000 per day for such violations.

FIRREA provided regulators with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties and to terminate an institution’s deposit insurance. It also expanded the power of banking regulatory agencies to issue regulatory orders. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate. The Dodd-Frank Act increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency.

Future Legislation and Regulation

Regulators have increased their focus on the regulation of the financial services industry in recent years, leading in many cases to greater uncertainty and compliance costs for regulated entities. For example, the provisions of the Dodd-Frank Act could require NCC to make material expenditures, particularly in the form of personnel training costs and additional compliance expenses. NCC and National Bank of Commerce also may be required to change certain of their business practices in order to comply with the Dodd-Frank Act and its implementing regulations, which in turn could adversely affect NCC’s ability to pursue business opportunities that it might otherwise consider pursuing, cause business disruptions and/or have other impacts that are as of yet unknown to NCC. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional expenses.

Furthermore, proposals that could substantially intensify the regulation of the financial services industry have been and are expected to continue to be introduced in the United States Congress, in state legislatures and by applicable regulatory authorities. These proposals may change banking statutes and regulation and NCC’s operating environment in substantial and unpredictable ways. If enacted, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. NCC cannot predict whether any of these proposals will be enacted and, if enacted, the effect that these proposals, or any implementing regulations, would have on NCC’s business, results of operations or financial condition.

DESCRIPTION OF NCC CAPITAL STOCK

The following descriptions include summaries of the material terms of NCC’s certificate of incorporation and bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this document is a part, and applicable law.

General

The authorized capital stock of NCC consists of common stock and preferred stock. NCC is authorized to issue 12,500,000 shares of common stock, $0.01 par value per share, of which there are currently 5,924,579 shares outstanding. In addition, NCC is authorized to issue 250,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently outstanding. Options to purchase [—] shares under the Incentive Plan (as described above) were outstanding as of [—], 2014, and [—] shares were subject to outstanding performance awards under the Incentive Plan. Such underlying shares have been reserved for issuance.

Voting Rights

Each holder of NCC’s common stock is entitled to one (1) vote per share on any matter on which stockholders generally are entitled to vote, including the election of directors. NCC’s certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of NCC’s common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. NCC’s certificate of incorporation and bylaws may be amended at any regular or special meeting of the stockholders by the affirmative vote of a majority of the voting interest in the outstanding stock, unless applicable law requires otherwise. NCC’s bylaws provide that the board of directors may call a special meeting of stockholders at any time.

Director Nominations

Nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of capital stock of NCC entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management must be made in writing and be delivered or mailed to the Secretary of NCC no less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions as set forth in NCC’s bylaws. Such notification must contain certain information about both the nominator and the nominee, including, with respect to any nominee:

•	All information relating to the nominee that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Exchange Act;

•	A notarized affidavit from the proposed nominee addressing the nominee’s willingness to serve, eligibility for election, and consent to being named in the proxy statement as a nominee;

•	Information concerning certain compensation and other monetary agreements between the nominator and the nominee, as well as their affiliated parties;

•	A description of any voting commitments and/or any other arrangements or obligations by which the proposed nominee would be bound as a director;

•	A completed questionnaire regarding such person, which may be obtained from the Secretary of NCC, relating to the stock exchange listing requirements for director independence that are applicable to NCC; and

•	Any other information relating to such person that is required pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC may be traded.

Marketability of Shares and Preemptive Rights

There is not now a public market for NCC’s common stock, and NCC cannot say with certainty whether a public trading market, or public price quotations of the shares of NCC’s common stock, will develop. Stockholders should expect to hold their shares for an indefinite period of time.

Furthermore, holders of NCC’s common stock do not have any preemptive rights to subscribe for additional shares of NCC’s common stock when additional shares are offered for sale by NCC. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that NCC may designate and issue in the future.

Limitation on Liability and Indemnification of Directors and Officers

NCC’s certificate of incorporation provides that NCC’s directors and officers will be indemnified by NCC to the fullest extent permitted by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on NCC’s behalf. In addition, NCC’s certificate of incorporation provides that NCC’s directors will not be personally liable for monetary damages to NCC for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to NCC or NCC’s stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Indemnification of Directors and Officers

NCC’s bylaws contain certain indemnification provisions which provide that NCC will, to the fullest extent permitted by applicable law, indemnify its directors, officers and certain other classes of individuals from and against any and all of the expenses, liabilities or other losses incurred in connection with proceedings pertaining to these individuals’ service to NCC.

NCC’s bylaws also provide that the indemnification rights set forth in the bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in NCC’s articles of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The indemnification provisions of NCC’s bylaws specifically provide that NCC may purchase and maintain insurance on behalf of any director, officer, employee or agent of NCC and individuals serving in certain specified roles at NCC’s request against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not NCC would have the power to indemnify him or her against the liability.

NCC is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from NCC may be sought.

Dividends

Holders of NCC’s common stock will be entitled to dividends paid by NCC when and if declared by NCC’s board of directors from legally available funds and subject to the rights of any outstanding class or series of preferred stock. The determination and declaration of dividends is entirely within the discretion of NCC’s board of directors, subject to certain limitations under state law and rules and limitations imposed by federal regulators. Holders of NCC’s common stock shall share equally on a per share basis in any such dividends or distributions.

Liquidation or Dissolution

In the event of any liquidation, dissolution or winding up of NCC, the holders of NCC’s common stock shall be entitled to receive, in cash or in kind, the assets of NCC available for distribution that are remaining after payment or provision for payment of NCC’s debts and liabilities and any amounts owed to holders of NCC’s preferred stock. Holders of NCC’s common stock shall receive such assets ratably in proportion to the number of shares held by them.

Preferred Stock

NCC currently has no shares of preferred stock outstanding. Under NCC’s certificate of incorporation, the board of directors, without further action by NCC’s stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of NCC.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for NCC’s common stock.

Anti-Takeover Effects of Provisions of NCC’s Certificate of Incorporation and Bylaws and Delaware Law

NCC’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect, in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by NCC’s stockholders. These provisions include:

Number of Directors. NCC’s bylaws provide that the number of directors will be fixed exclusively pursuant to a resolution adopted by the board of directors, provided that the board of directors shall consist of not fewer than three individuals, nor more than 20 individuals. NCC’s board of directors currently consists of eleven members. The inability of stockholders to directly determine the number of directors on NCC’s board of directors may diminish the attractiveness of NCC’s common stock to a potential purchaser.

Authorized but Unissued or Undesignated Capital Stock. NCC’s authorized capital stock consists of 12,500,000 shares of common stock and 250,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of NCC’s board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of NCC. This possibility may encourage persons seeking to acquire control of NCC to negotiate first with NCC’s board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, NCC’s certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of NCC common stock, may adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” NCC’s board of directors is able to implement a shareholder rights plan without further action by stockholders. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Action by Written Consent. NCC’s certificate of incorporation provides that, as of the date that NCC becomes a reporting company with the SEC, stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Furthermore, NCC’s bylaws provide that special meetings of stockholders may be called only by the board of directors or the chairman of the board of directors, and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. However, holders of NCC’s preferred stock may take action by written consent to the extent, if any, provided in the terms of the class or series of their respective shares. The limitation on the ability of holders of NCC’s common stock to call a special meeting and to take action without a meeting, as well as the discrepancy between the rights of common stock and preferred stock with respect to action by written consent, may diminish the relative value of NCC’s common stock.

Advance Notice Procedures. NCC’s bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide NCC with certain information. Generally, to be timely, a stockholder’s notice must be received at NCC’s principal executive offices not earlier than the close of business 150 days prior, and not later than the close of business 120 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. NCC’s bylaws also specify requirements as to the form and content of a stockholder’s notice. Under NCC’s bylaws, the board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the board of directors, the person presiding over the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect such potential acquirer’s own slate of directors or otherwise attempting to influence or obtain control of NCC.

Removal and Replacement of Directors. NCC’s bylaws provide that, unless otherwise required by law or NCC’s certificate of incorporation, any newly created directorship resulting from an increase in the authorized number of directors or any vacancy in the board of directors resulting from any cause may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum (and not by stockholders), unless all of the directors have been removed. This provision limiting the ability of stockholders to replace directors in situations other than the annual election of directors could make it more difficult for existing stockholders or another party to effect a change in NCC’s management or governance.

Business Combinations with Interested Stockholders. Section 203 of the DGCL, which regulates corporate takeovers, provides that corporations may not engage in certain “business combinations” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless certain requirements are satisfied or the corporation’s certificate of incorporation or bylaws contains an express election not to be governed by Section 203.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person beneficially owning 15% or more of NCC’s outstanding shares entitled to vote generally in the election of directors or any entity or person affiliated with or controlling or controlled by any of these entities or persons and who beneficially owned 15% or more of our outstanding shares entitled to vote generally in the election of directors at any time within the three-year period immediately prior to the date of the determination.

Neither NCC’s certificate of incorporation nor NCC’s bylaws contains an express election not to be governed by Section 203. Under certain circumstances, the absence of this election will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with NCC for a three-year period, because such person’s ability to do so will depend upon the existence of one or more of the circumstances listed in the statute rather than a provision in NCC’s governing documents. In addition, entities interested in acquiring NCC may be incentivized to negotiate in advance with NCC’s board of directors, because the statute allows a potential acquirer to bypass stockholder approval if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

These provisions also may have the effect of preventing changes in NCC’s board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The foregoing provisions (or the absence thereof, as the case may be) may have the effect of deterring hostile takeovers or delaying or preventing changes in NCC’s management or control of NCC, such as a merger, reorganization or tender offer. In general, NCC’s certificate of incorporation and bylaws are structured in a way that enhances the likelihood of continued stability in the composition of NCC’s board of directors and its policies and discourages certain types of transactions that may involve an actual or threatened acquisition of NCC. The provisions of NCC’s certificate of incorporation and bylaws tend to reduce NCC’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for NCC’s shares and, as a consequence, may also inhibit fluctuations in the market price of NCC’s shares of common stock that could result from actual or rumored takeover attempts.

COMPARISON OF RIGHTS OF NCC STOCKHOLDERS AND UNITED STOCKHOLDERS

If the merger is completed, holders of United common stock who do not make a valid election to receive cash will receive shares of NCC’s common stock in exchange for their shares of United common stock. United is organized under the laws of the State of Florida, and NCC is organized under the laws of the State of Delaware. The following is a summary comparison of certain provisions of the FBCA and the DGCL as well as the governing documents of United and NCC, particularly as they relate to the rights of United stockholders under the FBCA and United’s articles of incorporation and bylaws, and the rights of NCC’s stockholders under the DGCL and NCC’s certificate of incorporation and bylaws.

While NCC believes that this summary provides a comparison of the material provisions of Florida and Delaware law and of the governing documents of United and NCC, it may not contain all of the information that is important to you. NCC urges you to read the governing documents of each company and the provisions of the FBCA and the DGCL that are relevant to a full understanding of the governing documents, fully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” on page 214.

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CAPITAL STOCK
Authorized Capital Stock:

United’s articles of incorporation authorize United to issue 32,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Of the 32,000,000 shares of common stock, 30,000,000 shares are designated as voting common stock and 2,000,000 shares are designated as nonvoting common stock.

As of August 31, 2014, there were 30,000,000 shares of United voting common stock, 251,341 shares of nonvoting common stock and no shares of United preferred stock outstanding.

NCC’s certificate of incorporation authorizes NCC to issue 12,500,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.

As of August 31, 2014, there were 5,924,579 shares of NCC common stock and no shares of NCC preferred stock outstanding.

Assuming that (i) no holders of United common stock exercise their dissenters’ rights, (ii) there are no cash election shares, and (iii) the holders of United options exercise all such options, the holders of United common Stock and holders of United options shall have the right to receive, in the aggregate, a maximum of 1,850,944 shares of NCC common stock as a result of the merger.

Voting Rights (Other than Election of Directors):

The FBCA provides that, unless the articles of incorporation or the FBCA provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Under the FBCA, if a quorum exists, action on a matter (other than the election of directors) by the stockholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the FBCA requires a greater number of affirmative votes.

United’s articles of incorporation provide that each record holder of voting common stock will be entitled to

The DGCL provides that, unless otherwise set forth in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

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one vote for each share held. Holders of nonvoting common stock are not entitled to vote unless otherwise required by the FBCA.

NCC’s certificate of incorporation provides that each record holder of common stock will be entitled to one vote for each share held. The voting rights, if any, of the holders of NCC preferred stock remain undetermined until fixed by resolution of the board of directors.

NCC’s bylaws provide that except as otherwise provided by law, its certificate of incorporation or its bylaws or in respect of the election of directors, all matters to be voted on by its stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Preemptive Rights:
Under the FBCA, stockholders of a corporation do not have a preemptive right to acquire the corporation’s unissued shares or the corporation’s treasury shares, except in each case to the extent the articles of incorporation so provide. United’s articles of incorporation provide that the holders of United common stock do not have any preemptive or preferential rights to purchase or otherwise acquire any shares of capital stock of United, except as the board of directors may specifically provide.	Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. NCC’s certificate of incorporation does not provide for preemptive rights.
Dividends:

The FBCA provides that a board of directors may authorize and the corporation may make distributions to its stockholders; however, no distribution may be made if, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Neither United’s articles of incorporation nor its bylaws contain any provisions regarding declarations of dividends by the board of directors.

Under the DGCL, a corporation can pay dividends to the extent of its surplus, and, if no surplus is available, dividends can be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends cannot be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by NCC are derived from its subsidiary, National Bank of Commerce, and there are various statutory limitations on the ability of the bank to pay dividends to NCC.

NCC’s bylaws provide that dividends, if any, may be declared by the board of directors at any regular or special meeting and may be paid in cash, in property or in shares of stock.

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BOARD OF DIRECTORS
Duties of Directors Generally:

The FBCA provides that all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors, subject to any limitation set forth in the articles of incorporation or in an agreement among the stockholders. The FBCA requires that a director shall discharge his or her duties as a director, including his or her duties as a member of a committee in good faith, with the care an ordinarily prudent person in like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the corporation.

The FBCA further provides that in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its stockholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

United’s articles of incorporation provide that, in the event the board of directors evaluates a business combination, the directors shall consider, among other things, the following factors: the effect of the business combination on United and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of United’s capital stock; the relation of the price offered to the current value of United in a freely negotiated transaction and in relation to the directors’ estimate of the future value of United and its subsidiaries as an independent entity or entities; tax consequences of the business combination to United and its stockholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The articles of incorporation further provide that the foregoing is not intended as a definitive list of

The DGCL provides that the business and affairs of every corporation organized under Delaware law will be managed by or under a board or directors, except as may be otherwise provided in the certificate of incorporation.

The standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Neither the DGCL nor NCC’s certificate of incorporation or bylaws contain provisions specifically allowing directors to consider the interests of other constituencies; however, Delaware case law permits such consideration under certain circumstances, provided that the interests to be considered bear some rational relationship to the interests of the stockholders.

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factors to be considered by the board of directors in the discharge of their fiduciary responsibility to United and its stockholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of United and its subsidiaries at the time of such proposed business combination.
Size of the Board of Directors and Qualifications of Directors:

The FBCA requires that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The FBCA further provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws.

The FBCA requires that directors be 18 years of age or older. The articles of incorporation or bylaws may prescribe additional qualifications for directors. United’s bylaws provide that directors must also own at least 100 shares of United common stock.

United’s articles of incorporation provide that the board of directors will consist of not less than one nor more than 15 individuals, the exact number of which may be fixed from time to time by a vote of a majority of directors then in office, provided that the number of directors shall be seven until otherwise fixed by the board of directors.

United’s board of directors is currently comprised of 15 members. All directors are elected annually for a one-year term or until a successor is elected and qualified.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors shall be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation or bylaws to prescribe qualifications for directors. NCC’s bylaws provided that, in order to be eligible for election as a director, the candidate must be nominated in accordance with the procedures described below, and must provide certain prescribed information to NCC.

NCC’s certificate of incorporation and bylaws provide that the board of directors shall consist of such number of members to be fixed from time to time by resolution adopted by the board of directors; provided, however, that the total number of directors may never be greater than three nor more than 20.

NCC’s board of directors is currently comprised of 11 members; however, under the merger agreement, NCC has agreed to take all steps required under its organizational documents to increase the size of the board of directors as of the effective time of the merger, and to appoint United’s designee to the board. All directors are elected annually for a one-year term or until a successor is elected and qualified.

Classification of Board of Directors:

The FBCA permits, but does not require, a classified board of directors and also provides that the board of directors of the corporation will be divided into one, two, or three classes as equal in number of directors as may be possible, with the term of office of one class expiring each year. If the directors have staggered terms, any increase or decrease in the number of directors is to be apportioned among the classes so as to make all classes nearly as equal as possible.

The DGCL permits, but does not require, a classified board of directors, which can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

NCC does not have a classified board of directors.

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United does not have a classified board of directors.
Stockholder Voting Rights for Election of Directors:

The FBCA requires that, unless otherwise provided in the articles of incorporation, or in a bylaw that fixes a greater voting requirement and that is adopted by the board of directors or the stockholders of a corporation having shares listed on a national securities exchange at the time of adoption, directors must be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders’ meeting at which a quorum is present.

United’s articles of incorporation and bylaws do not provide for a greater voting requirement for the election of directors.

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

NCC’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of the votes cast by shares of NCC common stock at any meeting for the election of directors at which a quorum is present shall elect directors.

Cumulative Voting:

The FBCA provides that cumulative voting is not permissible in the election of directors unless a corporation’s articles of incorporation provides otherwise.

United’s articles of incorporation do not provide for cumulative voting in the election of directors.

The DGCL provides that cumulative voting is not permissible in the election of directors unless a corporation’s certificate of incorporation provides otherwise.

NCC’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Stockholder Nominations of Directors:

United’s articles of incorporation provide that stockholder nominations for directors must be made in writing and delivered to the secretary of United at least 30 days prior to the date of the annual meeting. In the event that the notice of the annual meeting is mailed less than 37 days before the date of the annual meeting, then any nominations by stockholders must be delivered to the secretary of United not later than seven days after the date of mailing of the notice of meeting.

Each nomination for election as a director made by a stockholder must set forth: (i) the name, age, business address and, if known, the residence address of each nominee proposed; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of stock of United beneficially owned or directly or indirectly controlled by each such nominee; (iv) such other information regarding each such nominee as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A under the Exchange Act; and (v) as to the stockholder making such nomination: (a) his name and address as they

NCC’s bylaws provide that, in order to make a nomination for director before the annual meeting of stockholders, a stockholder (1) must be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, (2) must be entitled to vote at such annual meeting and (3) must comply with the procedures in the bylaws as to such nominations, including by giving timely updates and supplements to the secretary of NCC.

Nominations by stockholders must be made in writing and delivered or mailed to the Secretary of NCC no earlier than 150 nor later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, or if no annual meeting was held in the preceding year, notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such

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appear on the stock transfer books of United; and (b) the number of shares of each class of stock of United beneficially owned or directly or indirectly controlled by such stockholder. Failure of any stockholder nomination for election as director to comply with these provisions will result in the proposed nomination not being presented to the stockholders at the annual meeting.

annual meeting, in which case notice must be given no later than the 10th day following the day on which such announcement is made.

A stockholder’s notice must set forth, among other things, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address of such stockholder, as they appear on NCC’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, (B) (i) the class or series and number of shares of NCC which are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NCC common stock by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NCC common stock, (iii) any significant equity interests or any derivative or short interests in any principal competitor of NCC held by such stockholder, (iv) any direct or indirect interest of such stockholder in any contract with NCC, any affiliate of NCC or any principal competitor of NCC and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

As to any proposed nominee, the stockholder’s notice must also set forth: (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a notarized affidavit executed by the nominee attesting to the nominee’s eligibility and willingness to serve as a director and providing consent to be named in a proxy statement as a nominee, (3) a description of all direct and indirect compensation and any other material relationships, between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates

United	NCC
and associates, or others acting in concert therewith, on the other hand, (4) a description of any voting commitments and/or any other arrangements or obligations by which the nominee is or will be bound as a director, (5) a questionnaire completed by the proposed nominee containing, among other things, information relating to stock exchange listing requirements for director independence that are applicable to NCC and (6) any other information relating to the proposed nominee that is required to be disclosed in a proxy statement on Schedule 14A for solicitation of proxies for election of directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC are traded.
Removal of Directors:

The FBCA provides that stockholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed by the stockholders at a meeting of stockholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

United’s articles of incorporation provide that any director or the entire board of directors may be removed at any time, for cause or upon the affirmative vote of the holders of 66% or more of the total number of votes entitled to be cast by holders of all outstanding shares of capital stock entitled to vote generally in the election of directors.

Under the DGCL, a majority of the shares entitled to vote may effect a removal of any director with or without cause.
Vacancies on the Board of Directors:
When any vacancy occurs among the United directors, whether as a result of the creation of a new directorship or the death, resignation, retirement, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.	When any vacancy occurs among the NCC directors, whether as a result of the creation of a new directorship or the death, resignation, retirement, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.
Liability of Directors and Officers:
The FBCA generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duties, except

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failed to perform his duties as a director and the director’s breach of or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) an unlawful distribution; (iv) in a proceeding by or in the right of the corporation or in the right of a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

liability for any breach of the director’s duty of loyalty to the corporation’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, for certain unlawful dividends and redemptions and for any transaction from which the director derived an improper personal benefit.

NCC’s certificate of incorporation contains a provision consistent with the DGCL. The NCC certificate of incorporation further provides that any amendment to the DGCL authorizing corporate action that would further eliminate or limit the liability of directors will have the effect of eliminating the personal liability of NCC directors to the fullest extent permitted by such amendment. Conversely, any repeal or modification of the provisions of the NCC certificate of incorporation that limit director liability will not adversely affect any right or protection of a director of NCC existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Indemnification:

The FBCA provides that a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), because such an individual was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA further provides that a corporation has the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because that person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened,

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settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue, or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under the FBCA, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

United’s articles of incorporation provide that United shall indemnify any and all persons it has the power to indemnify, to the fullest extent permitted by the FBCA. United’s bylaws contain indemnification provisions similar to foregoing provisions of the FBCA.

pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

NCC’s bylaws provide that its directors, officers and other agents will be indemnified by NCC to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation.

NCC’s bylaws further provide that its directors, officers and other agents shall generally be entitled to be indemnified by NCC or to receive an advancement of expenses from NCC prior to the final disposition of a proceeding within 60 days after NCC receives a written request for reimbursement.

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PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

Control Share Acquisition Statute. The FBCA provides that the voting rights to be accorded control shares, as defined below, of a Florida corporation that has (1) 100 or more stockholders, (2) its principal place of business, its principal office, or substantial assets in Florida, and (3) either more than 10% of its stockholders residing in Florida, more than 10% of its shares owned by Florida residents, or 1,000 stockholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined in the FBCA as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: 20% or more but less than 33% of all voting power of the corporation’s voting securities; 33% or more but less than a majority of all voting power of the corporation’s voting securities; or a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation. The FBCA also provides that a corporation may “opt out” of these provisions by electing to do so in its articles of incorporation or bylaws.

Affiliated Transactions Statute. The FBCA provides that if any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of the corporation (referred to as an “interested person”), is a party to (i) any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, (ii) an exchange of securities requiring stockholder approval, or (iii) a business combination, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested person; provided, that such approval is not required if:

•     a majority of the disinterested directors has approved the interested person transaction;

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL. See “Description of NCC Capital Stock – Anti-Takeover Effects of Provisions of NCC’s Certificate of Incorporation and Bylaws and Delaware Law – Business Combinations with Interested Stockholders” beginning on page 196 for additional information.

NCC has not opted out of the protections of Section 203 of the DGCL.

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•   the corporation has not had more than 300 stockholders of record at any time during the three years preceding the date of the transaction’s announcement;

•   the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement;

•   the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

•   the corporation is an investment company registered under the Investment Company Act of 1940; or

•   the consideration holders of the stock will receive of the corporation meets certain minimum levels determined by a formula under the FBCA.

United’s articles of incorporation provide that the foregoing provisions of the FBCA will not be applicable to United.

MEETINGS AND ACTIONS BY STOCKHOLDERS
Ability to Call Special Meetings of Stockholders

The FBCA provides that special meetings may be called by the board of directors, by any person or persons authorized by the articles of incorporation or bylaws and by holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, unless a greater percentage, not to exceed 50%, is required by the articles of incorporation.

United’s articles of incorporation provide that special meetings of stockholders may be called by the chairman or by the board of directors pursuant to a resolution adopted by a majority of the number of authorized directors, or pursuant to the written request of holders of at least 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Under the DGCL, special meetings of stockholders may be called by the board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

NCC’s bylaws provide that special meetings of stockholders may be called only by a resolution of the board of directors. The bylaws further provide that only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to NCC’s notice of meeting.

United	NCC
Notice of Meetings of Stockholders:

The FBCA provides that a corporation must notify stockholders of the date, time and place of each annual and special meeting of stockholders no fewer than 10 nor more than 60 days before the meeting date. United’s bylaws provide that written notice must be given to each stockholder entitled to vote at such meeting and are consistent with the requirements of the FBCA with respect to the timing of such notice.

United’s bylaws provide that notice of a stockholders’ meeting may be communicated or delivered to any stockholder in person, or by teletype, telegraph or other form of electronic communication, or by mail, by or at the direction of the chairman of the board, the president, the secretary, or the officer or persons calling the meeting. If notice is mailed, it is considered delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of United, with postage prepaid.

The DGCL provides that written notice of an annual or special meeting must be served upon or mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting. In the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than 20 days before the meeting. NCC’s bylaws provide for stockholder notice consistent with the DGCL.
Quorum for Stockholder Meetings:

The FBCA generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the articles of incorporation provides otherwise.

United’s articles of incorporation do not alter this requirement.

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

NCC’s bylaws provide that generally a majority of the voting power of all outstanding shares entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

Submission of Stockholder Proposals:
United’s articles of incorporation provide that any new business to be taken up at an annual meeting shall be stated in writing and filed with the secretary of United at least 30 days before the date of the annual meeting, and all business so stated, proposed, and filed, and which relates to matters appropriate for consideration by the stockholders at the annual meeting, shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Notwithstanding the foregoing, in the event that the notice of meeting relating to the annual meeting is mailed less than 37 days before the date of the annual meeting, then any new business to be taken up at the annual meeting must be filed with the secretary of United not later than seven days after the date of mailing of the notice of meeting.	NCC’s bylaws contain certain requirements for stockholders to follow in connection with making any proposal to be considered at a meeting of stockholders. These requirements are similar to those required for the nomination of directors, as described above. If the stockholder’s notice relates to a proposal of business other than a director nomination, the notice must also set forth (1) a brief description of the business proposed, (2) the reasons for conducting such business, (3) any material interest of such stockholder and beneficial owner, if any, in such business, (4) the text of the proposal and (5) a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

United	NCC
Stockholder Action Without a Meeting

The FBCA provides that, unless otherwise provided in the articles of incorporation, action permitted to be taken at an annual or special meeting of stockholders may be taken without a vote if the action is taken by the holders of outstanding stock of each voting group that would be necessary to authorize the action at a meeting. In order to be effective, the action must be evidenced by written consents describing the action taken, dated and signed by the approving stockholders, and delivered to the corporation’s principal office, principal place of business, the corporate secretary or another officer having custody of the records of stockholders’ meetings.

United’s articles of incorporation require that all action to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders, and not by written consent.

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NCC’s certificate of incorporation provides that, commencing on the date on which NCC becomes subject to the reporting requirements under the Exchange Act, no action of stockholders may be taken without a meeting of stockholders, and the stockholders, as of such date, will not have the power to take any action by written consent.

Rights of Inspection

List of Stockholders. Under the FBCA, a corporation is required to prepare a list of stockholders entitled to vote at a meeting of stockholders, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list must be available for inspection by any stockholder for a period of 10 days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the corporation’s principal office, at a place identified in the notice in the city where the meeting will be held, or at the office of the corporation’s transfer agent or registrar. A stockholder or the stockholder’s agent or attorney is entitled on written demand to inspect the list, during regular business hours and at his or her expense, during the period it is available for inspection. The corporation shall make the list available at the meeting, and any stockholder or his or her agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

Corporate Books and Records. Under the FBCA, a stockholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain books and records if the stockholder gives the corporation written notice of his or her demand at least five business days before the date on

List of Stockholders. Under the DGCL, a corporation is required to prepare, at least 10 days prior to a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders meeting by any stockholder who is present.

Corporate Books and Records. Under the DGCL, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

United	NCC
which he or she wishes to inspect and copy. A stockholder may inspect and copy such records only if: (a) the stockholder’s demand is made in good faith and for a proper purpose; (b) the stockholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (c) the records are directly connected with the stockholder purpose.
RIGHTS OF DISSENTING STOCKHOLDERS
For a description of dissenters’ appraisal rights of United stockholders under the FBCA, see “Dissenters’ Rights of Appraisal – United Stockholders” beginning on page 98.	For a description of dissenters’ appraisal rights of NCC stockholders under the DGCL, see “Dissenters’ Rights of Appraisal – NCC Stockholders” beginning on page 101.
AMENDMENT OF GOVERNING DOCUMENTS
Amendments to Articles or Certificate of Incorporation

The FBCA provides that a corporation’s board of directors may adopt certain minor amendments to a corporation’s articles of incorporation without a stockholder vote. Other proposed amendments to the articles must be submitted to a vote of the stockholders by the board of directors. Unless a greater vote is required by the FBCA, the articles of incorporation or an action of the board in proposing the amendment, an amendment to the articles of incorporation requiring stockholder action must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, and a majority of the votes cast by any other voting group entitled to vote on the amendment, provided that a quorum of the voting group is present.

United’s articles of incorporation provide that the articles may be amended as set forth under the FBCA, except that the provisions of the articles of incorporation relating to the number, election and removal of directors may only be amended by the affirmative vote of the holders of 66% or more of the voting power of the outstanding shares of common stock.

The DGCL provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

NCC’s certificate of incorporation provides that any provisions of the certificate of incorporation may be amended, altered, changed or repealed, subject to any requirements or restrictions of the DGCL.

Amendments to the Bylaws:
The FBCA provides that the directors may amend or repeal the corporation’s bylaws unless the corporation’s articles of incorporation or the FBCA reserve the power to amend the bylaws generally or a particular bylaw	The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power

United	NCC
provision exclusively to the stockholders, or the stockholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board may not amend or repeal the bylaws or that bylaw provision. The FBCA further provides that a corporation’s stockholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

to adopt, amend and repeal the bylaws of a corporation.

NCC’s certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend or rescind from time to time any or all of the bylaws. NCC’s bylaws provide that they may be amended, altered or repealed or added to by the board of directors or the stockholders.

STOCKHOLDER RIGHTS PLANS
United does not have a stockholder rights plan currently in effect.	NCC does not have a stockholder rights plan currently in effect.
EXCLUSIVE FORUM
Neither the articles of incorporation nor the bylaws of United contains any provision governing the forum for stockholder derivative actions or other actions against United or any of its directors or officers.	The NCC certificate of incorporation provides that the certificate of incorporation, the bylaws and the internal affairs of NCC shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless NCC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NCC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NCC to NCC or NCC’s stockholders, (iii) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. NCC or any current or former director or officer of NCC made a party to any actual or threatened action to which the foregoing provision applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NCC shall be deemed to have notice of and to have consented to the foregoing provisions.

LEGAL MATTERS

Maynard, Cooper & Gale, P.C. will provide an opinion to NCC as to the validity of the shares of common stock that NCC will issue in the merger. The material U.S. federal income tax consequences of the merger have also been passed upon by Maynard, Cooper & Gale, P.C. Certain additional legal matters relating to the merger will be passed upon for NCC by Maynard, Cooper & Gale, P.C. and for United by Smith Mackinnon, PA. Members of Maynard, Cooper & Gale, P.C. own shares of NCC common stock, directly and indirectly though CIG, representing on an aggregate basis less than 2.0% of the total number of shares of NCC’s common stock outstanding.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, for NCC, included beginning on page F-21 of this joint proxy statement-prospectus, have been audited by Porter Keadle Moore LLC, NCC’s independent registered public accounting firm, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, for United, included beginning on page F-74 of this joint proxy statement-prospectus, have been audited by Saltmarsh, Cleaveland & Gund, P.A. The consolidated financial statements as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, for CBI, included beginning on page F-111 of this joint proxy statement-prospectus, have been audited by Talley, Mauldin & Peete, P.C.

OTHER MATTERS

Neither the management of NCC nor United is aware of any other matters to come before their respective meetings, and no other matters may be brought before the NCC special meeting or the United special meeting. If any other matter not mentioned in this joint proxy statement-prospectus is brought before the special meetings, the persons named in the enclosed form of proxy for each such meeting will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for joint proxy statement-prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are stockholders of NCC may be “householding” proxy materials, in which case only one joint proxy statement-prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and, if you are a NCC stockholder, direct your written request by email to Lowell Womack at lwomack@nationalbankofcommerce.com, by facsimile at (205) 313-8112 or by calling (205) 313-8147. Stockholders who would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

NCC has filed a registration statement on Form S-4 with the SEC that registers the NCC common stock to be issued in the merger. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of NCC and a joint proxy statement of NCC and United for their special meetings.

In addition, both National Bank of Commerce and United Legacy Bank file quarterly Consolidated Reports of Condition and Income (“Call Reports”) with the FDIC. All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. While the information in these Call Reports is not incorporated in, or otherwise part of, this joint proxy statement-prospectus, you are nonetheless encouraged to read the information in these documents, as the reports provide important information concerning National Bank of Commerce’s and United Legacy Bank’s financial condition and results of operations.

This joint proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about NCC and the NCC common stock to be issued in the merger. Statements contained in this joint proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the Public Reference Room of the SEC, as described below.

NCC has supplied all of the information contained in this joint proxy statement-prospectus relating to NCC and its subsidiary bank, National Bank of Commerce. United has supplied all of the information relating to United and its subsidiary bank, United Legacy Bank.

You should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the proposals to NCC and United stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This joint proxy statement-prospectus is dated [—], 2014. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement-prospectus nor the issuance of NCC common stock as contemplated by the merger agreement will create any implication to the contrary.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this document in that jurisdiction. Persons who come into possession of this document in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the use and distribution of this document applicable to those jurisdictions.

Following the completion of the merger, NCC will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains periodic reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

You may obtain documents from us subsequent to their filing with the SEC by requesting them in writing or by telephone as follows:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

(205) 313-8100

You will not be charged for any documents that you request.

NCC intends to furnish its stockholders with annual reports containing audited financial statements and to file with the SEC quarterly reports containing unaudited interim financial data for the first three quarters of each fiscal year.

NCC also maintains a website through its subsidiary, National Bank of Commerce, at www.nationalbankofcommerce.com. NCC does not maintain a separate website at this time. The reference to the National Bank of Commerce web address does not constitute incorporation by reference herein of the information contained at or accessible through such site.

NATIONAL COMMERCE CORPORATION

Unaudited Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2014	December 31, 2013
Assets
Cash and due from banks	$22,416	2,273
Interest-bearing deposits with banks	83,473	121,863

Cash and cash equivalents	105,889	124,136
Investment securities available-for-sale	45,986	47,979
Other investments	4,437	4,482
Mortgage loans held-for-sale	11,922	7,159
Loans, net of unearned income	588,065	582,002
Less: allowance for loan losses	8,974	9,119

Loans, net	579,091	572,883
Premises and equipment, net	17,251	16,181
Accrued interest receivable	1,551	1,430
Bank owned life insurance	8,368	8,247
Other real estate	800	845
Other assets	7,902	8,439

	$783,197	791,781

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$155,292	128,837
Interest-bearing demand	109,616	107,060
Savings and money market	293,508	304,071
Time	108,319	138,063

Total deposits	666,735	678,031
Federal Home Loan Bank advances	22,000	22,000
Accrued interest payable	394	476
Other liabilities	1,709	2,335

Total liabilities	690,838	702,842

Commitments

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	—	—
Common stock, at June 30, 2014, $0.01 par value, 12,500,000 shares authorized and 5,761,094 shares issued and outstanding; at December 31, 2013, $1.00 par value, 11,250,000 shares authorized and 5,164,219 shares issued and outstanding	58	5,164
Common stock – non-voting, at June 30, 2014 all shares reclassified to common stock; at December 31, 2013, $1.00 par value; 1,250,000 shares authorized, 565,895 shares issued and outstanding	—	566
Additional paid-in capital	98,276	91,774
Accumulated deficit	(6,675)	(8,856)
Accumulated other comprehensive income	700	291

Total shareholders’ equity	92,359	88,939

	$783,197	791,781

See accompanying notes to unaudited consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Unaudited Consolidated Statements of Earnings

(In thousands, except per share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Interest and dividend income:
Interest and fees on loans	$6,053	5,282	11,839	10,097
Interest and dividends on taxable investment securities	310	343	627	673
Interest on non-taxable investment securities	42	28	84	71
Interest on interest-bearing deposits and federal funds sold	44	53	107	135

Total interest income	6,449	5,706	12,657	10,976

Interest expense:
Interest on deposits	524	516	1,074	1,069
Interest on borrowings	110	134	219	269

Total interest expense	634	650	1,293	1,338
Net interest income	5,815	5,056	11,364	9,638
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	5,815	5,056	11,364	9,638

Other income:
Service charges and fees on deposit accounts	172	114	338	260
Mortgage origination and fee income	1,048	1,137	1,753	2,136
Income from bank owned life insurance	60	59	120	117
Brokerage revenue share	15	26	29	51
Gain on other real estate	—	—	5	19
Gain on sale of investment securities available-for-sale	—	—	—	47
Other	31	89	48	124

Total other income	1,326	1,425	2,293	2,754

Other expense:
Salaries and employee benefits	3,590	3,452	6,892	6,820
Occupancy and equipment	459	474	895	925
Other operating	1,386	1,135	2,529	2,245

Total other expense	5,435	5,061	10,316	9,990

Earnings before income taxes	1,706	1,420	3,341	2,402
Income tax expense	568	520	1,160	863

Net earnings	$1,138	900	2,181	1,539

Basic net earnings per common share	$0.20	0.16	0.38	0.27
Diluted net earnings per common share	$0.20	0.16	0.38	0.27

See accompanying notes to unaudited consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Unaudited Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Net earnings	$1,138	900	2,181	1,539
Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on investment securities available-for-sale:
Unrealized (losses) gains arising during the period, net of tax of $121, ($398), $221 and ($495), respectively	225	(739)	409	(921)
Reclassification adjustment for gains included in net earnings, net of tax of $17 during the six months ended June 30, 2013	—	—	—	(30)

Other comprehensive (loss) income	225	(739)	409	(951)

Comprehensive income	$1,363	161	2,590	588

See accompanying notes to unaudited consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Unaudited Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except per share data)

	Common Stock	Non-voting Common Stock	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Total
Balance, December 31, 2013	$5,164	566	91,774	(8,856)	291	88,939
Reclassification for Delaware reincorporation	(5,107)	(566)	5,673			—
Exercise of stock options and warrants	1		614			615
Share-based compensation expense			215			215
Net earnings				2,181		2,181
Change in unrealized gain/loss on securities available-for- sale, net of tax	—	—	—	—	409	409

Balance, June 30, 2014	$58	—	98,276	(6,675)	700	92,359

See accompanying notes to unaudited consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Unaudited Consolidated Statements of Cash Flows

(In thousands, except per share data)

	For The Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$2,181	1,539
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation, amortization and accretion	436	354
Loss on ineffective portion of fair value hedge derivative	72	1
Change in mortgage loan derivative	(18)	—
Share-based compensation expense	215	144
Income from bank owned life insurance	(121)	(117)
Gain on other real estate	(5)	(19)
Change in:
Mortgage loans held-for-sale	(4,763)	(3,169)
Other assets and accrued interest receivable	(126)	354
Other liabilities and accrued interest payable	(753)	1,056

Net cash provided (used) by operating activities	(2,882)	143

Cash flows from investing activities:
Proceeds from calls, maturities and paydowns of securities available-for-sale	2,608	7,406
Proceeds from sale of securities available-for-sale	—	952
Purchases of securities available-for-sale	—	(19,391)
Proceeds from sale of other investments	118	—
Purchases of other investments	(73)	(224)
Net change in loans	(5,932)	(60,960)
Proceeds from sale of other real estate	50	69
Purchases of premises and equipment	(1,455)	(1,916)

Net cash used by investing activities	(4,684)	(74,064)

Cash flows from financing activities:
Net change in deposits	(11,296)	(39,735)
Repayment of non-recourse debt	—	(184)
Proceeds from exercise of options and warrants	615	—

Net cash provided by financing activities	(10,681)	(39,919)

Net change in cash and cash equivalents	(18,247)	(113,840)
Cash and cash equivalents at beginning of the period	124,136	171,287

Cash and cash equivalents at end of period	$105,889	57,447

	For The Six Months Ended June 30,
	2014	2013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,375	1,457
Income taxes	$1,500	380
Non-cash investing and financing activities:
Change in unrealized gain on securities available-for-sale, net of tax	$409	(951)
Transfer of loans to other real estate	$—	217

See accompanying notes to unaudited consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Note 1 – Basis of Presentation

General

The unaudited consolidated financial statements include the accounts of National Commerce Corporation (the “Company”) and its wholly-owned subsidiary, National Bank of Commerce (the “Bank”). The Bank provides a full range of commercial and consumer banking services throughout Alabama, including metropolitan Birmingham, Huntsville, Lee County and Baldwin County. In addition to its Alabama locations, the Bank has a loan production office located in Vero Beach, Florida. The Bank is primarily regulated by the Office of the Comptroller of Currency (“OCC”) and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and is also subject to periodic examinations.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly National Commerce Corporation’s consolidated balance sheets, statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the periods presented, and all such adjustments are of a normal recurring nature. All material intercompany transactions are eliminated. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

These interim consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission and, therefore, certain information and footnote disclosures normally presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted or abbreviated. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes contained elsewhere in this Joint Proxy Statement-Prospectus.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, the allowance for loan losses, useful lives for depreciation and amortization, fair value of financial instruments, deferred taxes, and contingencies. Estimates that are particularly susceptible to significant change for the Company include the determination of the allowance for loan losses and the assessment of deferred tax assets and liabilities, and therefore are critical accounting policies. Management does not anticipate any material changes to estimates in the near term. Factors that may cause sensitivity to the aforementioned estimates include but are not limited to: external market factors such as market interest rates and employment rates, changes to operating policies and procedures, economic conditions in our markets, and changes in applicable banking regulations. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the consolidated financial statements in any individual reporting period presented.

Note 2 – Reclassifications and Reincorporation

Certain prior period amounts have been reclassified to conform to the presentation used in 2014. These reclassifications had no material effect on the operations, financial condition or cash flows of the Company.

During April 2014, the Company reincorporated in Delaware. As a result of this reincorporation, the par value of the Company’s stock was changed from $1.00 par per share to $0.01 par per share. Additionally, all outstanding non-voting common shares were converted to common voting shares and any fractional shares were cashed out and totaled 17.5 shares. Other than the cash out of fractional shares, the reincorporation had no impact on total shares outstanding or total equity of the Company.

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Note 3 – Net Earnings per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by dividing net income by the effect of the issuance of potential common shares that are dilutive and by the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation and totaled 30,000 for the three and six months ended June 30, 2013. During June 2014, these antidilutive securities were exercised and are included in common shares outstanding for the periods ended June 30, 2014.

The reconciliation of the components of the basic and diluted earnings per share is as follows:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Net earnings available to common shareholders	$1,138	900	$2,181	1,539
Weighted average common shares outstanding	5,739,173	5,730,114	5,748,154	5,730,114
Dilutive effect of stock options	12,000	5,000	11,000	5,000
Dilutive effect of performance share awards	41,827	17,863	42,080	17,426
Diluted common shares	5,793,000	5,752,977	5,801,234	5,752,540
Basic earnings per common share	$0.20	0.16	$0.38	0.27
Diluted earnings per common share	$0.20	0.16	$0.38	0.27

Note 4 – Investment Securities

Investment securities available-for-sale at June 30, 2014 and December 31, 2013 are as follows:

June 30, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$30,500	1,222	228	31,494
Municipal securities	4,409	207	80	4,536
Mutual fund	10,000	—	44	9,956

	$44,909	1,429	352	45,986

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$33,123	1,022	403	33,742
Municipal securities	4,409	59	198	4,270
Mutual fund	10,000	—	33	9,967

	$47,532	1,081	634	47,979

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and

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Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

the extent to which the fair value has been less than cost, (2) the financial condition and near-tern prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Details concerning investment securities with unrealized losses as of June 30, 2014 and December 31, 2013 are as follows:

	June 30, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$—	—	8,123	228	8,123	228
Municipal securities	—	—	902	80	902	80
Mutual fund	—	—	9,956	44	9,956	44

	$—	—	18,981	352	18,981	352

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$8,409	403	—	—	8,409	403
Municipal securities	2,086	198	—	—	2,086	198
Mutual fund	9,967	33	—	—	9,967	33

	$20,462	634	—	—	20,462	634

As of June 30, 2014, the Company does not consider securities with unrealized losses to be other-than-temporarily impaired. The unrealized losses in each category have occurred as a result of changes in interest rates, market spreads and market conditions subsequent to purchase. The Company has the ability and intent to hold its securities for a period of time sufficient to allow for a recovery in fair value. There were no other-than-temporary impairments charged to earnings during the three and six month periods ending June 30, 2014 and 2013.

During the six months ended June 30 2013, the Company sold investment securities for proceeds of $951,645 and realized gross gains of $46,645. During the six months ended June 30, 2014 there were no sales of investment securities.

The amortized cost and estimated fair value of securities available-for-sale at June 30, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Municipal securities:
0 to 5 years	$—	—
5 to 10 years	603	634
Over 10 years	3,806	3,902
Mortgage-backed securities	30,500	31,494
Mutual fund	10,000	9,956

	$44,909	45,986

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Note 5 – Loans, Allowance for Loan Losses and Credit Quality

Major classifications of loans at June 30, 2014 and December 31, 2013 are summarized as follows:

	June 30, 2014	December 31, 2013
Commercial, financial, and agricultural	$88,566	115,005
Real estate – mortgage	429,497	403,053
Real estate – construction	64,014	58,372
Consumer	6,513	6,113
Leases	—	6

	588,590	582,549
Less: Unearned fees	525	547

Unearned income from leases	588,065	582,002
Allowance for loan losses	(8,974)	(9,119)

Total net loans and leases	$579,091	572,883

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade areas throughout Alabama, including metropolitan Birmingham, Huntsville, Lee County, and Baldwin County and in Vero Beach in Florida. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Portfolio segments utilized by the Bank are identified below. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method for the periods indicated:

	Commercial, financial, and agricultural	Real estate - mortgage	Real estate - Construction	Consumer	Unallocated	Total
Balance, December 31, 2013	$1,398	4,449	964	243	2,065	9,119
Provisions charged to operating expense	(263)	101	(396)	(169)	727	—
Loans charged off	(3)	(227)	—	—	—	(230)
Recoveries	32	23	18	12	—	85

Balance, June 30, 2014	$1,164	4,346	586	86	2,792	8,974

Ending balance, individually evaluated for impairment	$—	—	—	—	—	—
Ending balance, collectively evaluated for impairment	$1,164	4,346	586	86	2,792	8,974
Loans:
Individually evaluated for impairment	$—	1,195	—	—	—	1,195
Collectively evaluated for impairment	$88,566	428,302	64,014	6,513	—	587,395

The Bank individually evaluates for impairment all loans that are on nonaccrual status. Additionally, all troubled debt restructurings are individually evaluated for impairment. A loan is considered impaired when, based on

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Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

current events and circumstances it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Management may also elect to apply an additional collective reserve to groups of impaired loans based on current economic or market factors. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance. During the six months ended June 30, 2014 and 2013, the Bank did not modify any loans that would be considered a troubled debt restructuring.

The following tables present impaired loans by class of loans as of June 30, 2014 and December 31, 2013.

June 30, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
Impaired loans without related allowance:
Commercial, financial, and agricultural	$—	—	—	46
Real estate – mortgage	1,195	2,153	—	2,210
Real estate – construction	—	—	—	—
Consumer	—	—	—	—
Leases	—	—	—	—

Total	$1,195	2,153	—	2,256

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
Impaired loans without related allowance:
Commercial, financial, and agricultural	$27	236	—	2
Real estate – mortgage	3,344	4,429	—	2,075
Real estate – construction	—	—	—	—
Consumer	—	—	—	—
Leases	—	—	—	—

Total	$3,371	4,665	—	2,077

For the six months ended June 30, 2014 and 2013 the Bank did not recognize a material amount of interest income on impaired loans.

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

The following tables present the aging of the recorded investment in past due loans and non-accrual loan balances as of June 30, 2014 and December 31, 2013, by class of loans. All loans greater than 90 days past due are placed on non-accrual status.

June 30, 2014	30-59 Days Past Due	60-89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total	Non-accrual
Impaired loans without related allowance:
Commercial, financial, and agricultural	$—	—	—	—	88,566	88,566	—
Real estate – mortgage	—	25	535	560	428,937	429,497	1,195
Real estate – construction	—	—	—	—	64,014	64,014	—
Consumer	—	—	—	—	6,513	6,513	—
Leases	—	—	—	—	—	—	—

Total	$—	25	535	560	588,030	588,590	1,195

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	> 90 Days Past Due	Total Past Due	Current	Total	Non-accrual
Impaired loans without related allowance:
Commercial, financial, and agricultural	$—	—	—	—	115,005	115,005	27
Real estate – mortgage	343	—	2,579	2,922	400,131	403,053	3,344
Real estate – construction	—	—	—	—	58,372	58,372	—
Consumer	—	—	—	—	6,113	6,113	—
Leases	—	—	—	—	6	6	—

Total	$343	—	2,579	2,922	579,627	582,549	3,371

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Other Assets Especially Mentioned (“OAEM”). Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage but may not be immediately marketable.

Substandard. Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Doubtful. Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment. Loans classified as doubtful will be placed on non-accrual, analyzed and fully or partially charged-off based on review of collateral and other relevant factors.

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Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of June 30, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

June 30, 2014	Pass	OAEM	Substandard	Doubtful	Total
Commercial, financial, and agricultural	$85,825	943	1,798	—	88,566
Real estate – mortgage	424,051	1,975	2,426	1,045	429,497
Real estate – construction	64,014	—	—	—	64,014
Consumer	6,066	447	—	—	6,513
Leases	—	—	—	—	—

Total	$579,956	3,365	4,224	1,045	588,590

December 31, 2013	Pass	OAEM	Substandard	Doubtful	Total
Commercial, financial, and agricultural	$111,828	1,257	1,893	27	115,005
Real estate – mortgage	392,568	3,829	3,312	3,344	403,053
Real estate – construction	58,372	—	—	—	58,372
Consumer	6,113	—	—	—	6,113
Leases	6	—	—	—	6

Total	$568,887	5,086	5,205	3,371	582,549

Note 6 – Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale and derivative financial instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate and repossessed assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

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Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Following is a description of valuation methodologies used for assets and liabilities recorded or disclosed at fair value.

Cash and Cash Equivalents

For disclosure purposes, for cash, due from banks, interest-bearing deposits, and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale

Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Other Investments

For disclosure purposes, the carrying amount of other investments approximates their fair value.

Loans and Mortgage Loans Held-for-Sale

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2014 and December 31, 2013, impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral, or loans that are charged down according to the fair value of collateral, require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2. When the fair value is based on an appraised value, the Company records the impaired loan as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held-for-sale are carried at cost which is a reasonable estimate of fair value.

Bank Owned Life Insurance

For disclosure purposes, the fair value of the cash surrender value of life insurance policies is equivalent to the carrying value.

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Other Real Estate

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the other real estate as nonrecurring Level 2. When fair value is based on an appraised value or management’s estimate of value, the Company records the other real estate or repossessed asset as nonrecurring Level 3.

Deposits

For disclosure purposes, the fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed rate maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

For disclosure purposes, the fair value of the Federal Home Loan Bank Advances is based on the quoted value for similar remaining maturities provided by the FHLB.

Derivative Financial Instruments

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates (forward curves derived from observable market interest rate curves).

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting any applicable credit enhancements such as collateral postings, thresholds, mutual puts and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself or the counterparty. However, as of June 30, 2014 and December 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustment is not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations are classified in Level 2 of the fair value hierarchy.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are generally short-term and made using variable rates, the carrying value and estimated fair value associated with these instruments are immaterial.

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013.

June 30, 2014	Level 1	Level 2	Level 3	Total
Mortgage-backed securities	$—	31,494	—	31,494
Municipal securities	—	4,536	—	4,536
Investment in mutual fund	—	9,956	—	9,956

Total investment securities available-for-sale	$—	45,986	—	45,986

Derivative assets	$—	208	—	208

Derivative liability	$—	397	—	397

December 31, 2013	Level 1	Level 2	Level 3	Total
Mortgage-backed securities	$—	33,742	—	33,742
Municipal securities	—	4,270	—	4,270
Investment in mutual fund	—	9,967	—	9,967

Total investment securities available-for-sale	$—	47,979	—	47,979

Derivative assets	$—	493	—	493

Derivative liability	$—	352	—	352

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of June 30, 2014 and December 31, 2013.

June 30, 2014	Level 1	Level 2	Level 3	Total
Other real estate and repossessed assets	$—	—	800	800
Impaired loans	—	—	1,195	1,195

December 31, 2013	Level 1	Level 2	Level 3	Total
Other real estate and repossessed assets	$—	—	845	845
Impaired loans	—	—	3,371	3,371

NATIONAL COMMERCE CORPORATION

Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

The carrying amounts and estimated fair values of the Company’s financial instruments at June 30, 2014 and December 31, 2013 were as follows:

	Carrying Amount	Estimated Fair Value
June 30, 2014		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$105,889	105,889	—	—
Investment securities available-for-sale	45,986	—	45,986	—
Other investments	4,437	—	4,437	—
Loans, net	579,091	—	575,238	1,195
Mortgage loans held-for-sale	11,922	—	11,922	—
Bank owned life insurance	8,368	—	8,368	—
Derivative assets	208	—	208	—

Liabilities:
Deposits	666,735	—	649,485	—
Federal Home Loan Bank advances	22,000	—	22,780	—
Other borrowed money	—	—	—	—
Derivative liability	397	—	397	—

	Carrying Amount	Estimated Fair Value
December 31, 2013		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$124,136	124,136	—	—
Investment securities available-for-sale	47,979	—	47,979	—
Other investments	4,482	—	4,482	—
Loans, net	572,883	—	566,207	3,371
Mortgage loans held-for-sale	7,159	—	7,159	—
Bank owned life insurance	8,247	—	8,247	—
Derivative assets	493	—	493	—

Liabilities:
Deposits	678,031	—	674,070	—
Federal Home Loan Bank advances	22,000	—	22,743	—
Other borrowed money	—	—	—	—
Derivative liability	352	—	352	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered

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Notes to Unaudited Consolidated Financial Statements, continued

(amounts in tables in thousands except per share data)

financial instruments. Significant assets and liabilities that are not considered financial instruments include mortgage banking operations, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 7 – Recently Issued Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, which permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the U.S. Treasury and London Interbank Offered Rate. The ASU also amends previous rules by removing the restriction on using different benchmark rates for similar hedges. This amendment applies to all entities that elect to apply hedge accounting of the benchmark interest rate. The amendments in this ASU were effective for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company has adopted this update, although such adoption had no impact on its financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments in this ASU are effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption and retrospective application is permitted. The Company has adopted this update, although such adoption had no impact on its financial position or results of operations.

In January 2014, the FASB issued ASU No. 2014-1, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects, which provides guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. It permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial investment in proportion to the tax credits and other tax benefits received, and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments are effective for public entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014, and are effective for all entities other than public entities for annual periods beginning after December 15, 2014, and interim reporting periods within annual periods beginning after December 15, 2015. Early adoption is permitted and retrospective application is required for all periods presented. The Company does not have an investment in a limited partnership and therefore the adoption of this standard is not anticipated to have an impact on its financial position or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

National Commerce Corporation

Birmingham, Alabama

We have audited the accompanying consolidated balance sheets of National Commerce Corporation and its subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Commerce Corporate and its subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

April 2, 2014, except for Note 17, as to which the date is August 29, 2014

NATIONAL COMMERCE CORPORATION

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Cash and due from banks	$2,272,946	1,829,061
Federal funds sold	—	51,868
Interest-bearing deposits with banks	121,862,972	169,406,472

Cash and cash equivalents	124,135,918	171,287,401
Investment securities available-for-sale	47,978,577	40,724,265
Other investments	4,482,300	4,349,150
Mortgage loans held-for-sale	7,158,706	13,835,679
Loans, net of unearned income	582,001,886	441,452,162
Less: allowance for loan losses	9,119,092	10,019,826

Loans, net	572,882,794	431,432,336
Premises and equipment, net	16,180,769	12,785,313
Accrued interest receivable	1,429,682	1,332,581
Bank owned life insurance	8,247,445	8,011,778
Other real estate	845,000	95,000
Other assets	8,440,231	9,505,130

	$791,781,422	693,358,633

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$128,836,946	67,039,320
Interest-bearing demand	107,060,442	96,455,956
Savings and money market	304,070,913	277,342,195
Time	138,063,169	139,399,115

Total deposits	678,031,470	580,236,586
Federal Home Loan Bank advances	22,000,000	24,500,000
Non-recourse debt	—	194,711
Accrued interest payable	476,485	557,928
Other liabilities	2,334,242	2,018,728

Total liabilities	702,842,197	607,507,953

Commitments
Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $1.00 par value; 11,250,000 shares authorized, 5,164,219 shares issued and outstanding	5,164,219	5,164,219
Common stock – non-voting, $1.00 par value; 1,250,000 shares authorized, 565,895 shares issued and outstanding	565,895	565,895
Additional paid-in capital	91,774,130	91,481,030
Accumulated deficit	(8,855,527)	(12,861,334)
Accumulated other comprehensive income	290,508	1,500,870

Total shareholders’ equity	88,939,225	85,850,680

	$791,781,422	693,358,633

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Consolidated Statements of Earnings

For the Years Ended December 31, 2013 and 2012

	2013	2012
Interest and dividend income:
Interest and fees on loans	$21,642,023	18,026,557
Interest and dividends on taxable investment securities	1,329,632	1,482,233
Interest on non-taxable investment securities	134,485	182,507
Interest on interest-bearing deposits and federal funds sold	205,753	260,710

Total interest income	23,311,893	19,952,007

Interest expense:
Interest on deposits	2,102,114	2,502,050
Interest on borrowings	511,156	778,071

Total interest expense	2,613,270	3,280,121

Net interest income	20,698,623	16,671,886
Provision for loan losses	—	125,000

Net interest income after provision for loan losses	20,698,623	16,546,886

Other income:
Service charges and fees on deposit accounts	629,987	535,286
Mortgage origination and fee income	4,034,822	3,254,076
Income from bank owned life insurance	235,667	193,561
Wealth management fees	88,696	103,278
Gain on other real estate	61,716	396,313
Gain on sale of investment securities available-for-sale	46,645	—
Other	204,845	182,083

Total other income	5,302,378	4,664,597

Other expense:
Salaries and employee benefits	13,443,608	11,586,535
Occupancy and equipment	1,726,679	1,733,308
Other operating	4,514,813	4,763,527

Total other expense	19,685,100	18,083,370

Earnings before income taxes	6,315,901	3,128,113
Income tax expense	2,310,094	1,070,800

Net earnings	$4,005,807	2,057,313

Basic net earnings per common share	$0.70	0.36
Diluted net earnings per common share	$0.69	0.36

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2013 and 2012

	2013	2012
Net earnings	$4,005,807	2,057,313

Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on investment securities available-for-sale:
Unrealized (losses) gains arising during the period, net of tax of $635,408 and $119,305, respectively	(1,180,042)	221,566
Reclassification adjustment for gains included in net earnings, net of tax of $16,325 in 2013	(30,320)	—

Other comprehensive (loss) income	(1,210,362)	221,566

Comprehensive income	$2,795,445	2,278,879

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2013 and 2012

	Common Stock	Non-voting Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Balance, December 31, 2011	5,164,219	565,895	91,368,980	(14,918,647)	1,279,304	83,459,751
Share-based compensation expense	—	—	112,050	—	—	112,050
Net earnings	—	—	—	2,057,313	—	2,057,313
Change in unrealized gain/loss on securities available-for- sale, net of tax	—	—	—	—	221,566	221,566

Balance, December 31, 2012	5,164,219	565,895	91,481,030	(12,861,334)	1,500,870	85,850,680
Share-based compensation expense	—	—	293,100	—	—	293,100
Net earnings	—	—	—	4,005,807	—	4,005,807
Change in unrealized gain/loss on securities available-for- sale, net of tax	—	—	—	—	(1,210,362)	(1,210,362)

Balance, December 31, 2013	$5,164,219	565,895	91,774,130	(8,855,527)	290,508	88,939,225

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net earnings	$4,005,807	2,057,313
Adjustments to reconcile net earnings to net cash provided (used) operating activities:
Provision for loan losses	—	125,000
Depreciation, amortization and accretion	756,995	620,958
Gains on sale of investment securities available-for-sale	(46,645)	—
Gain on ineffective portion of fair value hedge derivative	(15,808)	—
Change in mortgage loan derivative	(79,011)	—
Deferred tax expense	1,901,155	1,000,207
Share-based compensation expense	293,100	112,050
Income from bank owned life insurance	(235,667)	(193,561)
Gain on other real estate	(61,716)	(396,313)
Change in:
Mortgage loans held-for-sale	6,676,973	(5,939,312)
Other assets and accrued interest receivable	132,586	183,934
Other liabilities and accrued interest payable	(118,310)	1,265,463

Net cash provided (used) by operating activities	13,209,459	(1,164,261)

Cash flows from investing activities:
Proceeds from calls, maturities and paydowns of securities available-for-sale	11,206,491	10,651,310
Proceeds from sale of securities available-for-sale	951,645	—
Purchases of securities available-for-sale	(21,224,776)	(981,363)
Proceeds from sale of other investments	112,500	315,000
Purchases of other investments	(245,650)	(634,050)
Net change in loans	(142,513,897)	(142,154,708)
Proceeds from sale of other real estate	328,916	1,546,313
Investment in bank owned life insurance	—	(3,000,000)
Purchases of premises and equipment	(4,076,344)	(5,924,959)

Net cash used by investing activities	(155,461,115)	(140,182,457)

Cash flows from financing activities:
Net change in deposits	97,794,884	255,658,410
Proceeds from Federal Home Loan Bank advances	—	15,000,000
Repayment of Federal Home Loan Bank advances	(2,500,000)	(7,000,000)
Repayment of non-recourse debt	(194,711)	(335,969)

Net cash provided by financing activities	95,100,173	263,322,441

Net change in cash and cash equivalents	(47,151,483)	121,975,723
Cash and cash equivalents at beginning of the year	171,287,401	49,311,678

Cash and cash equivalents at end of the year	$124,135,918	171,287,401

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2013 and 2012

	2013	2012
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,723,270	3,239,023
Income taxes	$505,000	25,000
Non-cash investing and financing activities:
Change in unrealized gain on securities available-for-sale, net of tax	$(1,210,362)	221,566
Transfer of loans to other real estate	$1,017,200	340,000
Transfer of premises held-for-sale to premises and equipment	$—	3,013,881

See accompanying notes to consolidated financial statements.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of National Commerce Corporation (the “Company”) and its wholly-owned subsidiary, National Bank of Commerce (the “Bank”). The Bank provides a full range of commercial and consumer banking services throughout Alabama, including metropolitan Birmingham, Huntsville, Lee County and Baldwin County. The Bank is primarily regulated by the Office of the Comptroller of Currency (“OCC”) and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve and is also subject to periodic examinations. All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting principles followed by the Company, and the method of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Subsequent Events

Management has evaluated subsequent events for potential recognition or disclosure in the consolidated financial statements through April 2, 2014, the date on which the financial statements were available to be issued.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest-bearing deposits with the Federal Reserve Bank of Atlanta (“FRB”), Federal Home Loan Bank (“FHLB”) and a correspondent bank, and federal funds sold. Generally, federal funds are sold for one-day periods. The Company is required to maintain average reserve balances with the Federal Reserve Bank or in cash. At December 31, 2013 and 2012, the Company’s reserve requirement was approximately $15,322,000 and $10,272,000, respectively.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2013 and 2012, all securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Investment Securities, continued

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include Federal Reserve Bank stock, Federal Home Loan Bank stock and other investments that do not have a readily determinable market value. These investments are carried at cost, which approximates fair value.

Loans and Allowance for Loan Losses

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the life of the loans.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. When a borrower has demonstrated the capacity to service the debt for a reasonable period of time, management may elect to resume the accrual of interest on the loan.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

The allowance is composed of general reserves and specific reserves. General reserves are determined by applying loss percentages to segments of the portfolio. The loss percentages are based on each segment’s historical loss experience and adjustment factors derived from conditions in the Bank’s internal and external environment. All loans considered to be impaired are evaluated on an individual basis to determine specific reserve allocations in accordance with GAAP. Loans for which specific reserves are provided are excluded from the calculation of general reserves.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Loans and Allowance for Loan Losses, continued

The unallocated portion of the allowance reflects management’s estimate of probable inherent but not yet specifically identified losses within the portfolio due to the nature of the portfolio and uncertainties in underwriting standards of certain inherited loans. The portfolio segments include exposures to various businesses with different organizational structures and smaller consumer concentrations which will inherently lead to imperfections in the loss percentages applied to the segments. The inherent imperfections are amplified due to the portfolio consisting of certain inherited loans. Inherited loans represent loans underwritten by prior management and are still included in the outstanding segments. Management believes there is remaining risk for unidentified problems in the inherited loans based on history. There have been instances of sizable loans with satisfactory payment history, and what appeared to be appropriate documentation in the file, but upon loan maturity or other subsequent event, additional loss was incurred. The additional loss is generally the result of unknown information impacting a loan’s credit quality versus payment history. Allocating this remaining risk to the segment portfolios is not deemed estimable by management due to the breadth of exposure over the segments.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In conjunction with these evaluation factors, management evaluates the unallocated portion as part of the adequacy of the allowance on a quarterly basis.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgments different than those of management.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Mortgage Loans Held-for-Sale

Mortgage loans held-for-sale are carried at the lower of aggregate cost or estimated market value. Gains and losses on loans held-for-sale are included in the determination of income for the period in which the sales occur. At December 31, 2013 and 2012, the cost of loans held-for-sale approximates the market value.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Leases and Non-Recourse Debt

Lease transactions are generally structured as direct financing leases. For leases that qualify as direct financing leases, the aggregate lease payments receivable and estimated residual value, if any, are recorded net of unearned income as net investment in leases. The unearned income is recognized as direct finance income on an internal rate of return method calculated to achieve a level yield on the Company’s investment over the lease term. There are no costs or expenses related to direct financing leases since lease income is recorded on a net basis.

The Company assigns, on a non-recourse basis, the minimum lease payments receivable related to certain leases to financial institutions at fixed interest rates. The related obligations resulting from the discounting of the leases are recorded as non-recourse debt. The unearned income related to the lease is reduced by the interest expense from the non-recourse debt. In the event of default by a lessee, the lender has a first lien against the underlying leased property with no further recourse against the Company.

The Company no longer originates lease transactions, direct financing leases or non-recourse debt.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized. Depreciation expense is computed using the straight-line method over the following estimated useful lives:

Building and improvements	10 - 40 years
Furniture and equipment	5 - 10 years
Leasehold improvements	18 years
Computer equipment	3 years

Other Real Estate and Repossessed Assets

Other real estate represents properties acquired through or in lieu of loan foreclosure and is initially recorded at fair value less estimated disposal costs. Costs of improvements are capitalized, whereas costs relating to holding other real estate and valuation adjustments are expensed. Revenue and expenses from operations and changes in valuation allowance are included in net expenses from other real estate.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Income Taxes, continued

portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Derivative Financial Instruments and Hedging Activities

In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates.

All derivatives are recognized on the balance sheet at their value in accordance with Accounting Standards Codification (“ASC”) 815, Accounting for Derivative Instruments and Hedging Activities. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of fair value of a recognized asset or liability or of an unrecognized firm commitment. Changes in the fair value of a derivative that are highly effective, and that are designated and qualify as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including gains or losses on firm commitments), are recorded in current-period earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

The Company discontinues hedge accounting prospectively when (a) it is determined that the derivative is no longer effective in offsetting changes in the fair value of a hedged item; (b) the derivative expires or is sold, terminated, or exercised; (c) because a hedged firm commitment no longer meets the definition of a firm commitment; or (d) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Mortgage Banking Derivative Commitments

In connection with its mortgage banking activities, the Company enters into loan commitments to fund residential mortgage loans at specified interest rates and within a specified period of time, generally up to 60 days from the time of the rate lock. A loan commitment related to a loan that will be held for sale upon funding is a derivative instrument under ASC 815, which must be recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in its value recorded in income from mortgage banking operations.

To hedge the exposure of changes in interest rates impacting the fair value of loans held for sale and related loan commitments, the Company typically enters in to forward sales commitments with its secondary market investors at the time a loan commitment is granted to lock in the ultimate sale and price of the loan. These commitments are generally on a best efforts basis. Accordingly, there are no material sales commitment derivative instruments.

As of December 31, 2013, the fair value of the Company’s interest rate lock commitment derivative was approximately $79,000 and is included in other assets in the accompanying consolidated balance sheet. During the year ended December 31, 2013, the Company recognized income of the same amount, which is included in mortgage origination and fee income in the consolidated statement of earnings. There were no material interest rate lock commitment derivatives outstanding at December 31, 2012.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans using a fair value based method of accounting whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Accumulated Other Comprehensive Income

At December 31, 2013 and 2012, accumulated other comprehensive income consisted of net unrealized gains on investment securities available-for-sale.

Net Earnings per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the effect of the issuance of potential common shares that are dilutive and by the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation and totaled 30,000 during 2013 and 2012.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Net Earnings per Common Share, continued

The reconciliation of the components of basic and diluted earnings per share is as follows:

	2013	2012
Net earnings available to common shareholders	$4,005,807	2,057,313
Weighted average common shares outstanding	5,730,114	5,730,114
Dilutive effect of stock options	6,511	3,276
Dilutive effect of performance share awards	27,660	7,759

Diluted common shares	5,764,285	5,741,149

Basic earnings per common share	$0.70	0.36
Diluted earnings per common share	$0.69	0.36

Reclassifications

Certain 2012 amounts have been reclassified to conform to the presentation used in 2013. These reclassifications had no material effect on the operations, financial condition or cash flows of the Company.

(2)	Investment Securities

Investment securities available-for-sale at December 31, 2013 and 2012 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2013
Mortgage-backed securities	$33,122,520	1,022,114	402,947	33,741,687
Municipal securities	4,409,122	58,119	197,671	4,269,570
Mutual fund	10,000,000	—	32,680	9,967,320

	$47,531,642	1,080,233	633,298	47,978,577

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Mortgage-backed securities	$32,983,341	2,157,826	—	35,141,167
Municipal securities	5,431,893	161,600	10,395	5,583,098

	$38,415,234	2,319,426	10,395	40,724,265

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(2)	Investment Securities, continued

Details concerning investment securities with unrealized losses as of December 31, 2013 and 2012 are as follows:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$8,409,215	402,947	—	—	8,409,215	402,947
Municipal securities	2,086,227	197,671	—	—	2,086,227	197,671
Mutual fund	9,967,320	32,680	—	—	9,967,320	32,680

	$20,462,762	633,298	—	—	20,462,762	633,298

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Municipal securities	$489,605	10,395	—	—	489,605	10,395

At December 31, 2013, three out of fourteen mortgage-backed securities, four out of nine municipal securities and the one mutual fund were in a loss position. At December 31, 2012, one out of thirteen municipal securities was at an unrealized loss position for less than 12 months. Each of these securities was in a loss position for less than twelve months. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management had the ability and intent to hold debt securities until maturity, no declines were deemed to be other than temporary as of December 31, 2013 and 2012.

During 2013, the Company sold investment securities for proceeds of $951,645 and realized gross gains of $46,645 on those sales. During 2012, the Company did not sell any investment securities.

At December 31, 2013 and 2012, securities with a carrying value of approximately $35,206,000 and $29,554,000, respectively, were pledged to secure public deposits as required by law and for other purposes.

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Municipal securities:
5 to 10 years	$603,208	609,251
Over 10 years	3,805,914	3,660,319
Mortgage-backed securities	33,122,520	33,741,687
Mutual fund	10,000,000	9,967,320

	$47,531,642	47,978,577

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(3)	Loans

Major classifications of loans at December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Commercial, financial and agricultural	$103,243,996	92,147,281
Real estate – mortgage	403,047,477	303,117,138
Real estate – construction	58,371,861	36,266,809
Consumer	17,878,657	10,029,771
Leases	5,751	412,943

	582,547,742	441,973,942
Less: Unearned fees	545,761	513,204
Unearned income on leases	95	8,576
Allowance for loan losses	9,119,092	10,019,826

	$572,882,794	431,432,336

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade areas throughout Alabama, including metropolitan Birmingham, Huntsville, Lee County, and Baldwin County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Portfolio segments utilized by the Bank are identified below. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012:

	Commercial, financial and agricultural	Real estate- mortgage	Real estate- construction	Consumer	Leases	Unallocated	Total
December 31, 2013
Balance, beginning of year	$1,157,861	5,093,362	496,683	169,954	3,301	3,098,665	10,019,826
Provisions charged to operating expense	(47,802)	864,428	162,738	57,494	(3,230)	(1,033,628)	—
Loans charged off	(32,000)	(1,557,710)	—	—	—	—	(1,589,710)
Recoveries	319,588	49,205	304,891	15,292	—	—	688,976

Balance, end of year	$1,397,647	4,449,285	964,312	242,740	71	2,065,037	9,119,092

Ending balance, individually evaluated for impairment	$—	—	—	—	—	—	—
Ending balance, collectively evaluated for impairment	$1,397,647	4,449,285	964,312	242,740	71	2,065,037	9,119,092
Loans:
Individually evaluated for impairment	$26,928	3,343,696	—	—	—	—	3,370,624
Collectively evaluated for impairment	$103,217,068	399,703,781	58,371,861	17,878,657	5,751	—	579,177,118

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(3)	Loans, continued

	Commercial, financial and agricultural	Real estate- mortgage	Real estate- construction	Consumer	Leases	Unallocated	Total
December 31, 2012
Balance, beginning of year	$1,422,696	5,508,938	1,071,589	90,238	28,554	2,221,219	10,343,234
Provisions charged to operating expense	(434,656)	(397,218)	(303,677)	408,358	(25,253)	877,446	125,000
Loans charged off	(40,964)	(409,490)	(1,291,893)	(371,986)	—	—	(2,114,333)
Recoveries	210,785	391,132	1,020,664	43,344	—	—	1,665,925

Balance, end of year	$1,157,861	5,093,362	496,683	169,954	3,301	3,098,665	10,019,826

Ending balance, individually evaluated for impairment	$—	—	—	—	—	—	—
Ending balance, collectively evaluated for impairment	$1,157,861	5,093,362	496,683	169,954	3,301	3,098,665	10,019,826
Loans:
Individually evaluated for impairment	$—	244,284	—	—	—	—	244,284
Collectively evaluated for impairment	$92,147,281	302,872,854	36,266,809	10,029,771	412,943	—	441,729,658

The Bank individually evaluates for impairment all loans that are on nonaccrual status. Additionally, all troubled debt restructurings are individually evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Management may also elect to apply an additional collective reserve to groups of impaired loans based on current economic or market factors. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance. During 2013 and 2012, the Bank did not modify any loans that would be considered a troubled debt restructuring.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(3)	Loans, continued

The following tables present impaired loans by class of loans as of December 31, 2013 and 2012:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2013
Impaired loans without related allowance:
Commercial, financial and agricultural	$26,928	235,712	—	2,244
Real estate-mortgage	3,343,696	4,429,163	—	2,075,006
Real estate-construction	—	—	—	—
Consumer	—	—	—	—
Leases	—	—	—	—

Total	$3,370,624	4,664,875	—	2,077,250

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
December 31, 2012
Impaired loans without related allowance:
Commercial, financial and agricultural	$—	—	—	—
Real estate-mortgage	244,284	394,818	—	400,339
Real estate-construction	—	—	—	—
Consumer	—	—	—	—
Leases	—	—	—	—

Total	$244,284	394,818	—	400,339

For the years ended December 31, 2013 and 2012, the Bank did not recognize a material amount of interest income on impaired loans.

During 2009, the Bank purchased certain loans that had evidence of credit deterioration since origination and management has determined that it is probable that they will not collect all contractually-required principal and interest payments. These loans were purchased at a discount and this discount has been deemed a non-accretable discount as it represents management’s estimate of the difference between the contractually-required payments at acquisition and the cash flows expected to be collected over the respective lives of the loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reversal of the non-accretable difference with a positive impact on interest income. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows. The principal balance of these loans was approximately $402,000 and $424,000 as of December 31, 2013 and 2012, respectively, and the non-accretable discount was approximately $71,000 at December 31, 2013 and 2012.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(3)	Loans, continued

The following tables present the aging of the recorded investment in past due loans and non-accrual loan balances as of December 31, 2013 and 2012 by class of loans. All loans greater than 90 days past due are placed on non-accrual status.

	30–59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total	Non-Accrual
December 31, 2013
Commercial, financial and agricultural	$—	—	—	—	103,243,996	103,243,996	26,928
Real estate-mortgage	342,693	—	2,578,579	2,921,272	400,126,205	403,047,477	3,343,696
Real estate-construction	—	—	—	—	58,371,861	58,371,861	—
Consumer	—	—	—	—	17,878,657	17,878,657	—
Leases	—	—	—	—	5,751	5,751	—

	$342,693	—	2,578,579	2,921,272	579,626,470	582,547,742	3,370,624

December 31, 2012
Commercial, financial and agricultural	$—	—	—	—	92,147,281	92,147,281	—
Real estate-mortgage	—	—	—	—	303,117,138	303,117,138	244,284
Real estate-construction	—	—	—	—	36,266,809	36,266,809	—
Consumer	—	—	—	—	10,029,771	10,029,771	—
Leases	—	—	—	—	412,943	412,943	—

	$—	—	—	—	441,973,942	441,973,942	244,284

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Other Assets Especially Mentioned (“OAEM”): Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage but may not be immediately marketable.

Substandard: Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Doubtful: Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment. Loans classified as doubtful will be placed on non-accrual, analyzed and fully or partially charged-off based on review of collateral and other relevant factors.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(3)	Loans, continued

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2013 and 2012, and based on the most recent analyses performed, the risk category of loans by class of loans is as follows:

December 31, 2013	Pass	OAEM	Substandard	Doubtful	Total
Commercial, financial and agricultural	$100,067,044	1,257,017	1,893,007	26,928	103,243,996
Real estate-mortgage	392,563,426	3,828,681	3,311,674	3,343,696	403,047,477
Real estate-construction	58,371,861	—	—	—	58,371,861
Consumer	17,878,657	—	—	—	17,878,657
Leases	5,751	—	—	—	5,751

	$568,886,739	5,085,698	5,204,681	3,370,624	582,547,742

December 31, 2012
Commercial, financial and agricultural	$89,383,681	200,402	2,563,198	—	92,147,281
Real estate-mortgage	292,290,354	2,328,167	8,254,333	244,284	303,117,138
Real estate-construction	35,746,167	—	520,642	—	36,266,809
Consumer	10,011,662	—	18,109	—	10,029,771
Leases	412,943	—	—	—	412,943

	$427,844,807	2,528,569	11,356,282	244,284	441,973,942

(4)	Premises and Equipment

Major classifications of premises and equipment as of December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Land	$3,204,551	2,121,367
Buildings and improvements	6,499,874	4,944,409
Furniture and equipment	2,904,457	2,446,490
Construction in process	4,136,245	3,156,518
Leasehold improvements	2,377,021	2,377,021

	19,122,148	15,045,805
Less accumulated depreciation	2,941,379	2,260,492

	$16,180,769	12,785,313

Depreciation expense amounted to approximately $737,000 and $553,000 in 2013 and 2012, respectively.

The Company is constructing one branch location as of December 31, 2013. Total costs related to this branch are expected to be approximately $5,350,000, of which approximately $3,400,000 has been committed under a construction contract and $2,450,000 has been paid under this contract as of December 31, 2013.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(5)	Deposits

Time deposits greater than or equal to $100,000 totaled approximately $122,080,000 and $118,632,000 as of December 31, 2013 and 2012, respectively.

At December 31, 2013, contractual maturities of time deposits are summarized as follows:

2014	$91,592,361
2015	14,626,556
2016	10,827,723
2017	11,233,953
2018	9,782,576

$138,063,169

As of December 31, 2013, there were two customers with approximately $72,250,000 in aggregate deposits, or 11% of total Bank deposits. As of December 31, 2012 there was one customer with approximately $35,000,000 in deposits, or 6% of bank deposits.

(6)	Federal Home Loan Bank Advances

At December 31, 2013, the Company had advances outstanding from the FHLB that are summarized as follows:

Advance	Interest Basis	Current Rate	Maturity	Call or Conversion Date
$ 2,000,000	Fixed	4.06%	February 1, 2019	N/A
15,000,000	Fixed	1.04%	January 25, 2016	N/A
5,000,000	Fixed	3.96%	July 2, 2018	N/A

$22,000,000

At December 31, 2012, the Company had advances outstanding from the FHLB that are summarized as follows:

Advance	Interest Basis	Current Rate	Maturity	Call or Conversion Date
$ 2,000,000	Fixed	4.06%	February 1, 2019	N/A
15,000,000	Fixed	1.04%	January 25, 2016	N/A
5,000,000	Fixed	3.96%	July 2, 2018	July 2, 2013
2,500,000	Fixed	3.69%	September 18, 2013	N/A

$24,500,000

As of December 31, 2013, the Company had outstanding unfunded standby letters of credit with the FHLB totaling $46,000,000.

The Company has pledged under blanket floating liens approximately $340,845,000 and $298,136,000 in residential first mortgage loans, home equity lines of credit, commercial real estate loans, and loans secured by multi-family real estate as security for these advances and letters and possible future advances as of December 31, 2013 and 2012, respectively. The value of the pledged collateral, when using appropriate discount percentages as prescribed by the FHLB, equals or exceeds the advances and unfunded standby letters of credit outstanding. At December 31, 2013, the Company has approximately $122,366,000 in additional borrowing capacity under its borrowing arrangement with the FHLB.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(6)	Federal Home Loan Bank Advances, continued

The Company has available lines of credit for overnight borrowings totaling $64,600,000 at December 31, 2013.

(7)	Non-Recourse Debt

The Company had approximately $195,000 of non-recourse note obligations payable to third party banks as of December 31, 2012. The weighted average interest rate on the notes at December 31, 2012 was 9.63%. These borrowing arrangements were used to fund capital leases extended to Bank customers and matured during 2013.

(8)	Income Taxes

The components of income tax expense for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Current	$408,939	70,593
Deferred	549,561	(239,822)
Expense/(benefit) of operating loss carryforwards	1,351,594	1,240,029

	$2,310,094	1,070,800

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Pretax income at statutory rate	$2,147,406	1,063,558
State income tax expense, net	250,628	124,820
Cash surrender value income	(80,128)	(65,811)
Tax exempt interest	(56,031)	(68,243)
Other	48,219	16,476

	$2,310,094	1,070,800

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(8)	Income Taxes, continued

The following summarizes the components of deferred taxes at December 31, 2013 and 2012.

	2013	2012
Deferred income tax assets:
Allowance for loan losses	$2,501,399	2,563,347
Accrued expenses	107,212	523,353
Operating loss carryforwards and credits	3,259,637	4,611,231
Premises and equipment	672,266	810,985
Capital loss carryforward	13,628	13,628
Non-accrual interest income	74,645	21,850
Stock-based compensation	346,787	234,559
Other real estate	32,163	32,163
Other	164,803	155,834

Total gross deferred income tax assets	7,172,540	8,966,950
Less valuation allowance	(12,101)	(12,101)

Net deferred income tax assets	7,160,439	8,954,849

Deferred income tax liabilities:
Unrealized gains on investment securities available-for-sale	156,428	808,161
Prepaid expenses	154,293	—
Leases	92,638	140,186

Total gross deferred income tax liabilities	403,359	948,347

Net deferred income tax assets	$6,757,080	8,006,502

As of December 31, 2013, the Company has net operating loss carryforwards totaling approximately $8,691,000 for federal and state taxes that will begin to expire in 2028 unless previously utilized.

(9)	Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	December 31,
	2013	2012
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$141,887,000	96,244,000
Stand-by letters of credit	$4,066,000	2,591,000

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(9)	Commitments, continued

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit, if deemed necessary by the Company, is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

In the normal course of business, the Company may be named as defendant in certain litigation. Some of these matters may claim substantial damages. After consultation with outside legal counsel, management believes that resolution of these issues will not result in material adverse effect on the Company’s financial position or results of operations.

(10)	Derivative Financial Instruments and Hedging Transactions

The Company is exposed to certain risks relating to its ongoing business operations. The primary risk managed by using derivative instruments is interest rate risk. Interest rate swaps are entered into to manage interest rate risk associated with certain of the Company’s fixed-rate loans. The Company has also entered into interest rate swap contracts with certain of its customers. To hedge the associated risk, the Company entered into reciprocal interest rate swap agreements with a third party.

ASC 815, Derivatives and Hedging, requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet. As of December 31, 2013, the approximate fair values and notional amounts of the Company’s derivative instruments, as well as their location on the consolidated balance sheet, are included in the table below. There were no material derivative instruments outstanding as of December 31, 2012.

	Balance Sheet Location	Fair Value	Notional Amount
December 31, 2013
Interest rate swaps designated as fair value hedges	Other Assets	$62,000	17,264,000
Interest rate swaps with customers	Other Liabilities	$(352,000)	10,018,000
Reciprocal interest rate swaps	Other Assets	$352,000	10,018,000

During the year ended December 31, 2013, the Company recognized a gain of approximately $16,000 related to the ineffective portion of derivatives designated as fair value hedges. The gain is included in other income in the consolidated statement of earnings. There were no gains or losses recognized on fair value hedges during the year ended December 31, 2012.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(11)	Employee Benefit Plans

Equity Incentive Plan

During 2011, the Company adopted the National Commerce Corporation 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). The 2011 Equity Incentive Plan was adopted to provide a means of enhancing and encouraging the recruitment and retention of individuals on whom the success of the Company depends. The 2011 Equity Incentive Plan provides for the grant of stock options, phantom stock, performance awards and restricted and unrestricted stock awards. A total of 500,000 shares were reserved for possible issuance under the plan. The Company did not issue any stock options during 2013 or 2012.

A summary of activity in the stock option plan for the years ended December 31, 2013 and 2012 is presented below:

	2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	220,500	$14.57	220,500	$14.57
Granted	—	—	—	—
Forfeited	—	—	—	—

Outstanding, end of year	220,500	$14.57	220,500	$14.57

Exercisable, end of year	220,500	$14.57	220,500	$14.57

The options outstanding and exercisable at December 31, 2013 have a weighted average remaining contractual life of approximately eight years. As of December 31, 2013, there was no unrecognized compensation expense as all stock options immediately vested. No compensation expense related to stock options was recognized in 2013 or 2012.

During 2013 and 2012, the Company granted certain key employees performance share awards under the 2011 Equity Incentive Plan. The awards will vest over five years and the number of shares ultimately awarded is both fixed and variable. Some grants vest over time and ultimate payout is fixed. Other awards are based on factors such as loan production and the Company’s performance relative to peers over time using metrics such as net income and asset quality. The Company will record total compensation expense equal to the amount of shares it expects to payout at the end of the award period over the associated vesting period. The Company recognized $293,100 and $112,050 in compensation expense related to performance share awards during 2013 and 2012, respectively. As of December 31, 2013, there was approximately $584,000 of unrecorded compensation related to the performance share awards.

Defined Contribution Plan

The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15% of salary income on a pre-tax or after-tax basis, subject to certain Internal Revenue Service limits. Effective January 1, 2013, the Company amended the plan to include a matching employer contribution equal to 50% of the first 3% deferred by eligible participants. During 2013, the Company recognized matching contribution expense of approximately $142,000. Under the plan, the Company can also make additional discretionary contributions, as determined by the Board of Directors. The Company recognized $80,000 in discretionary contributions to the plan during 2012.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(12)	Related Party Transactions

The Company conducts transactions with directors and executive officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Company’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. At December 31, 2013 and 2012, deposits from directors, executive officers and their related interests aggregated approximately $8,737,000 and $12,082,000, respectively. These deposits were taken in the normal course of business at market interest rates. The following is a summary of activity for related party loans for 2013:

Balance at December 31, 2012	$840,456
New loans	208,170
Repayments	(530,805)

Balance at December 31, 2013	$517,821

(13)	Shareholders’ Equity

On October 25, 2011, the shareholders of the Company approved a reverse stock split of the Company’s common stock, whereby each shareholder received one share of common stock for every two shares owned. The reverse stock split also proportionately reduced the number of authorized shares of all classes of the Company’s capital stock. All share amounts have been restated in the accompanying financial statements to reflect the reverse stock split as if the transaction had occurred as of the earliest period presented.

In connection with the Company’s formation and initial offering, 247,500 warrants for shares were issued to the organizers. The warrants were issued at the initial offering price of $20 per share and vested evenly over a five-year period. The warrants will be exercisable for a period of ten years following issuance, but generally no later than three months after the holder ceases to serve as a director. As of December 31, 2013, there were 30,000 warrants outstanding and exercisable. These warrants expire in June 2014.

(14)	Regulatory Matters

Banking regulations limit the amount of dividends that the Bank may pay without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings, and the ratio of equity capital to total assets. The Bank is currently not allowed to pay dividends until it becomes cumulatively profitable.

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(14)	Regulatory Matters, continued

As of December 31, 2013 and 2012, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts (in thousands) and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total Capital (to Risk Weighted Assets)
Consolidated	$92,718	15.83%	$46,847	8.00%	N/A	N/A
Bank	$91,918	15.71%	$46,803	8.00%	$58,504	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$85,376	14.58%	$23,423	4.00%	N/A	N/A
Bank	$84,583	14.46%	$23,402	4.00%	$35,103	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$85,376	12.18%	$28,043	4.00%	N/A	N/A
Bank	$84,583	12.07%	$28,042	4.00%	$35,053	5.00%

As of December 31, 2012
Total Capital (to Risk Weighted Assets)
Consolidated	$83,830	18.86%	$35,559	8.00%	N/A	N/A
Bank	$82,929	18.66%	$35,552	8.00%	$44,440	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$78,219	17.60%	$17,780	4.00%	N/A	N/A
Bank	$77,318	17.40%	$17,776	4.00%	$26,664	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$78,219	12.42%	$25,185	4.00%	N/A	N/A
Bank	$77,318	12.28%	$25,183	4.00%	$31,479	5.00%

(15)	Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate and repossessed assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded or disclosed at fair value.

Cash and Cash Equivalents

For disclosure purposes, for cash, due from banks, interest-bearing deposits, and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale

Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Other Investments

For disclosure purposes, the carrying amount of other investments approximates their fair value.

Loans and Mortgage Loans Held-for-Sale

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Loans and Mortgage Loans Held-for-Sale, continued

December 31, 2013 and 2012, impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral, or loans that are charged down according to the fair value of collateral, require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Company records the impaired loan as nonrecurring Level 2. When the fair value is based on an appraised value, the Company records the impaired loan as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held-for-sale are carried at cost which is a reasonable estimate of fair value.

Bank Owned Life Insurance

For disclosure purposes, the fair value of the cash surrender value of life insurance policies is equivalent to the carrying value.

Other Real Estate

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the other real estate as nonrecurring Level 2. When fair value is based on an appraised value or management’s estimate of value, the Company records the other real estate or repossessed asset as nonrecurring Level 3.

Deposits

For disclosure purposes, the fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed rate maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

For disclosure purposes, the fair value of the Federal Home Loan Bank Advances is based on the quoted value for similar remaining maturities provided by the FHLB.

Non-Recourse Debt

For disclosure purposes, the carrying amount of non-recourse debt approximates its fair value.

Derivative Financial Instruments

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Derivative Financial Instruments, continued

observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments are based on an expectation of future interest rates (forward curves derived from observable market interest rate curves).

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting any applicable credit enhancements such as collateral postings, thresholds, mutual puts and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself or the counterparty. However, as of December 31, 2013 and 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustment is not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations are classified in Level 2 of the fair value hierarchy.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are generally short-term and made using variable rates, the carrying value and estimated fair value associated with these instruments are immaterial.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012.

	Level 1	Level 2	Level 3	Total
December 31, 2013
Mortgage-backed securities	$—	33,741,687	—	33,741,687
Municipal securities	—	4,269,570	—	4,269,570
Investment in mutual fund	—	9,967,320	—	9,967,320

Total investment securities available-for-sale	$—	47,978,577	—	47,978,577

Derivative assets	$—	493,439	—	414,428

Derivative liability	$—	352,381	—	352,381

December 31, 2012
Mortgage-backed securities	$—	35,141,167	—	35,141,167
Municipal securities	—	5,583,098	—	5,583,098

Total investment securities available-for-sale	$—	40,724,265	—	40,724,265

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Assets Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2013 and 2012.

	Level 1	Level 2	Level 3	Total
December 31, 2013
Other real estate and repossessed assets	$—	—	845,000	845,000
Impaired loans	—	—	3,370,624	3,370,624

December 31, 2012
Other real estate and repossessed assets	$—	—	95,000	95,000
Impaired loans	—	—	244,284	244,284

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Assets Recorded at Fair Value on a Nonrecurring Basis, continued

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2013 and 2012 were as follows:

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3
December 31, 2013
Assets:
Cash and cash equivalents	$124,135,918	124,135,918	—	—
Investment securities available-for-sale	47,978,577	—	47,978,577	—
Other investments	4,482,300	—	4,482,300	—
Loans, net	572,882,794	—	566,207,170	3,370,624
Mortgage loans held-for-sale	7,158,706	—	7,158,706	—
Bank owned life insurance	8,247,445	—	8,247,445	—
Derivative assets	493,439	—	493,439	—

Liabilities:
Deposits	678,031,470	—	674,070,470	—
Federal Home Loan Bank advances	22,000,000	—	22,743,000	—
Derivative liability	352,381	—	352,381	—

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3
December 31, 2012
Assets:
Cash and cash equivalents	$171,287,401	171,287,401	—	—
Investment securities available-for-sale	40,724,265	—	40,724,265	—
Other investments	4,349,150	—	4,349,150	—
Loans, net	431,432,336	—	428,312,053	224,284
Mortgage loans held-for-sale	13,835,679	—	13,835,679	—
Bank owned life insurance	8,011,778	—	8,011,778	—

Liabilities:
Deposits	580,236,586	—	579,422,586	—
Federal Home Loan Bank advances	24,500,000	—	24,975,000	—
Non-recourse debt	194,711	—	—	194,711

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(15)	Fair Value Measurements and Disclosures, continued

Limitations, continued

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include mortgage banking operations, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(16)	National Commerce Corporation (Parent Company Only) Financial Information

Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Cash and due from banks	$804,628	948,787
Investment in subsidiary	87,609,221	84,447,801
Other assets	535,376	454,092

	$88,949,225	85,850,680

Liabilities and Shareholders’ Equity
Other liabilities	$10,000	—

Total liabilities	10,000	—

Commitments

Shareholders’ equity:
Common stock	5,730,114	5,730,114
Additional paid-in capital	91,774,130	91,481,030
Accumulated deficit	(8,855,527)	(12,861,334)
Accumulated other comprehensive income	290,508	1,500,870

Total shareholders’ equity	88,939,225	85,850,680

	$88,949,225	85,850,680

Statements of Earnings

For the Years Ended December 31, 2013 and 2012

	2013	2012
Income	$—	—
Other expense	122,480	97,201

Total expenses	122,480	97,201

Loss before equity in undistributed earnings of Bank	(122,480)	(97,201)
Equity in undistributed earnings of Bank	4,078,683	2,117,296
Income tax benefit	49,604	37,218

Net earnings	$4,005,807	2,057,313

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(16)	National Commerce Corporation (Parent Company Only) Financial Information, continued

Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net earnings	$4,005,807	2,057,313
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(4,078,683)	(2,117,296)
Deferred income tax benefit	(81,283)	(37,218)
Change in interest payable and other liabilities	10,000	(25,000)

Net cash used by operating activities	(144,159)	(122,201)

Net change in cash	(144,159)	(122,201)
Cash at beginning of year	948,787	1,070,988

Cash at end of year	$804,628	948,787

(17) Subsequent Events

During April 2014, the Company reincorporated in Delaware. As a result of this reincorporation, the par value of the Company’s stock was changed from $1.00 par per share to $0.01 par per share. Additionally, all outstanding non-voting common shares were converted to common voting shares and any fractional shares were cashed out and totaled 17.5 shares. Other than the cash out of fractional shares, the reincorporation had no impact on total shares outstanding or total equity of the Company.

On June 6, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Group Banking Company of Florida, Inc. (“United”), the holding company of United Legacy Bank. Pursuant to the terms of the Merger Agreement, United will be merged with and into the Company, with the Company surviving the merger. After the merger, United Legacy Bank will be merged with and into the Bank, with the Bank surviving the merger. The transactions contemplated by the Merger Agreement are expected to be completed during 2014 and are contingent on customary conditions, including regulatory approval and the approval of the shareholders of both the Company and United.

Under the terms of the Merger Agreement, United shareholders will have the opportunity to elect to receive, for each of their shares, either 0.057794 shares of the Company’s common stock or $1.30 in cash, subject to a limitation of approximately $2,950,000 paid in cash. The Company expects to record goodwill and intangible assets of approximately $7 million related to this acquisition. The Company is not able to make the remaining disclosures required by purchase accounting standards as management has not yet completed the initial accounting for this business combination.

On August 29, 2014, the Bank entered into a membership interest purchase agreement with the members of CBI Holding Company, LLC, a Delaware limited liability company (“CBI Holding”), pursuant to which the Bank acquired 70.0% of the outstanding membership interests of CBI Holding in exchange for cash consideration of approximately $16 million. CBI Holding owns 100% of the membership interests of Corporate Billing, LLC (“Corporate Billing”), an Alabama limited liability company that is based in Decatur, Alabama and is engaged in the business of factoring commercial accounts receivable. The Bank has an option to purchase the remaining 30.0% interest in CBI Holding for a purchase price based on a

NATIONAL COMMERCE CORPORATION

Notes to Consolidated Financial Statements, continued

(17)	Subsequent Events, continued

multiple of CBI Holdings’ earnings. The option is exercisable by the Bank at any time beginning on the fifth anniversary of the closing date and ending on the eighth anniversary of the closing date.

Also in connection with the acquisition of CBI Holding, the Bank made a $100 million line of credit available to Corporate Billing. Corporate Billing utilized the line of credit to refinance its existing line of credit with another commercial bank and to payoff subordinated debt. The line of credit bears interest at the federal funds target rate plus twenty-five (25) basis points and is secured by all of the assets of Corporate Billing. The line of credit is also guaranteed by CBI Holding.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and due from banks	$4,065	$1,908
Interest-bearing deposits with banks	20,696	10,104

Cash and cash equivalents	24,761	12,012
Investment securities available-for-sale	42,468	42,907
Other investments	1,177	1,130
Loans, net of unearned income	152,559	147,265
Less: allowance for loan losses	2,291	2,243

Loans, net	150,268	145,022
Premises and equipment, net	8,384	8,452
Accrued interest receivable	553	562
Bank owned life insurance	2,126	2,098
Other real estate	—	102
Other assets	6,326	6,858

	$236,063	$219,143

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand deposits	$46,727	$38,542
Interest-bearing demand deposits	100,176	84,837
Savings deposits	2,852	2,729
Time	51,136	56,010

Total deposits	200,891	182,118
Federal Home Loan Bank advances	6,865	4,865
Short-term borrowings	—	5,000
Accrued interest payable	25	33
Other liabilities	305	169

Total liabilities	208,086	192,185

Commitments
Common stock , $.01 par value, 32 million shares authorized,
30,251,341 shares issued and outstanding	303	303
Additional paid-in capital	36,344	36,290
Accumulated deficit	(7,575)	(7,787)
Accumulated other comprehensive loss	(1,095)	(1,848)

Total shareholders’ equity	27,977	26,958

	$236,063	$219,143

See accompanying notes to unaudited consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Interest and dividend income:
Interest and fees on loans	$1,828	$1,652	$3,590	$3,277
Interest and dividends on taxable investment securities	229	143	473	274
Interest on non-taxable investment securities	31	—	55	—
Interest on interest-bearing deposits and federal funds sold	14	8	22	20

Total interest income	2,102	1,803	4,140	3,571
Interest expense:
Interest on deposits	228	217	450	454
Interest on borrowings	9	—	17	—

Total interest expense	237	217	467	454
Net interest income	1,865	1,586	3,673	3,117
Provision for loan losses	78	74	170	290
Net interest income after provision for loan losses	1,787	1,512	3,503	2,827
Other income:
Service charges and fees on deposit accounts	52	51	99	105
Income from bank owned life insurance	14	15	28	31
Gain on sale of investment securities available-for-sale	—	—	36	—
Other	75	99	133	163

Total other income	141	165	296	299

Other expense:
Salaries and employee benefits	872	819	1,759	1,620
Occupancy and equipment	265	241	532	506
Other operating	555	518	1,168	1,138

Total other expense	1,692	1,578	3,459	3,264

Earnings (loss) before income taxes	236	99	340	(138)
Income tax expense (benefit)	90	47	128	(35)

Net earnings (loss)	$146	$52	$212	$(103)

Basic and diluted net earnings (loss) per common share	$0.00	$0.00	$0.01	$(0.00)

See accompanying notes to unaudited consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Net earnings (loss)	$146	$52	$212	$(103)
Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on investment securities available-for-sale:
Unrealized (losses) gains arising during the period, net of tax of $304, $573, $475, and $742, respectively	497	(935)	789	(1,212)
Reclassification adjustment for gains included in net earnings, net of tax of $22 during the six months ended June 30, 2013	—	—	(36)	—

Other comprehensive (loss) income	497	(935)	753	(1,212)

Comprehensive income / (loss)	$643	$(883)	$965	$(1,315)

See accompanying notes to unaudited consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive (Loss) Income	Total
Balance, December 31, 2013	$303	$36,290	$(7,787)	$(1,848)	$26,958
Share-based compensation expense		54			54
Net earnings			212		212
Change in unrealized gain/loss on securities available-for- sale, net of tax	—	—	—	753	753

Balance, June 30, 2014	$303	$36,344	$(7,575)	$(1,095)	$27,977

See accompanying notes to unaudited consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands, except per share data)

	For The Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$212	$(103)
Adjustments to reconcile net earnings to net cash provided operating activities:
Provision for loan losses	170	290
Depreciation, amortization and accretion	158	150
Stock-based compensation	54	55
Net amortization of securities available for sale	175	402
Gain on sale of securities available for sale	(36)	—
Loss on sale of forcelosed real estate	10	167
Write-down of other real estate	—	30
Change in:
Accrued interest receivable and other assets	33	(256)
Accrued interest payable and other liabilities	130	111
Cash surrender value of life insurance	(28)	(31)

Net cash provided by operating activities	878	815

Cash flows from investing activities:
Change in interest-bearing time deposits in banks	—	25
Purchases of securities available-for-sale	(4,390)	(2,114)
Proceeds from sale of securities available-for-sale	4,334	—
Proceeds from calls, maturities and paydowns of securities	1,562	2,465
(Purchase) redemption of restricted equity securities	(47)	38
Proceeds from sale of foreclosed real estate	92	843
Net increase in loans	(5,362)	(758)
Purchases of premises and equipment	(90)	(141)

Net cash (used by) provided by investing activities	(3,901)	358

Cash flows from financing activities:
Net change in demand and savings deposits	23,647	(4,512)
Net change in time deposits	(4,875)	(3,093)
Proceeds from Federal Home Loan Bank advances	2,000	—
Repayment of short-term borrowings	(5,000)	—
Sale of stock, less offering costs	—	334

Net cash provided by (used by) financing activities	15,772	(7,271)

Net change in cash and cash equivalents	12,749	(6,098)
Cash and cash equivalents at beginning of the period	$12,012	$16,564

Cash and cash equivalents at end of period	$24,761	$10,466

	For The Six Months Ended June 30,
	2014	2013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$475	466
Income taxes	$—	—
Non-cash investing and financing activities:
Transfer of loans to other real estate	$—	160

See accompanying notes to unaudited consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Note 1 – Basis of Presentation

General

The unaudited consolidated financial statements include the accounts of United Group Banking Company of Florida, Inc. (the “Company”) and its wholly-owned subsidiaries, United Legacy Bank (the “Bank”) and RBCF Holdings, Inc. (“RBCF”). The Bank provides a full range of commercial and consumer banking services throughout Central Florida. The Bank is primarily regulated by the Federal Reserve (“Fed”) and the Office of Financial Regulation (“OFR”), and undergoes periodic examinations by these regulatory agencies. The Company is regulated by the Federal Reserve and is also subject to periodic examinations. RBCF was formed to hold and manage some non-performing loans acquired by the Bank.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly United Group Banking Company of Florida’s consolidated balance sheets, and statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the periods presented, and all such adjustments are of a normal recurring nature. All material intercompany transactions are eliminated. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

These interim consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission and, therefore, certain information and footnote disclosures normally presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been omitted or abbreviated. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes contained elsewhere in this Joint Proxy Statement-Prospectus.

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, the allowance for loan losses, useful lives for depreciation and amortization, fair value of financial instruments, deferred tax assets, and contingencies. Estimates that are particularly susceptible to significant change for the Company include the determination of the allowance for loan losses and the assessment of deferred tax assets and liabilities, and therefore are critical accounting policies. Management does not anticipate any material changes to estimates in the near term. Factors that may cause sensitivity to the aforementioned estimates include but are not limited to: external market factors such as market interest rates and employment rates, changes to operating policies and procedures, and changes in applicable banking regulations and economic conditions. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the consolidated financial statements in any individual reporting period presented.

Note 2 – Reclassifications

Certain prior period amounts have been reclassified to conform to the presentation used in 2014. These reclassifications had no material effect on the operations, financial condition or cash flows of the company.

Note 3 – Net Earnings per Common Share

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share are computed by

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

dividing net income by the effect of the issuance of potential common shares that are dilutive and by the sum of the weighted-average number of shares of common stock outstanding. Anti-dilutive potential common shares are excluded from the diluted earnings per share computation and totaled 1,775,000 for the three and six months ended June 30, 2013 and 2014. Since all of the Company’s potential common shares are anti-dilutive, basic and diluted shares outstanding are the same.

The reconciliation of the components of the basic and diluted earnings per share is as follows:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Net earnings (loss) available to common shareholders	$146	52	$212	(109)
Weighted average common shares outstanding	30,251,341	30,251,341	30,251,341	30,141,305
Dilutive effect of stock options	—	—	—	—
Diluted common shares	30,251,341	30,251,341	30,251,341	30,141,305
Basic and diluted earnings (loss) per common share	$0.00	0.00	$0.01	(0.00)

Note 4 – Investment Securities

Investment securities available-for-sale at June 30, 2014 and December 31, 2013 are as follows:

June 30, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$40,653	$—	$1,877	$38,776
Municipal securities	3,571	121	—	3,692

	$44,224	$121	$1,877	$42,468

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$43,965	$13	$2,961	$41,017
Municipal securities	1,905	6	21	1,890

	$45,870	$19	$2,982	$42,907

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-tern prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Details concerning investment securities with unrealized losses as of June 30, 2014 and December 31, 2013 are as follows:

	June 30, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$2,573	$8	$36,203	$1,869	$38,776	$1,877
Municipal securities	—	—	—	—	—	—

	$2,573	$8	$36,203	$1,869	$38,776	$1,877

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$4,171	$191	$32,473	$2,770	$36,644	$2,961
Municipal securities	1,372	21	—	—	1,372	21

	$5,543	$212	$32,473	$2,770	$38,016	$2,982

As of June 30, 2014 the Company does not consider securities with unrealized losses to be other-than-temporarily impaired. The unrealized losses in each category have occurred as a result of changes in interest rates, market spreads and market conditions subsequent to purchase. The Company has the ability and intent to hold its securities for a period of time sufficient to allow for a recovery in fair value. There were no other-than-temporary impairments charged to earnings during the three and six month periods ending June 30, 2014 and 2013.

During the six months ended June 30 2014, the Company sold investment securities for proceeds of $4,334,300 and realized gross gains of $36,000. During the six months ended June 30, 2013, there were no sales of investment securities.

The amortized cost and estimated fair value of securities available-for-sale at June 30, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

June 30, 2014	Amortized Cost	Fair Value
Municipal securities:
0 to 5 years	$—	—
5 to 10 years	—	—
Over 10 years	3,571	3,692
Mortgage-backed securities	40,653	38,776

	$44,224	42,468

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Note 5 – Loans, Allowance for Loan Losses and Credit Quality

Major classifications of loans at June 30, 2014 and December 31, 2013 are summarized as follows:

Loans

	June 30, 2014	December 31, 2013
Real estate –
Commercial	$78,154	$75,523
Residential	34,868	36,192
Construction, development, land	8,055	9,548
Commercial	24,564	18,416
Consumer and other	6,953	7,581

	152,594	147,260
Deferred loan costs	(35)	5
Allowance for loan losses	(2,291)	(2,243)

	$150,268	$145,022

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade areas throughout Central Florida. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market. Portfolio segments utilized by the Bank are identified below. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method for the periods indicated:

Allowance for Loan Losses

	June 30, 2014	December 31, 2013
Balance, beginning of year	$2,243	$2,286

Charge-offs:
Real estate – commercial	-0-	-0-
Real estate – residential	-0-	(190)
Real estate – construction, development, land	-0-	-0-
Commercial	-0-	(152)
Consumer and other	(134)	(227)

Total charge offs	(134)	(569)

Recoveries:
Real estate – commercial	-0-	-0-
Real estate – residential	12	47
Real estate – construction, development, land	-0-	-0-
Commercial	-0-	-0-
Consumer and other	-0-	-0-

Total recoveries	12	47

Net charge-offs	(122)	(522)

Provision charged to operations	170	479

Balance, end of year	$2,291	$2,243

	Real Estate – Commercial	Real Estate – Residential	Real Estate – Construction Development Land	Commercial	Consumer and Other	Total
June 30, 2014
Allowance allocated for loans:
Individually evaluated for impairment	$91	$296	$-0-	$-0-	$-0-	$387
Collectively evaluated for impairment	916	248	89	415	236	1,904

	$1,007	$544	$89	$415	$236	$2,291

June 30, 2014
Loans:
Individually evaluated for impairment	$1,330	$2,568	$655	$151	$51	$4,755
Collectively evaluated for impairment	76,824	32,300	7,400	24,413	6,902	147,839

	$78,154	$34,868	$8,055	$24,564	$6,953	$152,594

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

	Real Estate – Commercial	Real Estate – Residential	Real Estate – Construction Development Land	Commercial	Consumer and Other	Total
December 31, 2013 –
Allowance allocated for loans:
Individually evaluated for impairment	$91	$281	$-0-	$-0-	$-0-	$372
Collectively evaluated for impairment	822	400	94	300	255	1,871

	$913	$681	$94	$300	$255	$2,243

December 31, 2013 –
Loans:
Individually evaluated for impairment	$1,924	$2,234	$1,169	$151	$104	$5,582
Collectively evaluated for impairment	73,599	33,958	8,379	18,265	7,477	141,678

	$75,523	$36,192	$9,548	$18,416	$7,581	$147,260

The Bank individually evaluates for impairment all loans that are on nonaccrual status. Additionally, all troubled debt restructurings are individually evaluated for impairment. A loan is considered impaired when, based on current events and circumstances it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are generally applied as a reduction of the outstanding principal balance. During 2013 and the six months ended June 30, 2014, the Bank did not modify any loans that would be considered a troubled debt restructuring.

The following tables present impaired loans by class of loans as of June 30, 2014 and December 31, 2013.

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Recorded Investment	Interest Income Recognized

June 30, 2014
Without a specific allowance recorded:
Real estate – commercial	$1,085	$1,085	$-0-	$1,090	$3
Real estate – residential	2,112	2,112	-0-	2,055	5
Real estate – construction, development, land	655	655	-0-	914	23
Commercial	151	141	-0-	146	3
Consumer and other	51	112	-0-	52	2

	$4,054	$4,105	$-0-	$4,257	$36

June 30, 2014
With a specific allowance recorded:
Real estate – commercial	$245	$245	$91	$245	$4
Real estate – residential	456	489	296	445	-0-
Real estate – construction, development, land	-0-	-0-	-0-	-0-	-0-
Commercial	-0-	-0-	-0-	-0-	-0-
Consumer and other	-0-	-0-	-0-	-0-	-0-

	$701	734	387	690	4

Totals, June 30, 2014	$4,755	4,839	387	4,947	40

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Recorded Investment	Interest Income Recognized

December 31, 2013 –
Without a specific allowance recorded:
Real estate – commercial	$1,682	$1,682	$-0-	$1,708	$24
Real estate – residential	1,799	1,989	-0-	2,007	8
Real estate – construction, development, land	1,169	1,169	-0-	1,212	22
Commercial	151	303	-0-	214	8
Consumer and other	104	328	-0-	166	15

	$4,905	$5,471	$-0-	$5,307	$77

December 31, 2013 –
With a specific allowance recorded:
Real estate – commercial	$242	$242	$91	$242	$-0-
Real estate – residential	435	469	281	237	-0-
Real estate – construction, development, land	-0-	-0-	-0-	-0-	-0-
Commercial	-0-	-0-	-0-	-0-	-0-
Consumer and other	-0-	-0-	-0-	-0-	-0-

	$677	$711	$372	$479	$-0-

Totals, December 31, 2013	$5,582	$6,182	$372	$5,786	$77

The following tables present the aging of the recorded investment in past due loans and non-accrual loan balances as of June 30, 2014 and December 31, 2013 by class of loans.

	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current Loans	Total Loans	Loans > 90 Days and Accruing
June 30, 2014
Real estate – commercial	$-0-	$304	$304	$77,850	$78,154	$304
Real estate – residential	85	1,666	1,751	33,117	34,868	-0-
Real estate – construction, development, land	63	-0-	63	7,992	8,055	-0-
Commercial	105	46	151	24,413	24,564	46
Consumer and other	204	157	361	6,592	6,953	126

	$457	$2,173	$2,630	$149,964	$152,594	$476

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current Loans	Total Loans	Loans > 90 Days and Accruing
December 31, 2013 –
Real estate – commercial	$294	$882	$1,176	$74,347	$75,523	$-0-
Real estate – residential	258	1,790	2,048	34,144	36,192	445
Real estate – construction, development, land	139	1,169	1,308	8,240	9,548	-0-
Commercial	129	-0-	129	18,287	18,416	-0-
Consumer and other						78

	$974	$3,952	$4,926	$142,334	$147,260	$523

Composition of non-accrual loans disaggregated by class

	June 30, 2014	December 31, 2013
Real estate – commercial	$865	$882
Real estate – residential	2,421	2,088
Real estate – construction, development, land	655	1,169
Commercial	-0-	-0-
Consumer and other	51	104

	$3,992	$4,243

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Weakness exists that could cause future impairment, including the deterioration of financial ratios, past due status and questionable management capabilities. Collateral values generally afford adequate coverage but may not be immediately marketable.

Substandard. Specific and well-defined weaknesses exist that may include poor liquidity and deterioration of financial ratios. The loan may be past due and related deposit accounts experiencing overdrafts. Immediate corrective action is necessary.

Doubtful. Specific weaknesses characterized as Substandard that are severe enough to make collection in full unlikely. There is no reliable secondary source of full repayment. Loans classified as doubtful will be placed on non-accrual, analyzed and fully or partially charged-off based on review of collateral and other relevant factors.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. As of June 30, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

Credit Quality

Credit Exposure Based on Risk Ratings:

	Pass	Special Mention	Substandard	Doubtful
June 30, 2014
Loan Category
Real estate – commercial	$76,847	$1,062	$245	$-0-
Real estate – residential	32,312	135	2,421	-0-
Real estate – construction, development, land	7,229	171	655	-0-
Commercial	24,413	-0-	151	-0-
Consumer and other	6,799	103	51	-0-

	$147,600	$1,471	$3,523	$-0-

Credit Exposure Based on Risk Ratings:

	Pass	Special Mention	Substandard	Doubtful
December 31, 2013 –
Loan Category
Real estate – commercial	$72,355	$2,926	$242	$-0-
Real estate – residential	33,882	222	2,088	-0-
Real estate – construction, development, land	8,205	174	1,169	-0-
Commercial
Consumer and other	7,373	104	104	-0-

	$140,078	$3,428	$3,754	$-0-

Note 6 – Fair Value Measurements and Disclosures

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate and repossessed assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded or disclosed at fair value.

Cash and Cash Equivalents

For disclosure purposes, for cash, due from banks, and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale

Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Other Investments

For disclosure purposes, the carrying amount of other investments approximates their fair value.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2014 and December 31, 2013, impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral, or loans that are charged down according to the fair value of collateral, require classification in the fair value hierarchy. Since the fair value is based generally on appraised values, the Company records impaired loans as nonrecurring Level 3.

For disclosure purposes, the fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Bank Owned Life Insurance

For disclosure purposes, the fair value of the cash surrender value of life insurance policies is equivalent to the carrying value.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Other Real Estate

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Since fair value is based on an appraised value or management’s estimate of value, the Company records other real estate or repossessed assets as nonrecurring Level 3.

Deposits

For disclosure purposes, the fair value of demand deposits, NOW and money market accounts, and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed rate maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

For disclosure purposes, the fair value of the Federal Home Loan Bank Advances is based on the quoted value for similar remaining maturities provided by the FHLB.

Commitments to Extend Credit and Standby Letters of Credit

Because commitments to extend credit and standby letters of credit are generally short-term and made using variable rates, the carrying value and estimated fair value associated with these instruments are immaterial.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013.

June 30, 2014	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
Available-for-sale securities	$42,468	$0	$42,468	$0
Cash surrender value of life insurance	2,126	0	2,126	0

December 31, 2013
Available-for-sale securities	$42,907	0	42,907	0
Cash surrender value of life insurance	2,098	0	2,098	0

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with U.S. GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of June 30, 2014 and December 31, 2013.

June 30, 2014	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
Impaired loans, net of specific reserves	$4,357	$0	$0	$4,357

December 31, 2013
Impaired loans, net of specific reserves	$5,210	0	0	5,210
Other real estate	102	0	0	102

The carrying amounts and estimated fair values of the Company’s financial instruments at June 30, 2014 and December 31, 2013 were as follows:

	June 30, 2014		December 31, 2013
	Carrying amount	Fair Value	Carrying amount	Fair Value
Financial assets:
Cash and cash equivalents	$24,761	24,761	$12,012	12,012
Securities available for sale	42,468	42,468	42,907	42,907
Loans receivable	150,268	150,784	145,022	145,428
Accrued interest receivable	553	553	562	562

Financial liabilities:
Deposits	200,891	201,091	182,118	182,457
FHLB advance and debt	6,865	6,875	9,865	9,865
Accrued interest payable	25	25	33	33

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Notes to Unaudited Consolidated Financial Statements

(amounts in tables in thousands except per share data)

deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 7 – Recently Issued Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, which permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the U.S. Treasury and London Interbank Offered Rate. The ASU also amends previous rules by removing the restriction on using different benchmark rates for similar hedges. This amendment applies to all entities that elect to apply hedge accounting of the benchmark interest rate. The amendments in this ASU were effective for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company did not have derivative instruments during 2013 or the six months ended June 30, 2014 and therefore the adoption of this standard had no impact on its financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides that an unrecognized tax benefit, or a portion thereof, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent that a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date to settle any additional income taxes that would result from disallowance of a tax position, or the tax law does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability. These amendments in this ASU are effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption and retrospective application is permitted. The Company has adopted this update, but such adoption had no impact on its financial position or results of operations.

In January 2014, the FASB issued ASU No. 2014-1, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects, which provides guidance on accounting for investments by a reporting entity in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. It permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial investment in proportion to the tax credits and other tax benefits received, and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments are effective for public entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014, and are effective for all entities other than public entities for annual periods beginning after December 15, 2014, and interim reporting periods within annual periods beginning after December 15, 2015. Early adoption is permitted and retrospective application is required for all periods presented. The Company does not have an investment in a limited partnership, and therefore the adoption of this standard had no impact on its financial position or results of operations.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

United Group Banking Company of Florida, Inc. and Subsidiaries

Longwood, Florida

We have audited the accompanying consolidated financial statements of United Group Banking Company of Florida, Inc. and Subsidiaries, which comprise the consolidated statements of financial condition as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Group Banking Company of Florida, Inc. and Subsidiaries as December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Saltmarsh, Cleaveland & Gund

Orlando, Florida

May 9, 2014

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

ASSETS

	2013	2012
Cash and due from banks	$1,907,555	$2,508,655
Interest-bearing deposits in banks	10,078,709	14,055,774

Cash and cash equivalents	11,986,264	16,564,429
Interest-bearing time deposits in banks	25,200	25,124
Securities available for sale	42,906,621	43,308,367
Restricted equity stock, at cost	1,129,550	972,650
Loans receivable, net of allowance for loan losses of $2,243,342 in 2013 and $2,285,887 in 2012	145,021,500	132,324,491
Accrued interest receivable	562,024	467,241
Premises and equipment, net	8,451,783	8,379,231
Cash surrender value of life insurance	2,098,360	2,038,478
Foreclosed real estate	102,197	1,101,896
Deferred income taxes	6,069,050	5,220,830
Other assets	790,159	651,808

Total Assets	$219,142,708	$211,054,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing demand deposits	$38,542,430	$34,068,032
Interest-bearing demand deposits	84,836,780	84,754,203
Savings deposits	2,728,441	2,438,423
Time deposits	56,010,328	61,623,772

Total deposits	182,117,979	182,884,430

Federal Home Loan Bank advances	4,865,000	-0-
Short-term borrowings	5,000,000	-0-
Accrued interest payable	32,660	46,975
Other liabilities	169,291	108,858

Total liabilities	192,184,930	183,040,263

Stockholders’ Equity:
Common stock, $.01 par value; 32 million shares authorized, 30,251,341 and 29,984,141 shares issued and outstanding	302,513	299,841
Additional paid-in capital	36,289,710	35,849,192
Accumulated deficit	(7,786,288)	(7,867,645)
Accumulated other comprehensive loss	(1,848,157)	(267,106)

Total stockholders’ equity	26,957,778	28,014,282

Total Liabilities and Stockholders’ Equity	$219,142,708	$211,054,545

The accompanying notes are an integral

part of these consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Interest Income:
Loans receivable and fees on loans	$6,758,975	$6,392,778
Investment securities	671,401	607,087
Other	80,793	104,612

Total interest income	7,511,169	7,104,477

Interest Expense:
Deposits	879,619	1,263,871
Borrowings	7,047	-0-

Total interest expense	886,666	1,263,871

Net interest income	6,624,503	5,840,606
Provision for Loan Losses	479,411	741,500

Net interest income after provision for loan losses	6,145,092	5,099,106

Noninterest Income:
Service charges and fees	436,666	453,110
Gain on sale of securities	-0-	827,833
Earnings on cash surrender value of life insurance	59,883	38,477
Other income	78,847	59,519

Total noninterest income	575,396	1,378,939

Noninterest Expense:
Salaries and employee benefits	3,261,452	3,131,700
Occupancy expense	585,343	566,585
Equipment expense	461,714	432,381
Foreclosed real estate and reposessed asset expense	362,693	485,477
Outside processing and software	606,633	520,542
Regulatory assessments	193,192	280,692
Legal and professional fees	220,676	255,912
Insurance	134,590	139,686
Telephone	143,415	134,336
Other operating expenses	563,739	617,499

Total noninterest expense	6,533,447	6,564,810

Loss Before Income Taxes	187,041	(86,765)
Income Tax (Expense) Benefit	(105,684)	449,702

Net Income	$81,357	$362,937

The accompanying notes are an integral

part of these consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Net Income	$81,357	$362,937

Other Comprehensive Loss:
Change in unrealized gain on securities available for sale, net of income taxes of $(953,903) and $(83,919)	(1,581,051)	(139,092)
Reclassification adjustment for gains included in net income, net of income taxes of $0 and $141,389	-0-	234,345

Other comprehensive loss	(1,581,051)	(373,437)

Total Comprehensive Loss	$(1,499,694)	$(10,500)

The accompanying notes are an integral

part of these consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance January 1, 2012	$283,541	$33,938,379	$(8,230,582)	$106,331	$26,097,669
Net income			362,937		362,937
Other comprehensive loss				(373,437)	(373,437)
Sale of 1,730,000 shares of common stock, net of offering costs of $227,363	17,300	1,917,837			1,935,137
Acquisition of treasury stock	(1,000)	(119,000)			(120,000)
Stock-based compensation		111,976			111,976

Balance, December 31, 2012	299,841	35,849,192	(7,867,645)	(267,106)	28,014,282
Net income			81,357		81,357
Other comprehensive loss				(1,581,051)	(1,581,051)
Sale of 267,200 shares of common stock, net of offering costs of $307	2,672	331,021			333,693
Stock-based compensation		109,497			109,497

Balance, December 31, 2013	$302,513	$36,289,710	$(7,786,288)	$(1,848,157)	$26,957,778

The accompanying notes are an integral

part of these consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash Flows From Operating Activities:
Net income	$81,357	$362,937
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	479,411	741,500
Depreciation and amortization	305,308	292,067
Deferred income taxes	105,683	(449,702)
Stock-based compensation	109,497	111,976
Net amortization of securities available for sale	638,511	790,802
Gain on sale of securities available for sale	-0-	(827,833)
Loss on sale of foreclosed real estate	169,607	318,148
Change in -
Accrued interest receivable	(94,783)	(11,720)
Accrued interest payable	(14,315)	(15,951)
Cash surrender value of life insurance	(59,882)	(38,478)
Other accounts, net	(77,918)	828,748

Net cash provided by operating activities	1,642,476	2,102,494

Cash Flows From Investing Activities:
Change in interest-bearing time deposits in banks	(76)	2,738,876
Purchase of available-for-sale securities	(6,974,771)	(125,142,900)
Proceeds from sales of available-for-sale securities	-0-	116,416,163
Principal reductions received on available-for-sale securities	4,203,052	5,369,587
Proceeds from calls and maturities of available-for-sale securities	-0-	5,650,000
Purchase of restricted equity securities	(156,900)	(219,300)
Purchase of bank-owned life insurance	-0-	(2,000,000)
Proceeds from sales of foreclosed real estate	830,092	1,398,998
Net increase in loans	(13,176,420)	(18,934,956)
Purchase of premises and equipment	(377,860)	(142,062)

Net cash used in investing activities	(15,652,883)	(14,865,594)

Cash Flows From Financing Activities:
Net increase in demand and savings deposits	4,846,993	14,127,307
Net decrease in time deposits	(5,613,444)	(2,724,162)
Net change in borrowings	9,865,000	-0-
Sale of stock, less offering costs	333,693	1,935,137
Acquisition of treasury stock	-0-	(120,000)

Net cash provided by financing activities	9,432,242	13,218,282

Net Change in Cash and Cash Equivalents	(4,578,165)	455,182
Cash and Cash Equivalents at Beginning of Year	16,564,429	16,109,247

Cash and Cash Equivalents at End of Year	$11,986,264	$16,564,429

Supplemental Disclosures of Cash Flow Information:
Interest paid	$900,981	$1,279,822

Noncash Transactions:
Loans transferred to foreclosed real estate	$-0-	$1,157,034

The accompanying notes are an integral

part of these consolidated financial statements.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

United Group Banking Company of Florida, Inc. (the “Company”) is a registered bank holding company headquartered in Longwood, Florida. The Company owns 100% of United Legacy Bank (the “Bank”) and RBCF Holdings, Inc. (“RBCF”). The Bank is a full-service, FDIC-insured commercial bank providing a full array of banking services to its customers from its four branch offices in Central Florida. RBCF was formed to hold and manage several non-performing loans acquired from the Bank.

Financial Statement Presentation:

The accompanying consolidated financial statements include the financial results of the Company and its subsidiaries for the years ended December 31, 2013 and 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in Preparation of Consolidated Financial Statements:

The process of preparing consolidated financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. For the Company, such estimates significantly affect the carrying amount of the allowance for loan losses and foreclosed real estate, the amount of the deferred tax assets that are dependent upon future taxable income and the likelihood and timing of realization of such assets, and the factors and amounts entering into the estimate of fair value of financial instruments disclosed in Note 18. All such estimates relate to unsettled transactions and events as of the date of the consolidated financial statements and, accordingly, upon settlement it is likely that actual amounts will differ from currently estimated amounts.

While management uses available information to recognize losses on loans and to determine the carrying value of foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed real estate may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and the carrying value of foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and the carrying value of foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot presently be estimated.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash and due from banks and interest-bearing deposits in banks.

Securities Available for Sale:

Securities which are used for asset/liability, liquidity, and other funds management purposes, and deemed to have indefinite holding periods, are classified as securities available for sale. These securities are accounted for on a fair value basis with net unrealized gains or losses, net of any associated income tax effect, included in other comprehensive income.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Available for Sale (Continued):

Amortization and accretion of premiums and discounts are recognized as adjustments to interest income. Realized gains and losses are recognized using the specific identification method.

Restricted Equity Securities:

Restricted equity securities consists of stock in the Federal Home Loan Bank of Atlanta (FHLB) and Federal Reserve, which are carried at their cost and are held pursuant to membership requirements of those organizations.

Loans Receivable and Allowance for Loan Losses:

Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses and net deferred loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding except for any loans classified as nonaccrual loans. Generally, the accrual of interest for all loan portfolio segments is discontinued at the earlier of when the loan becomes 90 days past due or when future collection of principal or interest in accordance with the contractual terms may be doubtful. Past due status is based on the contractual terms of the loan.

The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that might affect the borrowers’ ability to repay, estimated value of underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and when applicable, unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the present value of the expected future cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying amount of that loan. The general component covers loans not considered to be impaired, and is based on the Bank’s historical loss experience by portfolio segment adjusted for qualitative factors. Any unallocated component reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that have experienced insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable and Allowance for Loan Losses (Continued):

payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by comparison of the loan balance to either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral.

Large groups of smaller balance homogeneous loans may be collectively evaluated for impairment. Accordingly, the Bank may not separately identify individual installment and smaller residential loans for impairment disclosures.

Interest receivable at the time loans are placed on nonaccrual is reversed against interest income. Subsequent collections, if any, of interest on these loans are accounted for on the cash basis or cost recovery method until returned to accrual. Loans are returned to accrual only when contractual amounts are brought current and future payments are reasonably assured.

Loan fees, net of origination costs, are capitalized and amortized as yield adjustments over the respective loan terms.

Foreclosed Real Estate:

Foreclosed real estate consists of property acquired through, or in lieu of, foreclosure. These properties, which are held for sale, are initially recorded on an individual basis at fair value less the estimated costs to sell, establishing a new cost basis. Fair value is determined by current independent appraisal of the property by qualified appraisers approved by the Bank. Subsequent write-downs are included in noninterest expense, together with any operating expenses incurred to maintain the property. Subsequent increases in value are added to the carrying amount of the property, but not to exceed the amount recorded initially. Realized gains or losses on disposition are recorded in current operations.

Premises and Equipment:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expenses as incurred. Gains and losses on dispositions are reflected in operations.

Advertising Costs:

Advertising costs are expensed as incurred.

Stock-Based Compensation:

The Company records stock-based compensation at the fair value of stock options granted. The Company recognizes stock-based compensation in salaries and employee benefits on a straight-line basis in the accompanying consolidated statements of income over the vesting period.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes:

Accounting principles generally accepted in the United States of America prescribe requirements for the recognition of income taxes in financial statements, and the amounts recognized are affected by income tax positions taken by the Company in its consolidated income tax returns. While management believes it has complied with the Internal Revenue Code, the sustainability of some income tax positions taken by the Company in its tax returns may be uncertain. There are minimum thresholds of likelihood that uncertain tax positions are required to meet before being recognized and disclosed in the financial statements. Management does not believe that the Company has any material uncertain tax positions at December 31, 2013.

The Company uses the liability method of accounting for deferred income taxes. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

The Company and its subsidiaries file consolidated federal and state income tax returns. Under a tax-sharing arrangement, income tax charges or credits are generally allocated to the Company and the subsidiaries on the basis of their respective taxable income or loss included in the consolidated income tax return as determined by the separate return method.

The Company’s federal income tax returns are subject to examination by the Internal Revenue Service, generally for three years after filing. At December 31, 2013, the tax returns for the years 2010 through 2013 are subject to examination.

Transfers of Financial Assets:

The Bank may periodically buy or sell all or a portion of a loan to or from other financial institutions. Under accounting standards, certain criteria must be met for these transactions to be accounted for as sales instead of financing arrangements. These standards require, among other things, additional criteria be met to qualify for sale treatment when a financial asset is sold. Management believes its treatment of transfers of financial assets conforms to the requirements of the standards.

Subsequent Events:

Management has evaluated subsequent events through May 9, 2014, the date which the financial statements were available to be issued.

Reclassifications:

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements:

In 2011 and 2012, the Financial Accounting Standards Board (“FASB”) issued several Accounting Standards Updates (“ASU”) relating to the measurement and disclosure requirements for fair value of certain assets and liabilities. ASU 2011-04, which applies to all reporting entities that are required or

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued):

permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s stockholders’ equity in the financial statements, was expected to result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. This ASU clarifies the application of existing fair value measurement requirements, and makes certain changes, including the method of measuring the fair value of financial instruments that are managed within a portfolio, the application of premiums and discounts in a fair value measurement, and requires additional disclosures about fair value measurements. ASU 2011-04 became effective for nonpublic companies, for annual periods beginning after December 15, 2011. ASU 2012-04, “Technical Corrections and Improvements” clarified and corrected unintended application of the previous fair value measurement guidance, and requires additional disclosure related to the definition of fair value in an entity’s disclosure. Those amendments to the transitional guidance become effective for nonpublic companies January 1, 2014. Management does not expect the adoption of these pronouncements related to fair value to have a significant impact on the Company’s consolidated financial statements other than to increase financial disclosures already provided.

During 2013, the FASB issued ASU 2013-03 - Financial Instruments (Topic 825): Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities which is effective upon issuance. The main objective of this ASU is to clarify the scope and applicability of a particular disclosure to nonpublic entities that resulted from the issuance of ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. Contrary to the stated intent of ASU 2011-04 to exempt all nonpublic entities for a particular disclosure, that ASU’s amendments to Topic 825 suggested that nonpublic entities that have total assets of $100 million or more or that have one or more derivative instruments would not qualify for the intended exemption. The amendments clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. Management does not expect adoption of this ASU to have a significant impact on the Company’s financial statements.

NOTE 2 - INVESTMENT SECURITIES

All of the mortgage-backed securities (“MBS”) listed below are residential FNMA, FHLMC, and GNMA MBS. The amortized cost and estimated fair value of securities available for sale at December 31, 2013 and 2012, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013 -
Mortgage-backed securities	$43,964,443	$13,270	$(2,961,209)	$41,016,504
Municipal bonds	1,905,393	5,358	(20,634)	1,890,117

Totals	$45,869,836	$18,628	$(2,981,843)	$42,906,621

December 31, 2012 -
Mortgage-backed securities	$43,736,628	$14,379	$(442,640)	$43,308,367

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 2 - INVESTMENT SECURITIES (Continued)

There were no sales of securities available for sale during 2013. During 2012, the Bank sold securities available for sale for total proceeds of approximately $116,416,000 resulting in gross gains and losses of approximately $828,000 and $0, respectively.

The following schedule shows those securities with gross unrealized losses at December 31, 2013 and 2012, aggregated by investment category and length of time that the securities have been in a continuous loss position, as well as their estimated fair value:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2013 -
Mortgage-backed securities	$(191,593)	$4,170,967	$(2,769,616)	$32,472,822
Municipal bonds	(20,634)	1,372,462	-0-	-0-

	$(212,227)	$5,543,429	$(2,769,616)	$32,472,822

December 31, 2012 -
Mortgage-backed securities	$(442,640)	$41,357,447	$-0-	$-0-

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold the securities for the foreseeable future, no declines are deemed to be other-than-temporary.

Securities available for sale with an estimated fair value of approximately $3.8 and $2.7 million were pledged as collateral at December 31, 2013 and 2012, respectively, for public funds and customer repurchase agreements.

The scheduled maturities of securities available for sale based on the weighted-average lives of the securities as of December 31, 2013, were as follows:

	Amortized Cost	Fair Value
Due from one to five years	$4,359,445	$4,372,716
Due from five to ten years	38,528,785	35,671,378
Due in more than 10 years	2,981,606	2,862,527

	$45,869,836	$42,906,621

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 2 - INVESTMENT SECURITIES (Continued)

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the estimated weighted-average lives of the underlying collateral. The mortgage-backed securities may mature earlier than their estimated weighted-average lives because of principal prepayments.

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES

The components of loans at December 31, 2013 and 2012, are as follows:

	2013	2012
Real estate -
Commercial	$75,523,317	$62,935,853
Residential	36,192,094	36,673,520
Construction, development, land	9,548,118	9,114,104
Commercial	18,415,703	16,941,172
Consumer and other	7,580,633	8,859,117

	147,259,865	134,523,766
Deferred loan costs	4,977	86,612
Allowance for loan losses	(2,243,342)	(2,285,887)

	$145,021,500	$132,324,491

Each of the Bank’s loan portfolio segments has different risks specific to that segment, as well as differing methods of assessing risk. As shown above, the portfolio segments used by the Bank are commercial real estate loans, residential real estate loans, construction, development and land loans, commercial loans, and consumer and other loans.

Commercial real estate loans are loans made to finance real estate acquisition, improvements to facilities, or the refinancing of prior loans made for such purposes. Typically, these loans are collateralized by first mortgages on underlying commercial property such as office buildings, warehouses, and apartments and are generally restricted to customers and properties within the Bank’s market area. Underwriting standards for this segment consist principally of analysis of the entity’s financial condition, along with analysis of cash flow projected to be available for debt service, and independent appraisal of the property being financed. Repayment of these loans largely depends on the results of operations and management of these properties. In addition to general economic conditions, a declining real estate market further increases the risk of these types of loans since, in the event of payment default, even the underlying real estate collateral might not be sufficient to liquidate the credit. These loans are subject to more risk than residential real estate loans because of the above factors and relatively larger balances of these loans.

Residential real estate loans are loans made to individuals to purchase or refinance their principal residences. Management considers these loans to possess less risk than commercial real estate loans or construction loans because of the nature of the underlying collateral, underwriting standards requiring appraisals and minimum down payments, and relatively short terms. Typically, these loans require payments based on a standard residential loan amortization term, but with a short-term maturity to afford the repricing of the loan - in the case of a fixed rate loan - and re-evaluation of the borrowers’ financial position, credit rating, and collateral value before renewal of the loan. In addition, these loans typically are smaller than

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

either commercial loans or commercial real estate loans. Residential real estate loans include home equity loans.

Construction, development, and land loans are loans made to borrowers to build commercial structures, a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. These loans are more difficult to evaluate since they are significantly more vulnerable to changes in economic conditions. In addition, these loans possess a higher degree of credit risk since they are made based on estimates of the future worth of a project and the estimated costs required for completion. The Bank limits its overall investment in this portfolio segment due both to management’s assessment of risk and certain percentage guidance set by the regulatory agencies.

Commercial loans consist generally of business loans and lines of credit to companies in the Bank’s market area, and typically, are made for the purpose of providing working capital or funds to acquire and maintain inventory, receivables, and furniture and equipment. Such loans are usually collateralized by the financed assets, although a portion may be made on an unsecured basis and contain the guarantee of the business principals. Underwriting standards for this segment consist principally of financial statement analysis, business history and reputation, analyses of cash flow projection and ability of the borrower to meet prescribed debt service capabilities, collateral values, and creditworthiness and capabilities of guarantors.

Consumer and other loans consist of installment loans made to finance automobiles and other miscellaneous credits. These loans are generally small and of a homogeneous nature.

Allowance for Loan Losses:

Changes in the allowance for loan losses for 2013 and 2012, are as follows:

	2013	2012
Balance, beginning of year	$2,285,887	$2,793,421

Charge-offs:
Real estate - commercial	-0-	(300,258)
Real estate - residential	(189,820)	(762,212)
Real estate - construction, development, land	-0-	-0-
Commercial	(151,803)	-0-
Consumer and other	(227,202)	(199,200)

Total charge offs	(568,825)	(1,261,670)

Recoveries:
Real estate - commercial	-0-	-0-
Real estate - residential	46,865	-0-
Real estate - construction, development, land	-0-	69
Commercial	4	-0-
Consumer and other	-0-	12,567

Total recoveries	46,869	12,636

Net charge-offs	(521,956)	(1,249,034)

Provision charged to operations	479,411	741,500

Balance, end of year	$2,243,342	$2,285,887

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for Loan Losses (Continued):

The following tables present the recorded investment in loans and related allowance for loan losses, by portfolio segment, and the impairment method and amounts evaluated for impairment, by portfolio segment at December 31, 2013 and 2012.

	Real Estate - Commercial	Real Estate - Residential	Real Estate - Construction Development Land	Commercial	Consumer and Other	Total
December 31, 2013 -
Allowance allocated for loans:
Individually evaluated for impairment	$90,809	$281,461	$-0-	$-0-	$-0-	$372,270
Collectively evaluated for impairment	821,922	399,810	94,145	300,503	254,692	1,871,072

	$912,731	$681,271	$94,145	$300,503	$254,692	$2,243,342

December 31, 2013 -
Loans:
Individually evaluated for impairment	$1,924,153	$2,234,393	$1,169,270	$150,763	$103,780	$5,582,359
Collectively evaluated for impairment	73,599,164	33,957,701	8,378,848	18,264,940	7,476,853	141,677,506

	$75,523,317	$36,192,094	$9,548,118	$18,415,703	$7,580,633	$147,259,865

	Real Estate - Commercial	Real Estate - Residential	Real Estate - Construction Development Land	Commercial	Consumer and Other	Total
December 31, 2012 -
Allowance allocated for loans:
Individually evaluated for impairment	$89,000	$179,957	$-0-	$-0-	$-0-	$268,957
Collectively evaluated for impairment	665,354	862,968	65,935	199,476	223,197	2,016,930

	$754,354	$1,042,925	$65,935	$199,476	$223,197	$2,285,887

December 31, 2012 -
Loans:
Individually evaluated for impairment	$1,993,238	$3,178,245	$1,321,180	$153,030	$200,911	$6,846,604
Collectively evaluated for impairment	60,942,615	33,495,275	7,792,924	16,788,142	8,658,206	127,677,162

	$62,935,853	$36,673,520	$9,114,104	$16,941,172	$8,859,117	$134,523,766

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans:

The following tables provide information regarding impaired loans at December 31, 2013:

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2013 -
Without a specific allowance recorded:
Real estate - commercial	$1,682,375	$1,682,375	$-0-	$1,707,614	$23,875
Real estate - residential	1,798,960	1,988,780	-0-	2,006,788	7,842
Real estate - construction, development, land	1,169,270	1,169,270	-0-	1,212,629	22,296
Commercial	150,763	302,566	-0-	214,474	7,842
Consumer and other	103,780	327,984	-0-	165,827	14,732

	$4,905,148	$5,470,975	$-0-	$5,307,332	$76,587

December 31, 2013 -
With a specific allowance recorded:
Real estate - commercial	$241,778	$241,778	$90,809	$241,778	$-0-
Real estate - residential	435,433	469,157	281,461	236,946	-0-
Real estate - construction, development, land	-0-	-0-	-0-	-0-	-0-
Commercial	-0-	-0-	-0-	-0-	-0-
Consumer and other	-0-	-0-	-0-	-0-	-0-

	$677,211	$710,935	$372,270	$478,724	$-0-

Totals, December 31, 2013	$5,582,359	$6,181,910	$372,270	$5,786,056	$76,587

The following tables provide information regarding impaired loans at December 31, 2012:

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2012 -
Without a specific allowance recorded:
Real estate - commercial	$1,756,167	$2,179,771	$-0-	$2,144,222	$6,953
Real estate - residential	3,005,656	3,623,575	-0-	3,066,032	19,147
Real estate - construction, development, land	1,321,180	1,321,180	-0-	1,460,801	8,146
Commercial	153,030	153,030	-0-	153,476	11,216
Consumer and other	200,911	258,902	-0-	139,086	-0-

	$6,436,944	$7,536,458	$-0-	$6,963,617	$45,462

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued):

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2012 -
With a specific allowance recorded:
Real estate - commercial	$237,071	$237,071	$89,000	$237,071	$11,414
Real estate - residential	172,589	206,314	179,957	172,589	3,116
Real estate - construction, development, land	-0-	-0-	-0-	-0-	-0-
Commercial	-0-	-0-	-0-	-0-	-0-
Consumer and other	-0-	-0-	-0-	-0-	-0-

	$409,660	$443,385	$268,957	$409,660	$14,530

Totals, December 31, 2012	$6,846,604	$7,979,843	$268,957	$7,373,277	$59,992

The Bank made no loan modifications considered troubled debt restructurings during 2013 and 2012.

Past Due and Nonaccrual Loans:

The tables which follow show the age of the recorded balance in past due loans as of December 31, 2013 and 2012:

	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current Loans	Total Loans	Loans > 90 Days and Accruing
December 31, 2013 -
Real estate - commercial	$293,734	$882,123	$1,175,857	$74,347,460	$75,523,317	$-0-
Real estate - residential	257,515	1,790,136	2,047,651	34,144,443	36,192,094	445,468
Real estate - construction, development, land	139,222	1,169,270	1,308,492	8,239,626	9,548,118	-0-
Commercial	129,099	-0-	129,099	18,286,604	18,415,703	-0-
Consumer and other	153,946	110,720	264,666	7,315,967	7,580,633	78,334

	$973,516	$3,952,249	$4,925,765	$142,334,100	$147,259,865	$523,802

December 31, 2012 -
Real estate - commercial	$-0-	$-0-	$-0-	$62,935,853	$62,935,853	$-0-
Real estate - residential	1,075,327	1,304,009	2,379,336	34,294,184	36,673,520	-0-
Real estate - construction, development, land	297,161	1,321,180	1,618,341	7,495,763	9,114,104	-0-
Commercial	94,921	3,977	98,898	16,842,274	16,941,172	3,274
Consumer and other	287,130	268,402	555,532	8,303,585	8,859,117	152,293

	$1,754,539	$2,897,568	$4,652,107	$129,871,659	$134,523,766	$155,567

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

Past Due and Nonaccrual Loans (Continued):

The following tables present nonaccrual loans by class at December 31, 2013 and 2012:

	2013	2012
Real estate - commercial	$882,122	$610,533
Real estate - residential	2,087,962	1,399,887
Real estate - construction, development, land	1,169,270	1,321,180
Commercial	-0-	704
Consumer and other	103,780	200,912

	$4,243,134	$3,533,216

Credit Quality:

The Bank categorizes loans into various risk rating classifications based on review of current information about the borrowers’ ability to continue to service the debt. This review includes historical and current payment performance, financial information, economic trends, credit ratings, and other data that may become available during the credit review process. Depending on the risk rating classification assigned, loans with outstanding balances in excess of $250,000, as well as commercial loans and commercial real estate loans not part of a homogeneous pool, are analyzed individually. This analysis is performed at least annually. Definitions of the risk rating classifications used by the Bank are as follows.

Pass: Loans in this classification are considered to have an acceptable level of risk. Management does not believe the Bank will incur losses in these loans.

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention and, if left uncorrected, could result in the weakening of the borrowers’ ability to repay the Bank in the future.

Substandard: Loans in this classification are not adequately covered by the net worth and/or current repayment capacity of the borrowers or by the collateral if on a secured basis. Such loans are noted to have a defined weakness that could jeopardize the ultimate liquidation of the debt and are believed to possess a reasonable likelihood of causing loss to the Bank if the weaknesses are not remedied.

Doubtful: Loans classified as doubtful have all of the weaknesses inherent in those loans classified as substandard, in addition to added characteristics that such weaknesses make the collection of the debt in full, on the basis of currently existing facts and conditions, highly unlikely.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 3 - LOANS RECEIVABLE AND THE ALLOWANCE FOR LOAN LOSSES-CONTINUED

Credit Quality (Continued):

As of December 31, 2013 and 2012, based on the most recent analysis performed, the risk classifications of loans by segment is as follows:

Credit Exposure Based on Risk Ratings:

	Pass	Special Mention	Substandard	Doubtful
December 31, 2013 -
Loan Category
Real estate - commercial	$72,355,170	$2,926,369	$241,778	$-0-
Real estate - residential	33,881,783	222,349	2,087,962	-0-
Real estate - construction, development, land	8,205,380	173,468	1,169,270	-0-
Commercial	18,262,904	2,036	150,763	-0-
Consumer and other	7,372,760	104,093	103,780	-0-

	$140,077,997	$3,428,315	$3,753,553	$-0-

December 31, 2012 -
Loan Category
Real estate - commercial	$59,465,915	$1,703,757	$1,766,181	$-0-
Real estate - residential	33,192,970	468,035	3,012,515	-0-
Real estate - construction, development, land	7,792,924	-0-	1,321,180	-0-
Commercial	16,784,868	-0-	156,304	-0-
Consumer and other	8,463,693	176,871	218,553	-0-

	$125,700,370	$2,348,663	$6,474,733	$-0-

The Bank services loans for RBCF. The balance of loans serviced at December 31, 2013 and 2012 was approximately $1.9 and $1.8 million, respectively, with servicing income for 2013 and 2012 of approximately $13,3260,000 and $19,0070, respectively.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment were comprised of the following components at December 31, 2013 and 2012:

	2013	2012
Land and land improvements	$6,478,628	$6,478,628
Buildings and improvements	1,580,349	1,574,046
Furniture and equipment	2,688,026	2,434,665
Leasehold improvements	610,493	492,298

	11,357,496	10,979,637
Less: Accumulated depreciation and amortization	(2,905,713)	(2,600,406)

	$8,451,783	$8,379,231

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 4 - PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization charged against operations was $305,308 and $292,067 for 2013 and 2012, respectively.

Leases:

The Bank leases its Winter Park branch location under a lease expiring in November 2014. This lease has two optional one-year extensions, each extension includes a 2% increase in base rent. The Bank leases its Kissimmee branch location under a lease expiring in January 2016.

The Bank leases office equipment under leases expiring through 2015.

Future minimum lease payments under the operating leases in years ending after December 31, 2013, are as follows:

2014	$354,459
2015	97,850
2016	3,017

Total future minimum lease payments	$455,326

The total lease expense charged to operations under all operating leases was $353,937 and $340,095 for 2013 and 2012, respectively.

NOTE 5 - FORECLOSED REAL ESTATE

The Bank owns real estate acquired through foreclosure, or sometimes a deed in lieu of foreclosure, on defaulted loans. Foreclosed real estate at year-end, and activity during 2013 and 2012, follows:

	2013	2012
Beginning balance	$1,101,896	$1,662,008
Transfers in from loans	-0-	1,157,034
Additional write-downs	-0-	-0-
Sales of properties	(999,699)	(1,717,146)

Ending balance	$102,197	$1,101,896

The Bank had other repossessed assets of $470,901 and $471,587 at December 31, 2013 and 2012, respectively, which are included in “other assets” in the consolidated statements of financial condition. Foreclosed real estate and repossessed asset expense as shown on the consolidated statements of income includes realized and unrealized losses, as well as ongoing property and maintenance expenses.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 6 - TIME DEPOSITS

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $43 million and $44 million at December 31, 2013 and 2012, respectively. At December 31, 2013, the scheduled maturities of time deposits are as follows:

2014	$32,112,431
2015	9,653,048
2016	10,106,107
2017	843,628
2018	3,295,114

$56,010,328

NOTE 7 - STOCKHOLDERS’ EQUITY

The payment of dividends by the Bank is subject to regulatory restrictions which require, among other things, that dividends be paid only from net profits of the current and immediately preceding two years. The payment of dividends by the Company is generally dependent upon dividends it receives from the Bank. Accordingly, there can be no assurance that the Bank or the Company will pay dividends in the near future.

NOTE 8 - SHORT-TERM BORROWINGS

The Bank periodically borrows on a short-term basis through the purchase of federal funds. The amount outstanding under this borrowing was $5,000,000 and $0 at December 31, 2013 and 2012, respectively. Related interest expense was $422 and $0 in 2013 and 2012, respectively. Federal funds purchased are on an unsecured basis.

NOTE 9 - FHLB ADVANCES

The Bank has several lines of credit available from the Federal Home Loan Bank, (“FHLB”) under which it may borrow long-term debt under various terms, including maturity, convertibility, and interest rate method. The availability of funds under these borrowings is subject to a pledge of a portion of the Bank’s loan portfolio, limited to 20% of the Bank’s total assets. There are substantial penalties in the event of prepayment. There were no advances at December 31, 2012.

The amounts outstanding under these lines at December 31, 2013, are shown in the table which follows:

	Balance	Fixed Rate	Maturity
Fixed rate advance	$3,000,000	0.64%	09/17/2015
Fixed rate advance	500,000	0.52%	09/26/2015
Fixed rate advance	860,000	0.52%	10/16/2015
Fixed rate advance	505,000	0.47%	10/29/2015

	$4,865,000

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 10 - INCOME TAXES

Components of the deferred income tax expense (benefit) for 2013 and 2012 are as follows:

	2013	2012
Federal	$89,916	$(406,321)
State	15,768	(43,381)

	$105,684	$(449,702)

A reconciliation of income tax expense (benefit) that would be expected at the statutory 34% federal income tax rate and the actual income tax for 2013 and 2012 follows:

	2013	2012
Expected income taxes	$63,594	$(29,500)
State income tax	10,407	1,391
Incentive stock options	37,229	38,072
Bank-owned life insurance	(20,360)	(13,679)
Other permanent differences	14,814	18,140
Federal and State tax benefit from release of valuation allowance	-0-	(464,126)

	$105,684	$(449,702)

Significant components of deferred tax assets and liabilities at December 31, 2013 and 2012, are as follows:

	2013	2012
Deferred tax assets:
Net operating loss carryforward	$4,164,950	$4,051,197
Allowance for loan losses	844,170	860,179
Foreclosed assets	-0-	210,442
Nonaccrual loans	48,080	69,146
Charitable contributions	10,163	5,161
Unrealized loss on securities available for sale	1,115,058	161,155

	6,182,421	5,357,280

Deferred tax liabilities:
Accumulated depreciation and amortization	(113,371)	(112,399)
Cash to accrual liability	-0-	(24,051)

	(113,371)	(136,450)

	$6,069,050	$5,220,830

At December 31, 2013, management believes it is more likely than not that future earnings will be sufficient to afford the ultimate realization of the deferred tax assets. During 2012, there was a reduction in the valuation allowance relating to the deferred tax assets of $464,126.

At December 31, 2013, the Company has net operating loss carryforwards of approximately $11.1 million to offset taxable income in future years until its use or expiration in 2030 through 2033. The Company’s ability to utilize these benefits could be limited in the event of a change of control as defined by the Internal Revenue Service.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 11 - RETIREMENT PLANS

The Bank has established a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer up to 15% of their income on a pre-tax basis through contributions to the plan. For every dollar the employee contributes, the Bank may contribute a discretionary matching contribution at the sole option of the Board. A matching contribution of approximately $25,000 was made relating to both periods ending December 31, 2013 and 2012.

NOTE 12 - STOCK-BASED COMPENSATION

The Company’s shareholders have approved a stock option plan for the Bank’s employees. The plan authorizes reserving up to 4,900,000 shares of the Company’s common stock for issuance under the plan. Options issued expire ten years after issuance, if not exercised earlier, and vest over a five-year period. Options granted have an exercise price at least equal to, if not more than, the deemed fair value of an underlying share of stock at the date of issuance.

Option activity for 2013 and 2012 is as follows:

	2013			2012
	Number	Weighted Average Exercise Price	Fair Value	Number	Weighted Average Exercise Price	Fair Value
Outstanding at January 1	1,775,000	$1.35	0.31	1,867,000	$1.35	0.31
Granted	-0-	-0-	-0-	63,000	1.40	0.41
Forfeited	-0-	-0-	-0-	(155,000)	1.35	0.31

Outstanding at December 31	1,775,000	$1.35	$0.31	1,775,000	$1.35	$0.31

Exercisable at end of year	1,014,800	$1.35	$0.31

The Company uses the Black-Scholes option pricing model to estimate the fair value of a stock option granted. Assumptions used in the pricing model for options granted during 2012 were as follows:

Stock price	$1.25
Average exercise price	$1.40
Expected term before exercise	6.5 years
Estimated volatility	36.00%
Average risk-free interest rate	1.18%
Average fair value of options granted	$0.41

The expected term of the options is based on management’s estimates, coupled with certain regulatory guidance. The volatility is also based on management’s estimate, coupled with comparison to volatility factors of peer banks, where known. The average risk-free interest rate is based on the U.S. Treasury yield curve for securities with terms similar to the expected term of the options.

The average remaining contractual term is 6.4 years. Stock-based compensation for 2013 and 2012 was $109,497 and $111,976, respectively. At December 31, 2013, there is approximately $158,000 of unrecognized compensation expense relating to nonvested options. This amount will be recognized as expense ratably as these options vest over a weighted average vesting period of 16 months.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Financial Instruments With Off-Balance-Sheet Risk:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making such commitments as it does for on-balance-sheet instruments.

At December 31, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2013	2012
Commitments to extend credit	$27,700,000	$21,700,000

Letters of credit	$233,000	$106,000

Commitments to extend credit represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if any, as well as any liability for off-balance-sheet credit losses, is based on management’s credit evaluation in the same manner as though an immediate credit extension were to be granted, weighted by the likelihood of eventual funding. Management believes any liability associated with potential losses on unfunded commitments is not significant.

Stand-by letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The decision whether to guarantee such performance and the extent of collateral requirements are made considering the same factors as are considered in credit extension. At December 31, 2013, management believes that eventual performance by the Bank under these guarantees is unlikely.

Accounting standards require guarantors to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee. They further require certain disclosures about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. For the Company, the amount of the liability related to guarantees outstanding at December 31, 2013 and 2012, is not significant and is recorded as income upon collection of the fee accepted as fair value for the guarantee.

The Company expects no significant losses to be realized in the performance of its obligations under any of the above instruments.

Lines of Credit:

The Bank has unsecured federal funds lines of credit of $12.8 million available from its correspondent banks. Additionally, the Bank has $5 million available on a secured basis.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain officers and directors, and companies in which they held a 10 percent or more beneficial ownership, were indebted (or, in some cases, guaranteed loans) to the Bank. Amounts due from these parties at December 31, 2013 and 2012, were approximately $13.0 million and $12.3 million, respectively. Such loans were made in the normal course of business at prevailing interest rates and terms.

Principal stockholders, executives, and directors combined with companies in which they hold a least a 10 percent beneficial ownership, maintain substantial deposits with the Bank. Such deposits have been accepted under normal terms and, where interest-bearing, at prevailing rates, and total approximately $11.8 million and $19.2 million at December 31, 2013 and 2012, respectively.

NOTE 15 - CONCENTRATIONS OF CREDIT RISK

The Bank originates loans primarily in Orange, Seminole, and Osceola counties, Florida. In addition, the Bank may occasionally purchase loans. Although the Bank has a diversified loan portfolio, the Bank’s borrowers’ ability to repay their loans is dependent upon numerous factors that might be impacted by the overall economic conditions in the Bank’s market area.

At various times throughout the year, the Bank maintains cash balances with other financial institutions which exceed federally insured limits. The Bank monitors the capital adequacy of these financial institutions on a quarterly basis.

NOTE 16 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. If such minimum amounts and ratios are met, the Bank is considered “adequately capitalized.” If a bank exceeds the requirements of “adequately capitalized,” and meets even more stringent minimum standards, it is considered to be “well capitalized.” Deferred tax assets, the realization of which is dependent upon positive taxable income beyond the next 12 months, are treated as a reduction of assets and equity for purposes of computing regulatory capital ratios. Management believes that as of December 31, 2013, the Bank meets and exceeds all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the Bank’s regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table which follows. There are no conditions or events since that notification that management

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 16 - REGULATORY MATTERS (Continued)

believes have changed the institution’s category. The Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012 are presented in the table below:

	Actual		Minimum Capital Requirement:				Minimum To Be Well Capitalized Under Prompt Corrective Action and Consent Order:
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2013:
Total Capital (to Risk Weighted Assets)	$21,681,000	13.05%	≥$	13,288,000	≥	8.00%	≥$	16,609,000	≥	10.00%
Tier I Capital (to Risk Weighted Assets)	$19,609,000	11.81%	≥$	6,644,000	≥	4.00%	≥$	9,966,000	≥	6.00%
Tier I Capital (to Average Assets)	$19,609,000	9.23%	≥$	8,493,000	≥	4.00%	≥$	10,617,000	≥	5.00%
As of December 31, 2012:
Total Capital (to Risk Weighted Assets)	$20,302,000	12.54%	≥$	12,956,000	≥	8.00%	≥$	16,195,000	≥	10.00%
Tier I Capital (to Risk Weighted Assets)	$18,274,000	11.28%	≥$	6,478,000	≥	4.00%	≥$	9,717,000	≥	6.00%
Tier I Capital (to Average Assets)	$18,274,000	8.97%	≥$	8,149,000	≥	4.00%	≥$	10,187,000	≥	5.00%

NOTE 17 - FAIR VALUE MEASUREMENT

Generally accepted accounting principles establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The accounting standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect an entity’s own assumptions that market participants would use in pricing an asset or liability.

The fair value of investment securities are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The carrying amount of cash surrender value of life insurance is based on information received from the insurance carriers indicating the performance of the policies and the amount the Bank would receive if the policies were surrendered.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 17 - FAIR VALUE MEASUREMENT (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
December 31, 2013 -
Available-for-sale securities	$42,907,000	$-0-	$42,907,000	$-0-
Cash surrender value of life insurance	2,098,000	-0-	2,098,000	-0-
December 31, 2012 -
Available-for-sale securities	$43,308,000	$-0-	$43,308,000	$-0-
Cash surrender value of life insurance	2,038,000	-0-	2,038,000	-0-

Assets and liabilities measured at fair value on a nonrecurring basis are as follows:

	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
December 31, 2013 -
Impaired loans, net of specific reserves	$5,210,000	$-0-	$-0-	$5,210,000
Foreclosed real estate	102,000	-0-	-0-	102,000
December 31, 2012 -
Impaired loans, net of specific reserves	$6,578,000	$-0-	$-0-	$6,578,000
Foreclosed real estate	1,102,000	-0-	-0-	1,102,000

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach.

The fair value of the Bank’s foreclosed real estate is determined using Level 3 inputs which include, among other things, current and prior appraisals, less costs to sell.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The tables which follow show the estimated fair value and the related carrying amounts of the Company’s financial instruments at December 31, 2013 and 2012.

The estimated fair value for cash and cash equivalents and interest-bearing time deposits in other banks is considered to approximate their carrying amounts. The estimated fair value for securities available for sale is based on valuation techniques as discussed in Note 17. The estimated fair value for loans is based on interest rates the Bank would have charged borrowers at December 31, 2013 and 2012, for similar loans, maturities and terms.

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS-CONTINUED

The estimated fair value for demand and savings deposits is based on their carrying amount. The estimated fair value for time deposits is based on rates the Bank offered at December 31, 2013 and 2012, for deposits of similar remaining maturities. Assets and liabilities of the Company that are not defined as financial instruments, such as premises and equipment, are excluded from these disclosures.

	2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,986,000	11,986,000	$16,564,000	16,564,000
Interest-bearing deposits in other banks	25,000	25,000	25,000	25,000
Securities available for sale	42,907,000	42,907,000	43,308,000	43,308,000
Loans receivable	145,022,000	145,428,000	132,324,000	134,830,000
Accrued interest receivable	562,000	562,000	467,000	467,000
Financial liabilities:
Deposits	182,118,000	182,457,000	182,884,000	183,573,000
FHLB advances and debt	9,865,000	9,865,000	-0-	-0-
Accrued interest payable	33,000	33,000	47,000	47,000

Nonfinancial instruments typically not recognized in the consolidated financial statements may nevertheless have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, customer goodwill, and similar items.

While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, were the Company to have disposed of such items, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values should not necessarily be considered to apply at subsequent dates.

NOTE 19 - PARENT COMPANY ONLY

	December 31,
	2013	2012
Statements of Financial Condition
Assets:
Cash	$1,735,519	$1,916,756
Investment in Bank subsidiary	21,986,031	22,713,107
Investment in non-bank subsidiary	2,903,255	3,129,060
Deferred income taxes	332,973	255,052
Other assets	-0-	307

Total Assets	$26,957,778	$28,014,282

Liabilities and Stockholders’ Equity:
Liabilities	$-0-	$-0-
Stockholders’ equity	26,957,778	28,014,282

Total Liabililities and Stockholders’ Equity	$26,957,778	$28,014,282

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE 19 - PARENT COMPANY ONLY (Continued)

	Year Ended December 31,
	2013	2012
Statements of Income
Expense:
Other expenses	$215,237	$100,112

Loss before income tax benefit and equity in subsidiaries’ operations	(215,237)	(100,112)
Income tax benefit	77,921	37,672

Loss before equity in subsidiaries’ operations	(137,316)	(62,440)
Equity in income (loss) of subsidiaries’ operations:
Bank	444,478	623,322
RBCF	(225,805)	(197,945)

Total equity in income of subsidiaries’ operations	218,673	425,377

Net Income	$81,357	$362,937

	Year Ended December 31,
	2013	2012
Statements of Cash Flows
Cash Flows from Operating Activities:
Net income	$81,357	$362,937
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed income of Bank subsidiary	(444,478)	(623,322)
Equity in undistributed losses of non-bank subsidiary	225,805	197,945
Deferred income tax	(77,921)	(37,672)
Other assets	307	(307)

Net cash used in operating activities	(214,930)	(100,419)

Net Cash Flows From Investing Activities:
Investment in Bank subsidiary	(300,000)	-0-
Investment in non-bank subsidiary	-0-	(950,000)

Net cash used in investing activities	(300,000)	(950,000)

Net Cash Flows From Financing Activities:
Sale of common stock, net of offering costs	333,693	1,935,137
Acquisition of treasury stock	-0-	(120,000)

Net cash provided by financing activities	333,693	1,815,137

Net change in cash	(181,237)	764,718
Cash at beginning of year	1,916,756	1,152,038

Cash at end of year	$1,735,519	$1,916,756

CBI HOLDING COMPANY, LLC

UNAUDITED CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2014	December 31, 2013
CURRENT ASSETS
Cash	$266,354	$611,554
Accounts receivable, less allowance for doubtful accounts of $174,803 and 174,863	77,896,083	57,912,600
Prepaid expenses	85,482	21,606

Total current assets	78,247,919	58,545,760
PREMISES AND EQUIPMENT, NET	571,383	589,649
OTHER ASSETS	5,366	5,366

TOTAL ASSETS	$78,824,668	$59,140,775

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Subordinated debt	$3,700,000	$4,000,000
Cash overdraft	1,528,646	1,375,982
Accrued reserve	6,136,022	3,233,791
Earned reserve	921,884	767,005
Carrier payable	462,857	—
Accounts payable and accrued liabilities	312,258	267,529

Total current liabilities	13,061,667	9,644,307
NOTE PAYABLE	54,256,887	38,747,336
MEMBERS’ EQUITY	11,506,114	10,749,132

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$78,824,668	$59,140,775

See accompanying notes

CBI HOLDING COMPANY, LLC

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Discounts and fees earned	$3,006,272	$2,504,019	$5,605,687	$4,604,112
Operating expenses
Salaries and employee benefits	783,743	714,747	1,525,211	1,383,791
Bad debt expense	84,083	177,809	165,901	312,109
Occupancy and equipment	59,342	47,767	117,188	102,502
Other operating	391,999	439,795	786,284	789,939

Total operating expenses	1,319,167	1,380,118	2,594,584	2,588,341

Income from operations	1,687,105	1,123,901	3,011,103	2,015,771

Other income (expense)
Interest expense	(469,296)	(424,860)	(866,747)	(733,174)
Loss on foreign currency	(34,364)	(17,527)	(37,374)	(14,652)

Total other income (expense)	(503,660)	(442,387)	(904,121)	(747,826)

Net income	$1,183,445	$681,514	$2,106,982	$1,267,945

See accompanying notes

CBI HOLDING COMPANY, LLC

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Six Months Ended June 30,

	2014	2013
Beginning balance	$10,749,132	$8,895,146
Net income	2,106,982	1,267,945
Distributions to members	(1,350,000)	(885,001)

Ending balance	$11,506,114	$9,278,090

See accompanying notes

CBI HOLDING COMPANY, LLC

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,106,982	$1,267,945
Adjustments to reconcile net income to net cash used by operations:
Depreciation and amortization	32,586	33,048
Bad debt expense	165,901	312,109
Unrealized (gain) loss on foreign currency	(11,409)	8,667
(Increase) decrease in
Accounts receivable	(20,155,577)	(21,819,969)
Prepaid expenses	(63,876)	(69,030)
Increase (decrease) in
Accounts payable and accrued liabilities	62,313	74,105
Accrued reserve	2,902,420	1,026,080
Earned reserve	154,708	(76,322)
Carrier payable	462,857	—

Net cash used by operations	(14,343,095)	(19,243,367)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,320)	(7,984)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on line of credit	15,509,551	19,426,435
Principal payments on subordinated debt	(300,000)	—
Distributions to members	(1,350,000)	(885,001)

Net provided by financing activities	13,859,551	18,541,434

Net decrease in cash	(497,864)	(709,917)
CASH (CASH OVERDRAFT)
Beginning of period	(764,428)	(844,718)

End of period	$(1,262,292)	$(1,554,635)

CASH	$266,354	$417,758
CASH OVERDRAFT	(1,528,646)	(1,972,393)

Net cash overdraft	$(1,262,292)	$(1,554,635)

See accompanying notes

CBI HOLDING COMPANY, LLC

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2014 and December 31, 2013 and

Periods Ended June 30, 2014 and 2013

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Business

The financial statements include the accounts of CBI Holding Company, LLC (The Company) and its wholly owned operating company, Corporate Billing, LLC (Corporate Billing). Corporate Billing is a transaction based finance company engaged in the purchasing of accounts receivable at a discount from businesses throughout the United States and parts of Canada. Approximately 44% of Corporate Billing’s business is related to recourse billing, primarily in the transportation industry. The remaining 56% of the business is related to non-recourse billing, primarily in the automotive dealer and distributor industries.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

Corporate Billing recognizes revenue as it services and collects the purchased accounts receivable. As of June 30, 2014 and December 31, 2013, there was approximately $1,273,220 and $1,087,744, respectively, in unrecognized income included as a component of the accrued reserve.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. It is at least reasonably possible that the estimate of the valuation allowance will change within the next year.

Premises and Equipment

Premises and equipment are stated at cost. New equipment is capitalized whereas expenditures for repairs and maintenance are charged to expense when incurred. Depreciation is computed using straight-line and accelerated methods.

Income Taxes

The Company is classified as a partnership for income tax purposes. As members individually report their share of taxable income from the Company, no liability for Federal income taxes has been included in the consolidated financial statements.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued liabilities, approximate their fair values.

CBI HOLDING COMPANY, LLC

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2014 and December 31, 2013 and

Periods Ended June 30, 2014 and 2013

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned operating company, Corporate Billing. All material intercompany transactions have been eliminated.

Subsequent Events

Management has evaluated subsequent events through September 22, 2014, the date which the statements are available for issuance.

NOTE 2. SUBORDINATED DEBT

Subordinated debt is comprised of notes payable to some of the Company’s members as well as companies and trusts all related to the members. The notes bear interest, payable monthly, equal to the greater of 5% or the prime rate plus 1.75%. The notes are due upon demand; however, payment of the notes is subordinate to the line of credit.

NOTE 3. NOTE PAYABLE

Corporate Billing has a $75,000,000 revolving line of credit through First Tennessee Bank National Association acting as administrative agent on behalf of various participating lenders. The note bears interest, payable monthly, at the one month LIBOR plus 3.00% and matures July 31, 2016. The note is secured by substantially all the assets of Corporate Billing, as well as guarantees from the Company and limited guarantees from certain members of the Company.

The loan agreement contains various affirmative covenants including financial reporting requirements, maintaining a minimum tangible net worth, minimum debt to equity and debt service coverage ratios as well as requiring deposit accounts to be maintained with the administrative agent. The loan agreement also contains negative covenants including restricting new indebtedness, limiting the amount of distributions to members, limiting the amount of capital expenditures, and prohibiting the sale of any of its accounts receivable.

NOTE 4. MEMBERS’ EQUITY

The Company is operating as a Limited Liability Company. As such, each member’s liability as a unit holder is limited to their investment in the Company. The Company has two classes of units, common and preferred. Common units are nonvoting units; whereas preferred units are voting units. Profits and losses as well as distributions of cash generated by normal business operations are allocated based upon each member’s common percentage interest.

In the case of special events such as a merger or reorganization, the sale of substantially all assets of the Company or liquidation of the Company, distributions will first be made to preferred unit holders. Preferred unit holders will be entitled to receive their unreturned capital based upon their preferred percentage interest. Special event distributions in excess of the preferred unit holders’ unreturned capital will be allocated based upon each

CBI HOLDING COMPANY, LLC

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2014 and December 31, 2013 and

Periods Ended June 30, 2014 and 2013

NOTE 4. MEMBERS’ EQUITY-CONTINUED

member’s common percentage interest unless special allocations are agreed upon by all members. Members’ equity is comprised of the following:

	June 30, 2014	December 31, 2013
Preferred	$4,000,000	$4,000,000
Common	7,506,114	6,749,132

Total	$11,506,114	$10,749,132

NOTE 5. CONCENTRATIONS

As discussed in NOTE 1, Corporate Billing is engaged in the purchase of accounts receivable at a discount from businesses in the transportation, automotive dealer, heavy duty truck dealer, heavy duty after market distributor and heavy duty truck repair industries; consequently, its ability to collect amounts due from these accounts may be affected by economic fluctuations in these industries. As of June 30, 2014 and December 31, 2013, Corporate Billing’s thirty largest debtors accounted for approximately 19% and 12%, respectively, of the purchased accounts receivable.

The Company maintains cash balances at various financial institutions throughout the United States and Canada. The United States accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Canadian account is insured by the Canada Deposit Insurance Corporation (CDIC) up to $100,000 (CAD). As of June 30, 2014 and December 31, 2013, the Company’s cash balances on deposit, per the banks’ records, exceeded the insured limits by $613,896 and $1,061,766, respectively.

NOTE 6. RELATED PARTY TRANSACTIONS

As described in NOTE 2, all of the subordinated debt of the Company is from members or companies and trusts related to the members. During the periods ended June 30, 2014 and 2013, the Company incurred interest expense on the subordinated debt as follows:

Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
$ 46,164	$ 49,863	$ 95,479	$ 99,178

NOTE 7. SUPPLEMENTAL CASH FLOW INFORMATION

During the six months ended June 30, 2014 and 2013, the Company paid $835,204 and $679,240, respectively, in interest.

NOTE 8. DERIVATIVES

In the ordinary course of business the Company purchases accounts receivable from companies located in Canada. The purchasing and the subsequent collecting of these receivables is facilitated through the Company’s Canadian bank account. As a result of these activities, the Company’s Canadian denominated accounts receivable and cash are subject to market risk from changes in foreign currency exchange rates. The Company mitigates this risk through the use of derivatives, specifically forward contracts. These contracts typically mature within twelve months. Gains and losses on these contracts are included in the consolidated statement of operations as a component of the gain (loss) on foreign currency. As of June 30, 2014 and December 31, 2013, the Company had contracts in place with a notional value of $1,500,000 Canadian dollars and accrued losses of $12,137 and $29,720, respectively.

TALLEY, MAULDIN & PEETE, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
(256) 353-1421	P.O. BOX 2067	LARRY D. MAULDIN, CPA
FAX (256) 353-0961	906 WILSON STREET, N.E.	PRESTON E. PEETE, CPA
EMAIL INFO@TMPCPA.COM	DECATUR, ALABAMA 35602-2067
WWW.TMPCPA.COM

INDEPENDENT AUDITOR’S REPORT

Management and the Board of Managers

CBI Holding Company, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of CBI Holding Company, LLC and subsidiary which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBI Holding Company, LLC and subsidiary as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The consolidated schedule of operating expenses, consolidating balance sheet and consolidating statement of operations are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Talley, Mauldin & Peete, P.C.

Decatur, AL

May 30, 2014

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ALABAMA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

CBI HOLDING COMPANY, LLC

CONSOLIDATED BALANCE SHEET

December 31, 2013

ASSETS

CURRENT ASSETS
Cash	$611,554
Accounts receivable, less allowance for doubtful accounts of $174,863	57,912,600
Prepaid expenses	21,606

Total current assets		$58,545,760
PROPERTY AND EQUIPMENT
Autos	50,061
Office equipment, furniture and fixtures	142,938
Computer equipment	48,973
Computer software	178,943
Building and land	419,435

	840,350
Less accumulated depreciation	250,701

Property and equipment, net		589,649
OTHER ASSETS
Deposits		5,366

TOTAL ASSETS		$59,140,775

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Subordinated debt	$4,000,000
Cash overdraft	1,375,982
Accrued reserve	3,233,791
Earned reserve	767,005
Accounts payable	65,486
Accrued expenses
Loss on foreign currency contract	29,720
Payroll taxes and withholdings	10,089
Salaries and bonuses	30,000
Interest	132,234

Total current liabilities		$9,644,307
NOTE PAYABLE		38,747,336
MEMBERS’ EQUITY		10,749,132

TOTAL LIABILITIES AND MEMBERS’ EQUITY		$59,140,775

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2013

Discounts and fees earned	$10,000,193
Operating expenses	5,164,005

Income from operations		$4,836,188
Other income (expense)
Loss on foreign currency	(50,963)
Interest expense	(1,546,239)

Total other income (expense)		(1,597,202)

Net income		$3,238,986

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Year Ended December 31, 2013

BALANCE, DECEMBER 31, 2012	$8,895,146
NET INCOME	3,238,986
DISTRIBUTIONS TO MEMBERS	(1,385,000)

BALANCE, DECEMBER 31, 2013	$10,749,132

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,238,986
Adjustments to reconcile net income to net cash used by operations:
Amortization	7,847
Depreciation	58,781
Bad debt expense	620,696
Unrealized loss on foreign currency	85,813
(Increase) decrease in
Accounts receivable	(13,099,384)
Prepaid expenses	(566)
Increase (decrease) in
Accounts payable	4,263
Accrued reserve	380,869
Earned reserve	75,667
Accrued liabilities	32,756

Net cash used by operations		$(8,594,272)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		(12,941)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on line of credit	10,072,503
Distributions to members	(1,385,000)

Net provided by financing activities		8,687,503

Net increase in cash		80,290
CASH (CASH OVERDRAFT)
December 31, 2012		(844,718)

December 31, 2013		$(764,428)

CASH		$611,554
CASH OVERDRAFT		(1,375,982)

Net cash overdraft		$(764,428)

See accompanying notes

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2013

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Business

The financial statements include the accounts of CBI Holding Company, LLC (The Company) and its wholly owned operating company, Corporate Billing, LLC (Corporate Billing). Corporate Billing is a transaction based finance company engaged in the purchasing of accounts receivable at a discount from businesses throughout the United States and parts of Canada. Approximately 44% of Corporate Billing’s business is related to recourse billing, primarily in the transportation industry. The remaining 56% of the business is related to non-recourse billing, primarily in the automotive dealer and distributor industries.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

Corporate Billing recognizes revenue as it services and collects the purchased accounts receivable. As of December 31, 2013, there was approximately $1,087,744 in unrecognized income included as a component of the accrued reserve.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. It is at least reasonably possible that the estimate of the valuation allowance will change within the next year.

Property and Equipment

Property and equipment are stated at cost. New equipment is capitalized whereas expenditures for repairs and maintenance are charged to expense when incurred. Depreciation is computed using straight-line and accelerated methods. Depreciation expense for the year ended December 31, 2013, was $58,781.

Income Taxes

The Company is classified as a partnership for income tax purposes. As members individually report their share of taxable income from the Company, no liability for Federal income taxes has been included in the consolidated financial statements.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued liabilities, approximate their fair values.

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2013

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned operating company, Corporate Billing. All material intercompany transactions have been eliminated.

Subsequent Events

Management has evaluated subsequent events through May 30, 2014, the date which the statements are available for issuance.

Advertising Costs

During the year ended December 31, 2013, the Company incurred advertising costs in the amount of $130,326. Advertising costs are expensed as incurred.

NOTE 2. SUBORDINATED DEBT

Subordinated debt is comprised of notes payable to some of the Company’s members as well as companies and trusts all related to the members. The notes bear interest, payable monthly, equal to the greater of 5% or the prime rate plus 1.75%. The notes are due upon demand; however, payment of the notes is subordinate to the line of credit.

NOTE 3. NOTE PAYABLE

Corporate Billing has a $75,000,000 revolving line of credit through First Tennessee Bank National Association acting as administrative agent on behalf of various participating lenders. The note bears interest, payable monthly, at the one month LIBOR plus 3.00% and matures July 31, 2016. The note is secured by substantially all the assets of Corporate Billing, as well as guarantees from the Company and limited guarantees from certain members of the Company. As of December 31, 2013, the note had a balance of $38,747,336.

The loan agreement contains various affirmative covenants including financial reporting requirements, maintaining a minimum tangible net worth, minimum debt to equity and debt service coverage ratios as well as requiring deposit accounts to be maintained with the administrative agent. The loan agreement also contains negative covenants including restricting new indebtedness, limiting the amount of distributions to members, limiting the amount of capital expenditures, and prohibiting the sale of any of its accounts receivable.

NOTE 4. MEMBERS’ EQUITY

The Company is operating as a Limited Liability Company. As such, each member’s liability as a unit holder is limited to their investment in the Company. The Company has two classes of units, common and preferred. Common units are nonvoting units; whereas preferred units are voting units. Profits and losses as well as distributions of cash generated by normal business operations are allocated based upon each member’s common percentage interest.

In the case of special events such as a merger or reorganization, the sale of substantially all assets of the Company or liquidation of the Company, distributions will first be made to preferred unit holders. Preferred unit

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2013

NOTE 4. MEMBERS’ EQUITY-CONTINUED

holders will be entitled to receive their unreturned capital based upon their preferred percentage interest. Special event distributions in excess of the preferred unit holders’ unreturned capital will be allocated based upon each member’s common percentage interest. As of December 31, 2013, members’ equity is comprised of the following:

Preferred	$4,000,000
Common	6,749,132

Total	$10,749,132

NOTE 5. CONCENTRATIONS

As discussed in NOTE 1, Corporate Billing is engaged in the purchase of accounts receivable at a discount from businesses in the transportation, automotive dealer, heavy duty truck dealer, heavy duty after market distributor and heavy duty truck repair industries; consequently, its ability to collect amounts due from these accounts may be affected by economic fluctuations in these industries. As of December 31, 2013, Corporate Billing’s thirty largest debtors accounted for approximately 12% of the purchased accounts receivable.

The Company maintains cash balances at various financial institutions throughout the United States and Canada. The United States accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Canadian account is insured by the Canada Deposit Insurance Corporation (CDIC) up to $100,000 (CAD). As of December 31, 2013, the Company’s cash balances on deposit, per the banks’ records, exceeded the insured limits by $1,061,766.

NOTE 6. RELATED PARTY TRANSACTIONS

As described in NOTE 2, all of the subordinated debt of the Company is from members or companies and trusts related to the members. During the year ended December 31, 2013, the Company incurred $199,452 in interest expense on the subordinated debt.

NOTE 7. SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2013, the Company paid $1,502,154 in interest.

NOTE 8. DERIVATIVES

In the ordinary course of business the Company purchases accounts receivable from companies located in Canada. The purchasing and the subsequent collecting of these receivables is facilitated through the Company’s Canadian bank account. As a result of these activities, the Company’s Canadian denominated accounts receivable and cash are subject to market risk from changes in foreign currency exchange rates. The Company mitigates this risk through the use of derivatives, specifically forward contracts. These contracts typically mature within twelve months. Gains and losses on these contracts are included in the consolidated statement of operations as a component of the gain (loss) on foreign currency. As of December 31, 2013, the Company has a contract in place with a notional value of $1,500,000 Canadian dollars and has an accrued a loss of $29,720.

SUPPLEMENTARY INFORMATION

CBI HOLDING COMPANY, LLC

CONSOLIDATED SCHEDULE OF OPERATING EXPENSES

Year Ended December 31, 2013

Advertising and business promotion	$130,326
Amortization	7,847
Auto	35,636
Bad debt expense	620,696
Bank service charges	346,889
Collection expense	15,367
Consulting fees	154,560
Contributions	720
Credit services	73,905
Depreciation	58,781
Dues and subscriptions	44,146
Employee education and training	124
Insurance	148,544
Legal and accounting	129,777
Meals and entertainment	22,370
Office supplies and expenses	65,461
Outside commissions	144,563
Postage and freight	37,335
Rent	23,746
Repairs and maintenance	66,337
Salaries, wages and guaranteed payments	2,591,317
Statement processing	67,928
Taxes and licenses	191,222
Telephone	77,092
Travel	86,418
Utilities	22,898

Total operating expenses	$5,164,005

CBI HOLDING COMPANY, LLC

CONSOLIDATING BALANCE SHEET

Year Ended December 31, 2013

	CBI Holding	Corporate
	Company, LLC	Billing, LLC	Eliminations	Consolidated
ASSETS
Cash	$7,842	$603,712	$—	$611,554
Accounts receivable, net	—	57,912,600	—	57,912,600
Prepaid expenses	—	21,606	—	21,606
Property and equipment, net	288,234	301,415	—	589,649
Deposits	—	5,366	—	5,366
Investment in Corporate Billing, LLC	10,453,056	—	(10,453,056)	—

TOTAL ASSETS	$10,749,132	$58,844,699	$(10,453,056)	$59,140,775

LIABILITIES AND EQUITY
Subordinated debt	$—	$4,000,000	$—	$4,000,000
Cash overdraft	—	1,375,982	—	1,375,982
Accrued reserve	—	3,233,791	—	3,233,791
Earned reserve	—	767,005	—	767,005
Accounts payable	—	65,486	—	65,486
Accrued expenses	—	202,043	—	202,043
Note payable	—	38,747,336	—	38,747,336

TOTAL LIABILITIES	—	48,391,643	—	48,391,643
Members’ equity	10,749,132	10,453,056	(10,453,056)	10,749,132

TOTAL LIABILITIES AND EQUITY	$10,749,132	$58,844,699	$(10,453,056)	$59,140,775

CBI HOLDING COMPANY, LLC

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2013

	CBI Holding	Corporate Billing,
	Company, LLC	LLC	Eliminations	Consolidated
Discounts and fees earned	$—	$10,000,193	$—	$10,000,193
Operating expenses	12,207	5,151,798	—	5,164,005

Income (loss) from operations	(12,207)	4,848,395	—	4,836,188
Other income (expense)
Income from subsidiary	3,251,193	—	(3,251,193)	—
Loss on foreign currency	—	(50,963)	—	(50,963)
Interest expense	—	(1,546,239)	—	(1,546,239)

Net income	$3,238,986	$3,251,193	$(3,251,193)	$3,238,986

TALLEY, MAULDIN & PEETE, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
(256) 353-1421	P.O. BOX 2067	LARRY D. MAULDIN, CPA
FAX (256) 353-0961	906 WILSON STREET, N.E.	PRESTON E. PEETE, CPA
EMAIL INFO@TMPCPA.COM	DECATUR, ALABAMA 35602-2067
WWW.TMPCPA.COM

INDEPENDENT AUDITOR’S REPORT

Board of Managers

CBI Holding Company, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of CBI Holding Company, LLC and subsidiary which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBI Holding Company, LLC and subsidiary as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The consolidated schedule of operating expenses on page 14 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Talley, Mauldin & Peete, P.C.

Decatur, AL

May 30, 2013

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ALABAMA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

CBI HOLDING COMPANY, LLC

CONSOLIDATED BALANCE SHEET

December 31, 2012

ASSETS

CURRENT ASSETS
Cash	$344,536
Accounts receivable, less allowance for doubtful accounts of $122,795	45,491,979
Prepaid expenses	21,040

Total current assets		$45,857,555
PROPERTY AND EQUIPMENT
Autos	50,061
Office equipment, furniture and fixtures	134,954
Computer equipment	44,016
Computer software	178,943
Building and land	419,435

	827,409
Less accumulated depreciation	184,073

Property and equipment, net		643,336
OTHER ASSETS
Deposits		5,366

TOTAL ASSETS		$46,506,257

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Subordinated debt	$4,000,000
Cash overdraft	1,189,254
Accrued reserve	2,854,506
Earned reserve	691,728
Accounts payable	61,223
Accrued liabilities
Loss on foreign currency contract	8,021
Payroll taxes and withholdings	23,397
Salaries and bonuses	20,000
Interest	88,149

Total current liabilities		$8,936,278
NOTE PAYABLE		28,674,833
MEMBERS’ EQUITY		8,895,146

TOTAL LIABILITIES AND MEMBERS’ EQUITY		$46,506,257

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2012

Discounts and fees earned	$9,198,992
Operating expenses	4,497,213

Income from operations		$4,701,779
Other income (expense)
Loss on foreign currency	(48,778)
Interest expense	(1,360,804)

Total other income (expense)		(1,409,582)

Net income		$3,292,197

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Year Ended December 31, 2012

BALANCE, DECEMBER 31, 2011	$7,152,949
NET INCOME	3,292,197
DISTRIBUTIONS TO MEMBERS	(1,550,000)

BALANCE, DECEMBER 31, 2012	$8,895,146

See accompanying notes

CBI HOLDING COMPANY, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,292,197
Adjustments to reconcile net income to net cash used by operations:
Amortization	7,847
Depreciation	59,204
Bad debt expense	348,398
Unrealized loss on foreign currency	2,946
(Increase) decrease in
Accounts receivable	2,703,378
Prepaid expenses	14,997
Increase (decrease) in
Accounts payable	(282)
Accrued reserve	(222,143)
Earned reserve	223,652
Accrued liabilities	(41,624)

Net cash provided by operations		$6,388,570
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		(62,840)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on line of credit	(4,724,645)
Distributions to members	(1,550,000)

Net cash used by financing activities		(6,274,645)

Net increase in cash		51,085
CASH (CASH OVERDRAFT)
December 31, 2011		(895,803)

December 31, 2012		$(844,718)

CASH		$344,536
CASH OVERDRAFT		(1,189,254)

Net cash overdraft		$(844,718)

See accompanying notes

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2012

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Business

The financial statements include the accounts of CBI Holding Company, LLC (The Company) and its wholly owned operating company, Corporate Billing, LLC (Corporate Billing). Corporate Billing is a transaction based finance company engaged in the purchasing of accounts receivable at a discount from businesses throughout the United States as well as parts of Canada. Approximately 54% of Corporate Billing’s business is related to recourse billing, primarily in the transportation and telecommunication industries. The remaining 46% of the business is related to non-recourse billing, primarily in the automotive dealer and distributor industries.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

Corporate Billing recognizes revenue as it services and collects the purchased accounts receivable. As of December 31, 2012, there was approximately $838,308 in unrecognized income included as a component of the accrued reserve.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. It is at least reasonably possible that the estimate of the valuation allowance will change within the next year.

Property and Equipment

Property and equipment are stated at cost. New equipment is capitalized whereas expenditures for repairs and maintenance are charged to expense when incurred. Depreciation is computed using straight-line and accelerated methods. Depreciation expense for the year ended December 31, 2012, was $59,204.

Income Taxes

The Company is classified as a partnership for income tax purposes. As members individually report their share of taxable income from the Company, no liability for Federal income taxes has been included in the consolidated financial statements.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair values.

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2012

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned operating company, Corporate Billing. All material intercompany transactions have been eliminated.

Subsequent Events

Management has evaluated subsequent events through May 30, 2013, the date which the statements are available for issuance.

Advertising Costs

During the year ended December 31, 2012, the Company incurred advertising costs in the amount of $68,034. Advertising costs are expensed as incurred.

NOTE 2. SUBORDINATED DEBT

Subordinated debt is comprised of notes payable to some of the Company’s members as well as companies and trusts all related to the members. The notes bear interest, payable monthly, equal to the greater of 5% or the prime rate plus 1.75%. The notes are due upon demand; however, payment of the notes is subordinate to the line of credit.

NOTE 3. NOTE PAYABLE

Corporate Billing has a $65,000,000 revolving line of credit through First Tennessee Bank National Association acting as administrative agent on behalf of various participating lenders. The note bears interest, payable monthly, at the one month LIBOR plus 3.00% and matures November 30, 2014. The note is secured by substantially all the assets of Corporate Billing, as well as guarantees from the Company and certain members of the Company. As of December 31, 2012, the note had a balance of $28,674,833.

The loan agreement contains various affirmative covenants including financial reporting requirements, maintaining a minimum tangible net worth, minimum debt to equity and debt service coverage ratios as well as requiring deposit accounts to be maintained with the administrative agent. The loan agreement also contains negative covenants including restricting new indebtedness, limiting the amount of distributions to members, limiting the amount of capital expenditures, and prohibiting the sale of any of its accounts receivable.

NOTE 4. MEMBERS’ EQUITY

The Company is operating as a Limited Liability Company. As such, each member’s liability as a unit holder is limited to their investment in the Company. The Company has two classes of units, common and preferred. Common units are nonvoting units; whereas preferred units are voting units. Profits and losses as well as distributions of cash generated by normal business operations are allocated based upon each member’s common percentage interest.

In the case of special events such as a merger or reorganization, the sale of substantially all assets of the Company or liquidation of the Company, distributions will first be made to preferred unit holders. Preferred unit

CBI HOLDING COMPANY, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2012

NOTE 4. MEMBERS’ EQUITY-CONTINUED

holders will be entitled to receive their unreturned capital based upon their preferred percentage interest. Special event distributions in excess of the preferred unit holders’ unreturned capital will be allocated based upon each member’s common percentage interest. As of December 31, 2012, members’ equity is comprised of the following:

Preferred	$4,000,000
Common	4,895,146

Total	$8,895,146

NOTE 5. CONCENTRATIONS

As discussed in NOTE 1, Corporate Billing is engaged in the purchase of accounts receivable at a discount from businesses in the transportation, automotive dealer, distributor and telecommunication industries; consequently, its ability to collect amounts due from these accounts may be affected by economic fluctuations in these industries. As of December 31, 2012, Corporate Billing’s thirty largest debtors accounted for approximately 20% of the purchased accounts receivable.

The Company maintains cash balances at various financial institutions throughout the United States and Canada. The United States accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Canadian account is insured by the Canada Deposit Insurance Corporation (CDIC) up to $100,000 (CAD). As of December 31, 2012, the Company’s cash balances on deposit, per the banks’ records, exceeded the insured limits by $239,404.

NOTE 6. RELATED PARTY TRANSACTIONS

As described in NOTE 2, all of the subordinated debt of the Company is from members or companies and trusts related to the members. During the year ended December 31, 2012, the Company incurred $200,538 in interest expense on the subordinated debt.

NOTE 7. SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2012, the Company paid $1,401,365 in interest.

NOTE 8. DERIVATIVES

In the ordinary course of business the Company purchases accounts receivable from companies located in Canada. The purchasing and the subsequent collecting of these receivables is facilitated through the Company’s Canadian bank account. As a result of these activities, the Company’s Canadian denominated accounts receivable and cash are subject to market risk from changes in foreign currency exchange rates. The Company mitigates this risk through the use of derivatives, specifically forward contracts. These contracts typically mature within twelve months. Gains and losses on these contracts are included in the consolidated statement of operations as a component of the gain (loss) on foreign currency. As of December 31, 2012, the Company has a contract in place with a notional value of $1,500,000 Canadian dollars and has an accrued a loss of $8,021.

SUPPLEMENTARY INFORMATION

CBI HOLDING COMPANY, LLC

CONSOLIDATED SCHEDULE OF OPERATING EXPENSES

Year Ended December 31, 2012

Advertising and business promotion	$68,034
Amortization	7,847
Auto	27,220
Bad debt expense	348,398
Bank service charges	356,155
Collection expense	7,026
Consulting fees	147,550
Contributions	200
Credit services	73,314
Depreciation	59,204
Dues and subscriptions	35,277
Employee education and training	4,969
Insurance	141,503
Legal and accounting	105,962
Meals and entertainment	23,248
Office supplies and expenses	71,661
Outside commissions	186,980
Postage and freight	63,587
Rent	34,600
Repairs and maintenance	63,567
Salaries, wages and guaranteed payments	2,229,255
Statement processing	74,740
Taxes and licenses	164,458
Telephone	88,275
Travel	90,421
Utilities	23,762

Total operating expenses	$4,497,213

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL COMMERCE CORPORATION

(a Delaware corporation)

and

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

(a Florida corporation)

Dated as of

June 6, 2014

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 6, 2014, by and between NATIONAL COMMERCE CORPORATION (“NCC”), a corporation organized and existing under the Laws of the State of Delaware, with its principal office in Birmingham, Alabama; and UNITED GROUP BANKING COMPANY OF FLORIDA, INC. (“United”), a Florida corporation, with its principal office in Longwood, Florida.

Preamble

The respective Boards of Directors of NCC and United have determined that the transactions described herein are in the best interests of the Parties and their respective stockholders. This Agreement provides for the acquisition of United by NCC pursuant to the merger (the “Merger”) of United with and into NCC. At the effective time of the Merger, and except as provided herein, the outstanding shares of the capital stock of United shall be converted into the right to receive shares of common stock of NCC or, at the election of the stockholders of United, into cash (subject to the limitations set forth herein).

The transactions described in or otherwise contemplated by this Agreement are subject to, among other things: (i) the filing by NCC and the effectiveness of a registration statement with respect to the shares of common stock of NCC to be issued to stockholders of United in the Merger; (ii) the approval of the stockholders of NCC and United; (iii) the approval of, notice to and/or waiver of the Federal Reserve Board, the OCC, and the Florida Office of Financial Regulation; and (iv) the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTION AND TERMS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, United shall be merged with and into NCC in accordance with the provisions of Section 252 of the DGCL and Section 607.1107 of the FBCA. At the Effective Time, the separate corporate existence of United shall cease. NCC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the DGCL. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of NCC and United.

1.2 Time and Place of Closing. The place of the Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the chief executive officers of NCC and United, the Closing will take place at 9:00 A.M. central time on the last Business Day of the month in which the closing conditions set forth in Article 9 below (other than those conditions that are to be satisfied at the Closing) have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the later of the following shall occur: (i) the Certificate of Merger required by the DGCL (the “Certificate of Merger”) shall be accepted for filing by the Secretary of State of

Delaware, and (ii) the Articles of Merger required by the FBCA (the “Articles of Merger”) shall be accepted for filing by the Secretary of State of Florida; or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Certificate of Merger and Articles of Merger (provided that such subsequent date and time shall not be later than a time on the 30th day after the date that the Certificate of Merger is filed) (such time is hereinafter referred to as the “Effective Time”). Unless NCC and United otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

1.4 Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a material condition hereto, each member of the United Board and certain executive officers of United are entering into Voting Agreements with NCC and Charles Investment Group, LLC is entering into a Voting Agreement with United whereby, among other things, such Persons have agreed, upon the terms and subject to the conditions set forth therein, to vote all of the shares of United Common Stock or NCC Common Stock, as the case may be, owned by them in favor of this Agreement and the Merger and to support actions necessary to consummate the Merger and the Subsidiary Merger.

1.5 Merger of Banking Subsidiaries. Except as provided below, as soon as practicable following the Effective Time, United Legacy Bank (“United Legacy Bank”), a Florida state-chartered bank and wholly owned subsidiary of United, shall be merged (the “Subsidiary Merger”) with and into National Bank of Commerce, a national banking association and wholly owned subsidiary of NCC (“NBC”), in accordance with the provisions of applicable federal and state banking laws and regulations, and NBC shall be the surviving bank (the “Surviving Bank”). The Subsidiary Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Parties shall cause the Boards of Directors of United Legacy Bank and NBC, respectively, to approve a separate merger agreement (the “Subsidiary Merger Agreement”) in substantially the form attached hereto as Exhibit A, and cause the Subsidiary Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. NCC shall cause NBC to take any and all steps required under its Articles of Association and/or Bylaws to increase the size of the NBC board of directors as of the Effective Time and to appoint the United Legacy Bank Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to cause NBC or the Surviving Bank, as the case may be, to include the United Legacy Bank Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time, and NCC (in its capacity as a stockholder) agrees to vote in favor of the United Legacy Bank Designee at each of such annual meetings. Nothing in this Section 1.5 shall require NCC or NBC to elect, vote in favor of, appoint, nominate or recommend the United Legacy Bank Designee for election to the board of directors of NBC or the Surviving Bank, as the case may be, if he or she shall become the subject of a Disqualification. The directors of the Surviving Bank immediately following the Subsidiary Merger shall consist of the directors of NBC immediately prior to the Subsidiary Merger (including the United Legacy Bank Designee), and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Subsidiary Merger shall consist of the officers of NBC immediately prior to the Subsidiary Merger, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. As provided in the Subsidiary Merger Agreement, the Subsidiary Merger may be abandoned at the election of NBC at any time, whether before or after filings are made for regulatory approval of the Subsidiary Merger.

ARTICLE 2

EFFECT OF MERGER

2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of NCC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable Law. The Bylaws of NCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time, until amended in accordance with applicable Law.

2.2 Officers and Directors. The directors of the Surviving Corporation immediately following the Effective Time shall consist of the directors of NCC immediately prior to the Effective Time plus the United Designee, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. NCC shall take any and all steps required under its Certificate of Incorporation and/or Bylaws to increase the size of the NCC Board as of the Effective Time and to appoint the United Designee, effective as of the Effective Time, to fill such vacancy. Thereafter, NCC agrees to include the United Designee in its recommended slate of nominees for election as a director at each of its first and second annual meetings of stockholders following the Effective Time. Nothing in this Section 2.2 shall require NCC to elect, appoint, nominate or recommend the United Designee for election to the NCC Board if he or she shall become the subject of a Disqualification. The officers of the Surviving Corporation immediately following the Effective Time shall consist of the officers of NCC immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.3 Effect of Merger. At the Effective Time, the Merger shall have the effect set forth in Sections 259 and 261 of the DGCL and the comparable provisions of the FBCA. Without limiting the generality of the foregoing, all rights, franchises and interests of United and NCC in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by United and NCC at the Effective Time. All Liabilities and obligations of United and NCC shall be deemed to have been assumed by the Surviving Corporation, and the Surviving Corporation shall be bound thereby in the same manner and to the same extent as each of United and NCC was so bound at the Effective Time.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL STOCK

3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of NCC, United or the holders of any shares of capital stock thereof, the shares of capital stock and rights and options to acquire shares of capital stock of the constituent corporations shall be converted as follows:

(a) NCC Capital Stock. Each share of capital stock of NCC issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time.

(b) Exchange Ratio for United Common Stock. Each share of United Common Stock (excluding (i) shares held by any United Company, other than in a fiduciary capacity or as a result of debts previously contracted, (ii) Cash Election Shares described in Section 3.1(c) of this Agreement and (iii) shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.057794 shares of NCC Common Stock (the “Exchange Ratio”).

(c) Cash Election Shares.

(1) Holders of United Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving NCC Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of United Common Stock for NCC Common Stock as specified below shall receive $1.30, without interest thereon (the “Per Share Cash

Consideration”) for each share of United Common Stock that is so converted (each, a “Cash Election Share”). Notwithstanding the preceding sentence, the aggregate number of Cash Election Shares shall not exceed 2,268,851 (the “Share Limitation”), and the aggregate Per Share Cash Consideration shall not exceed $2,949,506.30 (the “Cash Limitation”).

(2) At NCC’s election, either the Exchange Agent or NCC’s transfer agent shall mail an election form in such form as NCC and United shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus, to each holder of record of United Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of United Common Stock to elect to receive cash with respect to all or a portion of such holder’s United Common Stock.

(3) Any shares of United Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the United Stockholders’ Meeting (or such other time and date as NCC and United may mutually agree) (the “Election Deadline”), and any shares of United Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall be converted into NCC Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (all such shares described in this sub-section (3) being referred to as “Stock Election Shares”).

(4) Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of United Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither NCC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of United Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A) Cash Elections Less than or Equal to the Cash Limitation. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payments”) is less than or equal to the Cash Limitation, then:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1); and

(2) each Stock Election Share shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(b).

(B) Cash Elections More Than the Cash Limitation. If the amount of the Potential Cash Payments is greater than the Cash Limitation, then:

(1) the number of Cash Election Shares designated by each holder of United Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder’s Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is the Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to subsection (1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 3.1(c)(1);

(3) each share of United Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (1) above shall automatically be deemed to be a Stock Election Share; and

(4) each Stock Election Share, including those so designated pursuant to subsection (3) above, shall be converted into the right to receive NCC Common Stock pursuant to Section 3.1(b).

(d) United Options. At the Effective Time, each outstanding and unexercised option to purchase shares of United Common Stock pursuant to the United Stock Option Plan (each, a “United Option”) will cease to represent an option to purchase United Common Stock and will be converted automatically into an option to purchase NCC Common Stock (each, an “NCC Option”), and NCC will assume each United Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing such United Option; provided, however, that after the Effective Time:

(1) the number of shares of NCC Common Stock purchasable upon exercise of each United Option will equal the product of (A) the number of shares of United Common Stock that were purchasable under the United Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share;

(2) the per share exercise price for each United Option will equal the quotient obtained by dividing (A) the per share exercise price of the United Option in effect immediately before the Effective Time by (B) the Exchange Ratio, rounded to the nearest cent; and

(3) where the context so requires, all references to United shall be deemed to be references to NCC and its Subsidiaries, and all references to the United Board (or the Compensation Committee thereof) shall be deemed to be references to the NCC Board (or the Compensation Committee thereof).

Notwithstanding the foregoing, each United Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the United Options provide for the purchase of no more than an aggregate of 1,775,000 additional shares of United Common Stock. As soon as practicable after the Effective Time, NCC shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with the SEC, with respect to the shares of NCC Common Stock subject to converted or substitute United Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute United Options remain outstanding.

(e) Maximum Shares of NCC Common Stock. Assuming that (i) there are no United Dissenting Shares, (ii) there is no adjustment to the Exchange Ratio pursuant to Section 3.2 below, (iii), there are no Cash Election Shares, and (iv) the holders of United Options exercise all of the United Options and/or all of the NCC Options, as the case may be (and do so by paying the exercise price in cash), the holders of United Common Stock and holders of United Options shall have the right to receive, in the aggregate, a maximum of 1,850,944 shares of NCC Common Stock as a result of the Merger.

3.2 Anti-Dilution Provisions. If NCC changes the number of shares of NCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties provided for in Section 3.1(b).

3.3 Shares Held by United. Each share of United Common Stock held by any United Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 United Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of United Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (a) did not vote in favor of the Merger (or consent thereto in writing), (b) is entitled to demand and properly demands and perfects such holder’s right to appraisal and to be paid the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1302 et seq. of the FBCA and (c) has not effectively withdrawn or otherwise lost or forfeited such holder’s right to appraisal and payment under the FBCA (such shares, the “United Dissenting Shares”), shall not be converted into or exchanged for Stock Election Shares or Cash Election Shares (or the right to receive such consideration), but instead the holder of such United Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the provisions of Sections 607.1302 et seq. of the FBCA. At the Effective Time, such United Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such United Dissenting Shares in accordance with Section 607.1302 et seq. of the FBCA. If any such holder of shares of United Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such shares of United Common Stock under such provisions of the FBCA, then such holder’s shares of United Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, been converted into the right to receive Stock Election Shares in accordance with Section 3.1(b). United shall give NCC (i) prompt notice of any written notices of any holder’s intent to demand payment or exercise appraisal rights in respect of any shares of United Common Stock, withdrawals or attempted withdrawals of such notices and any other notices or instruments served pursuant to the FBCA and received by United relating to any attempted, purported or actual exercise of appraisal rights and (ii) the opportunity to participate in, direct and control all discussions, negotiations and proceedings with respect to the exercise of such appraisal rights under Section 607.1302 et seq. of the FBCA. Neither United nor the Surviving Corporation shall, except with the prior written consent of NCC, make any payment with respect to, or settle, or offer or agree to settle, any payment with respect to any such exercise of appraisal rights or demand for payment in connection therewith.

3.5 NCC Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of NCC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who (a) did not vote in favor of the Merger (or consent thereto in writing), (b) is entitled to demand and properly demands and perfects such holder’s right to appraisal and to be paid the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL and (c) has not effectively withdrawn or otherwise lost or forfeited such holder’s right to appraisal and payment under the DGCL (such shares, the “NCC Dissenting Shares”), shall not continue to be an issued and outstanding share of the capital stock of the Surviving Corporation from and after the Effective Time, but instead the holder of such NCC Dissenting Shares shall be entitled to payment of the fair value thereof in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, such NCC Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist or be outstanding, and the holder thereof shall cease to have any right with respect thereto, except the right to receive the fair value of such NCC Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder of shares of NCC Common Stock shall have failed to perfect such holder’s right to receive, or shall have effectively waived, withdrawn, lost or forfeited any right to demand or receive, the fair value of such shares of NCC Common Stock under such provisions of the DGCL, then such holder’s shares of NCC Common Stock shall thereupon be deemed and treated as if they had, at the Effective Time, continued to be an issued and outstanding share of the capital stock of the Surviving Corporation in accordance with Section 3.1(a).

3.6 Fractional Shares. Fractional shares of NCC Common Stock shall not be issued upon the surrender of certificates representing United Common Stock for exchange; no dividend or distribution with respect to NCC Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NCC. In lieu of any such fractional share, NCC shall pay to each former stockholder of United who otherwise would be entitled to receive a fractional share of NCC Common Stock an amount in cash (without interest) equal to the product of (i) $22.68 multiplied by (ii) the fraction of a share of NCC Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly (and within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of United appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of United Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive promptly thereafter in exchange therefor: (a) that number of whole shares of NCC Common Stock which such holder of United Common Stock became entitled to receive pursuant to Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be canceled. The shares of NCC Common Stock to be issued pursuant to Article 3 and this Section 4.1 shall be in uncertificated book entry form, and upon compliance by a former holder of shares of United Common Stock with the provisions hereof and of the letter of transmittal, NCC shall instruct its registrar and transfer agent to make appropriate book entries with respect to such shares of NCC Common Stock. Such book entries of the issuance of uncertificated shares shall constitute delivery thereof for all purposes pursuant to this Agreement. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for United Common Stock. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of United Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of United Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for United Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, NCC nor the Exchange Agent shall be liable to a holder of United Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former United Stockholders. At the Effective Time, the stock transfer books of United shall be closed as to holders of United Common Stock immediately prior to the Effective Time, and no transfer of United Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of United Common Stock (“United Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of United Common Stock shall be entitled to vote after the Effective Time at any meeting of NCC stockholders the number of whole shares of NCC Common Stock into which their respective shares of United Common Stock (excluding Cash Election Shares) have been converted, regardless of whether such holders have exchanged their United Certificates for certificates representing NCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by NCC on the NCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any Person holding any United Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of NCC Common Stock, which dividend or other distribution is attributable to such Person’s NCC Common Stock represented by said United Certificate held after the Cutoff, until such Person surrenders such United Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such United Certificate, appropriate book entries shall be made with respect to the NCC Common Stock and all such undelivered dividends or other distributions (without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such United Certificate. No holder of shares of United Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the NCC Common Stock with a record date before the Effective Time.

4.3 Identity of Recipient of NCC Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a Person other than the Person in whose name any certificate representing shares of United Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of NCC that such tax has been paid or is not applicable.

4.4 Lost or Stolen Certificates. If any holder of United Common Stock convertible into the right to receive shares of NCC Common Stock or cash is unable to deliver the United Certificate that represents United Common Stock, NCC shall instruct its registrar and transfer agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, to make appropriate book entries with respect to such holder for the shares of NCC Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of NCC that any such United Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by NCC to indemnify and hold NCC and the Exchange Agent harmless; and (c) evidence satisfactory to NCC that such Person is the owner of the shares theretofore represented by each United Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the Person who would be entitled to present such United Certificate for exchange pursuant to this Agreement.

4.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of United Common Stock is not paid or delivered within the time period specified by any applicable Laws concerning abandoned property, escheat or similar Laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, NCC or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable Laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of NCC, United, the Exchange Agent nor any other Person acting on their behalf shall be liable to a holder of United Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF UNITED

United hereby represents and warrants to NCC as follows:

5.1 Corporate Organization, Standing and Power. United is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. United is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. United has delivered to NCC complete and correct copies of its Articles of Incorporation and Bylaws and the Articles of Incorporation, bylaws or similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) United has the corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of United, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of United Common Stock in accordance with the FBCA. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of United, enforceable against United in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by United or the Subsidiary Merger Agreement by United Legacy Bank, nor the consummation by United of the transactions provided for in this Agreement or by United Legacy Bank of the transactions provided for in the Subsidiary Merger Agreement, nor compliance by United with any of the provisions hereof or by United Legacy Bank with any of the provisions of the Subsidiary Merger Agreement, will (i) conflict with or result in a breach of any provision of United’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws or similar governing documents of any United Company or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any United Company under, any Contract or Permit of any United Company, where such Default or failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such United Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any United Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of United of this Agreement and the Merger, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the United Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by United of the Merger and the other transactions provided for in this Agreement or for consummation by United Legacy Bank of the Subsidiary Merger. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by United of this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of United consists of: (i) 32,000,000 shares of United Common Stock, of which (A) 30,000,000 are designated as voting common stock and (B) 2,000,000 are designated as nonvoting common stock, and of which 30,251,341 shares of United Common Stock in the aggregate are issued and outstanding consisting of 30,000,000 shares of voting common stock and 251,341 shares of nonvoting common stock (none of which is held in the treasury of United), and (ii) 1,000,000 shares of United Preferred Stock, no shares of which are issued or outstanding or held in the treasury of United. All of the issued and outstanding shares of capital stock of United are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of United issued on or after March 1, 2010, has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of United or is subject to a right of rescission in favor of the holder thereof. To the Knowledge of each United Company, none of the shares of capital stock, options, or other securities of United issued prior to March 1, 2010, was issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of United or is subject to a right of rescission in favor of the holder thereof. Pursuant to the terms of the United Stock Option Plan, there are outstanding options with the right to purchase a total of 1,775,000 shares of United Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of United outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of United or contracts, commitments, understandings or arrangements by which United is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. United has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

5.4 United Subsidiaries.

(a) The United Subsidiaries include United Legacy Bank, which is a Florida banking corporation. Each of the United Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the United Subsidiaries has the power and authority necessary for it to own, lease and operate its Assets, to incur its Liabilities and to carry on its business as now conducted. Each United Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United on a consolidated basis.

(b) The authorized, issued and outstanding capital stock of each United Subsidiary is set forth on Schedule 5.4(b). United owns all of the issued and outstanding shares of capital stock of each United Subsidiary. None of the shares of capital stock or other securities of any United Subsidiary issued on or after March 1, 2010, has been issued in violation of the Securities Laws or any preemptive rights. To the Knowledge of each United Company, none of the shares of capital stock or other securities of any United Subsidiary issued prior to March 1, 2010, was issued in violation of the Securities Laws or any preemptive rights. No equity securities of any United Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any United Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any United Company is or may be bound to transfer any shares of the capital stock of any United Subsidiary. There are no Contracts relating to the rights of any United Company to vote or to dispose of any shares of the capital stock of any United Subsidiary. All of the shares of capital stock of each United Subsidiary are fully paid and nonassessable under the applicable Law of the jurisdiction in which such United Subsidiary is organized and are owned by United free and clear of any Lien. No United Subsidiary has any Liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any United Company that is a limited liability company.

(c) The minute books of United, United Legacy Bank and each United Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.

(d) No United Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times since March 1, 2010, been conducted (and, to the Knowledge of each United Company, were conducted prior to March 1, 2010) in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking Laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, there has been no misrepresentation or omission of a material fact by any United Company and/or any of their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

(e) None of the United Companies is engaged in any activities that are not permissible for a national banking association.

5.5 Financial Statements; Call Reports. Attached hereto as Schedule 5.5 are copies of all United Financial Statements and United Call Reports for periods ended prior to the date hereof, and United will promptly deliver to NCC copies of all United Financial Statements and United Call Reports prepared subsequent to the date hereof. The United Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the United Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the United Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the United Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The United Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each United Call Report fairly presents, in all material respects, the financial position of United and the results of its operations at the date and for the period indicated in such United Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the United Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

5.6 Absence of Undisclosed Liabilities; No Off-Balance Sheet Arrangements. No United Company has any material Liabilities, except Liabilities (i) accrued or reserved against in the consolidated balance sheet of United as of December 31, 2013, that is included in the United Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 5.6. No United Company has incurred or paid any material Liability since December 31, 2013, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No United Company is a party to any material agreement, commitment, transaction, arrangement or other relationship with any unconsolidated or other off balance sheet entity.

5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2013: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of United with any Regulatory Authority, (ii) the United Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of United provided in Article 7 of this Agreement, and (iii) to the Knowledge of each United Company, no fact or condition exists which United believes will cause a Material Adverse Effect on United or its Subsidiaries in the future.

5.8 Tax Matters.

(a) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, all Tax returns required to be filed by or on behalf of any of the United Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired; all returns filed are complete and accurate in all material respects; and all Taxes shown as due on filed returns, and all other material Taxes owed by any of the United Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each United Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on United, except as reserved against in the United Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the United Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the United Companies for the period or periods through and including the date of the respective United Financial Statements has been made and is reflected on such United Financial Statements.

(d) Any and all deferred Taxes of the United Companies have been provided for in accordance with GAAP.

(e) None of the United Companies is responsible for the Taxes of any other Person other than the United Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the United Companies has made any payment since March 1, 2010 (or, to the Knowledge of each United Company, prior to March 1, 2010), is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, there has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which United or any United Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of United immediately preceding the date of this Agreement.

(h) (i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, proper and accurate amounts have been withheld by the United Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the United Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment Taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by United in the United Financial Statements.

(i) United has delivered or made available to NCC correct and complete copies of all Tax returns filed by United and each United Subsidiary for each fiscal year ended on and after December 31, 2010.

(j) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, none of the United Companies has (a) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign tax law) or (b) taken any reporting position on a Tax return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Sections 6662 or 6676 of the Code (or any similar provision of state, local or foreign tax law) and (2) has not adequately been disclosed on such Tax return in accordance with Section 6662(d)(2)(B) of the Code (or similar provision of state, local or foreign tax Law).

(k) None of the United Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date hereof or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(c) of the Code) in conjunction with the Merger.

5.9 Loan Portfolio; Documentation and Reports; Compliance.

(a) (i) Except as set forth on Schedule 5.9(a)(i), none of the United Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (“Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii) Except as set forth on Schedule 5.9(a)(ii), none of the United Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of each United Company, any Person controlling, controlled by or under common control with any of the foregoing.

(iii) All of the Loans held by any of the United Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the United Companies since March 1, 2010, and, to the Knowledge of each United Company, all such Loans made prior to March 1, 2010, were solicited, originated and exist in material compliance with all applicable Laws and United loan policies, except for deviations from such policies that (a) have been approved by current management of United, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of United, will not adversely affect the ultimate collectability of such Loan.

(iv) Except as set forth on Schedule 5.9(a)(iv), none of the United Companies holds any Classified Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate.

(v) The allowance for possible loan or credit losses (the “United Allowance”) shown on the consolidated balance sheets of United included in the most recent United Financial Statements dated prior to the date of this Agreement was, and the United Allowance shown on the consolidated balance sheets of United included in the United Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the United Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the United Companies as of the dates thereof. United has calculated the United Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The reserve for losses with respect to other real estate owned (“United OREO Reserve”) shown on the most recent United Financial Statements and United Call Reports were, and the United OREO Reserve to be shown on the United Financial Statements and United Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of United as of the dates thereof. The reserve for losses in respect of Litigation (“United Litigation Reserve”) shown on the most recent United Financial Statements and United Call Reports and the United Litigation Reserve to be shown on the United Financial Statements and United Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened Litigation applicable to United and the United Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any United Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on United. Except as set forth on Schedule 5.9(b), no agreement pursuant to which any Loans or other assets have been or shall be sold by any United Companies entitles the buyer of such Loans or other assets to cause the United Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the United Companies, except in the event of a breach by the United Companies of representations or warranties therein. The United Companies have no Knowledge of a breach of a representation or warranty by the United Companies in any such agreement.

(c) All Loans made by any United Company since March 1, 2010, and, to the Knowledge of each United Company, all such Loans made prior to March 1, 2010, have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of Florida chartered banks. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company. Each Loan on the books of any United Company was made in the ordinary course of its business.

(d) Without limiting the foregoing or anything else in this Agreement:

(i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, each United Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage or other Loan originated, purchased or serviced by any United Company has satisfied in all material respects: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage and other Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations set forth in any agreement between any United Company and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each such Loan. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company; and

(ii) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, no Agency, Loan Investor or Insurer has (A) claimed in writing that any United Company has violated or has not complied with the applicable underwriting standards with respect to Loans sold by any United Company to a Loan Investor or Agency, or with respect to any sale of servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of any United Company or (C) indicated in writing to any United Company that it has terminated or intends to terminate its relationship with such United Company for poor performance, poor loan quality or concern with respect to such United Company’s compliance with Laws.

5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the United Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the United Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the United Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with United’s past practices. All Assets that are material to United’s business on a consolidated basis, held under leases or subleases by any of the United Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by United or, to the Knowledge of each United Company, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the United Companies or in which any United Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any United Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any United Company. None of the United Companies has violated since March 1, 2010 (or, to the Knowledge of each United Company, prior to March 1, 2010), or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on United. As to each parcel of real property owned or used by any United Company, no United Company has received notice of any pending or, to the Knowledge of each of the United Companies, threatened condemnation proceedings, Litigation proceedings or mechanic’s or materialmen’s liens. The Assets of the United Companies include all assets required to operate the business of the United Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the United Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the United Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the United Companies, and United has provided true and correct copies of each such policy to NCC. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds, and no United Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11 Environmental Matters.

(a) Each United Company, its Participation Facilities and its Loan Properties are, and have been since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(b) There is no Litigation pending or, to the Knowledge of each United Company, threatened before any court, governmental agency or authority or other forum in which any United Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any United Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(c) There is no Litigation pending or, to the Knowledge of each United Company, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or United with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(d) To the Knowledge of each United Company, there is no reasonable basis for any Litigation of a type described in Sections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(e) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, during the period of (i) any United Company’s ownership or operation of any of its respective current properties, (ii) any United Company’s participation in the management of any Participation Facility or (iii) any United Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. Prior to the period of (i) any United Company’s ownership or operation of any of its respective current properties, (ii) any United Company’s participation in the management of any Participation Facility, or (iii) any United Company’s holding of a security interest in a Loan Property, to the Knowledge of each United Company, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

5.12 Compliance with Laws. United is duly registered as a bank holding company under the BHC Act. Each United Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United, and there has occurred no material Default under any such Permit. Except as set forth on Schedule 5.12(b), each of the United Companies:

(a) is and since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), has been in compliance in all material respects with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business; and

(b) since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any United Company is not, or suggesting that any United Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any United Company, or suggesting that any United Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any United Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each United Company is and has been since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010) in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all regulations issued thereunder, and each United Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each United Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Treasury Department, including the Internal Revenue Service. No United Company nor, to the Knowledge of each United Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any United Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). No United Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No United Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each United Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under applicable Law. Each United Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such United Company.

5.13 Labor Relations; Employees.

(a) No United Company is the subject of any Litigation asserting that it or any other United Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other United Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any United Company, pending or threatened, nor to its Knowledge, is there any activity involving any United Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each United Company is and since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the United Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2012, 2013 and 2014. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the United Companies.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and United has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreements, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by any United Company, any Affiliate of a United Company, or any “ERISA affiliate” thereof within the last five (5) years for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, the “United Benefit Plans”). United also has delivered or made available to NCC prior to the execution of this Agreement correct and complete copies of (where applicable): (i) all summary plan descriptions, summaries of material modifications, and amendments related to such United Benefit Plans; (ii) the most recent determination or opinion letters, as applicable, received from the Internal Revenue Service; (iii) the three most recent Form 5500 Annual Reports; (iv) the three most recent audited financial statements and actuarial valuations; (v) all material related agreements, insurance contracts and other documents which implement or impact each such United Benefit Plan; and (vi) any notices to or from the Internal Revenue Service, any office or representative of the Department of Labor or any other governmental entity relating to any compliance issues in respect of any United Benefit Plan. Any of the United Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “United ERISA Plan.” No United Benefit Plan is or has been a “defined benefit plan” (as defined in Section 414(j) of the IRC) or a “multi-employer plan” (as defined in Section 3(37) of ERISA).

(b) All United Benefit Plans and the administration thereof are in, and have since March 1, 2010 (and, to the Knowledge of each United Company, prior to March 1, 2010), been in, compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. Each United ERISA Plan which is intended to be qualified under Section 401(a) of the IRC and each corresponding trust exempt under Section 501(a) of the IRC has received a favorable determination letter or may rely upon an opinion letter issued to the sponsor of a prototype or volume submitter arrangement, as applicable, from the Internal Revenue Service, and United is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No transaction has been entered into with respect to any United Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any United Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on United. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any United Benefit Plan, any United Company or ERISA Affiliate with regard to any United Benefit Plan, any trust which is a part of any United Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any United Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) Except as set forth on Schedule 5.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any United Company from any United Company under any United Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any United Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d) With respect to all United Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, all contributions required to be made under any United Benefit Plan have been made by the applicable due date and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of United.

(e) Each contract, arrangement, plan, or United Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the IRC) has been maintained and is, in form and operation, in compliance with Section 409A of the IRC and the applicable guidance issued thereunder. No amounts under any such contract, arrangement, plan, or such United Benefit Plan are or have been subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the IRC. No United Company or any of its Affiliates has any obligation to gross-up or indemnify any Person with respect to any Taxes imposed under Section 409A of the IRC.

(f) (i) Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, each United Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the IRC) has been operated in compliance in all material respects with all Laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the IRC and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No United Benefit Plan or written or oral agreement exists which obligates the United Companies or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or member of the United Board or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment, including, but not limited to, retiree medical, health or life benefits, other than as required under COBRA Coverage or other similar applicable Law.

(ii) No United Benefit Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of an United Company or an ERISA Affiliate. No United Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the IRC.

5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the United Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any United Company or the guarantee by any United Company of any such obligation (other than Contracts evidencing deposit Liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the United Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the United Companies, any member of the immediate family of the foregoing or, to the Knowledge of each United Company, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the United Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any United Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the United Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the United Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “United Contracts”). United has delivered or made available to NCC correct and complete copies of all United Contracts. Each of the United Contracts is in full force and effect, and none of the United Companies is in Default under any United Contract. All of the indebtedness of any United Company for money borrowed is prepayable at any time by such United Company without penalty or premium.

5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of each United Company, threatened (or unasserted but considered probable of assertion) against any United Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of United and its Subsidiaries, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of each United Company, threatened against any United Company. No United Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any United Company, would have a Material Adverse Effect on such United Company or would materially restrict the right of any United Company to carry on its businesses as presently conducted.

5.17 Reports. Since March 1, 2010, each United Company has timely filed all reports, registration statements, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the ordinary course of the business of the United Companies, to the Knowledge of any United Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any United Company, investigation into the business or operations of any United Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any United Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) have been prepared in all material respects in accordance with GAAP or RAP as applicable, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly present the financial position of the United Companies as of the respective dates thereof, and (c) fairly present the results of operations of the United Companies for the respective periods therein set forth.

5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any United Company or any Affiliate thereof to NCC pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any United Company or any Affiliate thereof for inclusion in the documents to be prepared by NCC in connection with the transactions provided for in this Agreement, including without limitation: (i) documents to be filed with the SEC, including without limitation (A) the Registration Statement on Form S-4 of NCC registering the shares of NCC Common Stock to be offered to the holders of United Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”), (B) the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of United in accordance with the provisions of this Agreement (as amended and supplemented, the “Proxy Statement/Prospectus”), and (C) the Proxy Statement in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto, to be delivered to stockholders of NCC in accordance with the provisions of this Agreement (as amended and supplemented, the “NCC Proxy Statement”); (ii) filings pursuant to any state securities Laws; and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus and the NCC Proxy Statement, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus or the NCC Proxy Statement relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of NCC or United, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any United Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No United Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 9.1(b).

5.20 Offices. The headquarters of each United Company and each other office, branch or facility maintained and operated by each United Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the United Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the United Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the United Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of NCC’s third party provider.

5.22 Intellectual Property. Each of the United Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the United Companies has received any notice of conflict with respect thereto that asserts the rights of others. The United Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the United Companies. Each of the United Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third parties.

5.23 Fiduciary Responsibilities. Neither United nor any of its Subsidiaries is authorized to act, or has acted or currently acts, in any capacity as a corporate fiduciary.

5.24 Advisory Fees. United has retained the United Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the United Financial Advisor in the amount set forth on Schedule 5.24 (the “United Advisory Fee”) in connection with the Merger. Other than the United Financial Advisor and the United Advisory Fee, neither United nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25 Regulatory Approvals. United knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26 Opinion of Counsel. No United Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any United Company has purchased securities subject to an agreement to resell, such United Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any United Company has sold securities subject to an agreement to repurchase, no United Company has pledged collateral in excess of the amount of the debt secured thereby. No United Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any United Company or for the account of a customer of any United Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of such United Company, enforceable according to their terms. Each United Company has duly performed in all material respects all of its obligations under such arrangements to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.28 Antitakeover Provisions. Each United Company has taken all actions required to exempt such United Company, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (“Takeover Laws”).

5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of United at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the United Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the United Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30 Absence of Certain Business Practices. Since March 1, 2010, and, to the Knowledge of each United Company, prior to March 1, 2010, no United Company or, to the Knowledge of any United Company, any officer, employee or agent of any United Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any United Company (or assist any United Company in connection with any actual or proposed transaction) that (a) might subject United to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on United or (c) if not continued in the future might result in a Material Adverse Effect on United or might subject United to suit or penalty in any private or governmental Litigation or proceeding.

5.31 Privacy of Customer Information. The United Companies collectively are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons (“Identifiable Personal Information”) with respect to customers, former customers and prospective customers. The United Companies’ collection, use, and transfer of such Identifiable Personal Information complies with United’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable privacy and other applicable Laws, and any agreement or industry standard relating to privacy.

5.32 Deposits. None of the deposits of United are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Schedule 5.32, no portion of deposits of United represents a deposit of any Affiliate of United.

5.33 Accounting Controls. Each of the United Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the United Financial Statements and United Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (iii) access to each United Company’s assets and incurrence of each United Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of United’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the United Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on United. No United Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by United’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

5.34 Deposit Insurance. The deposit accounts of United Legacy Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). United Legacy Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.35 Registration Obligations. No United Company is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities Laws.

5.36 Charter Provisions. Each United Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any United Company or restrict or impair the ability of NCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any United Company that may be directly or indirectly acquired or controlled by it.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF NCC

NCC hereby represents and warrants to United as follows:

6.1 Organization, Standing and Power. NCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. NCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.2 Authority; No Breach By Agreement.

(a) NCC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of NCC, subject to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of NCC Common Stock in accordance with the DGCL. Subject to such requisite stockholder approval and required regulatory consents, this Agreement constitutes a legal, valid and binding obligation of NCC, enforceable against NCC in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by NCC or the Subsidiary Merger Agreement by NBC, nor the consummation by NCC of the transactions provided for in this Agreement or by NBC of the transactions provided for in the Subsidiary Merger Agreement, nor compliance by NCC with any of the provisions of this Agreement or by NBC with any of the provisions of the Subsidiary Merger Agreement, will (i) conflict with or result in a breach of any provision of NCC’s Certificate of Incorporation or Bylaws or similar governing documents of NBC, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NCC Company under, any Contract or Permit of any NCC Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such NCC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any NCC Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, no notice to, filing with or Consent of any public body or authority is necessary for the consummation by NCC of the Merger and the other transactions provided for in this Agreement or for consummation by NBC of the Subsidiary Merger. No consents or approvals of or filings or registrations with any Regulatory Authorities are necessary in connection with the execution and delivery by NCC of this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of NCC, as of the date of this Agreement, consists of (i) 12,500,000 shares of NCC Common Stock and (ii) 250,000 shares of NCC Preferred Stock. As of the date hereof, 5,746,094 shares of NCC Common Stock and no shares of NCC Preferred Stock are issued and outstanding. As of the date hereof, there are currently outstanding (i) options with the right to purchase a total of 219,500 shares of NCC Common Stock, (ii) 15,000 warrants to purchase shares of NCC Common Stock and (iii) 104,649.41 performance shares. All of the issued and outstanding shares of capital stock of NCC are duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NCC Common Stock issued since October 31, 2010, has been issued in violation of any preemptive rights of the current or past stockholders of NCC. To the Knowledge of each NCC Company, none of the outstanding shares of NCC Common Stock issued prior to October 31, 2010, was issued in violation of any preemptive rights of the current or past stockholders of NCC. The shares of NCC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability to NCC attaching to the ownership thereof.

(b) Except as set forth in Section 6.3(a) of this Agreement or on Schedule 6.3(b), as of the date hereof there are no shares of capital stock or other equity securities of NCC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of NCC or contracts, commitments, understandings or arrangements by which NCC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. NCC has no Liability for dividends declared or accrued, but unpaid, with respect to any shares of its capital stock.

6.4 Reports and Financial Statements.

(a) Attached hereto as Schedule 6.4 are copies of all NCC Financial Statements and NCC Call Reports for periods ended prior to the date hereof, and NCC will promptly deliver to United copies of all NCC Financial Statements and NCC Call Reports prepared subsequent to the date hereof. The NCC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the NCC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the NCC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the NCC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The NCC Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) RAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein. Each NCC Call Report fairly presents, in all material respects, the financial position of NCC and the results of its operations at the date and for the period indicated in such NCC Call Report in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the NCC Call Reports contains any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein.

(b) Since October 31, 2010, or the date of organization or acquisition if later, each NCC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) Regulatory Authorities and (ii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the NCC Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2012, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the NCC Companies, to the Knowledge of any NCC Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any NCC Company, investigation into the business or operations of any NCC Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any NCC Company or any liens in favor of any NCC Company.

6.5 Absence of Undisclosed Liabilities. No NCC Company has any material Liabilities, except Liabilities (i) accrued or reserved against in the consolidated balance sheet of NCC as of December 31, 2013, that is included in the NCC Financial Statements or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past business practice, (iii) incurred or paid pursuant to and in accordance with the terms and conditions of this Agreement, or (iv) disclosed on Schedule 6.5. No NCC Company has incurred or paid any Liability since December 31, 2013, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.6 Absence of Certain Changes or Events. Except as set forth on Schedule 6.6, since December 31, 2013 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of NCC with any Regulatory Authority, (ii) the NCC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCC provided in Article 7 of this Agreement, and (iii) to the Knowledge of each NCC Company, no fact or condition exists which NCC believes will cause a Material Adverse Effect on NCC in the future.

6.7 Tax Matters.

(a) Since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, all Tax returns required to be filed by or on behalf of any of the NCC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns, and all other material Taxes owed by any of the NCC Companies, have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of each NCC Company, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on NCC, except as reserved against in the NCC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) Adequate provision for any Taxes due or to become due for any of the NCC Companies for the period or periods through and including the date of the respective NCC Financial Statements has been made and is reflected on such NCC Financial Statements.

(c) Any and all deferred Taxes of the NCC Companies have been provided for in accordance with GAAP.

6.8 Loan Portfolio; Compliance.

(a) The documentation relating to each Loan made by any NCC Company and to all security interests, mortgages and other liens with respect to all collateral for Loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on NCC. Except as set forth on Schedule 6.8(a), no agreement pursuant to which any Loans or other assets have been or shall be sold by any NCC Companies entitles the buyer of such Loans or other assets to cause the NCC Companies to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the NCC Companies, except in the event of a breach by the NCC Companies of representations or warranties therein. The NCC Companies have no Knowledge of a breach of a representation or warranty by the NCC Companies in any such agreement.

(b) All Loans made by any NCC Company since October 31, 2010, and, to the Knowledge of each NCC Company, all such Loans made prior to October 31, 2010, have been made in compliance in all material respects with all applicable Laws at the time of such Loan or any renewal thereof, including Regulation Z, the Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, and all Laws governing the operation of national banking associations. Each NCC Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such NCC Company. Each Loan on the books of any NCC Company was made in the ordinary course of its business.

(c) Without limiting the foregoing or anything else in this Agreement:

(i) All of the Loans held by any of the NCC Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity. All Loans made by any of the NCC Companies since October 31, 2010, and, to the Knowledge of each NCC Company, all such Loans made prior to October 31, 2010, were solicited, originated and exist in material compliance with all applicable Laws and NCC loan policies, except for deviations from such policies that (A) have been approved by current management of NCC, in the case of Loans with an outstanding principal balance that exceeds $75,000, or (B) in the judgment of NCC, will not adversely affect the ultimate collectability of such Loan.

(ii) Except as set forth on Schedule 6.8(c)(ii), none of the NCC Companies holds any Classified Loans in the original principal amount in excess of $75,000 per Loan or $150,000 in the aggregate.

(iii) The allowance for possible loan or credit losses (the “NCC Allowance”) shown on the consolidated balance sheets of NCC included in the most recent NCC Financial Statements dated prior to the date of this Agreement was, and the NCC Allowance shown on the consolidated balance sheets of NCC included in the NCC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the NCC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the NCC Companies as of the dates thereof. NCC has calculated the NCC Allowance in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. The reserve for losses with respect to other real estate owned (“NCC OREO Reserve”) shown on the most recent NCC Financial Statements and NCC Call Reports were, and the NCC OREO Reserve to be shown on the NCC Financial Statements and NCC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of NCC as of the dates thereof. The reserve for losses in respect of Litigation (“NCC Litigation Reserve”) shown on the most recent NCC Financial Statements and NCC Call Reports and the NCC Litigation Reserve to be shown on the NCC Financial Statements and NCC Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened Litigation applicable to NCC and the NCC Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

6.9 Compliance with Laws. NCC is duly registered as a bank holding company under the BHC Act. Each NCC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, and there has occurred no material Default under any such Permit. Each of the NCC Companies:

(a) is and since October 31, 2010 (and, to the Knowledge of each NCC Company, prior to October 31, 2010), has been in compliance in all material respects with all Laws, Orders or Permits applicable to its business or employees conducting its business; and

(b) since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any NCC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any NCC Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, each NCC Company is and since October 31, 2010 (and, to the Knowledge of each NCC Company, prior to October 31, 2010), has been in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and all regulations issued thereunder, and each NCC Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Each NCC Company has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the United States Treasury Department, including the Internal Revenue Service. No NCC Company nor, to the Knowledge of any NCC Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any NCC Company is currently subject to any sanctions administered by OFAC. No NCC Company or any of its Affiliates does business with the government of, or any Person located in, any country, or with any other Person, targeted by any of the economic sanctions of OFAC or any other Regulatory Authority. No NCC Company is controlled (within the meaning of Laws administered by OFAC) by any such government or Person. Each NCC Company has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under applicable Law. Each NCC Company has systems, policies and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by such NCC Company.

6.10 Contracts. None of the NCC Companies is in Default under any of its respective Contracts, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCC.

6.11 Legal Proceedings. Except as set forth on Schedule 6.9, there is no Litigation instituted or pending, or, to the Knowledge of each NCC Company, threatened (or unasserted but considered probable of assertion) against any NCC Company, or against any Asset, interest, or right of any of them, other than any immaterial, ordinary routine Litigation incidental to the business of NCC and its Subsidiaries, nor are there any Orders of any

Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of each NCC Company, threatened against any NCC Company. No NCC Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, Litigation, investigation or proceeding which, if determined adversely to any NCC Company, would have a Material Adverse Effect on such NCC Company or would materially restrict the right of any NCC Company to carry on its businesses as presently conducted.

6.12 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any NCC Company or any Affiliate thereof to United pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any NCC Company or any Affiliate thereof for inclusion in (i) the documents to be filed with the SEC, including without limitation the S-4 Registration Statement and the Proxy Statement/Prospectus to be mailed to United’s stockholders in connection with the United Stockholders’ Meeting and (ii) the NCC Proxy Statement to be mailed to NCC’s stockholders in connection with the NCC Stockholders’ Meeting and (iii) any other documents to be filed by an NCC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of United, or with respect to the NCC Proxy Statement, when first mailed to the stockholders of NCC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.13 Tax and Regulatory Matters. No NCC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.14 1934 Act Compliance. The Proxy Statement/Prospectus and the NCC Proxy Statement will comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder; provided, however, that NCC makes no representation or warranty with respect to any information provided by or on behalf of any United Company for inclusion in the Proxy Statement/Prospectus and the NCC Proxy Statement.

6.15 Advisory Fees. NCC has retained the NCC Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a Liability to the NCC Financial Advisor in the amount set forth on Schedule 6.15 (the “NCC Advisory Fee”) in connection with the Merger. Other than the NCC Financial Advisor and the NCC Advisory Fee, neither NCC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

6.16 Regulatory Approvals. NCC knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

6.17 Opinion of Counsel. No NCC Company has Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in Section 9.1(e).

6.18 Absence of Certain Business Practices. Since October 31, 2010, and, to the Knowledge of each NCC Company, prior to October 31, 2010, no NCC Company or, to the Knowledge of any NCC Company, any officer, employee or agent of any NCC Company, or any other Person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any NCC Company (or assist any NCC Company in connection with any actual or proposed transaction) that (a) might subject NCC to any damage or penalty in any civil, criminal or governmental Litigation or proceeding, (b) if not given in the past, might have resulted in a Material Adverse Effect on NCC or (c) if not continued in the future might result in a Material Adverse Effect on NCC or might subject NCC to suit or penalty in any private or governmental Litigation or proceeding.

6.19 Accounting Controls. Each of the NCC Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the NCC Financial Statements and NCC Call Reports in accordance with GAAP and RAP, and to maintain asset and Liability accountability; (iii) access to each NCC Company’s assets and incurrence of each NCC Company’s Liabilities are permitted only in accordance with management’s specific or general authorizations; (iv) the recorded accountability for assets and Liabilities is compared with the existing assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference; and (v) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. None of NCC’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the NCC Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on NCC. No NCC Company has been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect its ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. No material weakness in internal controls has been identified by NCC’s auditors, and there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of All Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, until the earlier of the Effective Time or the termination of this Agreement, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles (if applicable), (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of NCC and United shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated

Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of NCC and United shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of NCC and United shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of NCC and United shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2 Covenants of United. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, United covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCC, which consent shall not be unreasonably withheld, except in connection with the actions referenced in subsections (b), (d) or (e), in which case such consent may be withheld for any reason or no reason:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any United Company;

(b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of United Subsidiaries consistent with past practices (which shall include, for United Subsidiaries that are depository institutions, creation of deposit Liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any United Company of any Lien or permit any such Lien to exist;

(c) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any United Company, except in connection with the surrender of shares of United Common Stock in payment of the exercise price of outstanding options to purchase United Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or declare or pay any dividend or make any other distribution in respect of United’s capital stock;

(d) except for this Agreement or as required upon exercise of any of the United Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of United Common Stock or any other capital stock of any United Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock;

(e) adjust, split, combine or reclassify any capital stock of any United Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any United Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of equity interests by any United Company acting solely in a fiduciary capacity;

(g) grant any increase in compensation or benefits to the directors, officers or employees of any United Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the United Board prior to the date of this Agreement; or enter into or amend any severance agreements or change in control agreements with any directors, officers or employees of any United Company;

(h) enter into or amend any employment Contract between any United Company and any Person (unless such amendment is required by Law) that the United Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new employee benefit plan of any United Company or make any material change in or to any existing employee benefit plans of any United Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, except that any United Company shall have the right to (i) continue to accrue incentive compensation amounts for its employees in an aggregate amount not to exceed the amount set forth on Schedule 7.2(i), which such accrued amounts shall be paid to such employees at or prior to the Effective Time and (ii) continue to make matching contributions to its employees under the United 401(k) Plan;

(j) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP or RAP;

(k)(i) commence any Litigation other than in accordance with past practice, or (ii) settle any Litigation involving any Liability of any United Company for material money damages or restrictions upon the operations of any United Company;

(l) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws;

(m) fail to file timely any report required to be filed by it with any Regulatory Authority;

(n) make any Loan or advance to any 5% stockholder, director or officer of United, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of any United Company) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(n) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance;

(o) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any United Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of United or any of its Subsidiaries) of any of the foregoing; or

(p) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any United Company or any member of the immediate family of the foregoing, or any Related Interest of any of the foregoing;

(q) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(s) except as may be required by applicable Law or to comply with any request or recommendation made by any Regulatory Authority, change its or any of its Subsidiaries’ lending, investment, Liability management and other material banking policies in any material respect;

(t) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement;

(u) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and United shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(v) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any United Company more than an aggregate of $750,000 of secured indebtedness or more than $150,000 of unsecured indebtedness;

(w) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with United and United’s past policies;

(x) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of United with a Designated Representative of NCC), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation;

(y) except for residential real property, “other real estate owned” and mobile home property owned by and reflected on the books of United as of the date hereof, the sale of which will not, individually or in the aggregate, result in a material loss, sell, transfer, convey or otherwise dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $100,000;

(z) make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000;

(aa) take any action that is likely to materially impair or delay United’s ability to perform any of its obligations under this Agreement or United Legacy Bank’s ability to perform any of its obligations under the Subsidiary Merger Agreement; or

(bb) agree or commit to do any of the foregoing.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and United shall deliver to NCC copies of all such reports filed by United or its Subsidiaries promptly after the same are filed.

7.5 Acquisition Proposals.

(a) United shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the United Stockholders’ Meeting, and without any breach of the terms of this Section 7.5(a), United receives an unsolicited bona fide written Acquisition Proposal from any Person that in the good faith judgment of the United Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, United may (x) furnish information (including non-public information) with respect to United to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between NCC and United dated January 7, 2014, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the United Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law.

(b) Except as set forth in Section 10.1(k) below, neither the United Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NCC, the approval or recommendation by the United Board, or such committee, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit United or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) United agrees that it and its Subsidiaries shall, and United shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. United agrees that it will notify NCC promptly (but no later than 24 hours) if, to United’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, United, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter United shall keep NCC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. United also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.6 Covenants of NCC. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law, or with the prior written consent of United, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, NCC shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is likely to materially impair or delay NCC’s ability to perform any of its obligations under this Agreement or NBC’s ability to perform any of its obligations under the Subsidiary Merger Agreement;

(b) amend NCC’s Certificate of Incorporation or Bylaws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect United or any of its Subsidiaries or the holders of United Common Stock;

(c) except as described on Schedule 7.6(c) or as required upon exercise of any compensatory stock options or vesting of any performance share awards, issue or repurchase any capital securities, debt or other securities;

(d) settle any claim, action or proceeding against it that would create an adverse precedent for other similar claims, which in the aggregate, would reasonably be expected to be material to NCC following the closing of the Merger; or

(e) agree or commit to do any of the foregoing.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) NCC shall prepare the S-4 Registration Statement as promptly as reasonably practicable after the date hereof. Assuming that United promptly furnishes all information concerning the United Companies needed for preparation of the S-4 Registration Statement, NCC shall use commercially reasonable efforts to file the S-4 Registration Statement with the SEC within 60 to 90 days following the date hereof. NCC shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the S-4 Registration Statement has been declared effective by the SEC, (i) United shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the United Stockholders’ Meeting and (ii) NCC shall mail the NCC Proxy Statement to its stockholders simultaneously with delivery of notice of the NCC Stockholders Meeting. NCC shall also use commercially reasonable efforts to obtain all necessary state securities Law permits and approvals required to carry out the transaction provided for in this Agreement, and United shall furnish all information concerning United and the holders of United Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus or NCC Proxy Statement, United will promptly inform NCC and cooperate and assist NCC in preparing such amendment or supplement and mailing the same to the stockholders of United and NCC. Subject to Section 10.1(k) of this Agreement, the United Board shall recommend that the holders of United Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement (including the Merger and the Subsidiary Merger). NCC and United shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NCC or United, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) NCC and United shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the NCC Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of NCC, United or any of their Subsidiaries to any Regulatory Authority in connection with the Merger, the Subsidiary Merger or any other transactions provided for in this Agreement.

(d) NCC and United shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications received by NCC or United, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.

(e) NCC will indemnify and hold harmless United and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse United, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, NCC Proxy Statement or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any NCC Company.

(f) United will indemnify and hold harmless NCC and its respective officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse NCC, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in Liability, insofar as such losses, damages, expenses, Liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus, NCC Proxy Statement or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any United Company.

8.2 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, NCC and United shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of NCC and United shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) such other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by NCC to United or its representatives pursuant hereto shall be treated as the sole property of NCC and, if the Merger shall not occur, United and its representatives shall return to NCC all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. United shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in United’s possession prior to the disclosure thereof; (y) was then generally known to the public; or (z) was disclosed to United by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by United or its Subsidiaries to NCC or their respective representatives pursuant hereto shall be treated as the sole property of United and, if the Merger shall not occur, NCC and their respective representatives shall return to United all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. NCC shall, and shall use its respective commercially reasonable efforts to cause its respective representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for three (3) years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in NCC’s possession prior to the disclosure thereof by United or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to NCC by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other Parties set forth herein.

8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of United and NCC shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof. For each director of United who has not executed and delivered his or her Voting Agreement, Non-Competition Agreement and/or Claims Letter concurrently with the execution and delivery of this Agreement in accordance with Sections 1.4, 8.19 and 8.20, United agrees to deliver such executed document(s) promptly following the date of this Agreement.

8.4 Stockholders’ Meetings.

(a) United shall call a meeting of its stockholders (the “United Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the United Stockholders’ Meeting: (i) United shall, with the assistance of NCC, prepare, publish and mail a notice of meeting in accordance with the FBCA; (ii) NCC shall furnish all information concerning it that United may reasonably request in connection with conducting the United Stockholders’ Meeting; (iii) NCC shall prepare and furnish to United, for printing, copying and distribution to United’s stockholders at United’s expense, the form of the Proxy Statement/Prospectus; (iv) United shall furnish all information concerning it that NCC may reasonably request in connection with preparing the Proxy Statement/Prospectus; (v) subject to Section 10.1(k) of this Agreement, the United Board shall recommend to its stockholders the approval of this Agreement; and (vi) United shall use its commercially reasonable efforts to obtain its stockholders’ approval.

(b) NCC shall call a meeting of its stockholders (the “NCC Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the NCC Stockholders’ Meeting: (i) NCC shall prepare, publish and mail a notice of meeting in accordance with the DGCL; (ii) United shall furnish all information concerning it that NCC may reasonably request in connection with conducting the NCC Stockholders’ Meeting; (iii) NCC shall prepare and furnish, for printing, copying and distribution to NCC’s stockholders at NCC’s expense, the form of the NCC Proxy Statement; (iv) the NCC Board shall recommend to its stockholders the approval of this Agreement, unless such recommendation would violate applicable Law or be inconsistent with the NCC Board’s fiduciary duties; and (v) NCC shall use its commercially reasonable efforts to obtain its stockholders’ approval.

(c) The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus and NCC Proxy Statement within 60 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus and NCC Proxy Statement (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to stockholders. Each of NCC and United will use its commercially reasonable efforts to deliver notice of the United Stockholders’ Meeting and Proxy Statement/Prospectus and notice of the NCC Stockholders’ Meeting and NCC Proxy Statement as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5 Certificate of Objections.

(a) As soon as practicable (but in no event more than three (3) Business Days) after the United Stockholders’ Meeting, United shall deliver to NCC a certificate of the Secretary of United containing the names of the stockholders of United that (a) gave written notice at or prior to the taking of the vote on this Agreement at the United Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate of objections shall include the number of shares of United Common Stock held by each such stockholder and the mailing address of each such stockholder.

(b) As soon as practicable (but in no event more than three (3) Business Days) after the NCC Stockholders’ Meeting, NCC shall deliver to United a certificate of the Secretary of NCC containing the names of the stockholders of NCC that (a) gave written notice at or prior to the taking of the vote on this Agreement at the NCC Stockholders’ Meeting that they dissent from the Merger, and (b) did not vote in favor of approval of this Agreement. Such certificate of objections shall include the number of shares of NCC Common Stock held by each such stockholder.

8.6 Publicity. Neither NCC nor United shall, or shall permit any of its respective Subsidiaries or Affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement and/or the Subsidiary Merger Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of such Party, shall be paid by the Party incurring such costs and expenses. Each Party hereby agrees to and shall indemnify the other Party against any Liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8 Failure to Close.

(a) NCC expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) United expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9 Fairness Opinions.

(a) The United Board has engaged Monroe Financial Partners, Inc. (the “United Financial Advisor”) to act as advisor to the United Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio and the Per Share Cash Consideration to the United stockholders. United has received from the United Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of United from a financial point of view. The United Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to NCC.

(b) The NCC Board has engaged FIG Partners, LLC (the “NCC Financial Advisor”) to act as advisor to the NCC Board during the transaction and to opine separately as to the fairness from a financial point of view of the Exchange Ratio and the Per Share Cash Consideration to the NCC stockholders. NCC has received from the NCC Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio and the Per Share Cash Consideration are fair to the stockholders of NCC from a financial point of view. The NCC Board may, at its option, elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to United.

8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11 Environmental Audit; Title Policy; Survey.

(a) At the election of NCC, United will procure and deliver, at NCC’s expense, with respect to each parcel of real property that any of the United Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, whatever environmental audits as NCC may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to NCC.

(b) At the election of NCC, United will, at NCC’s expense, with respect to each parcel of real property that United owns, leases, subleases or is obligated to purchase, procure and deliver to NCC, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to NCC, which policy shall be free of all material Liens and exceptions to NCC’s reasonable satisfaction.

(c) At the election of NCC, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 8.11(b) above, United, at NCC’s expense, will procure and deliver to NCC at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to NCC, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, United shall deliver to NCC a complete legal description for each parcel of real estate or interest owned, leased or subleased by any United Company or in which any United Company has any ownership or leasehold interest.

8.12 Compliance Matters. Prior to the Effective Time, United and NCC shall take, or cause to be taken, all commercially reasonable steps requested by the other to cure any deficiencies in regulatory compliance by United or NCC, as the case may be; provided, however, that United and NCC shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to the other, and shall not have any Liability resulting from such deficiencies or attempts to cure them.

8.13 Conforming Accounting and Reserve Policies. At the request of NCC, United shall immediately prior to Closing establish and take such charge offs, reserves and accruals as NCC reasonably shall request to conform United’s loan, accrual, capital, reserve and other accounting policies to the policies of NBC (collectively, the “Conforming Adjustments”).

8.14 Notice of Deadlines. Schedule 8.14 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which United is a party.

8.15 Fixed Asset Inventory. At NCC’s request, at least thirty (30) days prior to the Effective Time, United shall take, or shall cause to be taken, an inventory of all fixed assets of the United Companies to verify the presence of all items listed on their respective depreciation schedules, and United shall allow NCC‘s representatives, at the election of NCC, to participate in or be present for such inventory and shall deliver to NCC copies of all records and reports produced in connection with such inventory.

8.16 Directors’ and Officers’ Indemnification.

(a) For a period of three (3) years after the Effective Time, NCC shall indemnify each director and officer of United (an “Indemnified Party”) against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted under the articles of incorporation and bylaws of United as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA. During the period beginning on the third anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time, NCC shall indemnify each Indemnified Party against all Liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of the United as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, and (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.16(a) above upon learning of any such Liability or Litigation, shall promptly notify NCC thereof; provided that the failure to so notify shall not affect the obligation of NCC under this Section 8.16 unless, and only to the extent that, NCC is actually and materially prejudice in the defense of such claim as a consequence. In the event of any claim or Litigation that may give rise to indemnity obligations on the part of NCC (whether arising before or after the Effective Time), (i) NCC shall have the right to assume the defense thereof, and NCC shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NCC elects not to assume such defense or counsel for the Indemnified Party advises that there are substantive issues which raise conflicts of interest between NCC and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and NCC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that NCC shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) NCC shall not be liable for any settlement effected without its prior written consent; and provided further, that NCC shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c) For a period of five (5) years following the Effective Time, NCC will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of United or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by United as of the date of this Agreement; provided, however, that (i) if NCC is unable to maintain or obtain the insurance called for by this Section 8.16(c), then NCC will provide as much comparable insurance as is reasonably available, (ii) officers and directors of United or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 8.16(c),

NCC may require United to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not NCC or United shall procure such coverage, in no event shall United expend, or NCC be required to expend, for such tail insurance a premium amount in excess of $155,000 (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then United or NCC, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If NCC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of NCC and its Subsidiaries shall assume the obligations set forth in this Section 8.16. The provisions of this Section 8.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.17 System Integration. From and after the date hereof, subject to applicable Law and regulation, United shall cause United Legacy Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause United Legacy Bank’s data processing consultants and software providers to, cooperate and assist United Legacy Bank and NBC in connection with an electronic and systematic conversion of all applicable data of United Legacy Bank to the NBC system following the Effective Time, including the training of United Legacy Bank employees without undue disruption to United Legacy Bank’s business, during normal business hours.

8.18 Coordination; Integration. Subject to applicable Law and regulation, during the period from the date hereof until the Effective Time, United shall cause the Chief Executive Officer of United Legacy Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of NBC, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of NBC, as the resulting institution in the Subsidiary Merger. Notwithstanding the conversion of the core processing and other data processing and information systems of United and United Legacy Bank in conjunction with the Subsidiary Merger, and subject to applicable provisions of Law and non-objection from any Regulatory Authorities, following the Subsidiary Merger the former banking offices of United Legacy Bank, along with any banking offices of NBC in the same market area and under common day-to-day management with the former banking offices of United Legacy Bank, will operate and conduct business under the trade name “United Legacy Bank, a division of National Bank of Commerce” for at least two (2) years following the Effective Time (along with signage, stationery and marketing materials in such name).

8.19 Non-Competition Agreements. Concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-employee director of United has executed and delivered to NCC a Non-Competition Agreement in the form attached hereto as Exhibit B.

8.20 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of United has executed and delivered a Claims Letter in the form attached hereto as Exhibit C.

8.21 Employment Agreements.

(a) As of the date of this Agreement, United has entered into agreements that terminate, effective immediately prior to (and subject to the occurrence of) the Effective Time, the employment, consulting, severance, change in control, or similar agreements or arrangements with the individuals set forth on Schedule 8.21(a) (collectively, the “Employment Agreement Termination Letters”). The foregoing terminations shall be for payment amounts not to exceed those set forth on Schedule 8.21(a).

(b) As of the date of this Agreement, United Legacy Bank has entered into 5-year employment and non-competition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.21(b) and in substantially the form attached hereto as Exhibit D.

(c) Either on or promptly following the date of this Agreement, United Legacy Bank will enter into 3-year employment and noncompetition agreements that become effective as of (and subject to the occurrence of) the Effective Time with the individuals set forth on Schedule 8.21(c) and in substantially the form attached hereto as Exhibit E (collectively with the agreements referenced in Section 8.21(b) above, the “Employment Agreements”).

8.22 Section 280G Matters. Prior to the Closing, NCC and United will work together in good faith to attempt to implement mutually satisfactory arrangements such that the Merger will not trigger or result in any payment, including without limitation any “excess parachute payment” as defined in Section 280G of the IRC, that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G of the IRC.

8.23 Employee Matters.

(a) Following the Effective Time, NCC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of United and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of NCC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of NCC or its Subsidiaries. Subject to applicable Law and the terms and conditions of NCC’s benefit plans and the requirements of the insurers thereunder, NCC shall give the Covered Employees full credit for their prior service with United and its Subsidiaries as if employed by United and its Subsidiaries as of January 1, 2001 (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by NCC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by NCC (which shall not include, for the sake of clarity, any severance obligations under Section 8.23(e) below). Each Covered Employee’s accrued paid time off and unused sick time will be credited towards one or a combination of NCC’s welfare benefit plans.

(b) With respect to any employee benefit plan of NCC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, NCC or its applicable Subsidiary shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such NCC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the United Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, United shall take, and shall cause its Subsidiaries to take, all actions requested by NCC that may be necessary or appropriate to (i) cause one or more United Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any United Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any United Benefit Plan for such period as may be requested by NCC, or (iv) facilitate the merger of any United Benefit Plan into any employee benefit plan maintained by

NCC or an NCC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 8.23(c) shall be subject to NCC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 8.23 shall be construed to limit the right of NCC or any of its Subsidiaries (including, following the Closing Date, United and its Subsidiaries) to amend or terminate any United Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 8.23 be construed to require NCC or any of its Subsidiaries (including, following the Closing Date, United and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by NCC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to NCC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(e) If, within nine (9) months after the Effective Time, any Covered Employee is terminated by NCC or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then NCC shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with United or United Legacy Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of NCC and its Subsidiaries as then in effect. For the sake of clarity, this Section 8.23(e) does not apply to or benefit any Covered Employee who is a party to an Employment Agreement; rather, the terms and conditions of such Employment Agreement shall govern and control upon any termination of employment.

(f) At the Effective Time, NCC shall assume and maintain the Split Dollar Agreements and the Survivor Income Agreements for the officers identified on Schedule 8.23(f) and shall not terminate any such agreement as long as the officer who is a party thereto is an employee of NCC or its Subsidiaries.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of United and NCC shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and each Party shall have furnished to the other Party certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.

(c) Consents and Approvals. Each of the Parties shall have obtained any and all Consents required for consummation of the Merger and the Subsidiary Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the Merger, the Subsidiary Merger or any other transaction provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the Merger, the Subsidiary Merger or any other transaction provided for in this Agreement which, in the opinion of the NCC Board or the United Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. United and NCC shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of United Common Stock for NCC Common Stock will not give rise to gain or loss to the stockholders of United with respect to such exchange (except to the extent of any cash received), and (iii) neither United nor NCC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for NCC shall be entitled to rely upon representations of officers of United and NCC reasonably satisfactory in form and substance to such counsel.
(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. NCC shall have received all state securities Laws permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the NCC Common Stock pursuant to the terms of this Agreement.

9.2 Conditions to Obligations of NCC. The obligations of NCC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by NCC pursuant to Section 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of United set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and the representations and warranties of United set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of United set forth in the first and fifth sentences of Section 5.3(a) (Capital Stock), the first sentence of Section 5.3(b) (Capital Stock), and the second sentence of Section 5.4(b) (United Subsidiaries) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement and as of the

Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, and the representations and warranties of United set forth in Section 5.7 (Absence of Certain Changes or Events) and Section 5.18 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of United to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. United shall have delivered to NCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to NCC’s obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the United Board and the United stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and (iii) certified copies of resolutions duly adopted by the Board of Directors of United Legacy Bank and by United the sole stockholder of United Legacy Bank evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Subsidiary Merger Agreement and the consummation of the transactions provided for therein, all in such reasonable detail as NCC and its counsel shall request.

(d) Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “United Measuring Date”), the Adjusted United Shareholders’ Equity shall not be less than $28,250,000 as determined in accordance with GAAP. For purposes of this Section 9.2(d), “Adjusted United Shareholders’ Equity” means the consolidated equity of United as set forth on the balance sheet of United on the United Measuring Date (excluding any Conforming Adjustments), minus any unrealized gains or plus any unrealized losses (as the case may be) in United Legacy Bank’s securities portfolio due to mark-to-market adjustments as of the United Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the United Financial Advisor and other advisors and agents for United and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $250,000 (exclusive of reasonable costs paid to or advanced by such advisors, and exclusive of attorneys’ fees and expenses for preparing and filing the S-4 Registration Statement), and (b) the payments, if any, made by United under the Employment Agreement Termination Letters, and (c) the premiums, if any, paid by United for the D&O Insurance in accordance with Section 8.16(c) above.

(e) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of NCC in its sole discretion.

(f) Matters Relating to 280G Taxes. NCC shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that United shall have taken any and all reasonably necessary steps such that neither the Merger nor the Subsidiary Merger will trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment agreements, change in control agreements, United Benefit Plans, supplemental compensation, retirement or similar arrangements between a United Company and any officers, directors, or employees thereof.

(g) Employment Agreements. NCC shall have received documentation reasonably satisfactory to NCC that all of the Employment Agreement Termination Letters and all of the Employment Agreements have been duly executed and delivered and shall become fully binding and effective immediately prior to the Effective Time or as of the Effective Time, respectively.

(h) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any United Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any United Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of NCC, restricts or impairs the conduct of such United Company’s business or future prospects.

(i) Absence of Adverse Facts. There shall have been no determination by NCC in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of NCC, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, United or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by NCC pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of NCC on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(j) Consents Under Agreements. United shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by United or any other United Subsidiary of, as the case may be, any obligation, right or interest of United or such United Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of NCC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and United or the United Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.

(k) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of NCC, any material adverse requirement upon NCC or any NCC Subsidiary, including without limitation any requirement that NCC sell or dispose of any significant amount of the assets of United and its Subsidiaries, or any other NCC Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of United or any NCC Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(l) Certification of Claims. United shall have delivered a certificate to NCC that United is not aware of any pending, threatened or potential claim against the directors or officers of any of the United Companies or under the directors and officers insurance policy or the fidelity bond coverage of United or any United Company.

(m) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans described or required to be described on Schedule 5.9(a)(iv); provided, however, that regardless of any such increase, the condition in this Section 9.2(m) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the United Companies as of the NCC Measuring Date divided by the sum of (i) United’s consolidated equity plus (ii) the United Allowance, both as set forth on United’s balance sheet on the United Measuring Date, is less than 0.20.

(n) United Benefit Plans. NCC shall have received such evidence and documentation as it shall have reasonably requested to effectuate the provisions of Section 8.23(c) regarding the United Benefit Plans.

(o) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any United Company and/or their respective officers or directors which would result in a Material Adverse Effect on such United Company.

(p) Fairness Opinion. The fairness opinion described in Section 8.9(b) shall not have been withdrawn by the NCC Financial Advisor due to a Material Adverse Effect having occurred with regard to United between the date of this Agreement and the Effective Time.

9.3 Conditions to Obligations of United. The obligations of United to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by United pursuant to Section 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and the representations and warranties of NCC set forth or referred to in this Agreement or in any certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Notwithstanding the foregoing, the representations and warranties of NCC set forth in the first, second and third sentences of Section 6.3(a) (Capital Stock) and the first sentence of Section 6.3(b) (Capital Stock) shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, as of the date of this Agreement, and the representations and warranties of NCC set forth in Section 6.6 (Absence of Certain Changes or Events) and Section 6.12 (Statements True and Correct) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of NCC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. NCC shall have delivered to United (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to United’s obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by the NCC Board and NCC stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, and (iii) certified copies of resolutions duly adopted by the Board of Directors of NBC and by NCC as the sole stockholder of NBC evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of the Subsidiary Merger Agreement, and the consummation of the transactions provided for therein, all in such reasonable detail as United and its counsel shall request.

(d) Fairness Opinion. The fairness opinion described in Section 8.9(a) shall not have been withdrawn by the United Financial Advisor due to a Material Adverse Effect having occurred with regard to NCC between the date of this Agreement and the Effective Time.

(e) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any NCC Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any NCC Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of United, restricts or impairs the conduct of such NCC Company’s business or future prospects.

(f) Net Worth Requirement. As of the close of business on the last Business Day prior to the Closing Date (the “NCC Measuring Date”), the Adjusted NCC Shareholders’ Equity shall not be less than $87,797,367 as determined in accordance with GAAP. For purposes of this Section 9.3(f), “Adjusted NCC Shareholders’ Equity” means the consolidated equity of NCC as set forth on the balance sheet of NCC on the NCC Measuring Date, minus any unrealized gains or plus any unrealized losses (as the case may be) in NBC’s securities portfolio due to mark-to-market adjustments as of the NCC Measuring Date and after adding the sum of (a) all fees and expenses of all attorneys, accountants, the NCC Financial Advisor and other advisors and agents for NCC and its Subsidiaries for services rendered solely in connection with the transactions contemplated by this Agreement and which do not exceed in the aggregate $250,000 (exclusive of reasonable costs paid to or advanced by such advisors, and exclusive of attorneys’ fees and expenses for preparing and filing the S-4 Registration Statement), and (b) the payments, if any, made or to be made by NCC under the Employment Agreement Termination Letters, and (c) the premiums, if any, paid or to be paid by NCC for the D&O Insurance in accordance with Section 8.16(c) above.

(g) Absence of Adverse Facts. There shall have been no determination by United in good faith that any fact, Litigation, claim, event or condition exists or has occurred that, in the judgment of United, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, NCC or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by United pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of United on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on any national securities exchange.

(h) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of United, any material adverse requirement upon NCC or any NCC Subsidiary, including without limitation any requirement that NCC sell or dispose of any significant amount of the assets of NCC and its Subsidiaries, or any other NCC Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of NCC or any NCC Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(i) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans described or required to be described on Schedule 6.8(c)(ii); provided, however, that regardless of any such increase, the condition in this Section 9.3(i) shall be deemed to be satisfied if the quotient of the aggregate amount of the Classified Loans of the NCC Companies as of the NCC Measuring Date divided by the sum of (i) NCC’s consolidated equity plus (ii) the NCC Allowance, both as set forth on NCC’s balance sheet on the NCC Measuring Date, is less than 0.20.

(j) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any NCC Company and/or their respective officers or directors which would result in a Material Adverse Effect on such NCC Company.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of United and/or the stockholders of NCC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the NCC Board and the United Board; or

(b) by the NCC Board or the United Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the NCC Board or the United Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the NCC Board or the United Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger, the Subsidiary Merger or the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of United fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such United stockholders for approval and voted upon, or (iii) the stockholders of NCC fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at the NCC Stockholders’ Meeting where the transactions are presented to such NCC stockholders for approval and voted upon; or

(e) by the NCC Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to United, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to United, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by United of notice in writing from NCC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the United Board if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to NCC, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to NCC, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by NCC of notice in writing from United specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the NCC Board or the United Board if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the NCC Board or the United Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or

(i) by the NCC Board if (i) the holders of in excess of five percent (5%) of the outstanding shares of United Common Stock properly assert their dissenters’ rights of appraisal pursuant to the FBCA, or (ii) the holders of in excess of five percent (5%) of the outstanding shares of NCC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the DGCL, or by the United Board if the holders of in excess of five percent (5%) of the outstanding shares of NCC Common Stock properly assert their dissenters’ rights of appraisal pursuant to the DGCL; or

(j) by the NCC Board if (i) the United Board shall have withdrawn, or adversely modified, or failed upon NCC’s or NCC’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the United Board shall have approved or recommended to the stockholders of United that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) United fails to call the United Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than United or an Affiliate of United) or group becomes the beneficial owner of 50% or more of the outstanding shares of United Common Stock; or

(k) by the United Board if (i) the United Board authorizes United, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and United notifies NCC in writing that it intends to enter into such an agreement, and (ii) NCC does not make, within three (3) Business Days of the receipt of United’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the United Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of United as the Superior Proposal. Any termination under this Section 10.1(k) shall be subject to NCC’s receipt of the Termination Fee as set forth in Section 10.2(b) below, and if such amount is not received by NCC in accordance therewith, any purported termination pursuant to this Section 10.1(k) shall be null and void. United agrees (x) that it will not enter into a definitive agreement referred to in clause (j) above until at least the fifth (5th) Business Day after it has provided the notice to NCC required thereby, and (y) to notify NCC promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

10.2 Effect of Termination.

(a) In the event of a termination of this Agreement by either the NCC Board or the United Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of NCC or United or their respective Subsidiaries or any of the officers or directors of any of them, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the event that this Agreement is terminated (i) by the NCC Board pursuant to Section 10.1(j), (ii) by the United Board pursuant to Section 10.1(k), or (iii) otherwise by the United Board at a time when the NCC Board or NCC has grounds to terminate the Agreement pursuant to Section 10.1(j), then United shall, in the case of clause (i), two (2) Business Days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to NCC, by wire transfer of immediately available funds, the amount of $750,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by United stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to United and thereafter this Agreement is terminated by the NCC Board or the United Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine (9) months of such termination United enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then United shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to NCC, by wire transfer of immediately available funds, the Termination Fee.

(d) United acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, NCC would not enter into this Agreement; accordingly, if United fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, NCC commences a suit which results in a judgment for any of the Termination Fee, United shall pay NCC its costs and expenses (including attorneys’ fees) in connection with such suit

(e) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful breach of this Agreement, the payment of the Termination Fee pursuant to this Section 10.2 shall fully discharge United from, and be the sole and exclusive remedy of NCC and NBC with respect to, any and all losses that may be suffered them based upon, resulting from, or rising out of the circumstances given rise to such termination of this Agreement. In no event shall United be required to pay the Termination Fee on more than one occasion.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal,” with respect to United, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving United or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the business, Assets or deposits of, United or any of its Subsidiaries, including a plan of liquidation of United or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Regulatory Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage Loans originated, purchased or serviced by any United Company or (ii) originate, purchase, or service mortgage Loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in Alabama are authorized or obligated by Law or executive order to close (provided that, with respect to filings to be made with the SEC, a day on which such a filing is to be made is a Business Day only if the SEC is open to accept filings).

“Classified Loans” means Loans that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by NCC (in the case of the Classified Loans of the NCC Companies) or by United (in the case of the Classified Loans of the United Companies), as applicable, or by any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Designated Representative”

(a) with respect to United shall mean David G. Powers; and

(b) with respect to NCC, shall mean John H. Holcomb, III, William E. Matthews, V and/or Richard Murray, IV.

“Disqualification” shall mean the occurrence of any of the following events: (i) the director or nominee shall be prohibited by Law, Order or otherwise from serving on the NCC Board or the board of directors of NBC, as applicable, (ii) the director or nominee shall have been convicted of any felony, (iii) the director or nominee shall file (or any entity of which such director or nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or the director or nominee shall become (or any entity of which the director or nominee shall have been an executive officer or controlling person within two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 90 days, (iv) the director or nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(2)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws, (v) in the case of the United Designee, the director or nominee shall have been removed from the NCC Board by the stockholders of NCC without the encouragement or recommendation of NCC, (vi) the members of NCC’s or NBC’s nominating committee, as applicable, shall have concluded in good faith that nominating such individual would constitute a breach of their fiduciary duties, or (vii) the director or nominee shall have resigned or retired from the NCC Board or the board of directors of NBC, as applicable.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage Loans originated, purchased or serviced by any United Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage Loans or the related collateral.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party or any of its Subsidiaries shall mean the actual knowledge of the executive officers and directors of such Party or its Subsidiary, as applicable, and that knowledge that any director of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such Party or its Subsidiary, as applicable, and that knowledge that any executive officer of the Party or its Subsidiary, as applicable, would have obtained upon a reasonable examination of the books, records and accounts of such executive officer and such Party or its Subsidiary, as applicable. Notwithstanding the foregoing, (a) for the representations and warranties of United in Article 5 of this Agreement that are expressly made to the Knowledge of each United Company for the period prior to March 1, 2010, “Knowledge” as used with respect to each such United Company shall mean the actual knowledge of the executive officers of such United Company, and (b) for the representations and warranties of NCC in Article 6 of this Agreement that are expressly made to the Knowledge of each NCC Company for the period prior to October 31, 2010, “Knowledge” as used with respect to each such NCC Company shall mean the actual knowledge of the executive officers of such NCC Company.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage Loan originated, purchased or serviced by any United Company or a security backed by or representing an interest in any such mortgage Loan.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided, however, that “material adverse impact” shall not be deemed to include the impact of (w) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which a Party operates, (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in GAAP or RAP generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties, except to the extent that the changes described in clauses (w), (x) and (y) have a materially disproportionate adverse effect on such Party relative to other similarly situated participants in the markets in which such Party operates.

“Merger” shall mean the merger of United with and into NCC referred to in the Preamble of this Agreement.

“NCC” shall mean National Commerce Corporation, a Delaware corporation.

“NCC Board” shall mean the Board of Directors of NCC.

“NCC Call Reports” shall mean (i) the Reports of Income and Condition of NBC for the years ended December 31, 2013, 2012 and 2011, as filed with the OCC; (ii) the Reports of Income and Condition of NBC delivered by NCC to United with respect to periods ended subsequent to December 31, 2013; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9C or Form FR Y-9SP, as applicable, of NCC for the years ended December 31, 2013, 2012 and 2011; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9C, of NCC with respect to periods ended subsequent to December 31, 2013.

“NCC Common Stock” shall mean the common stock of NCC, par value $0.01 per share.

“NCC Companies” shall mean, collectively, NCC and all NCC Subsidiaries.

“NCC Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of NCC as of December 31, 2013 and 2012, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of NCC (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2013.

“NCC Preferred Stock” shall mean the preferred stock of NCC, par value $0.01 per share.

“NCC Stockholders’ Meeting” shall mean the meeting of the stockholders of NCC to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“NCC Subsidiaries” shall mean the Subsidiaries of NCC.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean United or NCC, and “Parties” shall mean United and NCC.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“RAP” means regulatory accounting principles.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the United Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, NCC agreeing that the United Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 10%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and the definition of Acquisition Proposal shall only refer to a transaction involving United and not its Subsidiaries.

“Surviving Corporation” shall mean NCC as the Surviving Corporation in the Merger.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“United” shall mean United Group Banking Company of Florida, Inc., a Florida corporation.

“United 401(k) Plan” shall mean the United Legacy Bank 401(k) Profit Sharing Plan & Trust effective January 1, 2012, as amended.

“United Board” shall mean the Board of Directors of United.

“United Call Reports” shall mean (i) the Reports of Income and Condition of United Legacy Bank for the years ended December 31, 2013, 2012 and 2011, as filed with the FRB; (ii) the Reports of Income and Condition of United Legacy Bank delivered by United to NCC with respect to periods ended subsequent to December 31, 2013; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of United for the years ended December 31, 2013, 2012 and 2011; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FR Y-9SP, of United with respect to periods ended subsequent to December 31, 2013.

“United Common Stock” shall mean the voting and nonvoting common stock of United, par value $0.01 per share.

“United Companies” shall mean, collectively, United and all United Subsidiaries.

“United Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of United as of December 31, 2013, 2012 and 2011, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Saltmarsh, Cleveland & Gund, independent certified public accountants, and (ii) the unaudited balance sheets of United (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2013.

“United Designee” means one (1) director of United to be identified by United within 30 days after the date of this Agreement who is reasonably acceptable to NCC (and who is not the same person as the United Legacy Bank Designee). The United Designee shall be permitted to serve as a director of NCC notwithstanding any age limit that may otherwise apply under NCC’s governing documents or policies and procedures.

“United Legacy Bank Designee” means one (1) director of United Legacy Bank to be identified by United within 30 days after the date of this Agreement who is reasonably acceptable to NCC (and who is not the same person as the United Designee). The United Legacy Bank Designee shall be permitted to serve as a director of NBC notwithstanding any age limit that may otherwise apply under NBC’s governing documents or policies and procedures.

“United Preferred Stock” shall mean the preferred stock of United, par value $0.01 per share.

“United Stock Option Plan” shall mean the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan effective March 3, 2010, as amended.

“United Stockholders’ Meeting” shall mean the meeting of the stockholders of United to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“United Subsidiaries” shall mean the Subsidiaries of United, which shall include the United Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of United in the future and owned by United at the Effective Time.

(b) Capitalized terms defined in other Sections of this Agreement shall have the definitions set forth in such Sections, as indicated below.

Defined Term	Section
Adjusted NCC Shareholders’ Equity	9.3(f)

Adjusted United Shareholders’ Equity	9.2(d)

Acquisition Agreement	7.5(a)

Act	5.34

Articles of Merger	1.3

Cash Limitation	3.1(c)(1)

Certificate of Objections	8.5

Certificate of Merger	1.3

COBRA Coverage	5.15(f)(i)

Conforming Adjustments	8.13

Covered Employees	8.23(a)

Cutoff	4.2

D&O Insurance	8.16(c)

Election Deadline	3.1(c)(3)

Election Form	3.1(c)(2)

Employment Agreements	8.22(c)

Employment Agreement Termination Letters	8.22(a)

Exchange Ratio	3.1(b)

Identifiable Personal Information	5.31

Indemnified Party	8.16(a)

Loans	5.9(a)(i)

Maximum D&O Tail Premium	8.16(c)

NBC	1.5

NCC Advisory Fee	6.15

NCC Allowance	6.8(c)

NCC Dissenting Shares	3.5

NCC Financial Advisor	8.9(b)

NCC Litigation Reserve	6.8(c)

NCC Measuring Date	9.3(f)

NCC Option	3.1(d)

NCC OREO Reserve	6.8(c)

NCC Proxy Statement	5.18

Defined Term	Section
OFAC	5.12(b)

Per Share Cash Consideration	3.1(c)(1)

Potential Cash Payments	3.1(c)(5)

Proxy Statement/Prospectus	5.18

Related Interest	5.15

Share Limitation	3.1(c)(1)

Stock Election Shares	3.1(a)(3)

Subsidiary Merger	1.5

Subsidiary Merger Agreement	1.5

Surviving Bank	1.5

S-4 Registration Statement	5.18

Takeover Laws	5.28

Tax Opinion	9.1(e)

Termination Fee	10.2(b)

United Advisory Fee	5.24

United Allowance	5.9(a)(v)

United Benefit Plans	5.14(a)

United Certificate	4.2

United Contracts	5.15

United Dissenting Shares	3.4

United Financial Advisor	8.9(a)

United Litigation Reserve	5.9(a)(v)

United Measuring Date	9.2(d)

United OREO Reserve	5.9(a)(v)

11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3 Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of United or NCC; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of United or NCC, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4 Waivers.

(a) Prior to or at the Effective Time, NCC, acting through its Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by United, to waive or extend the time for the compliance or fulfillment by United of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCC. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that NCC and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, United, acting through the United Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCC, to waive or extend the time for the compliance or fulfillment by NCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of United. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that United and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to United, to:	United Group Banking Company of Florida, Inc.
425 U. S. Highway 17-92 South
Longwood, FL 32750
Telecopy Number: (407) 261-2889
Attention: David G. Powers

with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448
Attention: John P. Greeley, Esq.

If to NCC, to:	National Commerce Corporation
813 Shades Creek Parkway, Suite 100
Birmingham, AL 35209
Telecopy Number: (205) 313-8101
Attention: William E. Matthews, V

with a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, AL 35203
Telecopy Number: (205) 254-1999
Attention: John P. Dulin, Jr., Esq.

11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by United or NCC, each of United and NCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8 Governing Law; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to any applicable conflicts of Laws, except to the extent federal Law shall be applicable. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. The exchange of copies of this Agreement and of signature pages by fax, email or similar electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Transmission of executed counterparts by fax, email or similar electronic means shall have the same effect as physical delivery of manually signed originals.

11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any Litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14 Schedules. The disclosures in the Schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control. At least three (3) Business Days before the Closing, United agrees to provide NCC with supplemental Schedules to be delivered by United pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. At least three (3) Business Days before the Closing, NCC agrees to provide United with supplemental Schedules to be delivered by NCC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

11.15 Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

11.16 No Third Party Beneficiaries. Except (i) for Section 8.16, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (ii) for Section 8.23(f), which is intended to benefit each officer and his or her heirs and representatives as set forth therein, (iii) for the second sentence in Section 8.18, which is intended to benefit each director of United, and (iv) if the Effective Time occurs, the right of the holders of United Common Stock and United Options to receive the consideration and benefits payable pursuant to this Agreement, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or Liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

11.17 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to or following the Effective Time, NCC shall be entitled to revise the structure of the Subsidiary Merger in order to substitute an NCC Subsidiary (or no NCC Subsidiary) in the place of NBC, whereby United Legacy Bank or such other NCC Subsidiary would be the surviving bank upon consummation of the Subsidiary Merger, or whereby the Subsidiary Merger would be abandoned, provided in any case that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax free reorganizations within the meaning of Section 368(a) of the IRC, (ii) be capable of consummation in as timely a manner as Subsidiary Merger provided for herein and (iii) not otherwise be prejudicial to the interests of United’s stockholders. This Agreement and/or the Subsidiary Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respective authorized officers as of the day and year first above written.

NATIONAL COMMERCE CORPORATION

Attest:

By:	/s/ Cindy Payton	By:	/s/ John H. Holcomb, III
	Cindy Payton		John H. Holcomb, III
	Secretary		Chairman and Chief Executive Officer

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

Attest:

By:	/s/ Shirley Tyler	By:	/s/ David G. Powers
	Shirley Tyler		David G. Powers
Chairman, President and Chief Executive Officer

List of Exhibits

Exhibit A	Form of Subsidiary Merger Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Claims Letter

Exhibit D	Form of 5-Year Employment Agreement

Exhibit E	Form of 3-Year Employment Agreement

List of Schedules

Schedule 5.2(b):	No Conflict (United)

Schedule 5.2(c):	Notices; Consents (United)

Schedule 5.3:	Outstanding Stock Options (United)

Schedule 5.4(b):	Subsidiaries Outstanding Capital Stock (United)

Schedule 5.5:	Financial Statements and Call Reports (United)

Schedule 5.6:	Undisclosed Liabilities (United)

Schedule 5.7:	Changes or Events (United)

Schedule 5.8(f):	Disallowed Deductions under IRC Sections 280G or 162(m) (United)

Schedule 5.9(a)(i)	Loans over 90 Days (United)

Schedule 5.9(a)(ii)	Insider Loans (United)

Schedule 5.9(a)(iv):	Classified Loans (United)

Schedule 5.9(b):	Loan Repurchase Obligations (United)

Schedule 5.10:	Liens (United)

Schedule 5.10(a):	Real Property (United)

Schedule 5.10(b):	Leasehold Property (United)

Schedule 5.10(c):	Insurance Policies (United)

Schedule 5.12(b):	Compliance With Laws (United)

Schedule 5.13(b):	Officers and Directors (United)

Schedule 5.14(a):	Employee Benefit Plans (United)

Schedule 5.14(c):	Payments Due Directors and Employees (United)

Schedule 5.15:	Material Contracts (United)

Schedule 5.16:	Legal Proceedings (United)

Schedule 5.20:	Offices (United)

Schedule 5.22:	Intellectual Property (United)

Schedule 5.24:	Broker’s Fees (United)

Schedule 5.29:	Management Contracts (United)

Schedule 5.32:	Affiliate Deposits (United)

Schedule 6.3(b):	Issuances of NCC Common Stock (NCC)

Schedule 6.4:	Financial Statements and Call Reports (NCC)

Schedule 6.5:	Undisclosed Liabilities (NCC)

Schedule 6.6:	Changes or Events (NCC)

Schedule 6.8(a):	Loan Repurchase Obligations (NCC)

Schedule 6.8(c)(ii):	Classified Loans (NCC)

Schedule 6.9:	Legal Proceedings (NCC)

Schedule 6.15:	Broker’s Fees (NCC)

Schedule 7.2(i)	Incentive Compensation (United)

Schedule 7.2(n):	Unfunded Loan Commitments (United)

Schedule 7.6(c)	Securities Issuances (NCC)

Schedule 8.14:	Deadlines for Extensions (United)

Schedule 8.21(a):	Employment Agreement Termination Letters

Schedule 8.21(b):	5-Year Employment and Non-Competition Agreements

Schedule 8.21(c):	3-Year Employment and Non-Competition Agreements

Schedule 8.23(f)	Split Dollar Agreements

APPENDIX B

SECTIONS OF THE FLORIDA BUSINESS CORPORATION ACT

(Dissenter’s Rights of United Shareholders)

607.1301 Appraisal rights; definitions. The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer.

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares. Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(Dissenter’s Rights of NCC Stockholders)

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

FAIRNESS OPINION OF MONROE FINANCIAL PARTNERS, INC. TO UNITED BOARD OF DIRECTORS

June 6, 2014

Board of Directors

United Group Banking Company of Florida, Inc.

425 U.S. Highway 17-92 South

Longwood, FL 32750

Members of the Board:

We understand that United Group Banking Company of Florida, Inc. (“United”) and National Commerce Corporation (“NCC”) have entered into an Agreement and Plan of Merger dated June 6, 2014 ( the “Agreement”), pursuant to which United will be acquired by and merge with and into NCC (the “Merger”). Under the terms of the Agreement, the outstanding common shares of United may be converted into and exchanged for the right to receive 0.057794 shares of NCC common stock (the “Exchange Ratio”). In addition, holders of up to 2,268,851 shares of United common stock shall be provided with an opportunity to elect to receive cash consideration of $1.30 per share in lieu of receiving NCC common stock in the Merger (the “Per Share Cash Consideration”). You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio and the Per Share Cash Consideration to be received by the shareholders of United in the Merger. The other terms and conditions of the Merger are fully set forth in the Agreement.

Monroe Financial Partners, Inc. (“Monroe”) is a Financial Industry Regulatory Authority (FINRA) member investment banking firm, which specializes in the securities of financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and transactions relating to their securities. We regularly publish our research on independent, community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of United and will receive a fee for our services. United has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of United and NCC. We have reviewed: (i) the Agreement; (ii) audited financial information of United and NCC for the years ending December 31, 2010 through 2013; (iii) unaudited financial information of United and NCC for the three months ended March 31, 2014; and (iv) certain financial statements and other historical financial information of United and NCC that we deemed relevant in determining the parties financial capacity to undertake the Merger. We have also: (a) held discussions with members of the managements of United and NCC regarding historical and current business operations, financial condition and future prospects of their respective

SERVING COMMUNITY BANKS SINCE 1968

www.MonroeFP.com

Board of Directors

United Group Banking Company of Florida, Inc.

June 6, 2014

companies; (b) reviewed the historical market prices and any trading activity for the common stocks of both United and NCC; (c) compared the results of operations of United and NCC with those of certain banking companies which we deemed to be comparable and relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) considered the current market environment generally and the commercial banking environment in particular; and (f) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by United and NCC or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of United and NCC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United and NCC or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of United and NCC nor have we reviewed any individual credit files relating to United and NCC.

With respect to the financial projections for United and NCC used by Monroe in its analyses, the senior management of United and NCC confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of United and NCC. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of United and NCC since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice United received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

Our opinion is directed to the Board of Directors of United in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of United as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transaction related thereto. Our

Board of Directors

United Group Banking Company of Florida, Inc.

June 6, 2014

opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the Merger by United’s shareholders and does not address the underlying business decision of United to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for United or the effect of any other transaction in which United might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Monroe’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio and Per Share Cash Consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of United Group Banking Company of Florida, Inc.

Sincerely,

/s/ Monroe Financial Partners, Inc.

MONROE FINANCIAL PARTNERS, INC.

APPENDIX E

FAIRNESS OPINION OF FIG PARTNERS, LLC TO NCC BOARD OF DIRECTORS

June 6, 2014

Board of Directors

National Commerce Corporation

813 Shades Creek Parkway

Suite 100

Birmingham, AL 35209

Dear Members of the Board:

We understand that National Commerce Corporation (“NCC” or the “Company”) has entered into an Agreement and Plan of Merger, dated as of June 6, 2014, (the “Agreement”) pursuant to which, among other things, United Group Banking Company of Florida (or “UGB”) will merge with and ultimately into National Commerce Corporation (the “Merger”), as described in Article 1.1 of the Agreement. Pursuant to the terms of the Agreement, upon the effective date of such merger, each share of issued and outstanding UGB common stock (the “Seller Common Stock”), shall be converted into and exchanged for 0.057794 (the “Exchange Ratio”) shares of NCC common stock. Each holder of issued and outstanding UGB common stock shall have the right to receive a cash election of $1.30 in lieu of receiving NCC common stock, with the total cash election shares not exceeding 2,268,851 or 7.5% of outstanding UGB common stock. The “Merger Consideration,” if the full cash election is made, shall be equivalent to $0.94 to each share of Seller Common Stock. If no shares make the cash election, the Merger Consideration shall be equal to $0.91 per share of Seller Common Stock. For purposes of calculating the Merger Consideration, a price of $15.75 was used for NCC which is equivalent to the tangible book value per share of NCC as of March 31, 2014. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid by National Commerce Corporation pursuant to the Agreement.

FIG Partners LLC (or “FIG”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we have received compensation during the prior two years.

We were retained exclusively by the Board of Directors of National Commerce Corporation to act as its financial advisor in connection with the Merger and in rendering this fairness opinion. We will receive

Board of Directors

June 6, 2014

compensation from National Commerce Corporation in connection with our services, upon the successful completion of the transaction. This compensation includes $25,000 for the issuance of the fairness opinion dated June 6, 2014. National Commerce Corporation has agreed to indemnify us for certain liabilities arising out of our engagement

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning National Commerce Corporation and its subsidiary National Bank of Commerce as well as United Group Banking Company of Florida and its subsidiary United Legacy Bank including, among other things, quarterly and annual reports filed by the parties with the Federal Depository Insurance Corporation and Federal Reserve Board;

(iii)	reviewed any available filings with the Securities and Exchange Commission by National Commerce Corporation and United Group Banking Company of Florida. However, none were available as both are non-filing private corporations;

(iv)	reviewed certain financial projections prepared by management of National Commerce Corporation;

(v)	held discussions with members of the senior management of National Commerce Corporation for the purpose of reviewing future prospects of National Commerce Corporation and United Group Banking Company of Florida related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(vii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by NCC and UGB and in the discussions with NCC management. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of National Commerce Corporation and UGB and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of National Commerce Corporation, UGB or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of National Commerce Corporation, UGB or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

Board of Directors

June 6, 2014

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to National Commerce Corporation, and UGB. In rendering this opinion, we have been advised by National Commerce Corporation and UGB and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be provided by National Commerce Corporation pursuant to the Agreement is fair, from a financial point of view, to the shareholders of National Commerce Corporation.

Sincerely,

/s/ FIG Partners, LLC

FIG PARTNERS, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Registrant’s Bylaws, a copy of which are filed with the SEC as Exhibit 3.2 to this registration statement, provide for the mandatory indemnification of a director, officer, employee or agent of the Registrant (or a person concurrently serving in such a capacity with another entity at the Registrant’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding to which such person is a party brought by or in the right of the Registrant or by any other person or entity because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with the proceeding. In all other cases, the Registrant shall indemnify a director or officer, and may indemnify an employee or agent, of the Registrant against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding to which such person is a party brought by or in the right of the Registrant or by any other person or entity because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to NCC that constituted:

•	a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•	a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•	willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the DGCL.

The Registrant is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. The Registrant currently maintains management liability insurance, excess director and officer liability insurance and Side A director and officer liability insurance.

The Registrant is a party to separate registration rights agreements with two stockholders, CIG and NBC Holdings, copies of which are filed with the SEC as Exhibits 4.2 and 4.3, respectively, to this registration statement. These agreements include indemnification provisions in favor of: (i) CIG, NBC Holdings, and certain persons to whom either of these entities transfers its registrable shares (each, a “Holder”), (ii) any underwriter participating in a registered offering made pursuant to the respective agreement, (iii) any officer, partner, manager, director or controlling person of a Holder or underwriter, and (iv) any representative of a Holder serving on the Registrant’s board of directors (each such person, an “Indemnified Party”), against certain losses and liabilities (including interest, penalties and attorneys’ fees) resulting from any breach of a representation or warranty made by the Registrant in an underwriting agreement or an untrue statement or omission of material fact in any registration statement or prospectus pursuant to which an Indemnified Party sells shares of NCC’s common stock, except to the extent that such liability arose from written information provided to the Registrant by the Indemnified Party specifically for use therein, in which case, if the Indemnified Party is a Holder, such Holder must indemnify the Registrant, any participating underwriter, and any officer, partner, manager, director or controlling person of the Registrant or underwriter for liabilities arising from the information from which the breach, misstatement or omission resulted, in an amount up to the amount of net proceeds received by the Holder in the offering.

Item 21.	Exhibits and Financial Statement Schedules

(a) Index to Exhibits: The list of exhibits is set forth beginning on page II-5 of this registration statement and is incorporated herein by reference.

(b) Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

(c) Opinions of Financial Advisors: The opinions are provided as Appendices C and D to the joint proxy statement-prospectus that forms a part of this registration statement.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, National Commerce Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on September 30, 2014.

NATIONAL COMMERCE CORPORATION /s/ John H. Holcomb, III
By:	John H. Holcomb, III
Its:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 30, 2014.

Name and Signature	Title

/s/ John H. Holcomb, III John H. Holcomb, III	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William E. Matthews, V William E. Matthews, V	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Richard Murray, IV Richard Murray, IV	President, Chief Operating Officer and Director

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Bobby A. Bradley	Director

* R. Holman Head	Director

* Jerry D. Kimbrough	Director

* C. Phillip McWane	Director

* G. Ruffner Page, Jr.	Director

* W. Stancil Starnes	Director

* Temple W. Tutwiler, III	Director

* Russell H. Vandevelde, IV	Director

*By:	/s/ William E. Matthews, V
William E. Matthews, V Attorney-In-Fact

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 6, 2014, by and between National Commerce Corporation and United Group Banking Company of Florida, Inc. (included as Appendix A to the joint proxy statement-prospectus included in this Registration Statement and incorporated herein by reference) (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.2	Membership Interest Purchase Agreement, dated August 29, 2014, by and among the members of CBI Holding, LLC, National Bank of Commerce and Sexton Investments LLC (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

3.1	Certificate of Incorporation of National Commerce Corporation*

3.2	By-Laws of National Commerce Corporation*

4.1	Form of Common Stock Certificate of National Commerce Corporation*

4.2	Registration Rights Agreement, dated October 29, 2010, by and between Americus Financial Services, Inc. and Charles Investment Group, LLC

4.3	Registration Rights Agreement, dated August 15, 2008, by and between Americus Financial Services, Inc. and RMB Holdings, LLC

5.1	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent).

8.1	Opinion of Maynard, Cooper & Gale, P.C. regarding certain tax matters (including its consent)

10.1†	National Commerce Corporation 2011 Equity Incentive Plan, as amended and restated on July 17, 2014*

10.2†	National Commerce Corporation Deferral of Compensation Plan, effective February 28, 2012*

10.3†	Form of Performance Share Award under National Commerce Corporation 2011 Equity Incentive Plan (time-based vesting criteria)*

10.4A†	Form of Performance Share Award under National Commerce Corporation 2011 Equity Incentive Plan (performance-based vesting criteria – 2012 grants)*

10.4B†	Form of Performance Share Award under National Commerce Corporation 2011 Equity Incentive Plan (performance-based vesting criteria – 2013 and 2014 grants)*

10.5†	Form of Nonstatutory Stock Option Agreement under National Commerce Corporation 2011 Equity Incentive Plan*

10.6†	United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan effective March 3, 2010, as amended*

10.7†	Form of Stock Option Agreement under United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan*

10.8	Lease, dated March 8, 2011, by and between Shades Parkway, L.L.C. and National Bank of Commerce*

10.9	Amended and Restated Limited Liability Company Agreement, dated September 1, 2014, by and between National Bank of Commerce and Factor, LLC

21.1	Subsidiaries of National Commerce Corporation

23.1	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 5.1)

23.2	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 8.1)

23.3	Consent of Saltmarsh, Cleaveland & Gund, P.A.

23.4	Consent of Porter Keadle Moore, LLC

Exhibit Number	Description

23.5	Consent of Talley, Mauldin & Peete, P.C.

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

99.1	Form of Proxy Card of United Group Banking Company of Florida, Inc.

99.2	Form of Proxy Card for National Commerce Corporation*

99.3	Rule 438 Consent of Donald F. Wright*

99.4	Consent of FIG Partners LLC*

99.5	Consent of Monroe Financial Partners, Inc.*

99.6	Letter to Shareholders of United Group Banking Company of Florida, Inc. (to be mailed with proxy materials for special meeting of stockholders of United Group Banking Company of Florida, Inc.)*

*	Previously filed.
†	Denotes a management compensatory plan, agreement or arrangement.